As filed with the Securities and Exchange Commission on September 27, 2007

Registration No. 333-145820

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
 Amendment No. 1
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Harleysville National Corporation
(Exact name of registrant as specified in its charter)

Pennsylvania	6021	23-2210237
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification No.)	Identification No.)

Paul D. Geraghty
President and Chief Executive Officer
483 Main Street
Harleysville, Pennsylvania 19438
(215) 256-8857
(Name, Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)

Copies of all communications to:

David F. Scranton, Esquire	Erik Gerhard, Esquire
STRADLEY RONON STEVENS & YOUNG, LLP	BYBEL RUTLEDGE LLP
30 Valley Stream Parkway	1017 Mumma Road, Suite 302
Malvern, PA 19355	Lemoyne, PA 17043
(610) 640-5806	(717) 731-1700

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this Registration Statement and upon completion of the merger of East Penn Financial Corporation with and into the Registrant.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file an amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(2)	Amount of registration fee

Common Stock (par value $1.00 per share)	3,139,008 shares	Not Applicable	$40,386,322	$1,258.70

(1) Represents the estimated maximum number of shares of common stock, par value $1.00 per share, of Registrant estimated to be issuable pursuant to the merger agreement, by and among the Registrant, HNC-EPF, LLC, East Penn Financial Corporation (“East Penn Financial”) and East Penn Bank, including shares of common stock issuable upon the exercise of options to acquire East Penn Financial common stock that will be converted into options to acquire the Registrant’s common stock. In accordance with Rule 416, this Registration Statement shall also register any additional shares of Registrant’s common stock that may become issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) In accordance with Rule 457(f) under the Securities Act of 1933, and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to the aggregate value of the estimated maximum number of 6,508,510 shares of East Penn Financial common stock to be exchanged by the Registrant in the merger, based on the closing price of $14.18 per share on August 17, 2007 which was reduced by an estimated amount of cash ($51,904,350) to be paid by the Registrant.

HARLEYSVILLE NATIONAL CORPORATION
Prospectus for 3,139,008 Shares of Common Stock

EAST PENN FINANCIAL CORPORATION
Proxy Statement

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

The board of directors of East Penn Financial Corporation invites you to attend a special meeting of shareholders to be held on November 1, 2007, at 6:00 p.m. at Allen Organ Company, 3370 Route 100, Macungie, PA 18062. At the special meeting you will be asked to consider and vote upon a proposal to approve and adopt a merger agreement under which a wholly owned subsidiary of Harleysville National Corporation (“Harleysville”) will acquire East Penn Financial and a proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve and adopt the merger.

If the merger agreement is approved and adopted and the merger is completed, each share of East Penn Financial common stock will be converted into the right to receive either $14.50 in cash or shares of Harleysville common stock valued at between $13.52 and $15.48, based upon the determination of the indicated Harleysville share price established in the merger agreement and subject to certain adjustments as discussed in the attached proxy statement/prospectus.

For each East Penn Financial share you own, you will have the opportunity to elect to receive either $14.50 in cash, or shares of Harleysville common stock, subject to the allocation procedures set forth in the merger agreement. You will not receive fractional shares of Harleysville common stock. Instead you will receive cash for any fractional shares. The federal income tax consequences of the merger to you will depend on the value and character of the consideration you receive in exchange for your shares of East Penn Financial common stock.

Harleysville common stock trades on the NASDAQ Global Market under the trading symbol “HNBC”. East Penn Financial common stock trades on the NASDAQ Capital Market under the trading symbol “EPEN.” On September 18, 2007, the record date for East Penn Financial’s special meeting of shareholders, the closing sale price of Harleysville common stock was $16.51 and the closing sale price of East Penn Financial common stock was $14.03. The price of Harleysville’s common stock will fluctuate between now and the closing of the merger.

We cannot complete the merger unless the holders of a majority of the outstanding East Penn Financial common stock vote to approve and adopt the merger agreement. Therefore, your vote is very important.

The board of directors of East Penn Financial unanimously approved the merger and recommends that you vote “FOR” the merger. All shareholders of East Penn Financial are invited to attend the special meeting in person. However, whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to ensure that your shares will be voted.

This document provides you with detailed information about the proposed merger. Please read this document carefully. Please give particular attention to the discussion beginning on page 20 for risk factors relating to the merger that you should consider. You should retain this document in connection with making your election to receive either cash or shares of Harleysville common stock for each share of East Penn Financial common stock you own.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the stock of Harleysville National Corporation to be issued in the merger or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense.

The shares of Harleysville National Corporation common stock offered are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of either of the parties, and they are not insured by the Federal Deposit Insurance Corporation or any other federal or state governmental agency.

This document is being distributed in Greece only to specific investors who are already shareholders of East Penn Financial and does not serve as a public offering document and is not intended to be a prospectus or an announcement of a public offer in Greece.

This document is dated September 27, 2007, and we will first mail it to shareholders on or about October 2, 2007.

HOW TO OBTAIN MORE INFORMATION

This document incorporates by reference important business and financial information about Harleysville that is not included in or delivered with this document. You can obtain free copies of this information through the SEC website at http://www.sec.gov or by writing or calling:

Harleysville National Corporation
483 Main Street
Harleysville, PA 19438
Telephone number (215) 256-8851
Attention: Jo Ann M. Bynon, Corporate Secretary

In order to obtain timely delivery of the documents, you must request the information no later than October 25, 2007.

See “Where You Can Find More Information” on page 87 and “Incorporation of Certain Information by Reference” on page 87.

All information concerning Harleysville and its subsidiaries has been furnished by Harleysville and all information concerning East Penn Financial and its subsidiaries has been furnished by East Penn Financial.

You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus when evaluating the merger agreement and the proposed merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated September 27, 2007. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this proxy statement/prospectus to shareholders of East Penn Financial nor the issuance of shares of Harleysville common stock as contemplated by the merger agreement shall create any implication to the contrary.

[EAST PENN LOGO]

22 South 2nd Street
P. O. Box 869
Emmaus, Pennsylvania 18049

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of East Penn Financial Corporation will be held at 6:00 p.m., local time, on Thursday, November 1, 2007 at Allen Organ Company, 3370 Route 100, Macungie, PA 18062, for the following purposes:

1.

To consider and vote upon a proposal to approve and adopt the merger agreement dated as of May 15, 2007, as amended August 29, 2007, between Harleysville National Corporation and East Penn Financial Corporation, which provides, among other things, for the merger of East Penn Financial with and into a wholly owned subsidiary of Harleysville, and the conversion of each share of East Penn Financial common stock outstanding immediately prior to the merger into cash or into shares of Harleysville common stock with cash instead of fractional shares, all as described in the accompanying documents.

2.	To consider and vote upon a proposal to adjourn or postpone the meeting, if more time is needed to solicit proxies.

3.	To transact such other business as may properly come before the meeting and any adjourment or postponement of the meeting.

The board of directors of East Penn Financial has fixed the close of business on September 18, 2007, as the record date for determining shareholders entitled to notice of, and to vote at, the special meeting.

Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the special meeting, the board of directors of East Penn Financial urges you to complete, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage-paid envelope. This will not prevent you from voting in person at the special meeting but will assure that your vote is counted if you are unable to attend.

By Order of the board of directors,

Bruce R. Keil
Secretary
Emmaus, Pennsylvania
September 27, 2007

vi

vii

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q-1:   What is the purpose of this document?

A. This document serves as both a proxy statement of East Penn Financial and a prospectus of Harleysville. As a proxy statement, it is provided to you because the East Penn Financial board of directors is soliciting your proxy for use at the East Penn Financial special meeting of shareholders called to consider and vote on the merger agreement dated as of May 15, 2007, as amended August 29, 2007, between East Penn Financial and Harleysville. As a prospectus, it is provided to you because Harleysville is offering to exchange shares of its common stock and/or cash for shares of East Penn Financial common stock in the merger.

Q-2:   Why are East Penn Financial and Harleysville proposing to combine?

A: We propose for East Penn Financial to join Harleysville because we believe that combining the strengths of the two companies is in the best interests of East Penn Financial and that the merger will provide East Penn Financial shareholders with substantial benefits. Please see “The Merger — Reasons for the Merger: East Penn Financial’s board of directors,” on page 34, and “The Merger — Recommendation of the East Penn Financial board of directors,” on page 35 for the various factors considered by the East Penn Financial board of directors in recommending that East Penn Financial shareholders vote “FOR” the proposal to approve and adopt the merger agreement and the merger, and the various factors considered by the Harleysville board of directors.

Q-3:   What will I receive in the merger in exchange for my East Penn Financial common stock?

A: The consideration you will receive in the merger will depend upon the indicated Harleysville share price, which is the average of the closing prices for Harleysville common stock during the 20 business days ending 11 business days before the effective date of the merger. If the indicated Harleysville share price is the amount described in the left column below, the average consideration Harleysville will be paying per share of East Penn Financial common stock will be the amount described in the right column of the table below. These are only averages and do not necessarily represent the actual value in stock or cash that you will receive in the merger. Examples of the consideration that will be paid to a holder of 100 East Penn Financial shares are shown under “The Merger - Terms of the Merger - Illustrations of Exchange Ratio Application; Value to Be Received and Allocation Procedures” on page 48 of this proxy statement/prospectus.

If the indicated Harleysville share price is:	The average per share consideration[2] will be:
Less than $14.66[1]	$13.52

At least $14.66 and not more than $19.84	From $13.52 to $15.48[3]

More than $19.84 and if no agreement is pending for someone to acquire Harleysville or Harleysville National Bank	$15.48

More than $19.84 and if an agreement is pending for someone to acquire Harleysville or Harleysville National Bank	$15.48 and higher, depending on the indicated Harleysville share price

(1) Assumes that neither Harleysville nor East Penn Financial has terminated the merger agreement. Harleysville has a right to terminate the merger agreement if the indicated Harleysville share price falls below $11.50. East Penn Financial has a right to terminate the merger agreement if the indicated Harleysville share price is less than $13.06 and the percentage decline from Harleysville’s closing share price on May 15, 2007 ($15.83) to the indicated Harleysville share price is less than 82.5% of the percentage decline in prices of certain index institutions from May 15, 2007 to the determination date. For more information on the calculation of the indicated Harleysville share price at which East Penn Financial may have a right to terminate the merger agreement, see “The Merger - Termination” on page 60.

(2) This is stated on an average basis. A shareholder who receives Harleysville stock for an East Penn Financial share is likely to receive a different value than a shareholder who receives cash, depending upon the trading price of Harleysville shares on the effective date of the merger.

(3) The average value East Penn Financial shareholders will receive will vary depending upon the indicated Harleysville share price and the trading price of Harleysville shares on the effective date of the merger.

You may elect to receive either cash, or shares of Harleysville stock (plus cash for any fractional Harleysville shares) for each share of East Penn Financial you own. If cash is paid for any East Penn Financial share, it will be in the amount of $14.50 per share. If you elect Harleysville stock for any East Penn Financial share, it will be converted into shares of Harleysville stock at the applicable exchange ratio. However, the amounts of cash and Harleysville common stock you receive may not be what you elected. Despite your election, you may receive cash for some of your East Penn Financial shares and shares of Harleysville stock (plus cash for any fractional Harleysville shares) for the rest of your East Penn Financial shares. The final determination of the cash or stock consideration you receive for each East Penn Financial share you own will depend on:

-	Your election for each East Penn Financial share you own
-	The elections of other East Penn Financial shareholders
-	How many holders of stock options for East Penn Financial shares decide to exercise their options before the merger becomes effective

As of September 25, 2007, holders of options to purchase 169,006 East Penn Financial shares had not exercised their options.

The federal income tax consequences of the merger to you will depend on the value and character of the consideration you receive in exchange for your shares of East Penn Financial common stock. The tax results for cash you receive will be different from the tax results for Harleysville common stock you receive. See “Certain Federal Income Tax Consequences” on page 69.

You will receive a separate mailing that will contain instructions for making your election.

See “The Merger — Terms of the Merger — What You Will Receive,” beginning on page 47.

Q-4:	What will I receive in the merger in exchange for my options to acquire East Penn Financial common stock?

A: If you hold an outstanding, unexercised option to purchase East Penn Financial shares, you may do any of the following. What you receive as the result of the merger will depend on your actions and is described below opposite each action you may take. You should discuss with your tax advisor the tax results of each course of action available to you.

If you do any of the following:	You will receive the following:
You can exercise your stock option(s) before the merger effective date.

You will not be able to elect whether to receive cash or shares of Harleysville common stock for the shares of East Penn Financial shares you receive upon exercising your stock option(s). These shares will be treated as “no election” shares in the merger. You will receive the amounts of cash, or Harleysville shares, or both, that is necessary to allocate the merger consideration among all the East Penn Financial shareholders according to the merger agreement allocation formulas.

You can accept Harleysville’s offer to pay you cash in complete cancellation of your stock option(s).	You will receive the option cash-out price described below.

You can do nothing.

When the merger becomes effective, your option will become an option to purchase Harleysville shares. The number of Harleysville shares covered by each converted option and the exercise price will be calculated as described below.

Option Cash-Out Price:
The option cash-out price for each East Penn Financial share subject to an outstanding, unexercised option is the difference between the amount shown below, depending on the indicated Harleysville share price, and the per share exercise price for that share under the applicable stock option agreement and plan:

The option cash-out price for each East Penn Financial share will be the difference
If the indicated Harleysville share price is:	between the following dollar amount and the option exercise price:
Less than $14.66	$13.52

At least $14.66 and not more than $19.84

The dollar value of the aggregate merger consideration based on the indicated Harleysville share price, divided by the number of East Penn Financial shares issued and outstanding at the effective time of the merger.

More than $19.84	$15.48

If you elect to cancel an East Penn Financial stock option in exchange for cash, you will not be entitled to any payment as a result of the merger until you execute and deliver an agreement surrendering all rights under the East Penn Financial option in exchange for that cash payment. Harleysville will send you the necessary forms and instructions for canceling your options and exchanging them for cash.

Converted Options:

Each outstanding East Penn Financial option at the time of the merger will be assumed by Harleysville and converted into an option to purchase Harleysville common stock based on the option exchange ratio described below. The purpose of the option exchange ratio is to maintain substantially the same spread value (whether positive or negative) immediately before and after the merger. The spread value is the amount by which the dollar amount described in the right column of the table above exceeds (or is exceeded by) the exercise price of your East Penn Financial option. The option exchange ratio is the dollar amount described in the right column of the table above, divided by the indicated Harleysville share price.

To illustrate, if the indicated Harleysville share price is $17.25 per share and 6,305,262 shares of East Penn Financial common stock are outstanding, the dollar value of the aggregate merger consideration would be $91,428,681 and the dollar amount described in the right column of the table above would be $14.50. As a result, the option exchange ratio would be 0.8406 ($14.50/ $17.25). This means that every stock option granted to purchase one East Penn Financial share will be converted into an option to purchase 0.8406 shares of Harleysville stock, with the option exercise price adjusted accordingly by dividing the exercise price of your East Penn Financial option by the option exchange ratio.

For example, an option granted to purchase 100 East Penn Financial shares at $10.00 per share will be converted into an option to purchase 84 shares of Harleysville stock at $11.90 per share, calculated as follows:

Number of Shares Subject to Harleysville Options:	100 shares x .8406 = 84.06 shares
(fractional shares rounded down to 84)

Exercise Price for Harleysville Options:	$10.00 divided by .8406 = $11.896 (price is rounded up
to 2 decimal points or $11.90)

This formula is intended to maintain substantially the same spread value imbedded in your East Penn Financial options. The actual option exchange ratio will be calculated at the closing of the merger based on the actual Harleysville stock price at that time, and so the converted terms of your option may differ from the example set forth above. The intrinsic value of your new Harleysville options will depend on the actual market value of Harleysville stock on the date of the merger, which may not be the same as the indicated Harleysville share price, and will change with changes in the trading prices of Harleysville stock.

Tax laws are complex, and the tax consequences of the merger may vary depending upon your particular circumstances. For these reasons, we recommend that you consult your tax advisor concerning the federal income tax and any other state, local, foreign or other tax consequences to you on each course of action available to you.

Q-5:   How do I make an election to receive Harleysville stock or cash for my East Penn Financial stock?

A: From 20 to 40 business days prior to the election deadline, Harleysville’s exchange agent will mail to you an election form and other transmittal materials, which will include instructions and the deadline date for making your election as to the form of consideration you prefer to receive in the merger. The election form will permit you to elect to receive cash or all shares of Harleysville common stock (with cash instead of fractional shares) for each East Penn Financial share you own. You can elect either cash or stock for some of your shares and the other for the rest of your shares.

You must carefully follow the instructions from Harleysville’s exchange agent. Your election will be properly made only if the exchange agent has received, at its designated office, by the deadline date, a signed election form and your East Penn Financial stock certificate or certificates properly completed and signed, according to the instructions set forth in the election form. We presently anticipate mailing the election materials on or about October 2, 2007.

Q-6:   What happens if I fail to make an election to receive Harleysville common stock or cash?

A: If you fail to make a timely election, each share of East Penn Financial common stock you own will be exchanged for cash or for shares of Harleysville common stock (plus cash instead of any fractional shares of Harleysville stock you would receive), in amounts necessary to cause the total cash consideration and stock consideration paid in the merger to meet the allocation requirements of the merger agreement.

Q-7:   What are the tax consequences of the merger to me?

A: In general, for United States federal income tax purposes, if East Penn Financial shareholders exchange their shares of East Penn Financial common stock solely for cash in the merger, they will recognize gain or loss in an amount equal to the difference between the cash received and their adjusted tax basis in their East Penn Financial common stock. If East Penn Financial shareholders receive solely Harleysville common stock in exchange for their shares of East Penn Financial common stock, they generally will not recognize any gain or loss for United States federal income tax purposes. However, East Penn Financial shareholders will have to recognize a gain in connection with cash received instead of fractional shares of Harleysville common stock. If East Penn Financial shareholders receive a combination of cash and Harleysville common stock in the merger, they generally will not recognize loss but will recognize gain, if any, on the shares exchanged to the extent of any cash received. This tax treatment may not apply to all East Penn Financial shareholders.

We urge you to consult your tax advisor for a full understanding of the tax consequences of the merger to you. Tax matters are very complicated and in many cases, tax consequences of the merger will depend on your particular facts and circumstances. See “The Merger — Certain Federal Income Tax Consequences” on page 69.

Q-8:   Do I have rights to dissent from the merger?

A: No. Under Pennsylvania law, East Penn Financial shareholders do not have the right to dissent from the merger and to receive a payment in cash for the value of their shares of East Penn Financial common stock.

Q-9:   Are there regulatory or other conditions to the merger occurring?

A: Yes. Completion of the merger is subject to the prior receipt of all consents or approvals of, and the provision of all notices to, certain federal and state authorities, including the Federal Reserve Board, the Office of the Comptroller of the Currency, and the Pennsylvania Banking Department. The merger must also be approved and adopted by the affirmative vote of a majority of shares of East Penn Financial common stock outstanding on September 18, 2007, the record date for East Penn Financial’s special meeting of shareholders. As of the date of this document, applications have been filed and are pending with the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System and the Pennsylvania Banking Department. Harleysville shareholders do not have to approve the merger; accordingly, Harleysville shareholders will not vote on approval of the merger agreement. Completion of the merger is also subject to certain other conditions, including no material adverse change in the financial condition of Harleysville or East Penn Financial. See “The Merger — Conditions to the Merger” beginning on page 58.

Q-10:   What does the East Penn Financial board of directors recommend?

A: The East Penn Financial board of directors has unanimously approved and adopted the merger and the merger agreement and believes that the merger is in the best interests of East Penn Financial. Accordingly, the East Penn Financial board of directors unanimously recommends that you vote “FOR” approval and adoption of the merger agreement and the merger and “FOR” the proposal to adjourn or postpone the special meeting if more time is needed to solicit proxies.

Q-11:   When and where is the East Penn Financial Special Meeting?

A: The special meeting of East Penn Financial shareholders is scheduled to take place at Allen Organ Company, 3370 Route 100, Macungie, PA 18062, at 6:00 p.m., local time, on November 1, 2007.

Q-12:   Who is entitled to vote at the East Penn Financial Special Meeting?

A: Holders of shares of East Penn Financial common stock at the close of business on September 18, 2007, which is the record date, are entitled to vote on the proposal to approve and adopt the merger agreement. As of the record date, 6,334,354 shares of East Penn Financial common stock were outstanding and entitled to vote.

Q-13:   What do I need to do now?

A: After you carefully read these materials, indicate on your proxy card how you want to vote your shares, then sign, date and mail the proxy card in the enclosed postage-paid envelope as soon as possible so that your shares may be represented and voted at the East Penn Financial special meeting. In addition, you may attend the East Penn Financial special meeting in person and vote, whether or not you have signed and mailed your proxy card. If you sign, date and return your proxy card but do not indicate how you want to vote, your proxy will be counted as a vote in favor of approving and adopting the merger agreement and the merger and in favor of the proposal to adjourn or postpone the special meeting if more time is needed to solicit proxies.

Q-14:   If my shares are held by my broker, will my broker vote my shares for me?

A: Maybe. Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker. Without instructions, your broker will not vote your shares on the merger agreement, which will have the same effect as a vote against the merger agreement.

Q-15:   Can I change my vote after I have mailed my signed proxy card?

A: Yes. There are three ways for you to revoke your proxy and change your vote. First, you may send a later-dated, signed proxy card before East Penn Financial’s special meeting. Second, you may revoke your proxy by written notice (which you could personally deliver at the special meeting) to Bruce R. Keil, Corporate Secretary of East Penn Financial, at any time prior to the vote on the merger. Third, you may attend the special meeting and vote in person after giving written notice of revocation to Bruce R. Keil, Secretary of East Penn Financial. Attendance at the special meeting will not by itself constitute a revocation of a proxy.

Q-16:   Should I send in my stock certificates now?

A: No. You should not send in your stock certificates at this time. After you receive instructions from Harleysville’s exchange agent, American Stock Transfer and Trust Company, you should send your stock certificate to the exchange agent along with your completed election form. See “The Merger — Terms of the Merger — Election and Exchange Procedures” on page 49. Please do not send any stock certificates to East Penn Financial, Harleysville or Harleysville’s exchange agent until you receive instructions.

Q-17:   Is there other information I should consider?

A: Yes. Information about East Penn Financial that may be important to you is included in this document beginning at page 88. Much of the business and financial information about Harleysville that may be important to you is not included in this document. Instead, that information is incorporated by reference to documents separately filed by Harleysville with the Securities and Exchange Commission (“SEC”). This means that Harleysville may satisfy its disclosure obligations to you by referring you to one or more documents separately filed with the SEC. See “Where You Can Find More Information” on page 87 and “Incorporation of Certain Information by Reference” beginning on page 87, for a list of documents that Harleysville has incorporated by reference into this document and for instructions on how to obtain copies of those documents. The documents are available to you without charge.

Q-18:   What if there is a conflict between documents?

A: You should rely on the later filed document. Information in this document may update information contained in one or more of the Harleysville documents incorporated by reference. Similarly, information in documents that Harleysville may file after the date of this document may update information contained in these materials or information contained in previously filed documents.

Q-19:   When do you expect the merger to be completed?

A: East Penn Financial and Harleysville expect to complete the merger on or before November 16, 2007, provided that all of the conditions to the merger are fulfilled, including obtaining the approval of East Penn Financial shareholders and applicable regulatory agencies. East Penn Financial and Harleysville cannot assure you that we will obtain the necessary shareholder approval or that the other conditions precedent to the merger can or will be satisfied.

Q-20:   Whom should I call with questions or to obtain additional copies of this document?

A: Harleysville has engaged Morrow & Company, Inc. as information agent to respond to any initial questions you may have in regard to the merger or in connection with the enclosed documents. They can be contacted at 800-449-0910, Monday to Friday, 8:00 a.m. to 6:00 p.m. prevailing Eastern Time. If you have questions about the special meeting, you should contact Brent L. Peters, Chairman, President and Chief Executive Officer, East Penn Financial Corporation, 22 South 2nd Street, P.O. Box 869, Emmaus, PA 18049 (Telephone (610) 965-5959).

PART 1: INTRODUCTORY INFORMATION

SUMMARY

This summary highlights selected information from this document. It does not contain all of the information that may be important to you. You should carefully read this entire document and the other documents referred to in this document before you decide how to vote. These will give you a more complete description of the transaction proposed. You may obtain the information incorporated by reference in this document by following the instructions in the section titled “Where You Can Find More Information,” on page 87. Page references are included in this summary to direct you to more complete descriptions of the topics provided elsewhere in these materials.

The Special Meeting

Special Meeting to be held on Thursday, November 1, 2007 (see page 27).

East Penn Financial will hold a special meeting of shareholders on Thursday, November 1, 2007, at 6:00 p.m., local time, at Allen Organ Company, 3370 Route 100, Macungie, PA 18062.

Matters to be Considered at the Special Meeting (see page 29).

At the special meeting, you will vote on a proposal to approve and adopt the merger agreement providing for the merger of East Penn Financial with and into a wholly owned subsidiary of Harleysville and on a proposal to adjourn or postpone the meeting to solicit additional proxies, if necessary, in the event there are not sufficient votes at the time of the special meeting to approve and adopt the merger agreement and any other business that properly arises.

Record Date Set at September 18, 2007; One Vote Per Share of East Penn Financial Stock (see page 27).

If you own shares of East Penn Financial common stock at the close of business on September 18, 2007, you are entitled to vote at the special meeting. You will have one vote at the meeting for each share of East Penn Financial common stock you owned on September 18, 2007. On September 18, 2007, there were 6,334,354 shares of East Penn Financial common stock outstanding.

The Companies (see page 88 for East Penn Financial and page 73 for Harleysville).

East Penn Financial Corporation
22 South 2nd Street
P.O. Box 869
Emmaus, Pennsylvania 18049
Telephone: (610) 965-5959

East Penn Financial Corporation, with assets of approximately $443.5 million as of June 30, 2007, is the bank holding company for its principal subsidiary, East Penn Bank, a community bank that serves the Lehigh Valley with 9 branch locations. East Penn Financial Corporation stock is traded on NASDAQ Capital Market under the symbol “EPEN”. For more information, visit the East Penn Financial Corporation’s website at www.eastpennbank.com.

Harleysville National Corporation
483 Main Street
P.O. Box 195
Harleysville, Pennsylvania 19438
Telephone: (800) 423-3955

Harleysville National Corporation, with assets of $3.3 billion as of June 30, 2007, is the holding company for The Harleysville National Bank and Trust Company, also known as Harleysville National Bank. Investment Management and Trust Services are provided through Millennium Wealth Management, a division of Harleysville National Bank, with assets under management of $3.0 billion. Harleysville National Corporation stock is traded under the symbol “HNBC” and is listed on the NASDAQ Global Market. For more information, visit the Harleysville National Corporation website at www.hncbank.com.

We Propose that East Penn Financial Merge into a wholly owned subsidiary of Harleysville (see page 29).

Under the terms of the merger agreement, Harleysville will acquire East Penn Financial by merging East Penn Financial with and into a wholly owned subsidiary of Harleysville. East Penn Financial will cease to exist as a separate entity. Following the merger, East Penn Bank will merge with and into Harleysville National Bank. The subsidiary surviving the East Penn Financial merger will also dissolve and liquidate into Harleysville, so that all of the assets and liabilities of East Penn Financial will become assets and liabilities of Harleysville. A copy of the merger agreement is attached to this document as Annex A and a copy of the plan of merger for the banks is attached to this document as Annex C.

Merger Consideration – What Harleysville Will Pay (see page 46).

If the merger agreement is approved and adopted and the merger is completed, each share of East Penn Financial common stock will be converted into the right to receive either cash, or shares of Harleysville common stock plus cash instead of fractional shares, in amounts to be determined and allocated among the East Penn Financial shareholders according to the merger agreement. If cash is paid for any East Penn Financial share, it will be in the amount of $14.50 per share. You will have the opportunity to elect the form of consideration to be received by you for each East Penn Financial share you own, subject to the allocation procedures set forth in the merger agreement. The total value of the cash and stock consideration Harleysville will pay you for each East Penn Financial share you own is shown in the table below and depends on the indicated Harleysville share price. The indicated Harleysville share price will be the average of the daily closing prices for a share of Harleysville common stock as reported on the NASDAQ Global Market (as published in The Wall Street Journal or another source agreed upon by Harleysville and East Penn Financial), for each trading day during the 20 business day measurement period that ends 11 business days before closing on the merger.

The merger consideration to be paid by Harleysville to East Penn Financial shareholders will include cash and shares of Harleysville common stock. The total cash consideration will be the sum of $50,284,464 plus $7.97 times the number of East Penn Financial shares resulting from the exercise of East Penn Financial stock options that are exercised from May 15, 2007 (the date of the merger agreement) to the effective time of the merger. The total stock consideration paid in Harleysville shares will depend on the indicated Harleysville share price at the effective time of the merger:

-

If the indicated Harleysville share price is equal to or less than $19.84 and equal to or greater than $14.66, or if the indicated Harleysville share price is greater than $19.84 and, at the effective time of the merger, Harleysville has entered into a definitive agreement for someone to acquire Harleysville or Harleysville National Bank and that agreement has not been terminated, the stock consideration will be 2,385,172 Harleysville shares plus 0.3782 Harleysville shares times the number of East Penn Financial shares resulting from the exercise of East Penn Financial stock options that are exercised from May 15, 2007 (the date of the merger agreement) to the effective time of the merger.

-

If the indicated Harleysville share price is less than $14.66, the stock consideration will be that number of Harleysville shares equal to the result obtained by dividing $34,970,559 by the indicated Harleysville share price, plus the number of Harleysville shares equal to the result of $5.55 divided by the indicated Harleysville share price, times the number of East Penn Financial shares resulting from the exercise of East Penn Financial stock options that are exercised from May 15, 2007 (the date of the merger agreement) to the effective time of the merger.

-

If the indicated Harleysville share price is greater than $19.84 and no agreement is pending for someone to acquire Harleysville or Harleysville National Bank, the stock consideration will be that number of Harleysville shares equal to the result obtained by dividing $47,313,110 by the indicated Harleysville share price, plus the number of Harleysville shares equal to the result of $7.51 divided by the indicated Harleysville share price, times the number of East Penn Financial shares resulting from the exercise of East Penn Financial stock options that are exercised from May 15, 2007 (the date of the merger agreement) to the effective time of the merger.

In order for the merger to qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code, an additional allocation may be made if necessary to assure that not more than 60% of the total consideration received in the merger is cash. In making this calculation, the value of Harleysville stock for tax purposes will be based on the closing price of Harleysville shares on the effective date, and will not be based on the indicated Harleysville share price. This maximum cash amount includes cash paid for fractional shares. The calculation also includes all consideration (including stock consideration) given in the merger to holders of options for East Penn Financial stock who exercise East Penn Financial stock options after the date of the merger agreement and before the merger effective date. See “Certain Federal Income Tax Consequences” on page 69 for further information on tax consequences of the merger and the tax opinions that Harleysville and East Penn Financial must receive as a condition to completing the merger.

What You Will Receive in the Merger (see page 47).

If the indicated Harleysville share price is the amount described in the left column below, the average consideration Harleysville will be paying per share of East Penn Financial common stock will be the amount described in the right column of the table below. These are only averages and do not necessarily represent the actual value in stock or cash that you will receive in the merger. Examples of the consideration that will be paid to a holder of 100 East Penn Financial shares are shown under “The Merger – Terms of the Merger - Illustrations of Exchange Ratio Application; Value to Be Received and Allocation Procedures” on page 48 of this proxy statement/prospectus.

If the indicated Harleysville share price is:	The average per share consideration[2] will be:
Less than $14.66[1]	$13.52

At least $14.66 and not more than $19.84	From $13.52 to $15.48[3]

More than $19.84 and if no agreement is pending for someone to acquire Harleysville or Harleysville National Bank	$15.48

More than $19.84 and if an agreement is pending for someone to acquire Harleysville or Harleysville National Bank	$15.48 and higher, depending on the indicated Harleysville share price

(1) Assumes that neither Harleysville nor East Penn Financial has terminated the merger agreement. Harleysville has a right to terminate the merger agreement if the indicated Harleysville share price falls below $11.50. East Penn Financial has a right to terminate the merger agreement if the indicated Harleysville share price is less than $13.06 and the percentage decline from Harleysville’s closing share price on May 15, 2007 ($15.83) to the indicated Harleysville share price is less than 82.5% of the percentage decline in prices of certain index institutions from May 15, 2007 to the determination date. For more information on the calculation of the indicated Harleysville share price at which East Penn Financial may have a right to terminate the merger agreement, see “The Merger - Termination” on page 60.

(2) This is stated on an average basis. A shareholder who receives Harleysville stock for an East Penn Financial share is likely to receive a different value than a shareholder who receives cash, depending upon the trading price of Harleysville shares on the effective date of the merger.

(3) The average value East Penn Financial shareholders will receive will vary depending upon the indicated Harleysville share price and the trading price of Harleysville shares on the effective date of the merger.

You may elect to receive either cash or shares of Harleysville stock (plus cash for any fractional Harleysville shares) for each share of East Penn Financial you own. If cash is paid for any East Penn Financial share, it will be in the amount of $14.50 per share. If you elect Harleysville stock for any East Penn Financial share, it will be converted into shares of Harleysville stock at the applicable exchange ratio. However, the amounts of cash and Harleysville common stock you receive may not be what you elected. Despite your election, you may receive cash for some of your East Penn Financial shares and shares of Harleysville stock (plus cash for any fractional Harleysville shares) for the rest of your East Penn Financial shares. The financial determination of the cash or stock consideration you receive for each East Penn Financial share you own will depend on:

-	Your election for each East Penn Financial share you own
-	The elections of other East Penn Financial shareholders
-	How many holders of stock options for East Penn Financial shares decide to exercise their options before the merger becomes effective

As of September 25, 2007, holders of options to purchase 169,006 East Penn Financial shares had not exercised their options.

The federal income tax consequences of the merger to you will depend on the value and character of the consideration you receive in exchange for your shares of East Penn Financial common stock. The tax results for cash you receive will be different from the tax results for Harleysville common stock you receive. See “Certain Federal Income Tax Consequences” on page 72.

If you hold an outstanding, unexercised option to purchase East Penn Financial shares, you may do any of the following. What you receive as the result of the merger will depend on your actions and is described below opposite each action you may take. You should discuss with your tax advisor the tax results of each course of action available to you.

If you do any of the following:	You will receive the following:
You can exercise your stock option(s) before the merger effective date.

You will not be able to elect whether to receive cash or shares of Harleysville common stock for the shares of East Penn Financial shares you receive upon exercising your stock option(s). These shares will be treated as “no election” shares in the merger. You will receive the amounts of cash, or Harleysville shares, or both, that is necessary to allocate the merger consideration among all the East Penn Financial shareholders according to the merger agreement allocation formulas.

You can accept Harleysville’s offer to pay you cash in complete cancellation of your stock option(s).	You will receive the option cash-out price described below.

You can do nothing.

When the merger becomes effective, your option will become an option to purchase Harleysville shares. The number of Harleysville shares you can acquire when you exercise your option will be controlled by your stock option agreement and the East Penn Financial stock option plan that applies to you.

The option cash-out price for each East Penn Financial share is the difference between the amount shown below, depending on the indicated Harleysville share price, and the per share exercise price for that share under the applicable stock option agreement and plan:

If the indicated Harleysville share price is:	The option cash-out price will be the difference between the following and the option exercise price:
Less than $14.66	$13.52

At least $14.66 and not more than $19.84

The dollar value of the aggregate merger consideration based on the indicated Harleysville share price, divided by the number of East Penn Financial shares issued and outstanding at the effective time of the merger.

More than $19.84	$15.48

If you elect to cancel an East Penn Financial stock option in exchange for cash, you will not be entitled to any payment as a result of the merger until you execute and deliver an agreement surrendering all rights under the East Penn Financial option in exchange for that cash payment. Harleysville will send you the necessary forms and instructions for canceling your options and exchanging them for cash.

We recommend that you consult your tax advisor concerning the federal income tax and any other state, local, foreign or other tax consequences to you on exercise or cancellation of your East Penn Financial stock options.

You May Elect to Receive, for Each East Penn Financial Share, Either Cash, or Shares of Harleysville Common Stock Plus Cash Instead of Fractional Harleysville Shares (see pages 49-51).

You may choose to exchange some or all of your East Penn Financial shares for cash, or some or all of your East Penn Financial shares for shares of Harleysville common stock with cash instead of fractional shares, subject to the limitations described below. If cash is paid for any East Penn Financial share, it will be in the amount of $14.50 per share. If you receive Harleysville stock, your East Penn Financial share will be converted into shares of Harleysville stock at the applicable exchange ratio. You will receive an election form from 40 to 20 business days before the election deadline, which will ask your preference for cash and/or stock. You will have until November 2, 2007, to make your election and return your election form.

If you do not return a properly completed election form by the election deadline, each share of East Penn Financial common stock you own will be exchanged for cash or for shares of Harleysville common stock (plus cash instead of any fractional shares) in amounts necessary to cause the total cash consideration and stock consideration paid in the merger to meet the allocation requirements of the merger agreement. Complete information on the election procedure can be found in the section entitled “The Merger — Terms of the Merger — Election and Exchange Procedures” on page 49. You should note that, in general, the value of the cash and Harleysville shares you receive will not be determined until just prior to closing and may be higher or lower than $14.50 per share.

Your election for your shares will be limited by the requirement that the aggregate cash consideration and aggregate stock consideration be the amounts provided in the merger agreement. If the total Harleysville common stock elections by East Penn Financial shareholders is greater, or less, than the aggregate Harleysville common stock consideration to be paid by Harleysville, the elections will be reallocated so that the required portions of the merger consideration are paid in cash and shares of Harleysville common stock (as described above in this paragraph).

Our Board of Directors Unanimously Recommends Shareholder Approval (see page 35).

The East Penn Financial board of directors believes that the merger is in the best interests of East Penn Financial and unanimously recommends that you vote “FOR” approval of the merger.

Consideration is Fair from a Financial Point of View According to our Financial Advisor (see page 35).

Sandler O’Neill & Partners delivered a written opinion to the East Penn Financial board of directors that, as of May 15, 2007, and subject to the qualifications and limitations on the review by Sandler O’Neill in rendering its opinion, the consideration for which shares of East Penn Financial common stock will be exchanged in the merger is fair from a financial point of view to East Penn Financial shareholders. The opinion is attached to this document as Annex B. The opinion should be read in its entirety with respect to the procedures followed, assumptions made, matters considered and qualifications and limitations on the undertaking by Sandler O’Neill in providing its opinion. You should read the opinion, entirely and carefully, in connection with your consideration of the proposed merger. East Penn Financial has agreed to pay Sandler O’Neill an advisory fee in an amount equal to approximately $914,000. A portion of the advisory fee, in the amount of $175,000, has already been paid, and the balance of the advisory fee is contingent and payable upon closing of the proposed merger. East Penn Financial has also agreed to reimburse certain of Sandler O’Neill’s reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O’Neill against certain liabilities arising out of rendering its opinion. The fairness opinion is based on the information in existence on the date it was delivered and will not be updated before the merger is completed. Because East Penn Financial currently does not anticipate asking Sandler O’Neill & Partners to update its opinion, the opinion given at the time the merger agreement was signed does not address the fairness of the merger consideration, from a financial point of view, at any time other than the time the merger agreement was signed.

Approval of at Least a Majority of the East Penn Financial Shares Outstanding on the Record Date, September 18, 2007, is Required for the Merger (see page 27).

The approval and adoption of the merger agreement and the merger require an affirmative vote, in person or by proxy, of at least a majority of the outstanding shares of East Penn Financial common stock on the record date. The affirmative vote of a majority of the shares voted at the special meeting is required to approve the adjournment or postponement of the meeting to solicit additional proxies. Each holder of shares of East Penn Financial common stock outstanding on the record date will be entitled to one vote for each share held of record. The vote required for approval and adoption of the merger is a percentage of all outstanding shares of East Penn Financial common stock.

Therefore, abstentions will have the same effect as a vote against the merger agreement and the merger. Brokers who hold East Penn Financial common stock as nominees on your behalf will not have authority to vote your shares with respect to the merger agreement or the merger unless you provide voting instructions in accordance with the directions provided by your broker. Failure to provide your broker with voting instructions will have the same effect as a vote against the merger agreement

Harleysville shareholders will not vote on the merger.

East Penn Financial Directors and Executive Officers, and Others, May Vote in Favor of the Merger (see page 27).

On the September 18, 2007 record date for this meeting, directors and executive officers of East Penn Financial had sole or shared voting power over 1,600,224 shares of East Penn Financial common stock, or approximately 25.263% of the shares of East Penn Financial common stock outstanding. The directors of East Penn Financial have entered into agreements to vote all shares of East Penn Financial common stock for which they have sole voting power and their proportionate interest, if they have shared voting power on the record date, in favor of approval and adoption of the merger agreement and the merger. East Penn Financial’s executive officers are expected to vote all shares of East Penn Financial common stock for which they have sole voting power and their proportionate interest, if they have shared voting power on the record date, in favor of approval and adoption of the merger agreement and the merger. The approval and adoption of the merger agreement and the merger require an affirmative vote, in person or by proxy, of at least a majority of the outstanding shares of East Penn Financial common stock on the record date.

On the record date, Harleysville held no shares of East Penn Financial common stock, either directly or indirectly through one of its subsidiaries, other than shares held in fiduciary capacity for others, if any. In addition, Harleysville holds no options to purchase shares of East Penn Financial common stock.

East Penn Financial Directors and Management May Have Interests in the Merger that Differ from Your Interests (see page 66-69).

The directors and executive officers of East Penn Financial may have interests in the merger as directors and employees that are different from your interests as an East Penn Financial shareholder. These interests include, among others, provisions in the merger agreement for at least five of the present East Penn Financial directors to be appointed to the East Penn Bank division advisory board for Harleysville National Bank after completion of the merger. In addition, Brent L. Peters’ existing employment agreement with East Penn Financial will be terminated and he will enter into a new three-year employment agreement with a subsidiary of Harleysville whereby he will be paid an initial annual base salary of $296,000, plus other benefits. His compensation may increase. See “Terms of the Merger — Interests of Management and Others in the Merger — Executive Employment Agreements and Benefits,” at page 68. Harleysville has also agreed to pay Mr. Peters a change in control payment in the amount of $624,450 in connection with the termination of his employment agreement with East Penn Bank. Harleysville has agreed to endeavor to continue the employment of all current East Penn Bank employees, who may then be entitled to certain benefits including indemnification, insurance, substitute stock options, and eligibility to participate in various Harleysville employee benefit plans. Harleysville will pay severance to those employees whose employment will not be continued. East Penn Financial’s board of directors was aware of these interests and considered them in approving and recommending the merger.

Regulatory Approval Must be Obtained and Other Conditions Must be Satisfied Before the Merger Will Be Completed (see page 63).

East Penn Financial’s and Harleysville’s obligation to complete the merger is subject to various conditions that are usual and customary for this kind of transaction, including obtaining approval from, or filing notices with, the Office of the Comptroller of the Currency, the Pennsylvania Banking Department and the Board of Governors of the Federal Reserve System. As of the date of this document, appropriate applications for approval have been filed, and review by the applicable bank regulatory agencies is pending. In addition to the required regulatory approvals, the merger will only be completed if certain conditions, including the following, are met or waived:

  East Penn Financial shareholders approve and adopt the merger at the special meeting;

  East Penn Financial and Harleysville each receives an opinion from its counsel that the merger constitutes a reorganization under Section 368(a) of the Internal Revenue Code; and

  Neither party has breached any of its representations or obligations under the merger agreement.

Detailed information on the conditions to be satisfied can be found in the section entitled “The Merger — Conditions to the Merger” beginning on page 58. The merger agreement attached to this document as Annex A describes other conditions that must be met before the merger may be completed.

East Penn Financial Shareholders Do Not Have The Right to Dissent From the Merger (see page 85).

Under the Pennsylvania corporate law, the shareholders of East Penn Financial common stock do not have the right to dissent from the merger or receive a payment in cash for the value of their shares, as determined by an appraisal process.

Amendment or Termination of The Merger Agreement Is Possible (see page 60).

East Penn Financial and Harleysville can agree to amend the merger agreement in any way, except that, after approval by East Penn Financial shareholders at the special meeting, the consideration you will receive in the transaction cannot be changed from what is provided in the merger agreement.

East Penn Financial and Harleysville may agree to terminate the merger agreement and not complete the merger at any time before the merger is completed. Each company also may unilaterally terminate the merger agreement in certain circumstances. These include the failure to complete the merger by March 31, 2008, unless the terminating party’s breach is the reason the merger has not been completed.

Rights of Harleysville Shareholders Differ from Those of East Penn Financial Shareholders (see pages 77 to 85).

When the merger is completed, those East Penn Financial shareholders who receive Harleysville common stock as consideration in the merger will automatically become Harleysville shareholders. The rights of Harleysville shareholders differ from the rights of East Penn Financial shareholders in certain important ways. Many of these have to do with provisions in Harleysville’s articles of incorporation and bylaws that differ from those of East Penn Financial. Some of these provisions are intended to make a takeover of Harleysville more difficult if Harleysville’s board of directors does not approve it. For more information, see “Comparison of Shareholders’ Rights,” beginning on page 77 of this document and “Description of Harleysville Capital Securities — Anti-Takeover Provisions” on page 82 of this document.

Market Price and Dividend Information

East Penn Financial common stock is listed and trades on the NASDAQ Capital Market under the symbol “EPEN.” As of the record date of September 18, 2007, there were 6,334,354 shares of East Penn Financial common stock outstanding, which were held by approximately 2,617 holders of record and outstanding options that were exercisable on that date (or within 60 days of that date) for 169,006 additional shares of East Penn Financial common stock.

The merger agreement prohibits East Penn Financial from paying cash dividends on shares of East Penn Financial common stock pending the consummation of the merger, except that East Penn Financial may pay semi-annual cash dividends of up to 12 cents per share in August 2007 and (if the merger has not yet then occurred) up to 13 cents per share in February 2008, on terms consistent with the historic practices and terms of cash dividends by East Penn Financial. See “The Merger-Terms of the Merger — Conduct of Business Pending the Merger” beginning on page 55.

Additionally, a substantial source of East Penn Financial’s income from which it can pay dividends is the receipt of dividends from East Penn Bank. The availability of dividends from East Penn Bank is limited by various statutes and regulations. It is also possible, depending on the financial condition of East Penn Bank, and other factors, that the applicable regulatory authorities could assert that payment of dividends or other payments is an unsafe or unsound practice. In the event that East Penn Bank is unable to pay dividends to East Penn Financial, East Penn Financial may not be able to pay dividends on its common stock.

The following table shows, for the indicated periods, the high and low sales prices per share for East Penn Financial common stock, as reported on the NASDAQ Capital Market, and dividends declared per share of East Penn Financial common stock.

East Penn Financial Common Stock Price
	High	Low	Dividends Declared
2005
First Quarter	$9.50	$8.40	0.09
Second Quarter	9.30	8.55	--
Third Quarter	9.25	8.50	0.10
Fourth Quarter	9.49	8.39	--
2006
First Quarter	9.50	8.56	0.11
Second Quarter	9.15	8.51	--
Third Quarter	9.00	8.09	0.11
Fourth Quarter	8.85	7.66	--
2007
First Quarter	8.48	6.51	0.12
Second Quarter	14.50	7.57	--
Third Quarter	14.60	13.50	0.12
(through September 25, 2007)

On May 15, 2007, the last full trading day before the public announcement of execution of the merger agreement, and on September 25, 2007, the latest practicable trading day before printing of this document, the high, low and closing sales prices for East Penn Financial common stock were as follows:

	May 15, 2007			September 25, 2007
	High	Low	Close	High	Low	Close
East Penn Financial
common stock	$8.10	$7.87	$8.09	$14.02	$14.02	$14.02

The market price of East Penn Financial common stock is subject to fluctuation. As a result, you are urged to obtain current market quotations for Harleysville shares.

Harleysville common stock is listed and trades on the NASDAQ Global Market under the symbol “HNBC.” As of September 18, 2007, there were 28,879,837 shares of Harleysville common stock outstanding, which were held by approximately 3,495 holders of record and outstanding options that were exercisable on that date (or within 60 days of that date) for 1,111,771 additional shares of Harleysville common stock. Harleysville has not issued any preferred stock.

The following table shows, for the indicated periods, the high and low sales prices per share for Harleysville common stock, as reported on the NASDAQ Global Market, and dividends declared per share of Harleysville common stock.

	Harleysville Common Stock Price
	High	Low	Dividends Declared
2005
First Quarter	$23.77	$18.86	$0.16
Second Quarter	22.36	17.83	0.17
Third Quarter	23.10	20.00	0.17
Fourth Quarter	21.67	18.11	0.22
2006
First Quarter	24.90	18.65	0.18
Second Quarter	21.80	18.06	0.18
Third Quarter	20.87	18.82	0.19
Fourth Quarter	21.72	19.22	0.20
2007
First Quarter	20.25	17.11	0.20
Second Quarter	18.13	15.54	0.20
Third Quarter	18.58	14.03	0.20
(through September 25, 2007)

On May 15, 2007, the last full trading day before the public announcement of execution of the merger agreement, and on September 25, 2007, the latest practicable trading day before printing of this document, the high, low and closing sales prices for Harleysville common stock were as follows:

	May 15, 2007			September 25, 2007
	High	Low	Close	High	Low	Close
Harleysville
common stock	$16.50	$15.83	$15.83	$16.94	$16.50	$16.64

The market price of Harleysville common stock is subject to fluctuation. As a result, you are urged to obtain current market quotations for Harleysville shares.

Market Value of Securities

The following table sets forth the market value per share of Harleysville common stock and East Penn Financial common stock as of May 15, 2007 (the last trading day preceding public announcement of the merger) and September 25, 2007 (the latest practicable trading day before the printing of this document), as well as the equivalent market value per share of East Penn Financial common stock under the merger agreement. The equivalent market value per share of East Penn Financial common stock indicated in the table is shown, respectively, for an all-cash election and an all-stock election, according to the provisions of the merger agreement. The following table assumes that none of the holders of options for East Penn Financial shares decide to cancel their options for a cash payment, but instead exercise their options and participate in the merger consideration with respect to those shares. For further details, see “The Merger — Terms of the Merger — What You Will Receive,” at page 47

			East Penn Financial
		East Penn
	Harleysville	Financial	Equivalent Market Value for	Equivalent Market Value for
	Historical[1]	Historical	a Cash Election[2,3]	a Stock Election[2,3]
May 15, 2007	$15.83	$8.09	$14.50	$13.31
September 25, 2007	$16.64	$14.02	$14.50	$13.99

1.

The historical market values of Harleysville common stock are not the values used for purposes of calculating the merger consideration or the value of East Penn Financial shares in this table. See footnote 2 for more information.

2.

The East Penn Financial Equivalent Market Values were determined based on the indicated Harleysville share price determined on each date shown as if it were the determination date under the merger agreement. The indicated Harleysville share price is an average of the closing per share prices of Harleysville common stock over the 20 business days ending on the determination date under the merger agreement, which is to be 11 business days before the closing date. The indicated Harleysville share price would have been $16.87 on a May 15, 2007 determination date, and $16.49 on a September 25, 2007 determination date. See “The Merger — Terms of the Merger — What You Will Receive” on page 47.

3.	The calculations of Equivalent Market Value in the table above are based on the following assumptions in conformance with applicable SEC rules:

(a)

All East Penn Financial option holders will have exercised their options prior to the effective date of the merger. East Penn Financial option holders are not obligated to do so, and Harleysville is offering them an alternative cash-out election instead. The assumption that all option holders have exercised their options increases the number of East Penn Financial shares outstanding and participating in the merger, which also changes the assumptions regarding the amount of cash and number of Harleysville shares offered in the merger.

(b)

For the all-cash election, the table assumes the East Penn Financial shareholder elects and receives cash for one share of East Penn Financial common stock. For the all-stock election, the table assumes the shareholder elects and receives Harleysville common stock for one East Penn Financial share even though a holder of only one East Penn Financial share would receive cash instead of the fractional share.

Summary of Selected Historical Financial Data

Harleysville and East Penn Financial are providing the following information to help you analyze the financial aspects of the merger. Each company derived this information from its audited and unaudited financial statements and from information contained in Harleysville’s Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K, as filed with the Securities and Exchange Commission.

This information is only a summary, and you should read each company’s summary in conjunction with:

-	In Harleysville’s case, its historical financial statements and the related notes contained in the annual and quarterly reports and other documents filed with the Securities and Exchange Commission and incorporated by reference into this proxy statement/prospectus.

-	In the case of East Penn Financial, the historical financial statements and related notes and other information contained in Part 8 of this document starting on page 88, as well as the historical financial statements and the related notes contained in the annual and quarterly reports and other documents filed with the Securities and Exchange Commission and incorporated by reference into this proxy statement/prospectus.

See “Where You Can Find More Information” on page 87. You should not rely on the historical information as being indicative of results expected for any future interim period.

SUMMARY SELECTED HISTORICAL FINANCIAL DATA OF HARLEYSVILLE NATIONAL CORPORATION

	(Unaudited)
	Six Months Ended June 30,		Year Ended December 31,
	2007	2006(2)	2006(2)	2005	2004(3)	2003	2002
	(Dollars in thousands, except per share information)
Income and expense
Interest income	$94,406	$86,319	$178,941	$151,739	$127,729	$119,200	$132,630
Interest expense	54,414	43,572	95,768	64,618	42,638	40,079	52,610
Net interest income	39,992	42,747	83,173	87,121	85,091	79,121	80,020
Provision for loan losses	3,550	2,100	4,200	3,401	2,555	3,200	4,370
Net interest income after provision for loan
losses	36,442	40,647	78,973	83,720	82,536	75,921	75,650
Noninterest income	19,402	18,856	45,445	29,990	28,158	27,638	22,523
Noninterest expense	38,920	34,803	70,927	62,479	59,561	59,529	56,297
Income before income tax expense	16,924	24,700	53,491	51,231	51,133	44,030	41,876
Income tax expense	3,711	6,464	14,076	12,403	12,566	8,697	8,949
Net income	$13,213	$18,236	$39,415	$38,828	$38,567	$35,333	$32,927
Per share information(1)
Basic earnings	$0.46	$0.63	$1.36	$1.34	$1.35	$1.28	$1.19
Diluted earnings	0.45	0.62	1.34	1.32	1.31	1.24	1.16
Cash dividends paid	0.40	0.36	0.75	0.72	0.65	0.57	0.49
Basic average common shares outstanding	28,955,014	28,903,632	28,946,847	28,891,412	28,505,392	27,557,047	27,669,811
Diluted average common shares outstanding	29,222,626	29,368,854	29,353,128	29,490,216	29,465,613	28,505,430	28,507,220
Book value	$9.93	$9.58	$10.18	$9.48	$9.34	$8.23	$7.49
Average balance sheet
Loans	$2,061,014	$1,997,801	$2,014,420	$1,900,023	$1,625,419	$1,354,127	$1,333,300
Investments	940,570	932,913	925,635	903,063	941,910	950,225	823,004
Other interest-earning assets	72,482	54,119	79,670	51,740	41,064	28,782	25,411
Total assets	3,291,988	3,191,394	3,229,224	3,039,186	2,773,405	2,466,070	2,309,422
Deposits	2,516,479	2,406,696	2,469,514	2,259,831	2,094,998	1,927,899	1,808,390
Borrowed funds	436,550	464,039	434,938	456,599	372,141	270,325	247,221
Shareholders’ equity	293,401	277,476	281,847	272,974	251,963	216,846	198,373
Balance sheet at period-end
Loans	$2,081,991	$2,032,625	$2,047,355	$1,985,493	$1,845,802	$1,408,391	$1,333,292
Investments	943,924	925,545	911,889	901,208	943,563	924,874	971,467
Other interest-earning assets	35,385	33,458	62,975	37,455	56,291	38,551	41,910
Total assets	3,303,244	3,217,018	3,249,828	3,117,359	3,024,515	2,510,939	2,490,864
Deposits	2,503,554	2,479,658	2,516,855	2,365,457	2,212,563	1,979,081	1,979,822
Borrowed funds	473,679	418,098	389,495	439,168	488,182	255,056	253,906
Shareholders’ equity	286,906	277,737	294,751	273,232	270,532	227,053	206,206
Performance ratios
Return on average assets	0.81%	1.15%	1.22%	1.28%	1.39%	1.43%	1.43%
Return on average equity	9.08	13.25	13.98	14.22	15.31	16.29	16.60
Average equity to average assets	8.91	8.69	8.73	8.98	9.08	8.79	8.59
Dividend payout ratio	87.70	57.30	55.26	53.41	48.16	44.06	40.94
Selected Asset Quality Ratios
Nonperforming loans to total loans	0.91%	0.57%	0.87%	0.42%	0.31%	0.32%	0.47%
Net charge offs to average loans outstanding	0.30	0.14	0.14	0.10	0.16	0.27	0.21
Allowance for loan losses to total loans	1.04	1.02	1.03	1.00	1.00	1.19	1.29
Allowance for loan losses to nonperforming
loans	115.9	180.2	119.9	238.2	324.6	371.7	272.8

(1)	Adjusted for a five percent stock dividend effective 9/15/06, 9/15/05, 9/15/04 and 9/16/02 and a five-for-four stock split effective 9/15/03.

(2)	The results of operations include the acquisition of the Cornerstone Companies effective January 1, 2006 and the sale of the Bank’s Honesdale branch effective November 10, 2006.

(3)	The results of operations include the acquisition of Millennium Bank effective April 30, 2004.

SUMMARY SELECTED HISTORICAL FINANCIAL DATA OF EAST PENN FINANCIAL CORPORATION

	Unaudited
	Six Months Ended	Year Ended December 31,
	June 30, 2007	2006	2005	2004	2003	2002
	(Dollars in thousands, except per share data)
Income and expenses
Interest income	$ 12,777	$ 23,783	$ 20,026	$ 16,848	$ 14,897	$ 14,652
Interest expense	6,243	10,475	7,255	5,115	4,685	5,378
Net interest income	6,534	13,308	12,771	11,733	10,212	9,274
Provision for loan losses	135	389	420	498	380	367
Net interest income after
provision for loan losses	6,399	12,919	12,351	11,235	9,832	8,907
Non interest income	1,240	2,732	2,511	2,130	2,271	1,669
Non interest expense	5,622	11,107	10,345	9,093	8,368	7,414
Income before income tax
expense	2,017	4,544	4,517	4,272	3,735	3,162
Income tax expense	327	933	1,014	1,022	926	759
Net income	$ 1,690	$ 3,611	$ 3,503	$ 3,250	$ 2,809	$ 2,403

Per share information
Basic earnings	$ 0.27	$ 0.57	$ 0.56	$ 0.52	$ 0.43	$ 0.36
Diluted earnings	0.27	0.57	0.55	0.51	0.43	0.36
Cash dividends paid	0.12	0.22	0.19	0.16	0.10	0.06
Basic average common
shares outstanding	6,305,918	6,304,402	6,302,896	6,299,756	6,531,364	6,602,552
Diluted average common
shares outstanding	6,331,985	6,321,537	6,322,867	6,317,535	6,546,171	6,603,000
Book value per share	$ 4.05	$ 3.99	$ 3.62	$ 3.44	$ 3.10	$ 2.98

Average balance sheet
Loans	$ 328,211	$ 308,481	$ 265,265	$ 224,259	$ 191,851	$ 169,987
Investments	70,696	71,989	84,529	95,377	75,729	59,022
Other interest-earning assets	16,191	9,226	5,245	4,189	8,597	6,427
Total assets	441,686	416,359	381,872	348,670	297,645	254,134
Deposits	373,632	343,520	304,883	286,931	264,471	225,062
Borrowed funds	31,320	39,406	45,168	32,088	8,044	9,590
Junior subordinated debentures	8,248	8,248	8,248	8,248	0	0
Mandatory redeemable capital debentures	0	0	0	0	3,366	0
Shareholders’ equity	25,291	23,087	22,100	20,223	20,132	18,000

Balance sheet at period-end
Loans, net	$ 333,766	$ 319,542	$ 290,315	$ 237,831	$ 204,613	$ 174,820
Investments	65,683	70,392	75,213	88,649	105,085	63,247
Other interest-earning assets	14,812	17,399	3,635	4,434	3,363	8,771
Total assets	443,551	439,452	404,229	359,414	337,939	272,077
Deposits	377,828	372,631	324,306	298,265	279,898	243,640
Borrowed funds	29,602	30,749	47,573	30,349	29,512	7,829
Junior subordinated debentures	8,248	8,248	8,248	8,248	0	0
Mandatory redeemable capital debentures	0	0	0	0	8,000	0
Shareholders’ equity	25,543	25,161	22,841	21,667	19,543	19,664

Performance Ratios
Return on average assets	0.77%	0.87%	0.92%	0.93%	0.95%	0.95%
Return on average equity	13.48	15.64	15.86	16.07	13.96	13.35
Average equity to average assets	5.73	5.54	5.79	5.80	6.76	7.08
Dividend payout ratio	44.73	38.38	34.20	31.02	23.26	16.66

Selected Asset Quality Ratios
Nonperforming loans to total loans	0.39%	0.13%	0.21%	0.44%	0.21%	0.51%
Net charge offs (recoveries) to
average loans outstanding	(0.02)	0.07	0.07	0.03	0.08	0.03
Allowance for loan losses to
total loans	0.99	1.01	1.05	1.18	1.16	1.22
Allowance for loan losses to
nonperforming loans	266.59	752.42	488.39	267.48	553.69	241.58

Comparative Unaudited Per Share Data

The following table shows information, at and for the periods indicated, about Harleysville’s and East Penn Financial’s historical net income per share, dividends per share and book value per share. The table also contains pro forma information that reflects the merger of Harleysville and East Penn Financial as if the merger had taken place as of the beginning of the earliest period presented using the purchase method of accounting and represents a preliminary estimate of the financial information based on available financial information of East Penn Financial and Harleysville. These estimates are subject to further adjustment as additional information becomes available and additional analyses are performed. The unaudited pro forma combined financial information is presented for illustrative purposes only and does not include any assumptions regarding the possible impact of revenue enhancements, expense efficiencies, asset dispositions or share repurchases. The unaudited pro forma equivalent data were obtained by multiplying the combined company pro forma information by the exchange ratio for each share of East Penn Financial common stock.

You should read the information in the following table in conjunction with the historical financial information and related notes contained in the annual, quarterly and other reports that Harleysville has filed with the Securities and Exchange Commission. Harleysville has incorporated its prior filings into this document by reference. For information on how to obtain the reports Harleysville has filed, please refer to the section entitled “Where You Can Find More Information” on page 87 of this document. You should not rely on the pro forma information as being indicative of the results that Harleysville will achieve in the transaction.

	(Unaudited)
	Six Months ended	Year ended
	June 30, 2007	December 31, 2006
Book value per share:
East Penn Financial historical	$ 4.05	$ 3.99
Harleysville historical	9.93	10.18
Combined Company pro forma(1)	10.49	10.71
East Penn Financial pro forma equivalent(2)	8.82	9.00

Cash dividends declared per share:
East Penn Financial historical	0.12	0.22
Harleysville historical	0.40	0.75
Combined Company pro forma(3)	0.40	0.75
East Penn Financial pro forma equivalent (2)	0.34	0.63

Basic net income per share:
East Penn Financial historical	0.27	0.57
Harleysville historical	0.46	1.36
Combined Company pro forma(1)	0.43	1.28
East Penn Financial pro forma equivalent(2)	0.36	1.08

Diluted net income per share:
East Penn Financial historical	0.27	0.57
Harleysville historical	0.45	1.34
Combined Company pro forma(1)	0.42	1.26
East Penn Financial pro forma equivalent(2)	0.35	1.06

(1)

Combined Company pro forma amounts are calculated by adding together the historical amounts reported by Harleysville and East Penn Financial, as adjusted for (i) the estimated purchase accounting adjustments to be recorded and (ii) the issuance of 2,385,172 shares of Harleysville common stock in connection with the merger based on the assumed conversion of 45% of outstanding East Penn Financial common stock into shares of Harleysville common stock at an assumed exchange ratio of .8406. The exchange ratio of .8406 is based on the assumption that the indicated Harleysville share price is equal to or less than $19.84 and equal to or greater than $14.66. It is further assumed that none of the holders of options for East Penn Financial shares decide to exercise or cash-out their options.

The estimated purchase accounting adjustments included in the pro forma amounts are as follows: a) The assumed purchase price is $96.3 million in cash and stock which includes an estimated $3.6 million in direct merger costs. b) Goodwill is estimated at $63.0 million and the core deposit intangible is estimated at $7.6 million. c) The cash portion of the purchase price is assumed to be funded through $22.5 million in trust preferred securities. d) Interest expense was recorded for $714,000 for the six months ended June 30, 2007 and

$1.4 million for the year ended December 31, 2006 based on an interest rate of 6.35%. e) The remaining $32.6 million cash portion of the purchase price is assumed to be paid from Harleysville’s existing interest-bearing cash at an assumed rate of 5.75%. This reduces interest income by an estimated $939,000 for the six months ended June 30, 2007 and $1.9 million for the year ended December 31, 2006. f) Core deposit intangible amortization is estimated to be $691,000 for the six months ended June 30, 2007 and $1.4 million for the year ended December 31, 2006, based upon an expected life of 10 years and using the sum of the years digits basis. The pro forma amounts do not include expected annual cost savings of $3.4 million before-tax as a result of the merger. Income tax expense related to proforma adjustments are reflected at an assumed tax rate of 35%.

(2)	Pro forma equivalent amounts are calculated by multiplying the pro forma combined amounts by an assumed exchange ratio of .8406 as indicated in Note 1.

(3)

It is anticipated that the initial dividend rate will be equal to the current dividend rate of Harleysville. Accordingly, pro forma combined dividends per share of Harleysville common stock represent the historical dividends per common share paid by Harleysville.

RISK FACTORS

By approving and adopting the merger, East Penn Financial shareholders will receive Harleysville’s common stock or cash (or a combination of stock and cash) in exchange for their shares of East Penn Financial common stock. Because at least 40% of the combined total value of the East Penn Financial shares and share equivalents, such as unexercised stock options, must for tax purposes be exchanged for Harleysville stock, there can be no assurance that those shareholders who elect to receive cash will, indeed, receive all cash for their shares.

An investment in Harleysville’s common stock involves a degree of risk. In addition to the other information included in this document, including the matters addressed in “A Warning about Forward-Looking Information,” on page 26, you should carefully consider the matters described below in determining whether to approve and adopt the merger agreement.

Risks Relating to Your Investment and the Merger

Some East Penn Financial Shareholders may not receive the form of merger consideration that they elect.

In the event that East Penn Financial shareholders oversubscribe for the available pool of cash or shares of Harleysville common stock, either those East Penn Financial shareholders electing to receive cash or those electing to receive Harleysville common stock will have the consideration of the type they selected reduced on a pro rata basis and will receive all or a portion of their consideration in the form that they did not elect to receive. Accordingly, at the time East Penn Financial shareholders vote on the proposal to approve and adopt the merger agreement, they will not know the exact form of merger consideration that they will receive, regardless of their election prior to the merger. In addition, an East Penn Financial shareholder may receive a pro rata amount of cash or Harleysville common stock even if he or she has elected to receive cash or Harleysville common stock. Further, to the extent that East Penn Financial shareholders receive all or a portion of the merger consideration in a form that they did not elect, they also will not know the tax consequences that will result upon the exchange of their shares of East Penn Financial common stock. See “The Merger — Certain Federal Income Tax Consequences,” on page 69.

Because the market price of Harleysville common stock fluctuates, East Penn Financial Shareholders cannot be sure of the value they will receive per share of East Penn Financial common stock.

The value of the cash and stock consideration to be received by the East Penn Financial shareholders will be between $13.52 and $15.48 per share, based upon the determination of the indicated Harleysville share price and subject to certain adjustments as discussed elsewhere in this document. It may be higher under certain circumstances. Because the market price of Harleysville common stock fluctuates, the indicated Harleysville share price cannot be determined until the determination date, which is after the date the East Penn Financial shareholders will vote on the merger. The market price of Harleysville common stock on the effective date of the merger may vary from its market price as of the date of this proxy statement/prospectus and as of the date of the East Penn Financial special shareholders’ meeting.

The market price of Harleysville common stock fluctuates, therefore, the market value of the Harleysville common stock received in the merger may increase or decrease after the determination date.

The number of shares of Harleysville common stock to be exchanged for a share of East Penn Financial common stock will be fixed as of the determination date and based upon the indicated Harleysville share price. After the determination date, and prior to the actual delivery date of the Harleysville common stock to the East Penn Financial shareholders, the market price of the Harleysville common stock will continue to fluctuate. Accordingly, the market value of the Harleysville common stock received in the merger may be higher or lower than the market value of the Harleysville common stock as of the determination date. As of September 25, 2007, the closing price of Harleysville common stock, as reported on the NASDAQ Global Market, was $16.94. The indicated Harleysville share price, if determined on that date, would be $16.49. The high and low closing prices of Harleysville common stock for the period between January 1, 2007, and September 25, 2007, were a high closing price of $20.25 on February 8, 2007, and a low closing price of $14.03 on July 24, 2007.

Harleysville may issue shares to you in certificate form or in uncertificated (book entry) form. Harleysville plans to issue shares to you in uncertificated form. However, if Harleysville decides to issue shares to you in certificate form, there will be a time period between the effective date of the merger and delivery of the certificate to you. Until you receive the stock certificate, you will not be able to sell your Harleysville shares in the open market and thus, will not be able to avoid losses resulting from any decline in the market price of Harleysville common stock during this period.

See “Summary — Market Price and Dividend Information,” on page 13. We urge you to obtain current market quotations for Harleysville common stock.

The fairness opinion Sandler O’Neill & Partners provided to the East Penn Financial board will not be updated unless there is a material change to the terms of the transaction or East Penn Financial receives any third-party offers.

The Sandler O’Neill & Partners fairness opinion has only determined the fairness of the transaction to East Penn Financial and its shareholders as of May 15, 2007, the date of the fairness opinion. The fairness opinion states that Sandler O’Neill & Partners is not obligated to update the fairness opinion for any reason.

East Penn Financial directors and executive officers may have interests in the merger that differ from your interests.

Some of East Penn Financial’s directors and executive officers have interests in the transaction other than their interests as shareholders. For example, Brent L. Peters, a director and the President and Chief Executive Officer of East Penn Financial has previously entered into an employment agreement and a supplemental executive retirement plan with East Penn Financial that would provide him with change-in-control payments upon termination of his employment in connection with changes in control of East Penn Financial and East Penn Bank. After the merger of East Penn Bank, with and into Harleysville National Bank, the current board of directors of Harleysville and Harleysville National Bank, with the addition of Brent L. Peters to each, will continue to serve as the respective board of directors of Harleysville and Harleysville National Bank. In addition:

-	Harleysville has agreed that it will endeavor to continue the employment of all current East Penn Bank employees in positions that will contribute to the successful performance of the combined organization, but it is not obligated to continue the employment of all current East Penn Bank employees. Harleysville has notified 44 East Penn Bank employees that it expects to eliminate their current positions after the merger becomes effective. These reductions will not necessarily be entirely achieved through employee layoffs, but may be realized through normal attrition and reassignment of employees from existing positions to other positions. If before one year after the merger, Harleysville elects to displace an employee or eliminate a position, or does not offer the employee comparable employment, it will pay two weeks severance for each year of the employee’s combined service with East Penn Bank and Harleysville, with a minimum of four weeks up to a maximum of 26 weeks severance. During the severance period Harleysville will continue to pay its share of medical benefits.

-	East Penn Bank employees will be immediately eligible for all Harleysville benefit plans and Harleysville will waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees to the extent such conditions were satisfied under the East Penn Financial plans.

-

Harleysville has agreed to the following provisions relating to the proposed East Penn Bank Division that will apply for three years unless Brent L. Peters dies or resigns without good reason or his employment with Harleysville is terminated for cause. Harleysville will operate East Penn Bank as a division of Harleysville National Bank with the name “East Penn Bank” and use the East Penn Bank logo for the division. During this period, Harleysville has agreed to transfer nine of its branches in Lehigh, Carbon, Monroe and Northampton Counties into the new East Penn Bank division, under the “East Penn Bank” name and signage, and under the authority of that division’s management team. Harleysville will retain autonomous loan authority levels for the “East Penn Bank” division subject to Harleysville’s loan policies, credit quality administration and banking rules and regulations. Harleysville will integrally involve the “East Penn Bank” division and its management in Harleysville’s marketing efforts, including a regional marketing presence for “East Penn Bank.” Harleysville will retain the “East Penn Bank” division’s ability to make community contributions consistent with East Penn Bank’s historical levels within overall Harleysville company-wide budget parameters.

-	For a period of three years, regardless of whether Brent L. Peters remains employed with Harleysville, Harleysville will retain an advisory board of directors for the East Penn Bank division composed of at least five of the current East Penn Financial board of directors. Each of these advisory board directors will receive a director retainer of $8,000, plus $150 per meeting attended up to a maximum of $1,200 in meeting fees. The board will choose its own chairman and shall hold at least eight (8) meetings annually.

-	Brent L. Peters has entered into a new employment agreement with a subsidiary of Harleysville for a minimum term of three years and automatic one-year renewals unless either party sends prior notice of non-renewal. This employment agreement will become effective on the effective date of the merger. Harleysville has agreed to hire Brent L. Peters as an Executive Vice President of Harleysville and Harleysville National Bank, and to appoint and maintain him as a member of the boards of directors of Harleysville and Harleysville National Bank for three years. He will also be President of the new East Penn Bank Division. He will also be a member of the Harleysville National Bank board Executive Committee and of Harleysville’s Executive Council so long as Harleysville maintains one. He will also be a member of Harleysville National Bank’s ALCO, Senior Loan, Problem Asset, Credit Policy, Disclosure, Senior Staff and Strategic Planning Committees, so long as they are maintained. His initial annual base salary under the employment agreement will be $296,000. He will also receive other benefits. His compensation may increase. See, “Terms of the Merger — Interests of Management and Others in the Merger — Executive Employment Agreements and Benefits,” at page 68.

-	Brent L. Peters’ existing employment agreement with East Penn Financial will be terminated. Mr. Peters will receive a change in control payment of $624,450 under his existing employment agreement with East Penn Financial upon termination of his employment with East Penn Financial. He will also receive a payment under his East Penn Financial supplemental retirement plan upon reaching age 62.

These and certain other additional interests of East Penn Financial’s directors and executive officers are described in detail in “The Merger — Interests of Management and Others in the Merger,” beginning on page 66 of this document. These circumstances may cause some of East Penn Financial directors and executive officers to view the proposed transaction differently than you view it.

The merger may fail to qualify as a tax-free reorganization under the Internal Revenue Code.

The merger of East Penn Financial with and into Harleysville has been structured to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code. The closing of the merger is conditioned upon the receipt by each of Harleysville and East Penn Financial of an opinion of its respective tax advisor, each dated as of the effective date of the merger, substantially to the effect that, on the basis of facts, representations and assumptions set forth or referred to in that opinion (including factual representations contained in certificates of officers of East Penn Financial and Harleysville) which are consistent with the state of facts existing as of the effective date of the merger, the merger constitutes a reorganization under Section 368(a) of the Code. The tax opinions to be delivered in connection with the merger are not binding on the Internal Revenue Service or the courts, and neither East Penn Financial nor Harleysville intends to request a ruling from the Internal Revenue Service with respect to the United States federal income tax consequences of the merger. If the merger fails to qualify as a tax-free reorganization, an East Penn Financial shareholder would likely recognize gain or loss on each share of East Penn Financial surrendered in the amount of the difference between the shareholder’s basis in the East Penn Financial shares and the fair market value of the Harleysville common stock and cash received by the East Penn Financial shareholder in exchange. For a more detailed discussion of the federal income tax consequences of the transaction to you, see “The Merger — Certain Federal Income Tax Consequences,” on page 69.

The federal income tax consequences of the merger for East Penn Financial shareholders will be dependent upon the merger consideration received.

The federal income tax consequences of the transaction to you will depend upon the merger consideration you received. In general, if you exchange your shares of East Penn Financial common stock solely for cash, you will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the cash you receive and your adjusted tax basis in your East Penn Financial common stock. If you receive solely Harleysville common stock in exchange for your East Penn Financial common stock, you generally will not recognize any gain or loss for federal income tax purposes. However, you generally will have to recognize gain or loss in connection with cash received instead of fractional shares of Harleysville common stock. If you receive a combination of cash and Harleysville common stock in the transaction, you generally will not recognize loss but will recognize gain, if any, to the extent of the lesser of (1) any cash received and (2) the amount of cash and the fair market value of the Harleysville common stock you receive, less your adjusted tax basis in the shares of East Penn Financial common stock you surrender in the transaction.

Holders of East Penn Financial stock options should discuss with their tax advisors the tax results of each course of action available to them.

For a more detailed discussion of the federal income tax consequences of the transaction to you, see “The Merger — Certain Federal Income Tax Consequences,” on page 69.

After the merger is completed, East Penn Financial shareholders who receive Harleysville common stock for some or all of their shares of East Penn Financial common stock will become Harleysville shareholders and will have different rights that may be less advantageous than their current rights.

Upon completion of the merger, East Penn Financial shareholders who receive Harleysville common stock for some or all of their shares of East Penn Financial common stock will become Harleysville shareholders. Differences in East Penn Financial’s articles of incorporation and bylaws and Harleysville’s articles of incorporation and bylaws will result in changes to the rights of East Penn Financial shareholders who become Harleysville shareholders. For more information, see “Comparison of Shareholders’ Rights,” beginning on page 77 of this document. A shareholder of East Penn Financial may conclude that his, her or its current rights under East Penn Financial’s articles of incorporation and bylaws are more advantageous than the rights they may have as a Harleysville shareholder under Harleysville’s articles of incorporation and bylaws.

The East Penn Financial Directors have the option to terminate the merger agreement if the indicated Harleysville share price is below certain dollar and bank stock index comparative levels.

If the indicated Harleysville share price is less than $13.06 per share and the ratio obtained by dividing the indicated Harleysville share price by Harleysville’s closing share price on May 15, 2007 ($15.83) is less than the ratio obtained by dividing the price of an index of bank stocks on the determination date by the price of the index of bank stocks on May 15, 2007, minus .175, the East Penn Financial Directors have the option to terminate the merger agreement. East Penn Financial cannot predict whether or not the East Penn Financial board of directors would exercise its right to terminate the merger agreement if the indicated Harleysville share price fell below these ratios. The merger agreement does not provide for a resolicitation of East Penn Financial shareholders if the indicated Harleysville share price falls below these ratios and the East Penn Financial board nevertheless chooses to complete the transaction. East Penn Financial’s board of directors has made no decision as to whether it would exercise its right to terminate the merger agreement under the circumstances described above.

If the indicated Harleysville share price is less than $11.50 per share, the Harleysville Directors have the option to terminate the merger agreement.

If the merger closes at a time when the indicated Harleysville share price is below $11.50, then Harleysville has the option, but is not required, to terminate the merger agreement. Harleysville cannot predict whether or not the Harleysville board of directors would exercise its right to terminate the merger agreement if these conditions were met. Harleysville’s board of directors has made no decision as to whether it would exercise its right to terminate the merger agreement under the circumstances described above.

If the merger has not occurred by March 31, 2008, either Harleysville or East Penn Financial may choose not to proceed with the merger.

Either Harleysville or East Penn Financial may terminate the merger agreement if the merger has not been completed and effective by March 31, 2008, unless the failure has resulted from a breach of the merger agreement by the party seeking to terminate. See “The Merger — Termination,” on page 60 and “Termination Fee,” on page 62. There can be no assurance that all conditions to the merger will have been satisfied by March 31, 2008. See “The Merger — Conditions to the Merger,” beginning on page 58.

If the merger is not completed, East Penn Financial will have incurred substantial expenses without realizing the expected benefits.

East Penn Financial will incur substantial expenses in connection with the merger. The completion of the merger depends on the satisfaction of specified conditions and the receipt of regulatory approvals. East Penn Financial and Harleysville cannot guarantee that these conditions will be met. If the merger is not completed, these expenses could have a material adverse impact on the financial condition of East Penn Financial because it would not have realized the expected benefits.

Risks Relating to Harleysville and Its Business

Harleysville May Fail to Realize the Cost Savings it Expects to Achieve from the Merger.

The success of the merger will depend, in part, on Harleysville's ability to realize the estimated cost savings from combining the businesses of Harleysville and East Penn Financial. While Harleysville believes that its cost savings estimates are achievable, it is possible that the potential cost savings could be more difficult to achieve than Harleysville anticipates. Harleysville's cost savings estimates also depend on its ability to combine the businesses of Harleysville and East Penn Financial in a manner that permits those cost savings to be realized. If Harleysville's estimates are incorrect or Harleysville is unable to combine the two companies successfully, the anticipated cost savings may not be realized fully or at all, or may take longer to realize than expected.

Combining Harleysville and East Penn Financial May be More Difficult, Costly or Time-Consuming than Expected.

Harleysville and East Penn Financial have operated, and, until the completion of the merger, will continue to operate, independently. The integration process could result in the loss of key employees, the disruption of each company's ongoing business, inconsistencies in standards, controls, procedures and policies that adversely affect either company's ability to maintain relationships with clients and employees or achieve the anticipated benefits of the merger. As with any merger of financial institutions, there also may be disruptions that cause Harleysville and East Penn Financial to lose customers or cause customers to withdraw their deposits from Harleysville, or other unintended consequences that could have a material adverse effect on Harleysville's results of operations or financial condition.

Interest rate movements impact the earnings of Harleysville.

Harleysville is exposed to interest rate risk, through the operations of its banking subsidiary, since substantially all of Harleysville National Bank’s assets and liabilities are monetary in nature. Interest rate risk arises from market driven fluctuations in interest rates that affect cash flows, income, expense and the value of financial instruments. The Bank’s earnings, like that of most financial institutions, largely depend on net interest income, which is the difference between the interest income earned on interest-earning assets, such as loans and investments, and the interest expense paid on interest-bearing liabilities, such as deposits and borrowings. In an increasing interest rate environment, the cost of funds is expected to increase more rapidly than the interest earned on the loans and securities because the primary source of funds are deposits with generally shorter maturities than the maturities on loans and investment securities. This causes the net interest rate spread to compress and negatively impacts Harleysville National Bank’s profitability. Harleysville actively manages its interest rate sensitivity positions. The objectives of interest rate risk management are to control exposure of net interest income to risks associated with interest rate movements and to achieve consistent growth in net interest income. Continued aggressive pricing by competitors for loans and deposits may adversely affect Harleysville’s profitability.

Harleysville is exposed to risks in connection with loans Harleysville National Bank makes and if the allowance for loan losses is not sufficient to cover actual loan losses, Harleysville’s earnings could decrease.

A significant source of risk for Harleysville arises from the possibility that losses will be sustained because borrowers, guarantors and related parties may fail to perform in accordance with the terms of their loans. Harleysville has underwriting and credit monitoring procedures and credit policies, including the establishment and review of the allowance for loan losses, that are believed to be adequate to minimize this risk by assessing the likelihood of nonperformance, tracking loan performance and diversifying loan portfolios. Such policies and procedures, however, may not prevent unexpected losses that could adversely affect Harleysville’s results of operations.

Harleysville maintains an allowance for loan losses at a level management believes is sufficient to absorb estimated probable credit losses. Management’s determination of the adequacy of the allowance is based on periodic evaluations of the loan portfolio and other relevant factors. However, this evaluation is inherently subjective as it requires significant estimates by management. Consideration is given to a variety of factors in establishing these estimates including historical losses, current and anticipated economic conditions, diversification of the loan portfolio, delinquency statistics, results of internal loan reviews, borrowers’ perceived financial and management strengths, the adequacy of underlying collateral, the dependence on collateral, or the strength of the present value of future cash flows and other relevant factors. These factors may be susceptible to significant change. To the extent actual outcomes differ from management estimates, additional provisions for loan losses may be required which may adversely affect the Corporation’s results of operations in the future. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses. Such agencies may require Harleysville to recognize additions to the allowance based on their judgment of information available to them at the time of their examination. An economic slowdown in the geographic region served by Harleysville may adversely affect Harleysville’s profitability.

Harleysville's Ability to Pay Dividends is Subject to Limitations.

Harleysville is a bank holding company and its operations are conducted by direct and indirect subsidiaries, each of which is a separate and distinct legal entity. Substantially all of Harleysville's assets are held by its direct and indirect subsidiaries.

Harleysville's ability to pay dividends depends on its receipt of dividends from its direct and indirect subsidiaries. Its principal banking subsidiary, Harleysville National Bank, is its primary source of dividends. Dividend payments from its banking subsidiaries are subject to legal and regulatory limitations, generally based on net profits and retained earnings, imposed by the various banking regulatory agencies. The ability of banking subsidiaries to pay dividends is also subject to their profitability, financial condition, capital expenditures and other cash flow requirements. There is no assurance that Harleysville's subsidiaries will be able to pay dividends in the future or that Harleysville will generate adequate cash flow to pay dividends in the future. Harleysville's failure to pay dividends on its common stock could have a material adverse effect on the market price of its common stock.

Future Acquisitions by Harleysville Could Dilute Your Ownership of Harleysville and May Cause Harleysville to Become More Susceptible to Adverse Economic Events.

Harleysville has acquired other companies with its common stock in the past and may acquire or make investments in banks and other complementary businesses in the future. Harleysville may issue shares of its common stock in connection with these potential acquisitions and other investments, which would dilute your ownership interest in Harleysville in the event that you receive consideration in the form of Harleysville common stock. While there is no assurance that these transactions will occur, or that they will occur on terms favorable to Harleysville, future business acquisitions could be material to Harleysville, and the degree of success achieved in acquiring and integrating these businesses into Harleysville could have a material effect on the value of Harleysville common stock. In addition, any such acquisition could require Harleysville to expend substantial cash or other liquid assets or to incur debt, which could cause Harleysville to become more susceptible to economic downturns and competitive pressures.

An economic downturn in eastern Pennsylvania or a general decline in economic conditions could adversely affect Harleysville’s financial results.

Harleysville National Bank’s operations are concentrated in eastern Pennsylvania. As a result of this geographic concentration, Harleysville’s financial results may correlate to the economic conditions in this area. Deterioration in economic conditions in this market area, particularly in the industries on which this geographic areas depend, or a general decline in economic conditions may adversely affect the quality of the loan portfolio (including the level of non-performing assets, charge offs and provision expense) and the demand for products and services, and accordingly, Harleysville’s results of operations. Inflation has some impact on Harleysville’s and Harleysville National Bank’s operating costs. Harleysville’s future acquisitions could dilute your ownership of Harleysville and may cause Harleysville to become more susceptible to adverse economic events.

Strong competition within Harleysville’s market area may limit its growth and profitability.

Competition in the banking and financial services industry is intense. Harleysville National Bank competes actively with other eastern Pennsylvania financial institutions, many larger than Harleysville National Bank, as well as with financial and non-financial institutions headquartered elsewhere. Commercial banks, savings banks, savings and loan associations, credit unions, and money market funds actively compete for deposits and loans. Such institutions, as well as consumer finance, insurance companies and brokerage firms, may be considered competitors with respect to one or more services they render. Harleysville National Bank is generally competitive with all competing institutions in its service areas with respect to interest rates paid on time and savings deposits, service charges on deposit accounts, interest rates charged on loans and fees for trust and investment advisory services. Many of the institutions with which Harleysville National Bank competes have substantially greater resources and lending limits and may offer certain services that Harleysville National Bank does not or cannot provide. Harleysville’s profitability depends upon Harleysville National Bank’s ability to successfully compete in its market area.

Harleysville operates in a highly regulated environment and may be adversely affected by changes in laws and regulations.

Harleysville and Harleysville National Bank are subject to extensive regulation, supervision and examination by certain state and federal agencies including the Federal Deposit Insurance Corporation, as insurer of Harleysville National Bank’s deposits, the Board of Governors of the Federal Reserve System, as regulator of the holding company and the Office of the Comptroller of Currency. Such regulation and supervision governs the activities in which an institution and its holding company may engage, and are intended primarily to ensure the safety and soundness of financial institutions. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on operations, the classification of assets and determination of the level of the allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on Harleysville National Bank’s and Harleysville’s operations. There are also several federal and state statutes which regulate the obligation and liabilities of financial institutions pertaining to environmental issues. In addition to the potential for attachment of liability resulting from its own actions, a bank may be held liable under certain circumstances for the actions of its borrowers, or third parties, when such actions result in environmental problems on properties that collateralize loans held by the bank. Further, the liability has the potential to far exceed the original amount of a loan issued by the bank.

A WARNING ABOUT FORWARD-LOOKING INFORMATION

This document, including information incorporated by reference in this document, contains forward-looking statements with respect to the financial condition, results of operations and business of each of East Penn Financial, East Penn Bank, and Harleysville and its subsidiaries including Harleysville National Bank. These include statements relating to revenues, cost savings and anticipated benefits resulting from the merger. You can find many of these statements by looking for words such as “believes,” “expects,” “anticipates,” “estimates,” “projects” or similar words or expressions.

These forward-looking statements involve substantial risks and uncertainties. There are many factors that may cause actual results to differ materially from those contemplated by these forward-looking statements. See “Risk Factors,” beginning on page 20 of this document.

Because forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by these statements. East Penn Financial and Harleysville caution East Penn Financial shareholders not to place undue reliance on these statements. These statements speak only as of the date of this document or, if made in any document incorporated by reference, as of the date of that document.

All written or oral forward-looking statements attributable to Harleysville or East Penn Financial or any person acting on their behalf made after the date of this document are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither Harleysville nor East Penn Financial undertakes any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

PART 2: THE EAST PENN FINANCIAL SPECIAL MEETING OF SHAREHOLDERS

When and Where the Special Meeting will be Held

East Penn Financial will hold a special meeting of its shareholders at Allen Organ Company, 3370 Route 100, Macungie, PA 18062, at 6:00 p.m., local time, on Thursday, November 1, 2007.

What will be Voted on at the Special Meeting

At the special meeting, East Penn Financial shareholders will consider and vote on proposals to:

  Approve and adopt the merger agreement between East Penn Financial and Harleysville, which provides for the merger of East Penn Financial into Harleysville’s subsidiary;

  Adjourn or postpone the meeting if more time is needed to solicit proxies; and

  Transact any other business that may properly be brought before the special meeting and any adjournment or postponement of the meeting.

Shareholders Entitled to Vote

East Penn Financial has set September 18, 2007, as the record date to determine which East Penn Financial shareholders will be entitled to vote at the special meeting. Only East Penn Financial shareholders at the close of business on the record date will be entitled to vote at the special meeting. As of the record date, there were 6,334,354 shares of East Penn Financial common stock outstanding and entitled to be voted at the special meeting, held by approximately 2,617 shareholders of record. Each holder of shares of East Penn Financial common stock outstanding on the record date will be entitled to one vote for each share held of record.

Number of Shares that must be represented for a Vote to be taken

In order to have a quorum, a majority of the total outstanding shares of East Penn Financial common stock entitled to vote at the special meeting must be represented at the meeting in person or by proxy.

East Penn Financial will count as present at the special meeting, for purposes of determining the presence or absence of a quorum:

  Shares of East Penn Financial common stock held by persons attending the East Penn Financial special meeting, whether or not they are voting; and

  Shares of East Penn Financial common stock for which East Penn Financial has received proxies, including proxies with respect to which holders of those shares have abstained from voting.

Vote Required; Voting by East Penn Financial Directors and Executive Officers

Approval and adoption of the merger agreement and the merger requires the affirmative vote of at least a majority of the shares of East Penn Financial common stock outstanding on September 18, 2007, the record date. Approval of the adjournment or postponement proposal requires the affirmative vote of the holders of a majority of the votes cast at the special meeting by shareholders entitled to vote.

The directors of East Penn Financial have entered into agreements to vote all shares of East Penn Financial common stock for which they have sole voting power and their proportionate interest, if they have shared voting power on the record date, in favor of approval of the merger agreement and the merger. East Penn Financial’s executive officers are expected to vote all shares of East Penn Financial common stock for which they have sole voting power and their proportionate interest, if they have shared voting power on the record date, in favor of approval of the merger agreement and the merger. As of the record date of September 18, 2007, directors and executive officers of East Penn Financial had sole or shared voting power over 1,600,224 shares of East Penn Financial common stock or approximately 25.263% of the shares of East Penn Financial common stock outstanding on that date.

Voting your Shares; Abstentions

The East Penn Financial board of directors is soliciting proxies from the East Penn Financial shareholders. This will give you an opportunity to vote at the East Penn Financial special meeting without attending in person. When you deliver a valid proxy, the shares represented by that proxy will be voted by a named agent in accordance with your instructions. If your shares are held by a broker in street name as your nominee, you must follow the instructions provided by your broker in order to vote your shares. Without your instructions, your broker cannot give a proxy to vote your shares, which will have the same effect as voting against the merger and will have no effect on the proposal to adjourn or postpone the meeting. If you do not vote by proxy or by attending the

East Penn Financial special meeting and voting in person, it will have the same effect as voting against the merger and will have no effect on the proposal to adjourn or postpone the meeting. If you vote by proxy but make no specification on your proxy card that you have otherwise properly executed, the agent will vote the shares “FOR” approval and adoption of the merger agreement and the merger and “FOR” the adjournment and postponement of the meeting.

If you abstain from voting on the proposal to approve and adopt the merger agreement and the merger, it will have the same effect as voting against the merger, because approval of the merger requires the affirmative vote of at least a majority of the shares outstanding, rather than of votes cast at the meeting.

Because approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast at the special meeting by shareholders entitled to vote, abstentions will not affect the vote on approval of the adjournment proposal.

If any other matter shall properly come before the special meeting or any adjournments or postponements thereof and shall be voted upon, the form of proxy shall be deemed to confer authority to the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters according to their best judgment.

Changing your Vote - Revoking your Proxy

Any East Penn Financial shareholder may revoke a proxy at any time before or at the special meeting in one or more of the following ways:

-	Delivering a written notice of revocation, bearing a later date than the proxy, at any time prior to the vote at the special meeting to Bruce R. Keil, Secretary of East Penn Financial;

-	Submitting a later-dated proxy; or

-	Attending the special meeting and voting in person after giving written notice of revocation to Bruce R. Keil, Secretary of East Penn Financial.

You should send any written notice of revocation or subsequent proxy to East Penn Financial, Attention: Bruce R. Keil , Secretary, 22 South 2nd Street, P. O. Box 869, Emmaus, PA 18049, or hand deliver the notice of revocation or subsequent proxy to Bruce R. Keil, Secretary, before the taking of the vote at the special meeting. Attendance at the special meeting will not by itself constitute a revocation of a proxy.

Solicitation of Proxies and Costs

The East Penn Financial board of directors is soliciting proxies from the East Penn Financial shareholders. East Penn Financial will pay the costs of soliciting proxies. In addition to solicitation by mail, directors, officers and employees acting on behalf of East Penn Financial may solicit proxies for the special meeting in person or by telephone, email, facsimile or other means of communication. East Penn Financial will not pay any additional compensation to these directors, officers or employees for these activities, but may reimburse them for reasonable out-of-pocket expenses. East Penn Financial will make arrangements with brokerage houses, custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by these brokerage houses, custodians, nominees and fiduciaries, and East Penn Financial will reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in connection with the solicitation.

PROPOSAL NO. 1: APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER

The board of directors of East Penn Financial Corporation proposes that the shareholders of East Penn Financial Corporation approve and adopt the Merger Agreement dated May 15, 2007 among East Penn Financial Corporation, East Penn Bank and Harleysville National Corporation, as amended by Amendment No. 1 to Merger Agreement dated August 29, 2007. The board of directors of East Penn Financial Corporation urges you to vote FOR the approval and adoption of the Merger Agreement

PROPOSAL NO. 2:  ADJOURNMENT OR POSTPONEMENT

In the event that East Penn Financial does not have sufficient votes for a quorum or to approve and adopt the merger agreement at the East Penn Financial special meeting, East Penn Financial intends to adjourn or postpone the meeting to permit further solicitation of proxies.

The East Penn Financial board of directors recommends that you mark your proxy in favor of the adjournment or postponement proposal so that your proxy may be used to vote for adjournment or postponement if necessary. If you properly executed your proxy, we will consider that you voted in favor of the adjournment proposal unless your proxy indicates otherwise. If we adjourn the special meeting, we will not give notice of the time and place of the adjourned or postponed meeting other than by an announcement of such time and place at the special meeting.

PART 3: DESCRIPTION OF THE MERGER

The following information describes the material terms and provisions of the merger. This description is not complete. We qualify this discussion in its entirety by reference to the merger agreement, as amended, which we incorporate by reference in this proxy statement/prospectus. A copy of the merger agreement is attached to this document as Annex A to provide information regarding the terms of the proposed merger. Except for its status as the contractual document between the parties with respect to the merger described therein, it is not intended to provide factual information about the parties. The representation and warranties contained in the merger agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed to by the contracting parties, including being qualified by disclosures between the parties. These representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, they should not be relied on by investors as statements of factual information. We urge you to read the full text of the merger agreement carefully.

General

The merger agreement provides that:

  East Penn Financial will merge into a wholly owned subsidiary of Harleysville, which in turn will dissolve and liquidate into Harleysville, with Harleysville as the surviving corporation.

  Effective immediately after the effective date of the merger, East Penn Bank, will merge into Harleysville National Bank with Harleysville National Bank as the surviving banking institution.

  As a shareholder of East Penn Financial, for each share of East Penn Financial common stock you own, you will receive either $14.50 in cash, or shares of Harleysville common stock (and cash instead of any fractional shares). What you receive will depend partly on the election you make between stock and cash for each East Penn Financial share, and partly on the allocation provisions of the merger agreement, which are intended to ensure that East Penn Financial shareholders will receive, as a group, certain minimum amounts of Harleysville common stock and cash, and that the cash paid to East Penn Financial shareholders will not be more than will permit the merger to qualify as a tax-free reorganization under the Internal Revenue Code. For these reasons, your election as between cash, or shares of Harleysville common stock with cash instead of fractional shares, for each East Penn Financial share you own, will not necessarily be implemented exactly as you elect. If the total cash and stock elections by East Penn Financial shareholders are greater, or less, than the aggregate cash and stock consideration to be paid by Harleysville, the elections will be reallocated so that the required portions of the merger consideration are paid in cash and shares of Harleysville common stock (as described above in this paragraph). Accordingly, after East Penn Financial shareholder elections have been tabulated, the elected amounts of stock and cash may be subject to adjustment to achieve a mix of consideration within these limits. A further allocation may also be made if necessary to assure that the aggregate cash consideration paid by Harleysville, when added to amounts of cash or stock given to holders of East Penn Financial stock options upon exercise or cancellation of their options, does not exceed the maximum amount that may be paid in a tax-free reorganization under Section 368 of the Internal Revenue Code.

Background of the Merger

Date	Events

January 5, 2007	Brent Peters, Chairman of the Board, President, and CEO of East Penn Financial, Forrest Rohrbach, Vice Chairman of the Board and Lead Outside Director, and Donald Schneck, Vice Chairman of the Board, met to discuss strategic matters regarding East Penn Financial.

January 24, 2007	Walter E. Daller, Jr., Chairman of Harleysville, first met with Brent Peters, Chairman of the Board, CEO and President of East Penn Financial to discuss the possibility of an affiliation.

Date	Events

January 30, 2007	Walter E. Daller, Jr. met again with Brent Peters to discuss the possibility of a business combination.

January 31, 2007	The Harleysville Executive Committee met to consider a report given by Walter E. Daller, Jr. on the discussions and authorized him to continue the discussions.

February 1, 2007	The East Penn Financial Board held a special Board meeting to consider and discuss strategic options and alternatives including the preliminary conversations with Harleysville. The Board of Directors of East Penn Financial authorized strategic contacts for future board consideration.

February 2, 2007	Walter E. Daller, Jr. and Brent Peters discussed the outcome of the East Penn Financial board meeting.

February 5, 2007	East Penn Financial executed an engagement letter with Sandler O’Neill & Partners.

February 8, 2007	Harleysville’s board met and received an update from Harleysville management. The board authorized continuing discussions.

February 9, 2007	Brent Peters met with two additional interested financial institutions, referred to as Interested Parties No. 2 and 3, at separate times and locations.

February 12, 2007	Interested Party No. 3 signed confidentiality agreement.

February 13, 2007	Interested Party No. 5 signed confidentiality agreement.

February 14, 2007	The Executive Committee of Harleysville’s board met to review the acquisition discussions.

February 15, 2007	Brent Peters met with the president and chief executive officer of Interested Party No. 2 which signed a confidentiality agreement and submitted a nonbinding indication of interest.

February 15, 2007	East Penn Financial Board of Directors met to consider strategic goals, options and certain actions.

February 20, 2007	Brent Peters met with the president and chief executive officer of Interested Party No. 4 who executed a confidentiality agreement.

February 21, 2007	Brent Peters met again with the president and chief executive officer of Interested Party No. 3.

February 23, 2007	Brent Peters and Walter E. Daller, Jr. met to discuss a possible affiliation and how it could be achieved and implemented. Representatives of Harleysville and East Penn Financial signed confidentiality agreements.

February 23, 2007	Brent Peters met with the president and chief executive officer of Interested Party No. 5.

February 27, 2007	Brent Peters met with the president and chief executive officer of Interested Party No. 2.

March 7, 2007	Interested Party No. 3 notified East Penn Financial that it was terminating discussions.

March 13, 2007	Harleysville sent a nonbinding indication of interest to East Penn Financial with respect to the negotiation of a proposed transaction.

Date	Events

March 13, 2007	Interested Party No. 4 submitted a nonbinding indication of interest.

March 14, 2007	Brent Peters met with the president and chief executive officer of Interested Party No. 4.

March 15, 2007	Brent Peters met with the president and chief executive officer of Interested Party No. 2, who submitted a revised nonbinding indication of interest.

March 15, 2007	East Penn Financial Board of Directors met to discuss objectives, goals, opportunities, options, strategies, tactics and issues.

March 19, 2007	Brent Peters met with the president and chief executive officer of Interested Party No. 2.

March 20, 2007	Walter E. Daller, Jr. met with Brent Peters to further discuss the proposal.

March 28, 2007	The East Penn Financial board met to discuss issues and parties.

April 2, 2007	Brent Peters meets with Interested Party No. 5 to terminate discussions.

April 3, 2007	Brent Peters met with Walter E. Daller, Jr. and Demetra Takes to further discuss the Harleysville proposal.

April 4, 2007	Harleysville’s Executive Committee met to approve a revised proposal.

April 4, 2007	Harleysville sent a revised proposal letter to East Penn Financial.

April 4, 2007	Interested Party No. 5 submitted a revised nonbinding indication of interest.

April 4, 2007	The East Penn Financial board held a special Board meeting to discuss the proposals, parties, issues, goals and objectives. Representatives of Bybel Rutledge LLP and Sandler O’Neill & Partners attended the meeting.

April 4, 2007	Promptly following the East Penn Financial board meeting, Sandler O’Neill & Partners informed the remaining interested parties other than Harleysville that East Penn Financial had decided to proceed with Harleysville (unnamed). Both were advised that East Penn Financial might come back to them if negotiations with Harleysville (unnamed) did not lead to an agreement.

April 6, 2007	Harleysville delivered its due diligence requests to East Penn Financial.

April 10, 2007	Michael High contacted Harleysville’s legal counsel, Stradley Ronon Stevens & Young, LLP, to discuss the proposed transaction. Brent Peters and Walter E. Daller, Jr. met to prepare due diligence lists.

April 11, 2007	Michael High contacted Harleysville’s financial adviser, to discuss financial aspects of the proposed transaction and the schedule for due diligence.

April 12, 2007	Brent L. Peters and Demetra Takes met to discuss the proposed transaction.

April 13, 2007	Harleysville provided due diligence material to East Penn Financial.

April 14-15, 2007	Harleysville conducted on-site due diligence with respect to East Penn Financial.

April 17, 2007	Harleysville delivered the first draft of a definitive merger agreement to representatives of East Penn Financial. Negotiations between the parties, their representatives and counsel continued from this date through May 15, 2007.

Date	Events

May 9, 2007	The East Penn Financial board held a special meeting to discuss proposed agreement terms, negotiations, and positions on issues and additional information to be requested by Sandler O’Neill from Harleysville. Representatives of Bybel Rutledge LLP and Sandler O’Neill & Partners attended the meeting.

May 10, 2007	Harleysville’s board met to consider the definitive merger agreement. After presentations by management and Harleysville’s financial adviser, the board approved the terms of the transaction and the definitive merger agreement.

May 15, 2007	East Penn Financial’s board met to consider strategic options and the definitive merger agreement. The Board heard presentations by management, East Penn Financial, Special Counsel, and Sandler O’Neill & Partners and was presented with the fairness opinion of Sandler O’Neill & Partners. The Board reviewed the merger documents and two votes on certain matters were taken:

Vote 1: On the question of whether East Penn Financial should enter into a strategic transaction that would result in the sale of the corporation and its subsidiary bank with and into another financial institution, all directors voted yes except directors Donald S. Young and Konstantinos A. Tantaros, who voted no.

Vote 2: On the question of whether East Penn Financial should enter into and approve and adopt the Merger Agreement and the merger of East Penn Financial with Harleysville on the terms of the Merger Agreement and authorize the appropriate officers to take appropriate action in furtherance of the resolutions, all directors unanimously approved and adopted the Merger Agreement and Merger with Harleysville.

May 15, 2007	East Penn Financial and Harleysville signed the definitive merger agreement.

May 16, 2007	Harleysville and East Penn Financial publicly announced the transaction before the markets opened.

August 9, 2007	Harleysville’s board approved a modification to the merger agreement to provide that East Penn Financial will merge into a subsidiary of Harleysville.

August 9, 2007	East Penn Financial’s board approved the modification.

Reasons for the Merger: East Penn Financial’s Board of Directors

The East Penn Financial board of directors believes that the merger is advisable and fair to, and in the best interests of, East Penn Financial and its shareholders. Accordingly, the East Penn Financial board of directors has approved the merger agreement and recommends that its shareholders vote "FOR" the proposal to approve and adopt the merger agreement.

In approving the merger agreement, East Penn Financial’s board of directors consulted with legal counsel as to its legal duties and the terms of the merger agreement and with its financial advisor with respect to the financial aspects of the transaction and specific transaction terms. In arriving at its determination, East Penn Financial’s board of directors also considered a number of factors, including the following:

  East Penn Financial’s board of directors’ familiarity with and review of information concerning East Penn Financial’s business, results of operations, financial condition, competitive position and future prospects;

  The current and prospective environment in which East Penn Financial operates, including national, regional and local economic conditions, the competitive environment for banks and other financial institutions generally, the increased regulatory burdens on financial institutions and public companies generally and the trend toward consolidation in the banking industry and in the financial services industry;

  The financial presentation of Sandler O’Neill & Partners and the opinion of Sandler O’Neill & Partners that, as of the date of its opinion, the merger consideration was fair, from a financial point of view, to East Penn Financial’s shareholders;

  The historical market price of East Penn Financial’s common stock and the fact that the exchange ratio represented a 72.6% premium over the per share closing price of East Penn Financial’s common stock on May 14, 2007, and a 77.6% premium over the per share closing price of East Penn Financial’s common stock one month prior to the merger announcement;

  Results that might be obtained by East Penn Financial if East Penn Financial continued to operate independently and the likely benefits to East Penn Financial’s shareholders of such a course, compared with the value and attributes of the merger consideration offered by Harleysville;

  The financial attributes of East Penn Financial common stock, dividend yield, liquidity, and corporate fundamentals;

  The financial attributes of Harleysville common stock, dividend yield, liquidity and corporate fundamentals;

  The financial terms of the proposed merger. The methodology and formula for East Penn Financial’s shareholders to receive shares of Harleysville common stock or $14.50 cash for each share of East Penn Financial common stock held. East Penn Financial’s board of directors found the proposed consideration attractive because it was favorable relative to the premiums paid in other recent bank mergers. Also, East Penn Financial’s Board found the premium offered by Harleysville to be substantial, given East Penn Financial’s future financial prospects, and the other indications of interest received during the process. East Penn Financial’s board of directors considered the presentations of Sandler O’Neill & Partners, at the May 15, 2007, April 19, 2007, and March 15, 2007 meetings concerning the financial terms of the proposed merger;
  The non financial terms of the proposed merger, including the transaction and resulting company structure and East Penn Bank’s role in that structure;

  Sandler O’Neill & Partners, East Penn Financial’s board of directors, and East Penn Financial’s management performed a review of Harleysville. As a part of East Penn Financial’s due diligence review, East Penn Financial reviewed Harleysville’s business, operations, financial conditions, earnings and prospects. These factors were found to be favorable;

  East Penn Financial’s current condition and historical operating results and the potential effects of a merger with Harleysville;

  The potential effects of the merger on East Penn Financial’s depositors and customers and the communities served by East Penn Financial, which was deemed to be favorable given that they would be served by a geographically diversified organization with greater resources than East Penn Financial has and given the structure of the transaction with an East Penn Bank branch division and the transfer of nine Harleysville National Bank & Trust Company branches to the East Penn Bank division; and

  The future business prospects of Harleysville.

The above discussion of the information and factors considered by East Penn Financial’s board of directors is not intended to be exhaustive, but includes the material factors considered by East Penn Financial’s board of directors in arriving at its determination to approve, and to recommend that the East Penn Financial shareholders vote to approve and adopt, the merger agreement and related transactions. The East Penn Financial board of directors did not assign any relative or specific weights to the above factors, and individual directors may have given differing weights to different factors. The East Penn Financial board of directors selected Sandler O’Neill after contacting, discussing and considering proposed engagement terms with several investment banking firms and each firm’s background, qualifications, prior experience and interactions with East Penn Financial over the years. The East Penn Financial board of directors recommends that East Penn Financials shareholders vote to approve and adopt the merger agreement and the related transactions.

Recommendation of the East Penn Financial board of directors

The East Penn Financial board of directors has unanimously approved the merger and the merger agreement, and believes that the proposed merger is in the best interests of East Penn Financial. Accordingly, the East Penn Financial board of directors unanimously recommends that East Penn Financial shareholders vote “FOR” approval and adoption of the merger agreement and the merger.

Opinion of East Penn Financial’s Financial Advisor

By letter dated February 5, 2007, East Penn Financial retained Sandler O’Neill to act as its financial advisor in connection with a possible business combination with another financial institution. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O’Neill acted as financial advisor to East Penn Financial in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the merger agreement. The consideration to be paid to Sandler O’Neill by East Penn Financial was negotiated between the parties. At the May 15, 2007 meeting at which East Penn Financial’s board considered and approved the merger agreement, Sandler O’Neill delivered to the board its oral opinion, subsequently confirmed in writing that, as of such date, the consideration to be received in the transaction was fair to East Penn Financial’s shareholders from a financial point of view. The full text of Sandler O’Neill’s opinion is attached as Annex B to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken, by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. East Penn Financial shareholders are urged to read the entire opinion carefully in connection with their consideration of the proposed merger. Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to the East Penn Financial board and is directed only to the fairness of the merger consideration to East Penn Financial shareholders from a financial point of view. It does not address the underlying business decision of East Penn Financial to engage in the merger or any other aspect of the merger and is not a recommendation to any East Penn Financial shareholder as to how such shareholder should vote at the special meeting with respect to the merger or any other matter.

In connection with rendering its May 15, 2007 opinion, Sandler O’Neill reviewed and considered, among other things:

(1)	the Merger Agreement;

(2)	certain publicly available financial statements and other historical financial information of East Penn Financial that Sandler O’Neill deemed relevant;

(3)	certain publicly available financial statements and other historical financial information of Harleysville that Sandler O’Neill deemed relevant;

(4)	internal financial projections for East Penn Financial for the year ending December 31, 2007 prepared by and reviewed with management of East Penn Financial and growth and performance projections for the years ending December 31, 2008 and 2009 as provided by and reviewed with senior management of East Penn Financial;

(5)	internal financial projections for Harleysville for the year ending December 31, 2007 as prepared by and reviewed with senior management of Harleysville and growth and performance projections for the years ending December 31, 2008 and 2009 as provided by and reviewed with senior management of Harleysville. The Harleysville projections consisted of estimated percentage asset growth and percentage loan growth for the three years 2007- 2009, and targeted growth in earnings per share;

(6)	the pro forma financial impact of the Merger on Harleysville based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by the senior managements of East Penn Financial and Harleysville;

(7)	publicly reported historical price and trading activity for the common stock of East Penn Financial and Harleysville, including a comparison of certain financial and stock market information for East Penn Financial and Harleysville with similar publicly available information for certain other companies the securities of which are publicly traded;

(8)	to the extent publicly available, the financial terms of certain recent business combinations in the commercial banking industry;

(9)	the current market environment generally and the banking environment in particular; and

(10)	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of senior management of East Penn Financial the business, financial condition, results of operations and prospects of East Penn Financial and held similar discussions with certain members of management of Harleysville regarding the business, financial condition, results of operations and prospects of Harleysville.

In performing its reviews and analyses and in rendering its opinion, Sandler O’Neill assumed and relied upon the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise provided to Sandler O’Neill by East Penn Financial or Harleysville and further relied on the assurances of management of East Penn Financial and Harleysville that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. Sandler O’Neill was not asked to and did not independently verify the accuracy or completeness of any of such information and they did not assume any responsibility or liability for the accuracy or completeness of any of such information. Sandler O’Neill did not make an independent evaluation or appraisal of the assets, the collateral securing assets or the liabilities, contingent or otherwise, of East Penn Financial or Harleysville or any of their respective subsidiaries, or the collectibility of any such assets, nor was it furnished with any such evaluations or appraisals. Sandler O’Neill is not an expert in the evaluation of allowances for loan losses and it did not make an independent evaluation of the adequacy of the allowance for loan losses of East Penn Financial or Harleysville, nor did it review any individual credit files relating to East Penn Financial or Harleysville. With East Penn Financial’s consent, Sandler O’Neill assumed that the respective allowances for loan losses for both East Penn Financial and Harleysville were adequate to cover such losses.

Sandler O’Neill’s opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Sandler O’Neill assumed, in all respects material to its analysis, that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement are not waived. Sandler O’Neill also assumed, with East Penn Financial’s consent, that there has been no material change in East Penn Financial’s and Harleysville’s assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to it, that East Penn Financial and Harleysville will remain as going concerns for all periods relevant to its analyses, and that the merger will qualify as a tax-free reorganization for federal income tax purposes. Finally, with East Penn Financial’s consent, Sandler O’Neill relied upon the advice that East Penn Financial received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

In rendering its May 15, 2007 opinion, Sandler O’Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O'Neill, but is not a complete description of all the analyses underlying Sandler O'Neill's opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O'Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to East Penn Financial or Harleysville and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of East Penn Financial or Harleysville and the companies to which they are being compared.

The earnings projections used and relied upon by Sandler O’Neill in its analyses were the internal financial projections for East Penn Financial and Harleysville for the year ending December 31, 2007 prepared by and reviewed with management of East Penn Financial and Harleysville respectively, and growth and performance projections for the years ending December 31, 2008 and 2009 as provided by and reviewed with senior management of East Penn Financial and Harleysville, respectively. The Harleysville projections consisted of estimated percentage asset growth and percentage loan growth for the three years 2007-2009, and targeted growth in earnings per share.

These earnings estimates and all projections of transaction costs, purchase accounting adjustments and expected cost savings relating to the merger were reviewed with the senior managements of Harleysville and East Penn Financial. Sandler O’Neill expressed no opinion as to such financial projections or the assumptions on which they were based. These projections, as well as the other estimates used by Sandler O’Neill in its analyses, were based on numerous variables and assumptions which are inherently uncertain and, accordingly, actual results could vary materially from those set forth in such projections.

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of East Penn Financial, Harleysville and Sandler O’Neill. The analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the East Penn Financial board at its May 15, 2007 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of East Penn Financial’s common stock or Harleysville’s common stock or the prices at which East Penn Financial’s or Harleysville’s common stock may be sold at any time.

Summary of Proposal. Sandler O’Neill reviewed the financial terms of the proposed transaction. Based upon the closing price of Harleysville’s common stock on May 11, 2007 of $16.72 per share, a fixed exchange ratio of 0.8406 shares of Harleysville stock for each stock election share of East Penn Financial common stock if the Harleysville common stock is within the range of $13.22 to $21.72 and the exchange of East Penn Financial’s shares into shares of Harleysville in the merger, and based upon per-share financial information for East Penn Financial for the twelve months ended March 31, 2007. Sandler O’Neill calculated the following ratios:

Transaction Ratios¹
Transaction value/Last 12 months’ Earnings Per Share	25.0	x
Transaction value/Estimated 2007 Earnings Per Share	22.4	x
Transaction value/Tangible book value per share	358%
Tangible book premium/Core deposits²	19.5%

¹   Based upon the closing price of Harleysville’s common stock on May 11, 2007 of $16.72, a total per share consideration of $14.30 will be exchanged for all of East Penn Financial’s shares.
²   Assumes East Penn Financial’s total core deposits are $339 million. Excludes CDs greater than $100,000.

The aggregate offer value was approximately $91.5 million, based upon 6,305,262 shares of East Penn Financial common stock outstanding and including the intrinsic value of options to purchase an aggregate of 203,248 shares with a weighted average strike price of $8.21 per share. Sandler O’Neill noted that the transaction value represented a 75.9% premium over the May 11, 2007 closing value of East Penn Financial’s common stock.

Sandler O’Neill reviewed, in addition to the financial terms of the proposed transaction ratios, the effect of a change in Harleysville’s stock price to the common stock consideration to be paid to East Penn Financial. Applying a range of Harleysville stock prices of $13.22 to $21.72 (in $0.50 increments), with a fixed cash consideration of $14.50 per share, it was noted that the total per share consideration would range from $13.52 to $15.48. This per share consideration range results in an aggregate transaction value range of $86.3 million to $99.1 million, based upon 6,305,262 shares of East Penn Financial common stock outstanding and including the intrinsic value of options to purchase an aggregate of 203,248 shares with a weighted average strike price of $8.21 per share. Sandler O’Neill calculated the following transaction values and transaction ratios:

		Aggregate
		Shares of
	%	Buyer’s		Aggregate	Value of			Price Per	Price Per
Buyer's	Change	Stock		Cash	Shares			Share	Share	Value of	Aggregate	Weighted
Stock	in Stock	Received	Exchange	Received	Received	% to Get	% to Get	Receiving	Receiving	Options	Deal Value	Price Per
Price	Price	(mm)	Ratio	($mm)	($mm)	Cash	Stock	Cash	Stock	($mm)	($mm)	Share
$21.72	29.9%	2.18	0.7677	$50.28	$47.31	55%	45%	$14.50	$16.67	$1.48	$99.07	$15.48
$21.22	26.9%	2.23	0.7858	$50.28	$47.31	55%	45%	$14.50	$16.67	$1.48	$99.07	$15.48
$20.72	23.9%	2.28	0.8048	$50.28	$47.31	55%	45%	$14.50	$16.67	$1.48	$99.07	$15.48
$20.22	20.9%	2.34	0.8247	$50.28	$47.31	55%	45%	$14.50	$16.67	$1.48	$99.07	$15.48
$19.84	18.7%	2.38	0.8405	$50.28	$47.31	55%	45%	$14.50	$16.67	$1.48	$99.07	$15.48
$19.72	17.9%	2.39	0.8406	$50.28	$47.03	55%	45%	$14.50	$16.58	$1.47	$98.79	$15.43
$19.22	15.0%	2.39	0.8406	$50.28	$45.84	55%	45%	$14.50	$16.16	$1.43	$97.56	$15.25
$18.72	12.0%	2.39	0.8406	$50.28	$44.65	55%	45%	$14.50	$15.74	$1.39	$96.32	$15.06
$18.22	9.0%	2.39	0.8406	$50.28	$43.46	55%	45%	$14.50	$15.32	$1.35	$95.09	$14.87
$17.72	6.0%	2.39	0.8406	$50.28	$42.26	55%	45%	$14.50	$14.90	$1.31	$93.86	$14.68
$17.22	3.0%	2.39	0.8406	$50.28	$41.07	55%	45%	$14.50	$14.48	$1.28	$92.63	$14.49
$16.72	0.0%	2.39	0.8406	$50.28	$39.88	55%	45%	$14.50	$14.05	$1.24	$91.40	$14.30
$16.22	(3.0%)	2.39	0.8406	$50.28	$38.69	55%	45%	$14.50	$13.63	$1.20	$90.17	$14.11
$15.72	(6.0%)	2.39	0.8406	$50.28	$37.49	55%	45%	$14.50	$13.21	$1.16	$88.94	$13.92
$15.22	(9.0%)	2.39	0.8406	$50.28	$36.30	55%	45%	$14.50	$12.79	$1.12	$87.71	$13.73
$14.72	(12.0%)	2.39	0.8406	$50.28	$35.11	55%	45%	$14.50	$12.37	$1.08	$86.48	$13.54
$14.66	(12.3%)	2.39	0.8407	$50.28	$34.97	55%	45%	$14.50	$12.32	$1.08	$86.33	$13.52
$14.22	(15.0%)	2.46	0.8667	$50.28	$34.97	55%	45%	$14.50	$12.32	$1.08	$86.33	$13.52
$14.16	(15.3%)	2.47	0.8704	$50.28	$34.97	55%	45%	$14.50	$12.32	$1.08	$86.33	$13.52
$13.72	(17.9%)	2.55	0.8983	$50.28	$34.97	55%	45%	$14.50	$12.32	$1.08	$86.33	$13.52
$13.66	(18.3%)	2.56	0.9023	$50.28	$34.97	55%	45%	$14.50	$12.32	$1.08	$86.33	$13.52
$13.22	(20.9%)	2.65	0.9323	$50.28	$34.97	55%	45%	$14.50	$12.32	$1.08	$86.33	$13.52

Transaction Ratios

				Transaction Ratios
			Price/ Tangible Book	Price / Last Twelve Months	Premium to
Buyer's	Aggregate Deal Value		Value Per Share	Earnings Per Share	Core Deposits
Stock Price	($mm)	Weighted Price Per Share	(%)	(x)	(%)
$21.72	$99.07	$15.48	388%	27.1	21.8%
$21.22	$99.07	$15.48	388%	27.1	21.8%
$20.72	$99.07	$15.48	388%	27.1	21.8%
$20.22	$99.07	$15.48	388%	27.1	21.8%
$19.84	$99.07	$15.48	388%	27.1	21.8%
$19.72	$98.79	$15.43	387%	27.0	21.7%
$19.22	$97.56	$15.25	382%	26.7	21.3%
$18.72	$96.32	$15.06	377%	26.4	21.0%
$18.22	$95.09	$14.87	373%	26.0	20.6%
$17.72	$93.86	$14.68	368%	25.7	20.3%
$17.22	$92.63	$14.49	363%	25.4	19.9%
$16.72	$91.40	$14.30	358%	25.0	19.5%
$16.22	$90.17	$14.11	354%	24.7	19.2%
$15.72	$88.94	$13.92	349%	24.4	18.8%
$15.22	$87.71	$13.73	344%	24.0	18.4%
$14.72	$86.48	$13.54	339%	23.7	18.1%
$14.66	$86.33	$13.52	339%	23.7	18.0%
$14.22	$86.33	$13.52	339%	23.7	18.0%
$14.16	$86.33	$13.52	339%	23.7	18.0%
$13.72	$86.33	$13.52	339%	23.7	18.0%
$13.66	$86.33	$13.52	339%	23.7	18.0%
$13.22	$86.33	$13.52	339%	23.7	18.0%

Stock Trading History. Sandler O'Neill reviewed the history of the reported trading prices and volume of East Penn Financial’s and Harleysville’s common stock for the one-year and three-year periods ended May 7, 2007. As described below, Sandler O’Neill then compared the relationship between the movements in the prices of East Penn Financial’s and Harleysville’s common stock to movements in the prices of the NASDAQ Bank Index, the S&P 500 Index, and the S&P Bank Index. During the one year period ended May 7, 2007, East Penn Financial underperformed each of the indices to which it was compared. During the three-year period ended the same day, East Penn Financial underperformed each of the indices to which it was compared.

East Penn Financial’s Stock Performance
	Beginning Index Value	Ending Index Value
	May 5, 2006	May 7, 2007
East Penn Financial	100.0%	89.2%
NASDAQ Bank Index	100.0	100.1
S&P 500 Index	100.0	113.9
S&P Bank Index	100.0	102.6

	May 7, 2004	May 7, 2007
East Penn Financial	100.0%	78.5%
NASDAQ Bank Index	100.0	119.4
S&P 500 Index	100.0	137.4
S&P Bank Index	100.0	126.6

During the one-year period and the three-year period ended May 7, 2007, Harleysville generally outperformed each of the indices to which it was compared.

Harleysville’s Stock Performance
	Beginning Index Value	Ending Index Value
	May 5, 2006	May 7, 2007
Harleysville	100.0%	129.6%
NASDAQ Bank Index	100.0	111.7
S&P 500 Index	100.0	113.3
S&P Bank Index	100.0	118.8

	May 7, 2004	May 7, 2007
Harleysville	100.0%	149.4%
NASDAQ Bank Index	100.0	121.3
S&P 500 Index	100.0	130.5
S&P Bank Index	100.0	130.6

Comparable Company Analysis. Sandler O’Neill used publicly available information to compare selected financial and market trading information for East Penn Financial and Harleysville with groups of financial institutions selected by Sandler O’Neill for East Penn Financial and Harleysville, respectively. For East Penn Financial, the peer group consisted of the following: Publicly traded Pennsylvania and New Jersey commercial banks, each having total assets as of the most recent quarter of $350 million to $550 million.

Pennsylvania and New Jersey Comparable Group

DNB Financial Corporation	1st Constitution Bancorp¹
Mid Penn Bancorp, Inc.	Parke Bancorp, Inc.
Norwood Financial Corp.	Peoples Financial Services Corp.¹
Union National Financial Corp.	Dimeco, Inc.
Juniata Valley Financial Corp.	Hamlin Bank and Trust Company¹

¹   Financial data as of the twelve months ended December 31, 2006.

The analysis compared publicly available financial information for East Penn Financial as of and for the twelve months ended March 31, 2007 with that of the East Penn Financial peer group as of and for the twelve month period ended March 31, 2007. The table below sets forth the data for East Penn Financial and the median data for the East Penn Financial peer groups, with pricing data as of May 11, 2007.

Comparable Group Analysis

			East Penn Financial Pennsylvania and
			New Jersey
	East Penn Financial		Peer Group
Total Assets ($mm)	$450.8		$425.1
Total Deposits ($mm)	$381.1		$343.2
Return on Average Assets	0.86%		1.28%
Return on Average Equity	14.6%		11.2%
Net Interest Margin	3.56%		3.91%
Efficiency Ratio	67.5%		57.3%
Market Capitalization ($mm)	$51.3		$73.6
Price/Tangible book value per share	202%		177%
Price/Last Twelve Months Earnings per share	14.3	x	16.1	x
Price/2007 Estimated Earnings per share¹	12.7	x	14.2	x

¹   Based upon internal financial projections for East Penn Financial for the year ending December 31, 2007 prepared by and reviewed with management of East Penn Financial.

Sandler O’Neill also used publicly available information to compare selected financial and market trading information for Harleysville with the following group of publicly traded Pennsylvania and New Jersey commercial banks, each having total assets as of the most recent quarter of $2.0 billion to $10.0 billion:

Pennsylvania and New Jersey Comparable Group

Susquehanna Bancshares, Inc.	S&T Bancorp, Inc.
F.N.B. Corporation	Sun Bancorp, Inc.
First Commonwealth Financial	Sterling Financial Corporation¹
National Penn Bancshares, Inc.	Lakeland Bancorp, Inc.

¹   Financial data as of the twelve months ended December 31, 2006.

The analysis compared publicly available financial information for Harleysville with that of each of the companies in the Harleysville peer groups as of and for the three months ended March 31, 2007. The table below sets forth the data for Harleysville and the median data for the Harleysville peer group, with pricing data as of May 11, 2007.

			Harleysville Pennsylvania and New Jersey
	Harleysville		Peer Group
Total Assets ($mm)	$3,325.0		$4,448.3
Total Deposits ($mm)	$2,526.8		$3,212.5
Return on Average Assets	1.12%		1.12%
Return on Average Equity	12.8%		10.7%
Net Interest Margin	2.88%		3.58%
Efficiency Ratio	59.4%		61.7%
Market Capitalization ($mm)	$484.3		$827.8
Price/Tangible book value per share	196%		244%
Price/Last Twelve Months Earnings per share	13.4	x	15.4	x
Price/2007 Estimated Earnings per share¹	15.2	x	14.9	x

¹   Based upon internal financial projections for Harleysville for the year ending December 31, 2007 prepared by and reviewed with management of Harleysville.

Analysis of Selected Merger Transactions. Sandler O’Neill reviewed 181 merger transactions announced nationwide from January 1, 2006 through May 11, 2007 involving commercial banks as acquired institutions with announced transaction values greater than $15 million and less than $400 million. Sandler O’Neill also reviewed 15 regional merger transactions announced January 1, 2005 through May 11, 2007 involving depository institutions in Pennsylvania as acquired institutions with disclosed transaction values. Sandler O'Neill reviewed the multiples of transaction price at announcement to last twelve months’ net income, transaction price to estimated net income, transaction price to stated book value per share, transaction price to tangible book value per share, tangible book premium to core deposits and premium to market price and computed median multiples and premiums for the transactions. The median multiples from the nationwide group and the median multiples for the regional group were applied to East Penn Financial’s financial information as of and for the twelve months ended March 31, 2007. As illustrated in the following table, Sandler O’Neill derived imputed ranges of values per share of East Penn Financial’s common stock of $9.99 to $15.77 based upon the median multiples for the nationwide group and $7.52 to $14.14 based upon the median multiples for the regional depository institutions transactions.

Comparable Transaction Multiples
Median	Median
Nationwide	Implied	Regional	Implied
Multiple	Value	Multiple	Value
Transaction price/Last Twelve Months Net Income	22.1	x	$12.85	24.3	x	$14.14
Transaction price/Estimated Net Income ¹	21.4	x	$13.71	NA	NA
Transaction price/Stated Book value	248%	$9.99	187%	$7.52
Transaction price/Tangible book value	261%	$10.52	225%	$9.09
Tangible book premium/Core deposits ²	22.3%	$15.77	15.1%	$12.04
Market Premium³	32.3%	$10.75	38.0%	$11.22

¹   Based upon internal financial projections for East Penn Financial for the year ending December 31, 2007 prepared by and reviewed with management of East Penn Financial.
²   Assumes East Penn Financial’s total core deposits are $339 million. Excludes CDs greater than $100,000.
³   Based on East Penn Financial’s closing price of $8.13 per share as of May 11, 2007.

Discounted Cash Flow Analysis. Sandler O’Neill performed an analysis that estimated the future stream of after-tax cash flows of East Penn Financial through December 31, 2010 under various circumstances, assuming East Penn Financial’s core dividend payout ratio of 33.7% and that East Penn Financial performed in accordance with the earnings and growth projections reviewed with and confirmed by management of East Penn Financial. To approximate the terminal value of East Penn Financial common stock at December 31, 2010, Sandler O’Neill applied price to earnings multiples ranging from 12x to 20x and multiples of tangible book value ranging from 150% to 250%. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 11.0% to 15.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of East Penn Financial common stock. As illustrated in the following tables, this analysis indicated an imputed range of values per share of East Penn Financial common stock of $7.01 to $12.75 when applying the price/earnings multiples and $6.09 to $10.98 when applying multiples of tangible book value. In addition, the terminal value of East Penn Financial’s common stock at December 31, 2010 was calculated using the same range of price to last twelve months earnings multiples (12x to 20x) applied to a range of discounts and premiums to management’s budget projections. The range applied to the budgeted net income was 12.5% under budget to 12.5% over budget, using a discount rate of 13.0% for the tabular analysis. As illustrated in the following tables, this analysis indicated an imputed range of values per share for East Penn Financial’s common stock of $6.64 to $13.35 when applying the price to earnings multiples to the -12.5% / +12.5% budget range.

Earnings Per Share Multiples
	12.0x	14.0x	16.0x	18.0x	20.0x
11.0%	$7.96	$9.16	$10.35	$11.55	$12.75
12.0%	$7.71	$8.87	$10.02	$11.18	$12.34
13.0%	$7.47	$8.59	$9.70	$10.82	$11.94
14.0%	$7.24	$8.32	$9.40	$10.48	$11.56
15.0%	$7.01	$8.06	$9.11	$10.15	$11.20

Tangible Book Value Multiples
	150%	175%	200%	225%	250%
11.0%	$6.91	$7.92	$8.94	$9.96	$10.98
12.0%	$6.69	$7.67	$8.66	$9.64	$10.63
13.0%	$6.48	$7.43	$8.38	$9.34	$10.29
14.0%	$6.28	$7.20	$8.12	$9.04	$9.97
15.0%	$6.09	$6.98	$7.87	$8.76	$9.65

With Projected Net Income Variance:
Earnings Per Share Multiples
	12.0x	14.0x	16.0x	18.0x	20.0x
(12.5%)	$6.64	$7.61	$8.59	$9.57	$10.55
(10.0%)	$6.80	$7.81	$8.82	$9.83	$10.83
(7.5%)	$6.97	$8.01	$9.04	$10.08	$11.11
(5.0%)	$7.14	$8.20	$9.27	$10.33	$11.39
(2.5%)	$7.31	$8.40	$9.49	$10.58	$11.67
0.0%	$7.47	$8.59	$9.71	$10.83	$11.95
2.5%	$7.64	$8.79	$9.94	$11.09	$12.23
5.0%	$7.81	$8.99	$10.16	$11.34	$12.51
7.5%	$7.98	$9.18	$10.39	$11.59	$12.79
10.0%	$8.15	$9.38	$10.61	$11.84	$13.07
12.5%	$8.31	$9.57	$10.83	$12.09	$13.35

In connection with its analyses, Sandler O'Neill considered and discussed with the East Penn Financial board of directors how the present value analyses would be affected by changes in the underlying assumptions, including variations with respect to net income. Sandler O’Neill noted that the discounted cash flow and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Sandler O’Neill performed an analysis that estimated the future stream of after-tax cash flows of Harleysville through December 31, 2010 under various circumstances, assuming Harleysville’s core dividend payout ratio of 56.0% and that Harleysville performed in accordance with the earnings and growth projections reviewed with and confirmed by management of Harleysville. The Harleysville projections consisted of estimated percentage asset growth and percentage loan growth for the three years 2007-2009, and targeted growth in earnings per share. To approximate the terminal value of Harleysville common stock at December 31, 2010, Sandler O’Neill applied price to earnings multiples ranging from 12x to 18x and multiples of tangible book value ranging from 175% to 325%. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 11.0% to 15.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Harleysville common stock. As illustrated in the following tables, this analysis indicated an imputed range of values per share of Harleysville common stock of $11.06 to $17.71 when applying the price/earnings multiples and $12.92 to $25.36 when applying multiples of tangible book value. In addition, the terminal value of Harleysville’s common stock at December 31, 2010 was calculated using the same range of price to last twelve months earnings multiples (12x to 18x) applied to a range of discounts and premiums to management’s budget projections. The range applied to the budgeted net income was 25.0% under budget to 25.0% over budget, using a discount rate of 13.0% for the tabular analysis. As illustrated in the following tables, this analysis indicated an imputed range of values per share for Harleysville’s common stock of $9.33 to $20.28 when applying the price to earnings multiples to the -25.0% / +25.0% budget range

Earnings Per Share Multiples
	12.0x	14.0x	16.0x	18.0x
11.0%	$12.51	$14.24	$15.97	$17.71
12.0%	$12.12	$13.80	$15.47	$17.15
13.0%	$11.75	$13.37	$14.99	$16.62
14.0%	$11.40	$12.97	$14.54	$16.10
15.0%	$11.06	$12.58	$14.09	$15.61

Tangible Book Value Multiples
	175%	225%	275%	325%
11.0%	$14.64	$18.21	$21.79	$25.36
12.0%	$14.18	$17.64	$21.10	$24.55
13.0%	$13.74	$17.09	$20.43	$23.78
14.0%	$13.33	$16.56	$19.80	$23.03
15.0%	$12.92	$16.06	$19.19	$22.32

With Projected Net Income Variance:
Earnings Per Share Multiples
	12.0x	14.0x	16.0x	18.0x
(25.0%)	$9.33	$10.55	$11.76	$12.98
(20.0%)	$9.82	$11.12	$12.41	$13.71
(15.0%)	$10.30	$11.68	$13.06	$14.44
(10.0%)	$10.79	$12.25	$13.71	$15.17
(5.0%)	$11.28	$12.82	$14.36	$15.90
0.0%	$11.76	$13.39	$15.01	$16.63
5.0%	$12.25	$13.95	$15.66	$17.36
10.0%	$12.74	$14.52	$16.31	$18.09
15.0%	$13.22	$15.09	$16.96	$18.82
20.0%	$13.71	$15.66	$17.60	$19.55
25.0%	$14.20	$16.23	$18.25	$20.28

In connection with its analyses, Sandler O'Neill considered and discussed with the East Penn Financial board of directors how the present value analyses would be affected by changes in the underlying assumptions, including variations with respect to net income. Sandler O’Neill noted that the discounted cash flow and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Merger Analysis. Sandler O’Neill analyzed certain potential pro forma effects of the merger, assuming the following: (1) the merger closes on December 31, 2007; (2) 45% of the East Penn Financial shares are exchanged for shares of Harleysville common stock at total price per share of $14.30 dollars and 55% of the East Penn Financial shares are exchanged for cash at a total price per share of $14.30 dollars; (3) Harleysville’s share price is $16.72; (4) earnings per share estimates for 2008 and 2009 of $1.16 and $1.22 for Harleysville, respectively, and $0.71 and $0.79 for East Penn Financial, respectively; (5) no purchase accounting adjustments related to securities; (6) 30% cost saves on East Penn Financial’s non-interest expense base or $3.7 million, 75% of which is phased in 2008 and 100% of which is phased in 2009; (7) 5.35% pre-tax cost of cash used to fund the deal; (8) after-tax restructuring charges of $2.9 million capitalized at close; (9) 3.5% core deposit intangible amortized over 8 years using straight line methodology; (10) tax rate of 29%; and (11) no deposit divestitures.

Based upon those assumptions, Sandler O’Neill’s analysis indicated that during the years ended December 31, 2008, December 31, 2009 and December 31, 2010 the merger would be accretive to Harleysville’s earnings per share in 2008, accretive to Harleysville’s earnings per share in 2009, and accretive to Harleysville’s earnings per share in 2010. The actual results achieved by the combined company may vary from projected results and the variations may be material.

Sandler O’Neill Relationship. East Penn Financial has agreed to pay Sandler O’Neill a transaction fee in connection with the merger of approximately $914,000, which is contingent, and payable, upon closing of the merger. Sandler O’Neill has received a fee of $175,000, as part of the transaction fee already paid, for rendering its opinion, which will be credited against that portion of the transaction fee due upon closing of the merger. East Penn Financial has also agreed to reimburse certain of Sandler O’Neill’s reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O'Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

Sandler O’Neill has, in the past, provided certain investment banking services to both East Penn Financial and Harleysville and has received compensation for such services. In the ordinary course of its business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to East Penn Financial and Harleysville and their affiliates. Sandler O’Neill may also actively trade the debt or equity securities of East Penn Financial and/or Harleysville or their affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Opinion Will Not Be Updated. The fairness opinion is based on the information in existence on the date it was delivered and will not be updated before the merger is completed. Because East Penn Financial currently does not anticipate asking Sandler O’Neill & Partners to update its opinion, the opinion given at the time the merger agreement was signed does not address the fairness of the merger consideration, from a financial point of view, at any time other than the time the merger agreement was signed.

Reasons for the Merger: Harleysville’s Board of Directors

Harleysville believes the merger will be advantageous to the shareholders of East Penn Financial and Harleysville for several reasons. First, East Penn Bank’s branches are strategically located in the Lehigh Valley and will complement and strengthen the branch network that Harleysville has in that region. Second, East Penn Financial and Harleysville have similar banking philosophies, mixes of business and customer focus, which should facilitate a transition for East Penn Bank customers and make it easier to provide them the broader mix of products and services Harleysville can deliver. Finally, Harleysville’s management has estimated that the merger should be accretive to the profitability of the combined organization by the end of 2008, putting the combined organization in a more advantageous position to deliver shareholder value.

At Harleysville’s regular board of directors meeting on May 10, 2007, Harleysville’s board considered the proposed transaction. At that meeting, Harleysville’s financial adviser made a presentation, and representatives of management presented a detailed analysis of the proposed transaction with East Penn Financial and the board authorized management to continue to negotiate a definitive agreement subject to the parameters outlined at the board meeting. Over the next five days the negotiations were completed and the parties executed the definitive agreement in conjunction with East Penn Financial’s board meeting the evening of May 15, 2007 with public announcement the morning of May 16, 2007.

In connection with its approval of the merger with East Penn Financial, Harleysville’s board of directors reviewed the terms of the proposed acquisition and definitive agreements and their potential impact on Harleysville. In reaching its decision to approve the merger, Harleysville’s board of directors, with the assistance of management and Harleysville’s financial advisor, considered a number of factors, including the following:

  The strategic importance to Harleysville of strengthening its branch network in the Lehigh Valley region;

  East Penn Financial’s customer service-oriented emphasis and community philosophy which is consistent with Harleysville’s business approach;

  Information concerning Harleysville’s and East Penn Financial’s respective business, financial performance and condition, operations, management and prospects;

  The historical and current market prices of Harleysville common stock and East Penn Financial common stock as well as comparative valuation analyses for the two companies;

  The financial condition, operating results and future prospects of the combined company;

  Historical pro forma financial information on the merger, including, among other things, pro forma book value and earnings per share information, accretion/dilution analysis and capital ratio impact information;

  Perceived opportunities to increase the combined company’s lending opportunities, and to reduce the combined company’s operating expenses, following the merger;

  The financial presentation and advice of Harleysville’s financial advisor; and

  The terms of the merger agreement and the structure of the merger.

The discussion and factors considered by Harleysville’s board of directors is not intended to be exhaustive, but includes material factors considered. In approving the merger and ancillary agreements, Harleysville’s board did not specifically identify any one factor or group of factors as being more significant than any other factor in the decision making process. Rather, Harleysville’s board of directors based its recommendation on the totality of information presented to it. Individual members of the Harleysville board may have given differing weight or priority to different factors.

We cannot provide certainty that the above benefits of the merger anticipated by the Harleysville board will occur. Actual results may vary materially from those anticipated. For more information on the factors that could affect actual results, see “A Warning about Forward-Looking Information,” on page 26 and “Risk Factors,” on page 20.

Terms of the Merger

Effect of the Merger
If the merger agreement is approved and adopted and the merger is completed, East Penn Financial will be merged with and into a wholly owned subsidiary of Harleysville and the separate legal existence of East Penn Financial will cease. Immediately thereafter, Harleysville plans to dissolve and liquidate the subsidiary into Harleysville. As a result of these steps, all property, rights, powers, duties, obligations, debts and liabilities of East Penn Financial will automatically be deemed transferred to Harleysville. Harleysville will continue to be governed by its articles of incorporation and bylaws as in effect immediately prior to the merger. Similarly, immediately after completion of the merger, East Penn Bank will be merged with and into Harleysville National Bank in accordance with the Bank Plan of Merger attached as Annex C, and the separate legal existence of East Penn Bank will cease. All property, rights, powers, duties, obligations, debts and liabilities of East Penn Bank will automatically be deemed transferred to Harleysville National Bank as the surviving corporation in the merger. Harleysville National Bank will remain a national banking association and will continue to be governed by its articles of association and bylaws as in effect immediately prior to the merger of the banks.

Merger Consideration – What Harleysville Will Pay

If the merger agreement is approved and adopted and the merger is completed, each share of East Penn Financial common stock will be converted into the right to receive $14.50 in cash, or shares of Harleysville common stock plus cash instead of fractional shares, in amounts to be determined and allocated among the East Penn Financial shareholders according to the merger agreement. You will have the opportunity to elect the form of consideration to be received by you for each East Penn Financial share you own, subject to the allocation procedures set forth in the merger agreement. The total value of the cash and stock consideration Harleysville will pay you for each East Penn Financial share you own is shown in the table below and depends on the indicated Harleysville share price. The indicated Harleysville share price will be the average of the daily closing prices for a share of Harleysville common stock as reported on the NASDAQ Global Market (as published in The Wall Street Journal or another source agreed upon by Harleysville and East Penn Financial), for each trading day during the 20 business day measurement period that ends 11 business days before closing on the merger.

The merger consideration to be paid by Harleysville to East Penn Financial shareholders will include cash and shares of Harleysville common stock. The total cash consideration will be the sum of $50,284,464 plus $7.97 times the number of East Penn Financial shares resulting from the exercise of East Penn Financial stock options that are exercised from May 15, 2007 (the date of the merger agreement) to the effective time of the merger. The total stock consideration paid in Harleysville shares will depend on the indicated Harleysville share price at the effective time of the merger:

-	If the indicated Harleysville share price is equal to or less than $19.84 and equal to or greater than $14.66, or if the indicated Harleysville share price is greater than $19.84 and, at the effective time of the merger Harleysville has entered into a definitive agreement for someone to acquire Harleysville or Harleysville National Bank and that agreement has not been terminated, the stock consideration will be 2,385,172 Harleysville shares plus 0.3782 Harleysville shares times the number of East Penn Financial shares resulting from the exercise of East Penn Financial stock options that are exercised from May 15, 2007 (the date of the merger agreement) to the effective time of the merger.

-	If the indicated Harleysville share price is less than $14.66, the stock consideration will be that number of Harleysville shares equal to the result obtained by dividing $34,970,559 by the indicated Harleysville share price, plus the number of Harleysville shares equal to the result of $5.55 divided by the indicated Harleysville share price, times the number of East Penn Financial shares resulting from the exercise of East Penn Financial stock options that are exercised from May 15, 2007 (the date of the merger agreement) to the effective time of the merger.

-	If the indicated Harleysville share price is greater than $19.84 and no agreement is pending for someone to acquire Harleysville or Harleysville National Bank, the stock consideration will be that number of Harleysville shares equal to the result obtained by dividing $47,313,110 by the indicated Harleysville share price, plus the number of Harleysville shares equal to the result of $7.51 divided by the indicated Harleysville share price, times the number of East Penn Financial shares resulting from the exercise of East Penn Financial stock options that are exercised from May 15, 2007 (the date of the merger agreement) to the effective time of the merger.

Harleysville is currently unaware of any potential agreement for someone to acquire Harleysville or Harleysville National Bank.

For example, if, of the 198,298 East Penn Financial shares that were subject to outstanding, unexercised stock options as of May 15, 2007, 100,000 are converted to East Penn Financial shares by exercises of the stock options prior to the effective date of the merger, the total stock consideration would be:

-	2,422,992 Harleysville shares if the indicated Harleysville share price is equal to or less than $19.84 and equal to or greater than $14.66.

-	2,450,037 Harleysville shares if the indicated Harleysville share price is $14.50.

-	2,288,767 Harleysville shares if the indicated Harleysville share price is $21.00 and no agreement is pending at the effective time of the merger for someone to acquire Harleysville or Harleysville National Bank.

-	2,422,992 Harleysville shares if the indicated Harleysville share price is $21.00 and an agreement is pending at the effective time of the merger for someone to acquire Harleysville or Harleysville National Bank.

As of September 25, 2007, options for 29,292 of the 198,298 East Penn Financial option shares had been exercised or forfeited.

The total merger consideration described above will be allocated among shares held by East Penn Financial shareholders according to their elections, subject to the allocation procedures set forth in the merger agreement. If East Penn Financial shareholders elect cash for too many East Penn Financial shares, enough East Penn Financial shares will be reallocated, on a pro rata basis among the East Penn Financial shareholders electing cash, to receive Harleysville common stock so that the total merger consideration is as described above. If East Penn Financial shareholders elect Harleysville shares for too many East Penn Financial shares, enough East Penn Financial shares will be reallocated, on a pro rata basis among the East Penn Financial shareholders electing to receive Harleysville shares, to receive cash so that the total merger consideration is as described above.

Finally, in order for the merger to qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code, an additional allocation may be made if necessary to assure that not more than 60% of the total consideration received in the merger is cash. In making this calculation, the value of Harleysville stock for tax purposes will be based on the closing price of Harleysville shares on the effective date, and will not be based on the indicated Harleysville share price. This maximum cash amount includes cash paid for fractional shares. The total consideration also includes all consideration (including stock consideration) given in the merger to holders of options for East Penn Financial stock who exercise East Penn Financial stock options after the date of the merger agreement and before the merger effective date. See “Certain Federal Income Tax Consequences” on page 69 for further information on tax consequences of the merger and the tax opinions that Harleysville and East Penn Financial must receive as a condition to completing the merger.

What You Will Receive

If the indicated Harleysville share price is the amount described in the left column below, the average consideration Harleysville will be paying per share of East Penn Financial common stock will be the amount described in the right column of the table below. These are only averages and do not necessarily represent the actual value in stock or cash that you will receive in the merger. Examples of the consideration that will be paid to a holder of 100 East Penn Financial shares are shown under “The Merger - Terms of the Merger - Illustrations of Exchange Ratio Application; Value to Be Received and Allocation Procedures” on page 48 of this proxy statement/prospectus.

If the indicated Harleysville share price is:	The average per share consideration[2] will be:
Less than $14.66[1]	$13.52

At least $14.66 and not more than $19.84	From $13.52 to $15.48[3]

More than $19.84 and if no agreement is pending for	$15.48
someone to acquire Harleysville or Harleysville National
Bank

More than $19.84 and if an agreement is pending for	$15.48 and higher, depending on the indicated Harleysville share price someone to acquire Harleysville or Harleysville National
Bank

(1) Assumes that neither Harleysville nor East Penn Financial has terminated the merger agreement. Harleysville has a right to terminate the merger agreement if the indicated Harleysville share price falls below $11.50. East Penn Financial has a right to terminate the merger agreement if the indicated Harleysville share price is less than $13.06 and the percentage decline from Harleysville’s closing share price on May 15, 2007 ($15.83) to the indicated Harleysville share price is less than 82.5% of the percentage decline in prices of certain index institutions from May 15, 2007 to the determination date. For more information on the calculation of the indicated Harleysville share price at which East Penn Financial may have a right to terminate the merger agreement, see “The Merger - Termination” on page 60.

(2) This is stated on an average basis. A shareholder who receives Harleysville stock for an East Penn Financial share is likely to receive a different value than a shareholder who receives cash, depending upon the trading price of Harleysville shares on the effective date of the merger.

(3) The average value East Penn Financial shareholders will receive will vary depending upon the indicated Harleysville share price and the trading price of Harleysville shares on the effective date of the merger.

You may elect to receive either cash, or shares of Harleysville stock (plus cash for any fractional Harleysville shares), for each share of East Penn Financial you own. If cash is paid for any East Penn Financial share, it will be in the amount of $14.50 per share. If you elect Harleysville stock for any East Penn Financial share, it will be converted into shares of Harleysville stock at the applicable exchange ratio. However, the amounts of cash and Harleysville common stock you receive may not be what you elect. Despite your election, you may receive cash for some of your East Penn Financial shares, and shares of Harleysville stock (plus cash for any fractional Harleysville shares) for the rest of your East Penn Financial shares. The final determination of the cash or stock consideration you receive for each East Penn Financial share you own will depend on:

-	Your election for each East Penn Financial share you own

-	The elections of other East Penn Financial shareholders

-	How many holders of stock options for East Penn Financial shares decide to exercise their options before the merger becomes effective

As of September 25, 2007, holders of options to purchase 169,006 East Penn Financial shares had not exercised their options.

The amounts of cash and Harleysville common stock you receive may not be what you elected. You may receive significantly more or less cash or more or fewer shares of Harleysville common stock than you elect. For more information about the allocation provisions set forth in the merger agreement and the potential effects of the allocation procedures described above see the sections entitled “The Merger — Terms of the Merger — Election and Exchange Procedures” on page 49 and “The Merger — Terms of the Merger — Allocation of Harleysville Common Stock and Cash,” on page 51.

The federal income tax consequences of the merger to you will depend on the value and character of the consideration you receive in exchange for your shares of East Penn Financial common stock. The tax results for cash you receive will be different from the tax results for Harleysville common stock you receive. See “Certain Federal Income Tax Consequences” on page 69.

Harleysville will not issue fractional shares of Harleysville common stock to East Penn Financial shareholders. If you are otherwise entitled to receive a fractional share of Harleysville common stock under the exchange procedure described above, you will instead have the right to receive cash, without interest, in an amount equal to the product of the fraction of a share that would otherwise be due to you and the indicated Harleysville share price.

If you do not make a valid election, you will be deemed to have made no election. Each no-election share will be converted into either cash or Harleysville common stock (with cash instead of fractional Harleysville shares), in the manner provided in the merger agreement. This proportion will depend, among other things, on the elections of other East Penn Financial shareholders and the extent to which holders of East Penn Financial stock options elect to cancel their stock options in exchange for cash. Each of these types of cash payments will reduce the total cash consideration available to the East Penn Financial shareholders and would, correspondingly, increase the relative amount of Harleysville common stock, in relation to cash, that may be received by an East Penn Financial shareholder.

Illustrations of Exchange Ratio Application; Value to Be Received and Allocation Procedures

The market price of a share of Harleysville common stock will change as frequently as daily after the date of this document until the completion of the merger. It is also not possible to predict now how many holders of options for East Penn Financial stock will decide to exercise their options prior to the merger effective date.

The following table contains examples of the amounts of cash and Harleysville common stock that you would receive, based on various hypothetical indicated Harleysville share prices, assuming that you own 100 shares of East Penn Financial common stock at the effective time of the merger. It assumes that:

-	6,305,262 East Penn Financial shares are outstanding.

-	None of the holders of East Penn Financial options exercise their options, but instead decide to accept Harleysville’s offer to cancel their options for cash payments. If any option holders exercise their options and become East Penn Financial shareholders entitled to elect cash or stock in the merger, the number of East Penn Financial shares outstanding will increase, the total amount of stock and cash consideration payable by Harleysville will increase, and the way in which it will be allocated among East Penn Financial shareholders will change.

-	The elections made by East Penn Financial shareholders will depend on the indicated Harleysville share price. This table assumes that, if the indicated Harleysville share price is less than $17.25, all East Penn Financial shareholders will elect cash in exchange for their East Penn Financial shares, and that if the indicated Harleysville share price is more than $17.25, all East Penn Financial shareholders will elect all stock in exchange for their East Penn Financial shares. This table assumes that, if the indicated Harleysville share price is $17.25, East Penn Financial shareholders will elect cash for half of their shares and all stock for the other half of their shares.

-	The market price of a share of Harleysville common stock on the effective date of the merger is the same as the indicated Harleysville share price.

Indicated
Harleysville	If you elect cash for 100 shares,	If you elect Harleysville stock for	If you do not make an election
share price(1)	you would receive:	100 shares, you would receive:	you would receive:
$11.50	48 Harleysville shares and $800.10	107 Harleysville shares and $1.95	107 Harleysville shares and $1.95
$14.66	37 Harleysville shares and $809.62	84 Harleysville shares and $0.88	84 Harleysville shares and $0.88
$16.49 (3)	37 Harleysville shares and $811.14	84 Harleysville shares and $0.99	84 Harleysville shares and $0.99
$16.87 (2)	37 Harleysville shares and $811.45	84 Harleysville shares and $1.01	84 Harleysville shares and $1.01
$17.25	$1,450.00	76 Harleysville shares and $139.03	$1,450.00
$19.84	$1,450.00	37 Harleysville shares and $813.91	$1,450.00
$20.50	$1,450.00	36 Harleysville shares and $809.86	$1,450.00

(1)	The numeric average of the closing NASDAQ prices for Harleysville shares for the 20 business day measurement period ending 11 business days before the effective time of the merger.

(2)	This is what the indicated Harleysville share price would have been if the determination date were May 15, 2007, the date the merger agreement was signed.

(3)	This is what the indicated Harleysville share price would have been if the determination date were September 25, 2007 , the latest practicable trading day before printing of this document.

The table above assumes that either (i) Harleysville shall not have entered into a definitive agreement for someone to acquire Harleysville or Harleysville National Bank, or (ii) if Harleysville shall have entered into a definitive agreement, the agreement will have terminated. If, at the effective time of the merger, Harleysville has entered into an agreement for someone to acquire Harleysville or Harleysville National Bank and the agreement has not been terminated at the effective time of the merger, the aggregate stock consideration will not be capped at $47,313,110, and the resulting values in the table above would be as follows if the indicated Harleysville share price is $20.50. As of the date of this document, Harleysville has not entered into and is not negotiating an agreement for someone to acquire Harleysville or Harleysville National Bank.

Indicated Harleysville	If you elect cash for 100 shares,	If you elect Harleysville stock for	If you do not make an election
share price(1)	you would receive:	100 shares, you would receive:	you would receive:
$20.50	$1,450.00	37 Harleysville shares and $814.47	$1,450.00

Election and Exchange Procedures

Subject to the allocation process described in the next section, each East Penn Financial shareholder may elect to receive with respect to each share of East Penn Financial common stock, either cash, or shares of Harleysville common stock (plus cash instead of any fractional Harleysville shares).

East Penn Financial Option Holders. If you hold East Penn Financial options, you will receive separate forms and instructions from Harleysville for canceling your options and exchanging them for cash. If you elect to cancel an East Penn Financial stock option in exchange for cash, you will not be entitled to any payment as a result of the merger until you execute and deliver an agreement surrendering all rights under the East Penn Financial option in exchange for that cash payment. East Penn Financial option holders will not be entitled to make elections with respect to the shares underlying their options. Instead, any holders of East Penn Financial options who exercise their options after the September 18, 2007 election record date and before the merger effective date will be treated as no election shares and will receive merger consideration as allocated to no-election shares according to the merger agreement. Holders of East Penn Financial options who do not exercise their options will not participate in the merger exchange but instead will be converted into holders of options for Harleysville stock. See “East Penn Financial Stock Options – Converted Options” on page 53 for more information about the conversion of your East Penn Financial options into Harleysville options.

Stock Election Shares. East Penn Financial shareholders who validly elect to receive Harleysville common stock for some or all of their East Penn Financial shares will receive the per share stock consideration for that portion of the shareholder’s shares of East Penn Financial common stock equal to the shareholder’s stock election, subject to the allocation process described below. The number and value of the Harleysville shares to be received will depend upon the final stock consideration, which will vary depending on the indicated Harleysville share price, as described above. In the discussion below, shares held by shareholders who have made stock elections are referred to as “stock election shares.”

Cash Election Shares. East Penn Financial shareholders who validly elect to receive cash for some or all of their East Penn Financial shares will receive cash per share for that portion of the shareholder’s shares of East Penn Financial common stock equal to the shareholder’s cash election, subject to the allocation process described below. For East Penn Financial shares for which cash elections are made, the number that will receive cash will depend upon the final per share consideration, which will vary depending on the indicated Harleysville share price, as described above. However, if an East Penn Financial shareholder receives cash for one or more shares, the amount of cash will be $14.50 per share. In the discussion below, shares held by East Penn Financial shareholders who have made cash elections are referred to as “cash election shares.”

No-Election Shares. Shares held by East Penn Financial shareholders (i) who indicate that they have no preference as to whether they receive Harleysville common stock or cash, or (ii) who do not make a valid election, will be deemed to be “no-election shares.” Under the merger agreement, each no-election share will be converted into either cash or Harleysville common stock (with cash instead of fractional Harleysville shares), in the manner provided in the merger agreement. See “Allocation of Harleysville Common Stock and Cash” below.

A fixed amount of Harleysville common stock and cash will be paid to East Penn Financial shareholders, as described above. Accordingly, there is no assurance that an East Penn Financial shareholder will receive the form of consideration that the shareholder elects with respect to any or all of his or her shares of East Penn Financial common stock. If the elections of East Penn Financial shareholders would exceed the specified limits, then the procedures for allocating Harleysville common stock and cash to be received by East Penn Financial shareholders will be followed by Harleysville’s exchange agent. See “Allocation of Harleysville common stock and Cash” below.

Election Form. From 40 to 20 business days before the election deadline of the merger (currently anticipated to occur on or before November 16, 2007), Harleysville’s exchange agent will mail an election form to you along with instructions on electing to receive Harleysville common stock or cash for your East Penn Financial stock. You may make different elections (between stock or cash) for each East Penn Financial share you own. If you hold an option to purchase any East Penn Financial shares, the election form will permit you to elect whether you want to receive cash in cancellation of the stock option. The deadline for the Exchange Agent to receive your election will be 5:00 p.m. on November 2, 2007. You must carefully follow the instructions from Harleysville’s exchange agent. Your election will be properly made only if by the deadline date, you have submitted to Harleysville’s exchange agent at its designated office, a properly completed and signed election form that is accompanied by your East Penn Financial stock certificates. The East Penn Financial stock certificates must be in a form that is acceptable for transfer (as explained in the election form). If your election is not properly made, your shares of East Penn Financial stock will be treated as “no-election shares.” Neither Harleysville nor its exchange agent will be under any obligation to notify any person of any defects in an election form.

Within ten business days after the effective date of the merger, Harleysville’s exchange agent will mail checks representing the merger consideration for shares of East Penn Financial common stock, together with cash instead of fractional share interests, to former shareholders of East Penn Financial who have timely submitted an effective election form along with their East Penn Financial stock certificates. If Harleysville issues shares to you in certificate form, the exchange agent will also mail your stock certificates to you at that time. Holders of East Penn Financial options who want to cancel their options for cash payments must also sign an agreement to surrender and exchange their interests for the consideration provided for those interests under the merger agreement.

If you do not timely submit an election form along with your certificate or certificates for East Penn Financial common stock, Harleysville’s exchange agent will mail to you within ten business days after completion of the merger, a letter of transmittal with instructions for submitting your East Penn Financial stock certificate or certificates in exchange for the cash and Harleysville common stock that will be payable to you for your East Penn Financial shares. At that time, you will need to carefully review the instructions, complete the materials enclosed with the instructions and return the materials along with your East Penn Financial stock certificate or certificates. See “Allocation of Harleysville Common Stock and Cash,” below. Within ten business days after receipt of the properly completed letter of transmittal and your East Penn Financial stock certificate or certificates, Harleysville’s exchange agent will mail a certificate representing shares of Harleysville common stock or a check (or a combination of stock certificate and check) for the merger consideration. No interest will be paid on any cash payment.

Shares of Harleysville common stock issued to you in the merger will be dated the effective date of the merger and will entitle the holders to dividends, distributions and all other rights and privileges of a Harleysville shareholder from the effective date. Until the certificates representing East Penn Financial common stock are surrendered for exchange after completion of the merger, holders of such certificates will not receive the cash or stock consideration or dividends or distributions on the Harleysville common stock into which such shares have been converted. When the certificates are surrendered to the exchange agent, any unpaid dividends or other distributions will be paid without interest. Harleysville has the right to withhold dividends or any other distributions on its shares until the East Penn Financial stock certificates are surrendered for exchange.

Until surrendered, each East Penn Financial stock certificate, following the effective date of the merger, is evidence solely of the right to receive the merger consideration. In no event will either Harleysville or East Penn Financial be liable to any former East Penn Financial shareholder for any amount paid in good faith to a public official or agency pursuant to any applicable abandoned property, escheat or similar law.

Harleysville will not issue any fractions of a share of common stock. Rather, Harleysville will pay cash for any fractional share interest any East Penn Financial shareholder would otherwise be entitled to receive in the merger. For each fractional share that would otherwise be issued, Harleysville will pay by check an amount equal to the fractional share interest to which the holder would otherwise be entitled multiplied by the indicated Harleysville share price. Shares of East Penn Financial common stock issued and held by East Penn Financial as treasury shares as of the effective date of the merger, if any, will be canceled.

Allocation of Harleysville Common Stock and Cash

Notwithstanding the elections of each East Penn Financial shareholder to receive cash or Harleysville common stock in the merger, the elections of some or all of the East Penn Financial shareholders may be reallocated to assure that the total cash and stock consideration paid in the merger complies with the requirements of the merger agreement.

Over-election of the Stock Consideration. If the aggregate number of stock election shares would result in Harleysville delivering more Harleysville shares than is provided in the merger agreement, then:

  All cash election shares and no-election shares will receive only cash;

  Harleysville’s exchange agent will then convert on a pro rata basis a sufficient number of stock election shares into cash election shares so that the total stock consideration paid in the merger complies with the requirements of the merger agreement; and

  The remaining stock election shares will be converted into shares of Harleysville common stock.

Under-election of the Stock Consideration. If the aggregate number of stock election shares would result in Harleysville delivering fewer Harleysville shares than is provided in the merger agreement, then:

  All stock election shares will be converted into shares of Harleysville common stock;

  Harleysville’s exchange agent will then convert a sufficient number of “no election” shares into stock election shares so that the total stock consideration paid in the merger complies with the requirements of the merger agreement;

  If, after conversion of all “no election” shares the total stock consideration to be delivered would still be less than the amount provided in the merger agreement, Harleysville’s exchange agent will convert a sufficient number of cash election shares on a pro rata basis into stock election shares to the extent necessary so that the total stock consideration paid in the merger complies with the requirements of the merger agreement; and

  The remaining cash election shares will be converted into cash.

Because the United States federal income tax consequences of receiving Harleysville common stock, cash, or both will differ, East Penn Financial shareholders are urged to read carefully the information included under the caption “Certain Federal Income Tax Consequences” and to consult their tax advisors for a full understanding of the merger’s tax consequences to them. In addition, because Harleysville common stock can fluctuate in value during the election period, the economic value per share received by East Penn Financial shareholders who receive stock may, as of the date of receipt by them, be more or less than the per share cash received by East Penn Financial shareholders who receive cash.

East Penn Financial Stock Options

If you hold an outstanding, unexercised option to purchase East Penn Financial shares you may exercise your stock option at any time prior to the effective time of the merger, you may accept Harleysville’s offer to pay you cash in complete cancellation of your stock option, or you may do nothing and your stock option will be converted into an option to purchase an adjusted number of Harleysville common stock. What you receive as the result of the merger will depend on your actions and is described below opposite each action you may take. You should discuss with your tax advisor the tax results of each course of action available to you.

If you do any of the following:	You will receive the following:
You can exercise your stock option(s) before the merger effective date.	You will not be able to elect whether to receive cash or shares of Harleysville common stock for the shares of East Penn Financial shares you receive upon exercising your stock option(s). These shares will be treated as “no election” shares in the merger. You will receive the amounts of cash, or Harleysville shares, or both, that is necessary to allocate the merger consideration among all the East Penn Financial shareholders according to the merger agreement allocation formulas.

You can accept Harleysville’s offer to pay you cash in complete cancellation of your stock option(s).	You will receive the option cash-out price described below.

You can do nothing.	When the merger becomes effective, your option will become an option to purchase Harleysville shares. The number of Harleysville shares covered by each converted option and the exercise price will be calculated as described below.

Option Cash-Out Price:

The option cash-out price for each East Penn Financial share subject to an outstanding, unexercised option is the difference between the amount shown below, depending on the indicated Harleysville share price, and the per share exercise price for that share under the applicable stock option agreement and plan:

The option cash-out price will be the difference between the following
If the indicated Harleysville share price is:	dollar amount and the option exercise price:
Less than $14.66	$13.52

At least $14.66 and not more than $19.84	The dollar value of the aggregate merger consideration based on the indicated Harleysville share price, divided by the number of East Penn Financial shares issued and outstanding at the effective time of the merger.

More than $19.84	$15.48

If you elect to cancel an East Penn Financial stock option in exchange for cash, you will not be entitled to any payment as a result of the merger until you execute and deliver an agreement surrendering all rights under the East Penn Financial option in exchange for that cash payment. Harleysville will send you the necessary forms and instructions for canceling your options and exchanging them for cash.

Converted Options:

Each outstanding East Penn Financial option at the time of the merger will be assumed by Harleysville and converted into an option to purchase Harleysville common stock based on the option exchange ratio described below. The purpose of the option exchange ratio is to maintain substantially the same spread value (whether positive or negative) immediately before and after the merger. The spread value is the amount by which the dollar amount shown in the right column of the table above exceeds (or is exceeded by) the exercise price of your East Penn Financial option. The option exchange ratio is the dollar amount shown in the right column of the table above, divided by the indicated Harleysville share price.

To illustrate, if the indicated Harleysville share price is $17.25 per share and 6,305,262 shares of East Penn Financial common stock are outstanding, the dollar value of the aggregate merger consideration would be $91,428,681 and the dollar amount in the right column of the table above would be $14.50. As a result, the option exchange ratio would be 0.8406 ($14.50/ $17.25). This means that every stock option granted to purchase one East Penn Financial share will be converted into an option to purchase 0.8406 shares of Harleysville stock, with the option exercise price adjusted accordingly by dividing the exercise price of your East Penn Financial option by the option exchange ratio.

For example, an option granted to purchase 100 East Penn Financial shares at $10.00 per share will be converted into an option to purchase 84 shares of Harleysville stock at $11.90 per share, calculated as shown in the following table:

Number of Shares Subject to Harleysville Options:	100 shares x .8406 = 84.06 shares
(fractional shares rounded down to 84)

Exercise Price for Harleysville Options:	$10.00 divided by .8406 = $11.896 (price is rounded up
to 2 decimal points or $11.90)

This formula is intended to maintain substantially the same spread value imbedded in your East Penn Financial options. The actual option exchange ratio will be calculated at the closing of the merger based on the actual Harleysville stock price at that time, and so the converted terms of your option may differ from the example set forth above. The intrinsic value of your new Harleysville options will depend on the actual market value of Harleysville stock on the date of the merger, which may not be the same as the indicated Harleysville share price, and will change with changes in the trading prices of Harleysville stock.

Tax laws are complex, and the tax consequences of the merger may vary depending upon your particular circumstances. For these reasons, we recommend that you consult your tax advisor concerning the federal income tax and any other state, local, foreign or other tax consequences to you on each course of action available to you.

Harleysville common stock

Each share of Harleysville common stock outstanding immediately prior to completion of the merger will remain outstanding and unchanged by the merger.

Effective Date

The merger will take effect when all conditions, including obtaining shareholder and regulatory approval, have been fulfilled or waived, or as soon as practicable thereafter as Harleysville and East Penn Financial may mutually select. Regulatory and shareholder approval cannot be waived. We presently expect to close the merger on or before November 16, 2007. See “The Merger — Conditions to the Merger,” on page 58 and “The Merger — Regulatory Approvals,” on page 63.

Representations and Warranties

The merger agreement contains customary representations and warranties relating to, among other things:

  Organization of Harleysville and East Penn Financial and their respective subsidiaries.

  Capital structures of Harleysville and East Penn Financial.

  Due authorization, execution, delivery, performance and enforceability of the merger agreement.

  Consents or approvals of regulatory authorities or third parties necessary to complete the merger.

  Consistency of financial statements with accounting principles generally accepted in the United States.
  Absence of material adverse changes, since December 31, 2006, in the consolidated assets, liabilities, liquidity, net worth, business, property, financial condition, results of operations or any damage destruction or loss of East Penn Financial or assets, liabilities, liquidity, business, property financial condition, net worth or results of operations or any damage destruction or loss of Harleysville.

  Filing of tax returns and payment of taxes.

  Absence of undisclosed material pending or threatened litigation.

  Compliance with applicable laws and regulations.

  Retirement and other employee plans and matters relating to the Employee Retirement Income Security Act of 1974.

  Quality of title to assets and properties.

  Maintenance of adequate insurance.

  Absence of undisclosed brokers’ or finders’ fees.

  Absence of material environmental violations, actions or liabilities.

  Accuracy of information supplied by Harleysville and East Penn Financial for inclusion in the registration statement, filed under the Securities Act of 1933, in connection with the issuance of Harleysville common stock in the merger, this document, and all applications filed with regulatory authorities for approval of the merger.

  Documents filed by Harleysville with the Securities and Exchange Commission and the accuracy of information contained therein.

  Validity and binding nature of loans reflected as assets in the financial statements of East Penn Financial.

Conduct of Business Pending the Merger

In the merger agreement, Harleysville and East Penn Financial each agreed to use reasonable good faith efforts to preserve its business organizations intact, to maintain good relationships with employees, and to preserve the goodwill of customers and others with whom it does business.

In addition, East Penn Financial agreed to conduct its business and the business of East Penn Bank and their subsidiaries only in the ordinary course of business and in material compliance with all applicable laws, rules and regulations, to use commercially reasonable efforts to preserve their business organizations intact, keep available the services of their officers and employees, and maintain their goodwill and existing relations with customers, suppliers, landlords, agents and other business associates. Until the merger is completed, unless Harleysville consents otherwise or applicable law or regulations require otherwise and Harleysville receives prior written notice, neither East Penn Financial, nor East Penn Bank nor any of their subsidiaries will:

  acquire any capital assets exceeding $100,000 in amount, either individually or in the aggregate, or form or acquire any new subsidiary, or engage in any new activity or materially expand any existing activities;

  declare, set aside, make or pay any dividend or other distribution in respect of its capital stock, other than semi-annual cash dividends to be payable, on dates in August 2007 and (if the merger has not yet then occurred) February 2008 to be determined by East Penn Financial, to shareholders of record on dates, respectively in July 2007 and January 2008 to be determined by East Penn Financial, in respective amounts not to exceed 12 cents per share in August 2007 and 13 cents per share in February 2008, and otherwise on terms consistent with the historic practices and terms of cash dividends by East Penn Financial;

  except to the extent necessary to honor exercises of presently outstanding East Penn Financial options, issue, sell or otherwise permit to become outstanding any additional East Penn Financial shares (including without limitation any that may be held as treasury stock);

  issue any stock options, warrants, stock appreciation rights, phantom stock or similar rights relating to or reflecting East Penn Financial shares or their value;

  redeem any presently outstanding East Penn Financial shares;

  take any of such actions with regard to the capital stock of East Penn Bank or any of the other subsidiaries;

  attempt, or enter into or negotiate for any agreement, to do any of the foregoing;

  terminate, except for cause, the employment of any officer of Vice President level or above, except in the ordinary course of business, or hire any new officers of Vice President level or above;
  purchase or otherwise acquire, or sell, encumber, or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business;

  engage in any transaction or enter into any agreement with any officer, director or shareholder of East Penn Financial or East Penn Bank or any of the subsidiaries or any affiliate of any such officer, director or shareholder;

  amend its charter or bylaws or equivalent corporate governance documents;

  impose, or suffer the imposition, on any share of stock held by East Penn Bank of any encumbrance or permit any such encumbrance to exist;

  fail to comply in any material respect with any material contractual obligations, any applicable material federal, state and local laws and regulations (including without limitation, statutes, rules and regulations) binding upon East Penn Financial, East Penn Bank or any subsidiary, any other applicable material requirements of each federal, state or local governmental agency, board, commission, instrumentality or other governmental or quasi-governmental body or office; and any other applicable material judicial and administrative judgments, orders, stipulations, awards, writs and injunctions;

  elect any additional officers or directors other than those directors who will be elected at the 2007 annual meeting and those officers to be reappointed at the 2007 annual reorganizational meetings of East Penn Financial and East Penn Bank;

  increase the rate of compensation of any of its directors, officers or employees, or pay or agree to pay any incentive compensation or bonus, except in the ordinary course of business;

  enter into or materially modify (except as may be required by applicable law or changes in group insurance contracts) any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, consulting, bonus, or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust, agreement related thereto, in respect of any of its directors, officers or other employees;

  enter into (i) any material agreement, arrangement or commitment not made in the ordinary course of business, other than agreements or memoranda of understanding with Regulatory Authorities in connection with the transactions contemplated by this Agreement, (ii) any agreement, indenture or other instrument relating to the borrowing of money by East Penn Financial or East Penn Bank or guarantee by East Penn Financial or East Penn Bank of any such obligation, except in the ordinary course of business and except for drawing on currently existing lines of credit, (iii) any agreement, arrangement or commitment relating to the employment of, or severance of, a consultant or the employment, severance, election or retention in office of any present or former director, officer or employee, or (iv) any contract, agreement or understanding with a labor union;

  change its lending, investment or asset-liability management policies in any material respect;

  change its method of accounting in effect at December 31, 2006, except as required by changes in applicable material contractual obligations, material federal, state and local laws and regulations (including without limitation, statutes, rules and regulations) binding upon East Penn Financial, East Penn Bank or any subsidiary, material requirements of any federal, state or local governmental agency, board, commission, instrumentality or other governmental or quasi-governmental body or office or material judicial and administrative judgments, orders, stipulations, awards, writs and injunctions requirements or generally accepting accounting principals concurred in by its independent certified public accountants, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the year ended December 31, 2006;

  except as disclosed to Harleysville, establish or make any commitment relating to the establishment of any new branch or office facility;

  waive any claims or rights noted with a value in excess of $25,000;

  take any action materially inconsistent with, or omit to take any action required by, the representations, warranties and covenants contained in the merger agreement;

  except strictly as may be required by the Regulatory Authorities, modify their reserve practices with respect to loans, Special Loans or Special REO Properties or fail to comply with any provision of the merger agreement explicitly addressing Special Loans or Special REO Properties; or

  agree to do any of the foregoing.

Proposals to Acquire East Penn Financial

In the merger agreement, East Penn Financial agreed that it will not, and will not authorize or permit any of its directors, officers, employees, investment bankers, attorneys, accountants, advisors, agents, affiliates or representatives to, directly or indirectly, (i) initiate, solicit, encourage or take any action to facilitate, including by way of furnishing information, any proposal for the acquisition of East Penn Financial or East Penn Bank or any inquiries with respect to or the making of any proposal for the acquisition of East Penn Financial or East Penn Bank, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to East Penn Financial or afford access to the business, properties, assets, books or records of East Penn Financial to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any third party that is seeking to make, or has made, an proposal for the acquisition of East Penn Financial or East Penn Bank or (iii) except in accordance with provisions of the merger agreement, approve, endorse or recommend or enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to a proposal for the acquisition of East Penn Financial or East Penn Bank.

However, East Penn Financial and its board of directors are permitted (i) to comply with Rule 14d-9 and Rule 14e-2 promulgated under the Securities Exchange Act of 1934 with regard to a proposal for the acquisition of East Penn Financial or East Penn Bank provided that the board of directors of East Penn Financial shall not withdraw or modify in a manner adverse to Harleysville its approval recommendation except as set forth in subsection (iii) below; (ii) to engage in any discussions or negotiations with, and provide any information to, any person in response to a superior proposal by any such person, if and only to the extent that (x) East Penn Financial’s board of directors concludes in good faith, after consulting with outside counsel, that failure to do so would reasonably be expected to breach its fiduciary duties to East Penn Financial’s shareholders under applicable law, (y) prior to providing any information or data to any person in connection with a superior proposal by any such person, East Penn Financial’s board of directors receives from such person an executed confidentiality agreement, which confidentiality terms shall be no less favorable to East Penn Financial than those contained in the confidentiality agreement between East Penn Financial and Harleysville, a copy of which executed confidentiality agreement shall have been provided to Harleysville for informational purposes and (z) at least 72 hours prior to providing any information or data to any person or entering into discussions or negotiations with any person, East Penn Financial promptly notifies Harleysville in writing of the name of such person and the material terms and conditions of any such superior proposal and (iii) to withdraw, modify, qualify in a manner adverse to Harleysville, condition or refuse to make its approval recommendation if East Penn Financial’s board of directors concludes in good faith, after consultation with outside counsel and financial advisors, that failure to do so would reasonably be expected to breach its fiduciary duties to East Penn Financial’s shareholders under applicable law.

East Penn Financial will promptly, and in any event within 24 hours, notify Harleysville in writing of the receipt of any proposal for the acquisition of East Penn Financial or East Penn Bank or any information related thereto, which notification shall describe the proposal for the acquisition of East Penn Financial or East Penn Bank and identify the third party making the same.

East Penn Financial further agreed that it will, and will cause its representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of the merger agreement with any parties, conducted before the merger agreement was signed, with respect to any proposal for the acquisition of East Penn Financial or East Penn Bank.

Other Agreements

East Penn Financial also agreed in the merger agreement, among other things:

  To permit Harleysville, if Harleysville elects to do so at its own expense, to cause a “Phase I environmental audit” to be performed at any physical site owned or occupied by East Penn Financial.

  Except as necessary to exercise its duty under Pennsylvania corporate law or as otherwise required by law, permit representatives for Harleysville to attend each regular and special meeting of the board of directors and executive committee of East Penn Financial and East Penn Bank, other than portions of meetings that relate to the merger transaction or confidential executive sessions.

  To submit the proposed merger to its shareholders for approval at a special meeting to be held as soon as practicable, with an approval recommendation by its board of directors.

We jointly agreed, among other things:

  To prepare all applications, registration statements and other documents necessary to obtain all required regulatory approvals.

  Subject to the terms of the merger agreement, to take all actions necessary to complete the transactions contemplated by the merger agreement.
  To file all tax returns and pay all taxes when due.

  To cooperate with each other, and, if mutually agreed in the interest of an orderly, cost-effective consolidation of operations, terminate (1) any contract or arrangement East Penn Financial or East Penn Bank or any of their subsidiaries may have with an outside service bureau or other vendor of services; or (2) any in-house back office, support, processing or other operational activities or services of East Penn Financial or

East Penn Bank, including accounting, loan processing and deposit services, and substitute a contract or arrangement between Harleysville or any Harleysville subsidiary and East Penn Financial for the provision of similar services to East Penn Financial.

  To deliver to each other monthly and quarterly financial statements.

  To deliver to each other all documents that may be filed with the SEC under the Securities Exchange Act of 1934 or with other banking or regulatory authorities.

  To agree upon the form and substance of any press release or public disclosure related to the proposed merger.

Conditions to the Merger

East Penn Financial’s obligations to complete the merger are subject to various conditions, including the following:

  The merger agreement shall have been duly approved and adopted by the East Penn Financial shareholders.

  All necessary governmental approvals for the merger shall have been obtained, and all waiting periods required by law or imposed by any governmental authority with respect to the merger shall have expired. See “The Merger — Regulatory Approvals,” on page 63.

  There shall be no pending or threatened claim, action, litigation or proceeding, judicial or administrative or governmental action against East Penn Financial, East Penn Bank or any subsidiary to enjoin or prevent completion of the merger.

  There shall not be any order, decree, or injunction in effect preventing the completion of the transactions contemplated by the merger agreement.

  East Penn Financial shall have received an opinion of Harleysville’s legal counsel that, among other things, the merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986. See “The Merger — Certain Federal Income Tax Consequences,” on page 69.

  East Penn Financial shall have received an opinion satisfactory to it from its tax advisor with respect to the status of the merger as a reorganization under Section 368(a) of the Internal Revenue Code of 1986. See “The Merger — Certain Federal Income Tax Consequences,” on page 69.

  No material adverse change shall have occurred in the assets, business, financial condition or results of operation of Harleysville or any material subsidiary.

  The accuracy in all material respects, as of May 15, 2007, and as of the closing date of the merger, of the representations and warranties of the Harleysville, except as to any representation or warranty that specially relates to an earlier date and except as otherwise contemplated by the merger agreement.

  Harleysville’s performance in all material respects of all covenants and obligations required to be performed by it at or prior to the closing date of the merger.

  This proxy statement/prospectus and any required state law securities filing shall be effective and/or approved under all applicable federal and state securities laws and no proceeding shall be pending or threatened to suspend the effectiveness or prohibit the issuance of the Harleysville shares to the shareholders of East Penn Financial.

  The Harleysville shares to be issued to East Penn Financial shareholders shall be approved and listed on the NASDAQ Global Market.

  East Penn Financial shall have received confirmation that a sufficient amount of merger consideration has been deposited with Harleysville’s exchange agent for payment to the East Penn Financial shareholders.

  Other conditions that are customary for transactions of the type contemplated by the merger agreement. See “The Merger — Representations and Warranties” and “The Merger — Conduct of Business Pending the Merger” on page 55.

In addition to the foregoing, Harleysville’s obligations to close the merger are each conditioned on:

  The merger agreement shall have been duly approved and adopted by the East Penn Financial shareholders.

  All necessary governmental approvals for the merger shall have been obtained, and all waiting periods required by law or imposed by any governmental authority with respect to the merger shall have expired. See “The Merger — Regulatory Approvals,” on page 63.

  There shall be no pending or threatened claim, action, litigation or proceeding, judicial or administrative or governmental action against Harleysville or any subsidiary to enjoin or prevent completion of the merger.

  There shall not be any order, decree, or injunction in effect preventing the completion of the transactions contemplated by the merger agreement.

  Harleysville shall have received an opinion of East Penn Financial’s tax advisor that, among other things, the merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986. See “The Merger — Certain Federal Income Tax Consequences,” on page 69.

  Harleysville shall have received an opinion satisfactory to it from its tax advisor with respect to the status of the merger as a reorganization under Section 368(a) of the Internal Revenue Code of 1986. See “The Merger — Certain Federal Income Tax Consequences,” on page 69.

  No material adverse change shall have occurred in the assets, business, financial condition or results of operation of East Penn Financial, East Penn Bank or any subsidiary.

  The accuracy in all material respects, as of May 15, 2007, and as of the effective date, of the merger, of the representations and warranties of East Penn Financial and East Penn Bank, except as to any representation or warranty that specially relates to an earlier date and except as otherwise contemplated by the merger agreement.

  East Penn Financial’s and East Penn Bank’s performance in all material respects of all covenants and obligations required to be performed by it at or prior to the effective date of the merger.

  Termination of Brent L. Peters’ employment agreement with East Penn Financial and the execution of an employment agreement between Brent L. Peters and Harleysville.

  Brent L. Peters shall have delivered to Harleysville an executed agreement pursuant to which he acknowledges and agrees that no “change of control” shall be deemed to have occurred in connection with the transactions contemplated by the merger agreement prior to the effective time of the merger.

  Each director of East Penn Financial and East Penn Bank shall have delivered to Harleysville an executed agreement pursuant to which each director agrees to vote all shares of East Penn Financial over which he or she has voting power in favor of approving the merger agreement and the merger.

  Each director and executive officer of East Penn Financial shall have delivered to Harleysville an executed agreement acknowledging that he or she may be an “affiliate” of East Penn Financial as defined under the rules promulgated by the SEC and agreeing not to sell or transfer any Harleysville shares received as merger consideration for any East Penn Financial shares owned by such director or executive officer, except in accordance with the rules of the SEC, in a transaction that is exempt from the registrations requirements or in an offering registered under the Securities Act of 1933.

  The results of any Phase 1 environmental audit conducted by Harleysville shall be acceptable in all respects to Harleysville.

  This proxy statement/prospectus and any required state law securities filing shall be effective and/or approved under all applicable federal and state securities laws and no proceeding shall be pending or threatened to suspend the effectiveness or prohibit the issuance of the Harleysville shares to the shareholders of East Penn Financial.

  The Harleysville shares to be issued to East Penn Financial shareholders shall be approved and listed on the NASDAQ Global Market.

  Other conditions that are customary for transactions of the type contemplated by the merger agreement. See “The Merger — Representations and Warranties” and “The Merger — Conduct of Business Pending the Merger” on page 55.

Except for the requirements of East Penn Financial shareholder approval, regulatory approvals and the absence of any order, decree, or injunction preventing the transactions contemplated by the merger agreement, East Penn Financial or Harleysville may waive each or all of the conditions to its obligations described above in the manner and to the extent described in “The Merger — Amendment; Waiver,” on page 60.

Amendment; Waiver

Subject to applicable law, at any time prior to completion of the merger, East Penn Financial and Harleysville may:

  Amend the merger agreement, except that after approval by East Penn Financial shareholders at the special meeting, the consideration you will receive in the merger cannot be decreased.

  Extend the time for the performance of any of the obligations or other acts of the other required in the merger agreement.

  Waive any inaccuracies in the representations and warranties of the other contained in the merger agreement.

  Waive compliance by the other with any of the agreements or conditions contained in the merger agreement, except for the requirements of East Penn Financial shareholder approval, regulatory approvals and the absence of any order, decree, or injunction preventing the transactions contemplated by the merger agreement.

Termination

The merger agreement may be terminated at any time prior to the closing date in any of the following ways:

  by the mutual written consent of East Penn Financial and Harleysville;

  by either East Penn Financial or Harleysville if the other one materially breaches any representation, warranty or obligation under the merger agreement;

  by either East Penn Financial or Harleysville if the merger is not effective on or before March 31, 2008 and the failure to complete the merger is not the result of a breach by the terminating party;

  if any regulatory authority whose approval or consent is required for consummation of the merger or the bank merger issues a definitive written denial of approval or consent and the time period for appeals and requests for reconsideration has run;

  if East Penn Financial shareholders vote but fail to approve and adopt the Merger at East Penn Financial Shareholders Meeting;

Harleysville may terminate the merger agreement if East Penn Financial, East Penn Bank or any subsidiary enters into any term sheet, letter of intent, agreement or similar type agreement with a view to being acquired by, or effecting a business combination with, any other person; or any agreement to merge, consolidate, to combine or to sell a material portion of its assets or to be acquired in any other manner by any other person or to acquire a material amount of assets or a material equity position in any other Person, whether financial or otherwise.

Harleysville may also terminate the merger agreement if East Penn Financial withdraws, changes, or modifies its recommendation to its shareholders in any manner adverse to Harleysville regarding the merger agreement or the merger.

East Penn Financial may terminate the merger agreement after the indicated Harleysville share price is determined if East Penn Financial determines by a vote of the majority of the members of its board of directors, and notifies Harleysville of its determination to terminate the merger agreement, and if:

  The indicated Harleysville share price is less than the product of 0.825 and the closing price of Harleysville common stock on May 15, 2007; and

  the ratio of the indicated Harleysville share price to the closing price of Harleysville common stock on May 15, 2007 is less than the ratio obtained by dividing the price of an index of bank stocks on the determination date of the indicated Harleysville share price by the price of the index of bank stocks on May 15, 2007, minus 0.175.

The index of bank stocks on each date is the weighted average (weighted in accordance with the weighting factors shown in the table below) of the closing trading prices of the common stock of the following 14 financial institution companies so long as they remain publicly traded and there is no publicly announced proposal for any of them to be acquired or to acquire another company or companies in transactions with a value exceeding 25% of the acquiror’s market capitalization. If any company is removed from the index group, the weights, which are to be determined based upon the market capitalization of the outstanding shares of common stock, shall be redistributed proportionately for purposes of determining the index price.

Name	Ticker	Factor
Arrow Financial Corp.	AROW	3.4%
Community Bank System Inc.	CBU	9.1%
F.N.B. Corp.	FNB	14.8%
Financial Institutions Inc.	FISI	3.3%
Lakeland Bancorp	LBAI	4.3%
National Penn Bancshares Inc.	NPBC	12.5%
NBT Bancorp Inc.	NBTB	11.3%
Omega Financial Corp.	OMEF	5.0%
Pennsylvania Commerce Bancorp	COBH	2.5%
S&T Bancorp Inc.	STBA	11.7%
Sandy Spring Bancorp Inc.	SASR	7.3%
Sun Bancorp Inc.	SNBC	5.3%
Tompkins Trustco Inc.	TMP	5.2%
Univest Corp. of Pennsylvania	UVSP	4.3%

Harleysville may terminate the merger agreement after the indicated Harleysville share price is determined if it determines by a vote of the majority of the members of its board of directors, and notifies East Penn Financial of its determination to terminate the merger agreement, if the indicated Harleysville share price is less than $11.50. If Harleysville terminates the merger agreement for this reason, Harleysville has agreed to be responsible for all reasonable out-of-pocket expenses incurred by East Penn Financial in connection with the merger including but not limited to advisory fees, investment banker fees, attorneys fees, professional fees, application fees, and printing and mailing expenses.

Neither Harleysville nor East Penn Financial has the right to terminate the merger agreement on account of its own breach.

The fairness opinion received by East Penn Financial from Sandler O’Neill is dated as of May 15, 2007, and is based on conditions in effect on that date. Accordingly, the fairness opinion does not address the possibilities presented if the termination provision relating to the price of Harleysville common stock is triggered, including the possibility that East Penn Financial’s board of directors might elect to continue with the merger even if East Penn Financial has the ability to terminate the merger agreement under that provision. See “The Merger — Opinion of East Penn Financial’s Financial Advisor,” beginning on page 35.

Approval of the merger agreement by East Penn Financial’s shareholders will confer on East Penn Financial’s board of directors the power to complete the merger even if the price-related termination provision is triggered, without any further action by or re-solicitation of the votes of East Penn Financial shareholders.

East Penn Financial shareholders should be aware that the market price of Harleysville common stock will fluctuate and could possibly decline. Accordingly, the value of the Harleysville common stock actually received by holders of East Penn Financial common stock may be more or less than the value of Harleysville common stock used in applying the market price test or on the effective date of the merger.

Termination Fee

If the merger agreement is terminated by either Harleysville or East Penn Financial as a result of the breach or default of the merger agreement by the other, then the other shall pay to the non-breaching party all reasonable out of pocket expenses incurred by it in connection with the merger agreement and the merger, including advisory fees, investment banker fees, attorney fees, professional fees, application fees and printing and mailing expenses.

East Penn Financial has agreed to pay a fee to Harleysville if either of the following occurs:

  if East Penn Financial, East Penn Bank or any of their subsidiaries enters into an agreement with a view to being acquired by, or effecting a business combination with, any other person or to merge, consolidate, to combine or to sell a material portion of its assets or to be acquired in any other manner by any other person or to acquire a material amount of assets or a material equity position in any other person; or

  if East Penn Financial withdraws, changes, or modifies its recommendation to its shareholders in any manner adverse to Harleysville regarding the merger agreement or the merger.

The termination fee is equal to 4.5% times the dollar amount of the total merger consideration calculated as of the date of termination of the merger agreement as if the termination date were the determination date for the indicated Harleysville share price. For example, if the total merger consideration is $92,705,000, the termination fee would be $4,171,725.

The termination fee, if paid, is in total satisfaction of any obligation of East Penn Financial to pay any damages.

East Penn Financial and East Penn Bank must also pay the termination fee if the merger agreement is terminated by Harleysville due to East Penn Financial entering into an agreement to sell or actually selling or transferring any of East Penn Bank’s common stock to any person other than Harleysville prior to the termination of the merger agreement. In this case, the termination fee will be reduced for the amount of any expenses of Harleysville that has been paid by East Penn Financial or East Penn Bank.

East Penn Financial must also pay the termination fee if Harleysville terminates the merger agreement due to either a knowing breach of a representation or warranty by East Penn Financial or East Penn Bank that has had or would be reasonably likely to have a material adverse effect on East Penn Financial, East Penn Bank or Harleysville, or a knowing, material breach by East Penn Financial or East Penn Bank of any other obligation under the merger agreement, if, within 18 months after the termination, East Penn Financial or East Penn Bank is acquired. However, in this case, the termination fee is to be reduced by the amount of any expenses of Harleysville that shall have been paid by East Penn Financial or East Penn Bank.

If a court would otherwise determine that the termination fee would be unenforceable in whole or part on the grounds that it is excessive, the amount of the termination fee shall be reduced to the maximum amount consistent with its enforceability.

No Solicitation of Other Transactions

East Penn Financial has agreed that subject to the fiduciary duties of the East Penn Financial board of directors, it will not solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, East Penn Bank, or any business combination with East Penn Bank other than as contemplated by the merger agreement, or authorize or permit any persons affiliated with it to do any of the foregoing. In addition, East Penn Financial agrees to notify Harleysville promptly if any such inquiries or proposals are received by, any such information is required from, or any such negotiations or discussions are sought to be initiated with, East Penn Financial or East Penn Bank.

For a discussion of circumstances under which certain actions relating to a possible change in control involving East Penn Financial could result in East Penn Financial being required to pay Harleysville a termination fee, see “The Merger — Termination Fee,” beginning on page 62.

NASDAQ Listing

East Penn Financial’s obligation to complete the merger is subject to the condition that Harleysville’s common stock continues to be authorized for quotation on the NASDAQ Global Market. Harleysville also agrees to list on the NASDAQ Global Market any additional shares of Harleysville common stock necessary to complete the merger or issue shares of Harleysville common stock to holders of East Penn Financial stock options that are converted into Harleysville stock options.

Expenses

Harleysville and East Penn Financial will each pay all costs and expenses incurred in connection with the transactions contemplated by the merger agreement, including fees and expenses of financial consultants, accountants and legal counsel unless the merger agreement is terminated as a result of breach or default and the breaching party is required to reimburse the other for all reasonable out of pocket expenses. See “The Merger – Terminations Fee,” beginning on page 62.

Regulatory Approvals

Completion of the merger is subject to the prior receipt of all consents or approvals of, and the provision of all notices to federal and state authorities required to complete the merger of Harleysville and East Penn Financial and the merger of Harleysville National Bank and East Penn Bank.

Harleysville and East Penn Financial have agreed to use their reasonable best efforts to obtain all regulatory approvals required to complete the merger. These approvals include approvals from the Office of the Comptroller of the Currency, which is the administrator for national banks such as Harleysville National Bank, the Board of Governors of the Federal Reserve System and the Pennsylvania Banking Department. Applications with respect to this transaction were filed with these agencies on August 17, 2007. The merger cannot proceed without these approvals.

In considering applications for combinations of regulated depository institutions and their holding companies, the federal banking regulators are required to consider the financial and managerial resources and future prospects of the resulting bank holding companies and its subsidiary banks and the convenience and needs of the communities to be served. Under the Community Reinvestment Act of 1977, the federal banking regulators also must take into account the record of performance of Harleysville, Harleysville National Bank and East Penn Bank in meeting the credit needs of their respective communities, including low and moderate-income neighborhoods. In addition, federal regulators must take into account the effectiveness of the banks and holding companies in combating money laundering activities.

Applicable regulations require publication of notice of an application for approval of the merger and an opportunity for the public to comment on the application in writing and to request a hearing. Any transaction involving the merger of two federally insured depository institutions that is approved by the applicable federal banking regulator generally may not be completed until 30 days after such approval, during which time the U.S. Department of Justice may challenge such transaction on antitrust grounds and seek divestiture of certain assets and liabilities. With the approval of the applicable federal banking regulator and the U.S. Department of Justice, the waiting period may be reduced to 15 days in certain cases.

Applications. The applications filed by Harleysville with respect to the transaction describe the terms of the merger, the parties involved, and the activities to be conducted by the combined companies as a result of the transaction, and contain certain related financial and managerial information. Copies of the applications will be provided to the U.S. Department of Justice and other governmental agencies.

We are not aware of any material governmental approvals or actions that are required to complete the merger, except as described above. If any other approval or action is required, we will use our best efforts to obtain such approval or action.

Material Contracts or Agreements

Other than the merger agreement, and the plan of merger between East Penn Bank and Harleysville National Bank, Harleysville and East Penn Financial have no material contracts, arrangements, understandings, relationships, negotiations or transactions.

Management and Operations After the Merger

As a result of the merger, East Penn Financial will be merged into a wholly owned subsidiary of Harleysville and East Penn Bank will be merged into Harleysville National Bank, which will survive as a subsidiary of Harleysville. Following the merger, Harleysville and Harleysville National Bank’s respective boards of directors will consist of the current members of their respective boards, and Brent L. Peters will be appointed to each board for at least three years unless Brent L. Peters dies or resigns without good reason or his employment with Harleysville is terminated for cause. Further, following the merger, Brent L. Peters, East Penn Financial’s current Chairman, President and Chief Executive Officer, will serve as Executive Vice President of Harleysville and Harleysville National Bank and will be the President of the “East Penn Bank” division of Harleysville National Bank. He will be a member of the Harleysville National Bank board Executive Committee and of Harleysville’s Executive Council so long as Harleysville maintains one. He will also be a member of Harleysville National Bank’s ALCO, Senior Loan, Problem Asset, Credit Policy, Disclosure, Senior Staff and Strategic Planning Committees, so long as they are maintained.

The merger agreement also contains agreements by Harleysville relating to business strategies it will implement for the former operations of East Penn Bank. Harleysville has agreed that, for three years after the merger becomes effective, Harleysville and Harleysville National Bank will:

  operate East Penn Bank as a division of Harleysville National Bank with the name “East Penn Bank” and utilize East Penn Bank’s logo.

  transfer nine existing Harleysville National Bank branches in Lehigh, Carbon, Monroe and Northampton Counties into and administer and operate them within the new East Penn Bank division, under the “East Penn Bank” name and signage, and under the authority of that division’s management team.

  retain autonomous loan authority levels for the “East Penn Bank” division subject to Harleysville’s loan policies, credit quality administration and Office of the Comptroller of the Currency rules and regulations.

  integrally involve the “East Penn Bank” division and its management in Harleysville’s and Harleysville National Bank’s marketing efforts, including a regional marketing presence for “East Penn Bank.”

  retain the “East Penn Bank” division’s ability to make community contributions consistent with East Penn Bank’s historical levels within overall Harleysville company-wide budget parameters.

  retain an advisory board of directors for the “East Penn Bank” division composed of at least five individuals of East Penn Financial’s board of directors prior to the merger who elect in writing, at or prior to the effective time, to serve on it. Harleysville has agreed to pay each of them an annual director retainer of $8,000, plus $150 per meeting attended, up to a maximum of $1,200 in meeting fees per individual. Harleysville has further agreed that the East Penn Bank Division board will choose its own chairman and shall hold at least eight (8) meetings annually. While under certain circumstances Harleysville may terminate its other commitments relating to the “East Penn Bank” Division if Brent Peters’ employment with Harleysville is terminated within three years after the merger, Harleysville has agreed to continue to honor the commitments with respect to the East Penn Bank Division advisory board for three years without regard to that condition. The merger agreement also provides that the members of the East Penn Bank Division advisory board who were formerly East Penn Financial directors shall be deemed to be third party beneficiaries of the commitments relating to the East Penn Bank Division.

Certain information relating to the executive compensation, various benefit plans, voting securities, including the principal holders of those securities, certain relationships, related transactions and other matters as to Harleysville is incorporated by reference from Harleysville’s Annual Report on Form 10-K for the year ended December 31, 2006, incorporated into this document by reference. See “Where You Can Find More Information,” on page 87.

Some of East Penn Financial’s directors and executive officers have interests in the transaction other than their interests as shareholders. For example:

  East Penn Financial and East Penn Bank have previously entered into an employment agreement and a supplementary executive retirement plan with Brent L. Peters. Pursuant to the merger agreement, Harleysville has agreed to make change in control payments to Brent L. Peters pursuant to his East Penn Financial employment agreement in a maximum amount of $624,450, which the parties have calculated is the maximum amount that can be paid to Brent L. Peters without incurring penalty taxes under Sections 280G and 4999 of the Internal Revenue Code. See “The Merger — Interests of Management and Others in the Merger — Executive Employment Agreements and Benefits,” beginning on page 68.

  Harleysville has agreed to endeavor to continue the employment of all current East Penn Bank employees in positions that will contribute to the successful performance of the combined organization, and to cooperate with East Penn Financial to identify the roles that East Penn Bank's current employees will be expected to play with Harleysville after the merger. For further information on this, see, “Employment; Severance,” below.

  Harleysville has agreed that East Penn Bank’s employees will, immediately upon the merger becoming effective, be eligible for all Harleysville benefit plans that are generally available to Harleysville employees upon the terms of the Harleysville benefit plans applicable from time to time. For further information on this, see, “Employee Benefits,” below.

  Harleysville retains the right to freeze, merge or terminate East Penn Financial’s existing 401(k) plan and where applicable transfer its assets into Harleysville’s existing 401(k) plan.

  The merger agreement provides that employees of East Penn Financial and East Penn Bank shall not be deemed third party beneficiaries of Harleysville’s commitments. This means they will not have the right to sue to enforce these agreements.

Employment; Severance

Following the merger, Harleysville is not obligated to continue the employment of any East Penn Financial or East Penn Bank employee (other than Brent L. Peters), but agrees to pay severance and benefits to those for whom positions are not available. Harleysville has agreed to endeavor to continue the employment of all current East Penn Bank employees in positions that will contribute to the successful performance of the combined organization, and to cooperate with East Penn Financial to identify the roles that East Penn Bank's current employees will be expected to play with Harleysville after the merger. On September 6, 2007, Harleysville notified East Penn Financial and forty-four of its employees that those individuals’ positions would be eliminated after completion of the merger. If prior to the merger or within one year after it becomes effective, Harleysville elects to displace an employee or eliminate a position, or does not offer the employee comparable employment (i.e. a position of substantially similar job description or responsibilities at substantially the same salary level), Harleysville has agreed to make severance payment equal to two weeks of compensation for each year of the employee’s combined service with East Penn Bank and Harleysville (subject to applicable taxes and withholding requirements), with a minimum of four weeks up to a maximum of 26 weeks of severance. Harleysville has also agreed that terminated East Penn Bank employees will have the right to continue coverage under the group health plans of Harleysville or Harleysville National Bank in accordance with Internal Revenue Code Section 4980(f). During the severance payment term or until the employee is enrolled in another health plan, whichever occurs first, Harleysville has agreed to continue to pay the employer’s share of medical benefits that it pays for its employees generally, provided that any coverage period required under Internal Revenue Code 4980B shall run concurrently with the period that Harleysville pays the employer’s share of health coverage.

Employee Benefits

Harleysville has agreed that East Penn Bank’s employees will, immediately upon the merger becoming effective, be eligible for all Harleysville benefit plans that are generally available to Harleysville employees upon the terms of the Harleysville benefit plans applicable from time to time. Harleysville has agreed that all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to former East Penn Bank employees will be waived to the extent those conditions were satisfied under any corresponding East Penn Financial employee benefit plans. To the extent allowed under each applicable plan, but in any event only to the extent that East Penn Financial shall have provided to Harleysville prior to the merger effective time detailed, verifiable information on the amounts to be credited to each employee, Harleysville will provide credit under such plans for any deductibles incurred by East Penn Bank’s employees during the portion of the calendar year prior to the commencement of their participation in Harleysville’s plans. Those of East Penn Bank’s employees who continue to be employed by Harleysville after the merger is effective will be given full credit for years of service with East Penn Bank for purposes of eligibility and vesting, but not for purposes of calculating benefit amounts, under Harleysville’s applicable employee benefit plans.

Interests of Management and Others in the Merger

Except for their interests as shareholders or holders of stock options of East Penn Financial, and except as described above under “Management and Operations After the Merger,” beginning on page 64, none of the individuals who have been directors or officers of Harleysville National or East Penn Financial since December 31, 2006 has any interest, direct or indirect, in the merger transaction, except as follows:

  Dale A. Dries, a director of East Penn Financial, guarantees a $650,118 loan from Harleysville National Bank to Dries Building Supply Company.

  Gordon Schantz, a director of East Penn Financial, has two loans totaling $123,464 from Harleysville National Bank

  Dale A. Dries, a director of East Penn Financial, holds beneficial ownership of 299 shares of Harleysville stock and a family member residing at his residence holds beneficial ownership of 36 shares of Harleysville stock.

Share Ownership

As of September 18, 2007, the record date for the special meeting of East Penn Financial shareholders, the directors, executive officers and other significant shareholders of East Penn Financial may be deemed to be the beneficial owners of 1,600,224 shares, representing 25.263% of the outstanding shares of East Penn Financial common stock. See “ Part 8: Information About East Penn Financial — Share Ownership,” beginning on page 182).

On the record date, Harleysville held no shares of East Penn Financial common stock, either directly or indirectly through one of its subsidiaries, other than shares held in fiduciary capacity for others, if any. In addition, Harleysville holds no options to purchase shares of East Penn Financial common stock.

Indemnification and Insurance

Harleysville has agreed after the merger’s effective date to indemnify the directors, officers and employees of East Penn Financial and its subsidiaries against all costs, expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities arising out of actions or omissions occurring prior to the merger’s effective date, including negotiation and execution of and performance under the merger agreement, whether asserted prior to, at or after the merger’s effective date, to the fullest extent that such they would be mandatorily entitled under East Penn Financial’s charter and bylaws or equivalent documents of any subsidiary, as applicable.

Harleysville has agreed for ten years following the merger’s effective date to indemnify and hold harmless each shareholder of East Penn Financial at the effective time of the merger against any taxes, costs or expenses, including reasonable attorneys’ fees, interest, judgments, penalties, fines, losses, claims, damages or liabilities incurred, resulting from the failure of the merger to qualify as a reorganization under Internal Revenue Code Section 368(a). The merger agreement provides that the shareholders of East Penn Financial as of the effective time of the merger shall be deemed to be third party beneficiaries of this indemnification, and shall have all right of enforceability thereof, but as a condition thereto shall also be bound by other provisions of the merger agreement relating to indemnification.

Harleysville has also agreed that for six years after the merger’s effective date, Harleysville will, at its expense, maintain directors’ and officers’ liability insurance for the directors and officers of East Penn Financial with respect to matters occurring at or prior to the merger’s effective date. The insurance coverage is to be at least equal to the coverage currently maintained by East Penn Financial and is to contain terms and conditions that are no less favorable to the beneficiaries. Harleysville is not obligated to make annual premium payments that exceed (for the portion related to East Penn Financial’s directors and officers) 150% of the initial annual premiums for East Penn Financial’s policy maintained prior to the merger. If the annual premium payments exceed this amount, Harleysville will use its commercially reasonable best efforts to obtain the most advantageous policy available up to this maximum amount.

East Penn Financial has agreed for three years from the date of termination of the merger agreement to indemnify and to defend and hold harmless Harleysville, its subsidiaries and affiliates, and any of their respective successors or assigns and their officers, directors, shareholders, managers, members and employees from and against all claims, damages (including without limitation punitive and exemplary damages), losses, liabilities, costs and expenses (including, without limitation, settlement costs and any legal, accounting or other expenses for investigating or defending any actions or threatened actions) arising out of, relating to, resulting from or incurred in connection with any claim of any third party based in whole or part on an allegation that the entry by East Penn Financial or East Penn Bank into the merger agreement violates such third party’s rights.

East Penn Financial Equity Compensation Plans

The following table provides certain summary information as of September 18, 2007 concerning compensation plans (including individual compensation arrangements) of East Penn Financial under which shares of East Penn Financial’s common stock may be issued.

	(A)(#)	(B)($)	(C)(#)
	Number of Securities		Number of Securities
	to be Issued Upon	Weighted Average Exercise	Remaining Available
	Exercise of Outstanding	Price of Outstanding	for Future Issuance Under Equity
	Options, Warrants,	Options,	Compensation Plans Excluding
	and Rights	Warrants, and Rights	Securities Reflected in Column (A)
Equity Compensation Plans	169,006 (1)	$8.25	190,900
Approved by Shareholders

Equity Compensation Plans	0	0	0
Not Approved by Shareholders

Totals	169,006	$8.25	190,900

(1)	Includes shares issued under East Penn Financial Corporation’s 1999 Incentive Stock Option Plan and 1999 Independent Directors Stock Option Plan.

East Penn Financial Stock Options

As of September 18, 2007, the record date for the special meeting, various directors, officers and employees of East Penn Financial held options to purchase a total of 169,006 shares of East Penn Financial common stock, all granted under East Penn Financial’s stock option plans.

Because the East Penn Financial stock options are only contractual rights to purchase East Penn Financial common stock, the holders of East Penn Financial stock options will not have the right to vote on the merger agreement except to the extent that they exercised the stock options and became a record shareholder of East Penn Financial with respect to the option shares on or before close of business on the record date of September 18, 2007.

See “The Merger – Terms of the Merger – East Penn Financial Stock Options” on page 52 for a discussion of the rights of East Penn Financial option holders in connection with the merger.

Eligibility for Harleysville Stock Options

Following the effective date of the merger, Brent L. Peters and other senior officers of East Penn Financial who become senior officers at Harleysville will become eligible to participate in Harleysville’s equity compensation plans at levels comparable to other similarly-situated officers at Harleysville.

Executive Employment Agreements and Benefits

Brent L. Peters

     Employment Agreement. Brent L. Peters, Chairman, President and Chief Executive Officer of East Penn Financial and East Penn Bank, currently is employed in those capacities pursuant to an employment agreement dated April 12, 2001, as amended July 21, 2006. As a condition to the merger, Harleysville Management Services, LLC, a subsidiary of Harleysville, and Brent L. Peters entered into an employment agreement for Mr. Peters’ employment as President of the East Penn Bank Division of Harleysville National Bank and as and Executive Vice President of Harleysville and Harleysville National Bank. The agreement will be effective upon the effective date of the merger. The agreement also provides that: so long as Harleysville and Harleysville National Bank maintain an Executive Council, Mr. Peters shall be a member of the Executive Council; Mr. Peters is to be a member of the Executive Committee of Harleysville National Bank’s board of directors; Mr. Peters shall be a member of Harleysville National Bank’s ALCO, Senior Loan, Problem Asset, Credit Policy, Disclosure, Senior Staff and Strategic Planning Committees so long as Harleysville and Harleysville National Bank maintains them; and Harleysville National Bank and Harleysville will cause Mr. Peters to be appointed or elected to the boards of directors of Harleysville and Harleysville National Bank for at least three years after the signing.

     The new employment agreement is for an initial term of three years, renewing automatically at the end of the three-year period for successive one-year terms, unless either party provides written notice of non-renewal at least 90 days prior to the end of the current term. The employment agreement specifies position title and duties, compensation and benefits, and indemnification and termination provisions. Mr. Peters will be paid an initial annual base salary of $296,000, which could increase. entitled to participate in annual and long-term incentive plans and employee benefit plans and to receive annual vacation in accordance with the policies established by the board of directors of Harleysville. If his employment is involuntarily terminated by Harleysville other than for cause, he may receive the greater of the amount due under the agreement or 1.0 times his agreed compensation. If his employment is terminated upon occurrence of certain events following a “Change in Control,” as defined in the employment agreement, he will receive 2.0 times his agreed compensation. In either case, Harleysville agreed that Mr. Peters will be entitled to continued participation in Harleysville's employee benefit plans for twelve (12) months or until he secures substantially similar benefits through other employment, whichever shall first occur. The agreement also contained a non-competition provision and a confidentiality provision.

     Pursuant to Mr. Peters’ employment agreement with Harleysville, Harleysville agreed to provide him with exclusive use of an automobile and will pay all costs of insurance coverage, repairs, maintenance and other operating and incidental expenses, including license, fuel and oil. Harleysville also agrees to provide him with use of a replacement automobile when the automobile he is using reaches three years of age or 60,000 miles, whichever is first, and approximately every three years or 60,000 miles thereafter on the same terms and conditions. The automobile is to remain the property of Harleysville. In addition to reimbursement of other reasonable business expenses, Harleysville agreed to reimburse him for dues and reasonable Harleysville-related business expenses associated with membership in a country club, social club, or service organization, including but not limited to, The Rotary Club, The Chamber of Commerce and Brookside Country Club.

     Supplemental Executive Retirement Plan. East Penn Financial maintains a Supplemental Executive Retirement Plan ("SERP") covering Brent L. Peters. The SERP provides for salary continuation in certain circumstances. If a change of control occurs or Mr. Peters terminates his employment on or after the retirement age of 62, the Plan provides that Mr. Peters will be paid $60,000 per year. The benefit will be paid monthly, commencing on the first day of the month following Mr. Peters' 62nd birthday and continuing for 15 years. The merger will constitute a change of control for purposes of Mr. Peters’ SERP, and will entitle him to SERP benefits upon reaching age 62.

Board Positions and Compensation.

Upon completion of the merger, Brent L. Peters, currently the Chairman, President and Chief Executive Officer, and a director, of East Penn Financial and East Penn Bank, will become a member of the boards of directors of Harleysville and Harleysville National Bank. Because he will also be an executive officer of Harleysville and Harleysville National Bank, according to present Harleysville policy he will not be entitled to additional or separate compensation for his service on those boards. At least five current members of the East Penn Financial board of directors will be appointed as members of a newly created East Penn Bank Division Advisory Board for Harleysville National Bank. Each of these advisory board directors will receive a director retainer of $8,000, plus $150 per meeting attended up to a maximum of $1,200 in meeting fees. The board will choose its own chairman and shall hold at least eight (8) meetings annually.

Accounting Treatment.

Harleysville will account for the merger under the purchase method of accounting. Harleysville will record, at fair value, the acquired tangible and identifiable intangible assets and assumed liabilities of East Penn Financial. To the extent that the total purchase price exceeds the fair value of the assets acquired and liabilities assumed, Harleysville will record the excess as “goodwill.” Under generally accepted accounting principles, goodwill is not amortized, but is assessed annually for impairment with any resulting impairment losses included in net income. Harleysville will include in its results of operations the results of East Penn Financial’s operations only after completion of the merger.

Certain Federal Income Tax Consequences.

For East Penn Financial Shareholders

The following discussion addresses the material United States federal income tax consequences of the merger to an East Penn Financial shareholder who holds shares of East Penn Financial common stock as a capital asset. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated under the Code, judicial authorities, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect on the date of this document and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion does not address all aspects of United States federal income taxation that may be relevant to East Penn Financial shareholders in light of their particular circumstances and does not address aspects of United States federal income taxation that may be applicable to East Penn Financial shareholders subject to special treatment under the Code (including banks, tax-exempt organizations, insurance companies, dealers in securities, traders in securities that elect to use a mark-to-market method of accounting, investors in pass-through entities, East Penn Financial shareholders who hold their shares of East Penn Financial common stock as part of a hedge, straddle or conversion transaction, East Penn Financial shareholders who acquired their shares of East Penn Financial common stock pursuant to the exercise of employee stock options or otherwise as compensation, East Penn Financial directors, officers and employees that hold options to acquire East Penn Financial common stock, and East Penn Financial shareholders who are not “United States persons” as defined in section 7701(a)(30) of the Code). In addition, the discussion does not address any aspect of state, local or foreign taxation. No assurance can be given that the IRS would not assert, or that a court would not sustain a position contrary to any of the tax aspects set forth below.

The closing of the merger is conditioned upon the receipt by Harleysville of the opinion of its tax counsel, Stradley Ronon Stevens & Young, LLP and receipt by East Penn Financial of the opinion of its tax advisor, Blank Rome LLP each dated as of the effective date of the merger, substantially to the effect that, on the basis of facts, representations and assumptions set forth or referred to in that opinion (including factual representations contained in certificates of officers of East Penn Financial and Harleysville) which are consistent with the state of facts existing as of the effective date of the merger, the merger constitutes a reorganization under Section 368(a) of the Code.

East Penn Financial shareholders are urged to consult their tax advisors with respect to the particular United States federal, state, local and foreign tax consequences of the merger to them.

The tax opinions to be delivered in connection with the merger are not binding on the IRS or the courts, and neither East Penn Financial nor Harleysville intends to request a ruling from the IRS with respect to the United States federal income tax consequences of the merger. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. In addition, if any of the facts, representations or assumptions upon which the opinions are based is inconsistent with the actual facts, the United States federal income tax consequences of the merger could be adversely affected.

Assuming that the merger will be treated as reorganization within the meaning of Section 368(a) of the Code, the discussion below sets forth the material United States federal income tax consequences of the merger to East Penn Financial shareholders.

Exchange for Harleysville common stock. If, pursuant to the merger, an East Penn Financial shareholder receives only Harleysville common stock in exchange for all of his or her shares of East Penn Financial common stock, the holder will not recognize any gain or loss except in respect of cash received instead of any fractional share of Harleysville common stock (as discussed below). The aggregate adjusted tax basis of the shares of Harleysville common stock received in the merger will be equal to the aggregate adjusted tax basis of the shares of East Penn Financial common stock surrendered for the Harleysville common stock (reduced by the tax basis allocable to any fractional share of Harleysville common stock for which cash is received), and the holding period of the Harleysville common stock will include the period during which the shares of East Penn Financial common stock were held by the East Penn Financial shareholder. If an East Penn Financial shareholder has differing bases or holding periods in respect of his or her shares of East Penn Financial common stock, the shareholder should consult his or her tax advisor prior to the exchange with regard to identifying the bases or holding periods of the particular shares of Harleysville common stock received in the exchange.

Exchange solely for cash. In general, if, pursuant to the merger, an East Penn Financial shareholder receives only cash in exchange for all of his or her shares of East Penn Financial common stock, the holder will recognize gain or loss equal to the difference between the amount of cash received and his or her adjusted tax basis in the shares of East Penn Financial common stock surrendered, which gain or loss generally will be long-term capital gain or loss if the shareholder’s holding period with respect to the East Penn Financial common stock surrendered is more than one year. If, however, an East Penn Financial shareholder exchanges all of his or her shares of East Penn Financial common stock actually owned by him or her solely for cash and also constructively owns shares of East Penn Financial common stock that are exchanged for shares of Harleysville common stock in the merger or owns shares of Harleysville common stock actually or constructively after the merger, the consequences to such holder may be similar to the consequences described below under the heading “— Exchange for Harleysville common stock and cash,” except that the amount of consideration, if any, treated as a dividend may not be limited to the amount of such holder’s gain.

Exchange for Harleysville common stock and cash. If, pursuant to the merger, an East Penn Financial shareholder receives a combination of Harleysville common stock and cash in exchange for his or her shares of East Penn Financial common stock, the shareholder generally will recognize gain (but not loss) in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the Harleysville common stock received pursuant to the merger over such shareholder’s adjusted tax basis in the shares of East Penn Financial common stock surrendered) and (2) the amount of cash received pursuant to the merger. For this purpose, gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange, and loss realized on one block of shares may not be used to offset gain realized on another block of shares. Any recognized gain generally will be long-term capital gain if the East Penn Financial shareholder’s holding period with respect to the East Penn Financial common stock surrendered is more than one year. If, however, the cash received has the effect of the distribution of a dividend, the cash received will be treated as a dividend to the extent of the East Penn Financial shareholder’s ratable share of accumulated earnings and profits as calculated for United States federal income tax purposes. See “— Possible treatment of cash as a dividend,” on page 71.

The aggregate tax basis of Harleysville common stock received by an East Penn Financial shareholder that receives a combination of Harleysville common stock and cash pursuant to the merger will be equal to the aggregate adjusted tax basis of the shares of East Penn Financial common stock surrendered for Harleysville common stock and cash, reduced by the amount of cash received by the East Penn Financial shareholder pursuant to the merger, and increased by the amount of gain (including any portion of the gain that is treated as a dividend as described below), if any, recognized by the East Penn Financial shareholder on the exchange. The holding period of the Harleysville common stock will include the holding period of the shares of East Penn Financial common stock surrendered. If an East Penn Financial shareholder has more than one basis or holding period in respect of his or her shares of East Penn Financial common stock, such shareholder should consult his or her tax advisor prior to the exchange with regard to identifying the bases or holding periods of the particular shares of Harleysville common stock received in the exchange.

Possible treatment of cash as a dividend. In general, the determination of whether the gain recognized in the exchange will be treated as capital gain or has the effect of a distribution of a dividend depends upon whether and to what extent the exchange reduces the East Penn Financial shareholder’s deemed percentage stock ownership of Harleysville. For purposes of this determination, East Penn Financial shareholders will be treated as if they first exchanged all of their shares of East Penn Financial common stock solely for Harleysville common stock and then Harleysville immediately redeemed (the “deemed redemption”) a portion of the Harleysville common stock in exchange for the cash actually received. The gain recognized in the exchange followed by a deemed redemption will be treated as capital gain if (1) the deemed redemption is “substantially disproportionate” with respect to the East Penn Financial shareholder (and the shareholder actually or constructively owns after the deemed redemption less than 50% of voting power of the outstanding Harleysville common stock) or (2) the deemed redemption is “not essentially equivalent to a dividend.”

The deemed redemption generally will be “substantially disproportionate” with respect to an East Penn Financial shareholder if the percentage described in (2) below is less than 80% of the percentage described in (1) below. Whether the deemed redemption is “not essentially equivalent to a dividend” with respect to an East Penn Financial shareholder will depend upon the shareholder’s particular circumstances. In order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must generally result in a “meaningful reduction” in the shareholder’s deemed percentage stock ownership of Harleysville. In general, the determination requires a comparison of (1) the percentage of the outstanding stock of Harleysville that the shareholder is deemed actually and constructively to have owned immediately before the deemed redemption and (2) the percentage of the outstanding stock of Harleysville that is actually and constructively owned by the shareholder immediately after the deemed redemption. In applying the above tests, an East Penn Financial shareholder may, under the constructive ownership rules, be deemed to own stock that is owned by other persons or otherwise in addition to the stock actually owned by the shareholder. As these rules are complex and dependent upon an East Penn Financial shareholder’s specific circumstances, each shareholder that may be subject to these rules should consult his or her tax advisor. The IRS has ruled that a minority shareholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is considered to have a “meaningful reduction” if the shareholder has a relatively minor reduction in such shareholder’s percentage stock ownership under the above analysis.

Cash received instead of a fractional share. Cash received by an East Penn Financial shareholder instead of a fractional share of Harleysville common stock generally will be treated as received in exchange for the fractional share, and gain or loss generally will be recognized based on the difference between the amount of cash received instead of the fractional share and the portion of the shareholder’s aggregate adjusted tax basis of the shares of East Penn Financial common stock surrendered that is allocable to the fractional share. The gain or loss generally will be long-term capital gain or loss if the holding period for the shares of East Penn Financial common stock is more than one year.

Backup Withholding. If an East Penn Financial shareholder receives cash in exchange for surrendering shares of East Penn Financial common stock, the shareholder may be subject to backup withholding at a rate of 28% if the shareholder is a non-corporate United States person and (1) fails to provide an accurate taxpayer identification number; (2) is notified by the IRS that it has failed to report all interest or dividends required to be shown on its federal income tax returns, or (3) in certain circumstances, fails to comply with applicable certification requirements. Amounts withheld under the backup withholding rules will be allowed as a refund or credit against a shareholder’s United States federal income tax liability provided that the shareholder furnishes the required information to the IRS.

For Holders of Options to Purchase East Penn Financial Shares

Holders of East Penn Financial stock options should discuss with their tax advisors the tax results of each course of action available to them.

This discussion is not intended to be a complete analysis or description of all potential United States federal income tax consequences of the merger. In addition this discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. It also does not address any federal estate tax or state, local or foreign tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to an East Penn Financial shareholder will depend upon the facts of his or her particular situation. Accordingly, we strongly urge you to consult with a tax advisor to determine the particular tax consequences to you of the merger, as well as to any later sale of shares of Harleysville common stock received by you in the merger.

Source or Amount of Funds.

Harleysville will pay a combination of cash and Harleysville common stock as the consideration for East Penn Financial. In order for the merger to qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code, an additional allocation may be made if necessary to assure that not more than 60% of the total consideration received in the merger is cash. In making this calculation, the value of Harleysville stock for tax purposes will be based on the closing price of Harleysville shares on the effective date, and will not be based on the indicated Harleysville share price. This maximum cash amount includes cash paid for fractional shares. The total consideration also includes all consideration (including stock consideration) given in the merger to holders of options for East Penn Financial stock who exercise East Penn Financial stock options after the date of the merger agreement and before the merger effective date. See “Certain Federal Income Tax Consequences” on page 69 for further information on tax consequences of the merger and the tax opinions that Harleysville and East Penn Financial must receive as a condition to completing the merger.

Harleysville has issued $22,500,000 in trust preferred securities to fund a portion of the cash merger consideration. The balance will be funded from other internal sources of funds. Harleysville does not anticipate that the funding of the cash portion of the merger consideration will have a significant impact on its financial condition, results of operations, liquidity or regulatory capital.

Resale of Harleysville common stock.

The Harleysville common stock issued in the merger will be freely transferable under the Securities Act, except for shares issued to any East Penn Financial shareholder who may be deemed to be:

  An “affiliate” of East Penn Financial for purposes of Rule 145 under the Securities Act; or

  An “affiliate” of Harleysville for purposes of Rule 144 under the Securities Act.

Affiliates will include persons (generally executive officers, directors and 10% or more shareholders) who control, are controlled by, or are under common control with, Harleysville or East Penn Financial at the time of the East Penn Financial special meeting, and with respect to Harleysville, at or after the effective date of the merger.

Rules 144 and 145 will restrict the sale of shares of Harleysville common stock received in the merger by affiliates and certain of their family members and related interests.

East Penn Financial Affiliates:

Generally, during the year following the effective date of the merger, those persons who are affiliates of East Penn Financial at the time of the East Penn Financial special meeting, provided they are not affiliates of Harleysville at or following the merger’s effective date, may publicly resell any shares of Harleysville common stock received by them in the merger, subject to certain limitations and requirements. These include the amount of Harleysville common stock that may be sold by them in any three-month period, the manner of sale, and the adequacy of current public information about Harleysville.

After the one-year period, these affiliates may resell their shares without the restrictions, so long as there is adequate current public information with respect to Harleysville as required by Rule 144.

This proxy statement/prospectus does not cover any resales of shares of Harleysville common stock received by persons who may be deemed to be affiliates of East Penn Financial.

Each East Penn Financial director has agreed with Harleysville, as an East Penn Financial affiliate, not to transfer any shares of Harleysville common stock received in the merger except in compliance with the Securities Act.

Harleysville Affiliates:

Persons who are affiliates of Harleysville after the effective date of the merger may publicly resell the shares of Harleysville common stock received by them in the merger subject to the same limitations and requirements as apply to East Penn Financial affiliates in the first year and subject to certain filing requirements specified in Rule 144.

The ability of affiliates to resell shares of Harleysville common stock received in the merger under Rule 144 or Rule 145, as summarized herein, generally will be subject to Harleysville’s having satisfied its public reporting requirements under the Securities Exchange Act of 1934 for specified periods prior to the time of sale.

Affiliates also would be permitted to resell shares of Harleysville common stock received in the merger pursuant to an effective registration statement under the Securities Act or another available exemption from the Securities Act registration requirements.

This proxy statement/prospectus does not cover any resales of shares of Harleysville common stock received by persons who may be deemed to be affiliates of Harleysville.

PART 4: INFORMATION ABOUT HARLEYSVILLE

General.

Harleysville was incorporated June 1, 1982. On January 1, 1983, Harleysville became the parent bank holding company of Harleysville National Bank, established in 1909, a wholly owned subsidiary of Harleysville. Investment Management and Trust Services are provided through Millennium Wealth Management, a division of Harleysville National Bank. Harleysville is registered as a bank holding company under the Bank Holding Company Act of 1956.

Since commencing operations Harleysville’s business has consisted primarily of providing financial services through its subsidiaries and has acquired seven financial institutions since 1991 and also completed the acquisition of the Cornerstone Companies (registered investment advisors) in January 2006. Harleysville is also the parent holding company of HNC Financial Company and HNC Reinsurance Company. HNC Financial Company was incorporated on March 17, 1997 as a Delaware Corporation and its principal business function is to expand the investment opportunities of Harleysville. HNC Reinsurance Company was incorporated on March 30, 2001 as an Arizona Corporation and reinsures consumer loan credit life and accident and health insurance.

Harleysville National Corporation stock is traded under the symbol “HNBC” and is listed on the NASDAQ Global Market. For more information on Harleysville, see Part I of Harleysville’s Annual Report on Form 10-K for the year ended December 31, 2006, incorporated herein by reference. See “Where You Can Find More Information” on page 87 and “Incorporation of Certain Information by Reference” beginning on page 87.

Management and Additional Information

Financial and other information relating to Harleysville, including information relating to Harleysville’s directors and executive officers and the ownership of Harleysville common stock by its directors, officers and significant shareholders, is set forth in Harleysville’s 2006 Annual Report on Form 10-K (which incorporate certain portions of Harleysville’s proxy statement for its 2007 annual meeting of shareholders), Harleysville’s Quarterly Report on Form 10-Q for March 31, 2007, Harleysville’s Quarterly Report on Form 10-Q for June 30, 2007, and Harleysville’s 2007 Current Reports on Form 8-K, all of which are incorporated by reference in this document. Harleysville will furnish you with copies of the documents incorporated by reference upon request. See “Where You Can Find More Information,” on page 87.

New Harleysville and Harleysville National Bank Directors.

If the merger is completed, Brent L. Peters will serve as a director of both Harleysville and Harleysville National Bank.

The following table provides information regarding Mr. Peters:

	Director of East	Principal Occupation for the
Name and Age	Penn Financial Since	Past Five Years
Brent L. Peters, 60	1990	Chairman, President and Chief Executive Officer, East Penn Financial and East Penn Bank; Chairman, East Penn Mortgage Company.

Brent L. Peters and Debra K. Peters, Vice President of East Penn Financial, are husband and wife.

Under the NASDAQ Stock Market standard for independence, Mr. Peters was not an independent director of East Penn Financial and will not be an independent director of Harleysville.

PART 5: DESCRIPTION OF HARLEYSVILLE CAPITAL SECURITIES

Capital Stock.

The authorized capital stock of Harleysville consists of 75,000,000 shares of common stock, $1.00 par value, and 8,000,000 shares of preferred stock, $1.00 par value. As of September 18, 2007, the record date for the East Penn Financial special meeting, there were 28,879,837 shares of Harleysville common stock issued and outstanding, 194,413 shares held by Harleysville as treasury stock, and no shares of Harleysville preferred stock issued or outstanding. There are no other shares of capital stock of Harleysville authorized, issued or outstanding. Each holder of shares of Harleysville common stock has one vote for each share held. Harleysville shareholders cannot cumulate votes in the election of directors.

Harleysville’s board of directors is authorized to issue shares of Harleysville preferred stock, without shareholder approval. Harleysville’s board will determine the rights, qualifications, limitations and restrictions of each series of Harleysville preferred stock at the time of issuance, including without limitation, rights as to dividends, voting and convertibility into shares of Harleysville common stock. Shares of Harleysville preferred stock may have dividend, redemption, voting, and liquidation rights that take priority over the Harleysville common stock, and may be convertible into Harleysville common stock.

Harleysville has no options, warrants or other rights authorized, issued or outstanding other than options and rights granted under Harleysville’s various stock compensation and dividend reinvestment plans, as described in Harleysville’s information filed with the SEC and incorporated herein by reference, as described in “Incorporation of Certain Information by Reference,” on page 87.

The holders of Harleysville common stock share ratably in dividends when and if declared by Harleysville’s board of directors from legally available funds. Declaration and payment of cash dividends by Harleysville depends upon cash dividend payments to it by Harleysville’s subsidiaries, which are Harleysville’s primary source of revenue and cash flow.

Anti-Takeover Charter and Pennsylvania Law Provisions.

Harleysville’s articles of incorporation and bylaws contain certain provisions that may have the effect of deterring or discouraging an attempt to take control of Harleysville. Among other things these provisions:

  Empower Harleysville’s board of directors, without shareholder approval, to issue shares of Harleysville preferred stock the terms of which, including voting power, are set by Harleysville’s board;

  Divide Harleysville’s board of directors into four classes serving staggered four-year terms;

  Restrict the ability of shareholders to remove directors;

  Do not permit shareholders’ actions without a meeting;

  Prohibit a merger, consolidation, liquidation or dissolution of Harleysville, or any action that would result in the sale or other disposition of all or substantially all of the assets of Harleysville without the affirmative vote of at least eighty percent of the outstanding shares, or at least a majority of the outstanding shares if the transaction has been approved by at least seventy-five percent Harleysville’s directors. This provision cannot be amended or repealed without the affirmative vote of at least eighty percent of the outstanding shares entitled to vote;

  Eliminate cumulative voting in the election of directors; and

  Require advance notice of nominations for the election of directors and the presentation of shareholder proposals at meetings of shareholders.

The Pennsylvania Business Corporation Law of 1988, as amended, also contains certain provisions applicable to Harleysville that may have the effect of deterring or discouraging an attempt to take control of Harleysville. These provisions, among other things:

  Require that, following any acquisition by any person or group of 20% of a public corporation’s voting power, the remaining shareholders have the right to receive payment for their shares, in cash, from such person or group in an amount equal to the “fair value” of the shares, including an increment representing a proportion of any value payable for control of the corporation (Subchapter 25E of the Business Corporation Law);

  Prohibit for five years, subject to certain exceptions, a “business combination” (which includes a merger or consolidation of the corporation or a sale, lease or exchange of assets) with a person or group beneficially owning 20% or more of a public corporation’s voting power (Subchapter 25F of the Business Corporation Law);

  Prevent a person or group acquiring different levels of voting power (20%, 33% and 50%) from voting any shares over the applicable threshold, unless “disinterested shareholders” approve such voting rights (Subchapter 25G of the Business Corporation Law);

  Require any person or group that publicly announces that it may acquire control of a corporation, or that acquires or publicly discloses an intent to acquire 20% or more of the voting power of a corporation, to disgorge to the corporation any profits that it receives from sales of the corporation’s equity securities purchased over the prior 18 months (Subchapter 25H of the Business Corporation Law);

  Expand the factors and groups (including shareholders) which a corporation’s board of directors can consider in determining whether an action is in the best interests of the corporation;

  Provide that a corporation’s board of directors need not consider the interests of any particular group as dominant or controlling;

  Provide that a corporation’s directors, in order to satisfy the presumption that they have acted in the best interests of the corporation, need not satisfy any greater obligation or higher burden of proof with respect to actions relating to an acquisition or potential acquisition of control;

  Provide that actions relating to acquisitions of control that are approved by a majority of “disinterested directors” are presumed to satisfy the directors’ standard, unless it is proven by clear and convincing evidence that the directors did not assent to such action in good faith after reasonable investigation; and

  Provide that the fiduciary duty of a corporation’s directors is solely to the corporation and may be enforced by the corporation or by a shareholder in a derivative action, but not by a shareholder directly.

The Pennsylvania Business Corporation Law also explicitly provides that the fiduciary duty of directors does not require them to:

  Redeem any rights under, or to modify or render inapplicable, any shareholder rights plan;

  Render inapplicable, or make determinations under, provisions of the Pennsylvania Business Corporation Law relating to control transactions, business combinations, control-share acquisitions or disgorgement by certain controlling shareholders following attempts to acquire control;or

  Act as the board of directors, a committee of the board or an individual director, solely because of the effect the action might have on an acquisition or potential acquisition of control of the corporation or the consideration that might be offered or paid to shareholders in such an acquisition.

PART 6: COMPARISON OF SHAREHOLDERS’ RIGHTS

Upon completion of the merger, shareholders of East Penn Financial will become shareholders of Harleysville. Accordingly, their rights as shareholders will be governed by Harleysville’s articles of incorporation and bylaws, as well as by the Pennsylvania Business Corporation Law of 1988, as amended. East Penn Financial is also governed by the Pennsylvania business corporation law. Certain differences in the rights of shareholders arise from differences between East Penn Financial’s and Harleysville’s articles of incorporation and bylaws.

The following is a summary of material differences in the rights of East Penn Financial shareholders and Harleysville shareholders. This discussion is not a complete statement of all differences affecting the rights of shareholders. We qualify this discussion in its entirety by reference to the Pennsylvania Business Corporation Law and the respective articles of incorporation and bylaws of East Penn Financial and Harleysville.

     Director Nominations.

East Penn Financial

East Penn Financial’s bylaws provide that the board of directors or any shareholder of record entitled to vote in the election of directors may make nominations for the election of directors. Nominations other than those made by existing management must be delivered or mailed to the President of East Penn Financial not less than 60 days prior to any meeting of shareholders called for the election of directors. Such notification must contain the following information to the extent known:

(a)	name and address of nominee;
(b)	occupation of nominee;
(c)	total number of shares that will be voted by the notifying shareholder for the nominee;
(d)	name and residence address of the notifying shareholder; and
(e)	number of share of capital stock owned by the notifying shareholder.

Harleysville

Harleysville’s bylaws permit the board of directors or any shareholder to make a nomination for election to Harleysville’s board of directors. Any shareholder who intends to nominate or to cause to have nominated any candidate for election to the board of directors (other than any candidate proposed by the board of directors) must notify the Secretary of Harleysville in writing not less than 45 days prior to the first anniversary of the record date of the preceding year’s meeting of shareholders called for the election of directors. Such notification shall contain the following information to the extent known by the notifying shareholder:

(a)	the name and address of each proposed nominee;
(b)	the age of each proposed nominee;
(c)	the principal occupation of each proposed nominee;
(d)	the number of shares of Harleysville owned by each proposed nominee;
(e)	the total number of shares that to the knowledge of the notifying shareholder will be voted for each proposed nominee;
(f)	the name and residence address of the notifying shareholder; and
(g)	the number of shares of Harleysville owned by the notifying shareholder.

The bylaws provide that any nomination for director not made in accordance with the bylaws shall be disregarded by the chairman of the meeting, and votes cast for each such nominee shall be disregarded by the judges of election. In the event that the same person is nominated by more than one shareholder, if at least one nomination for such person complies with the bylaw requirements, the nomination shall be honored and all votes cast for such nominee shall be counted.

     Election of Directors.

East Penn Financial

East Penn Financial’s bylaws provide that its board of directors must be comprised of between 5 and 25 directors. Presently, the board of directors is comprised of 11 members. East Penn Financial’s board is divided into three classes, each serving three-year terms, so approximately one-third of the directors are elected at each annual meeting of shareholders. Each class should contain as nearly as possible of one-third the number of the whole board, however, exact equality of each class is not required.

Harleysville

Harleysville’s bylaws provide that its board of directors is composed of between 5 and 25 directors. Presently, the board of directors has ten members. Harleysville’s board of directors is divided into four classes, each serving four-year terms, so that approximately one-fourth of the directors are elected at each annual meeting of shareholders.

     Qualifications of Directors.

East Penn Financial

East Penn Financial’s bylaws provide that no person can be nominated for director who will attain the age of 70 years prior to the annual meeting of shareholders. The office of a director is considered vacant at the then annual meeting of shareholders if the director attains the age of 70 years prior to the annual meeting except for certain specified original directors. In all other cases, a director will be deemed to have attained the age of 70 years on January 1 of the year next following the director obtaining the age of 70 years. Every director must own at least 100 shares of East Penn Financial’s stock.

Harleysville

Harleysville’s bylaws provide that no person who is 72 years of age or older shall be elected, or shall serve, as a director. Any director who attains age 72 during his term of office shall resign as a director effective as of the date of his 72nd birthday. The board of directors shall have the right to appoint any person who has resigned as a director by reason of attaining age 72 as a director emeritus for a term, to be determined in the discretion of the board of directors, of one, two or three years. No person who is 75 years of age or older shall be elected, or shall serve, as a director emeritus.

     Removal.

East Penn Financial

East Penn Financial’s bylaws provide that any director, any class, or the entire board of directors may be removed by the affirmative vote of the holders of 75% of the outstanding shares of East Penn Financial common stock entitled to vote in the election of directors.

Harleysville

Harleysville’s articles of incorporation and bylaws do not have special provisions relating to removal of directors. Under the Pennsylvania business corporation law, because Harleysville’s board of directors is divided into classes, a director can only be removed for cause.

     Vacancies on Board.

East Penn Financial

East Penn Financial’s bylaws provide that vacancies on East Penn Financial’s board of directors, including vacancies resulting from an increase in the number of directors may be filled by an affirmative vote of a majority of directors.

Harleysville

Harleysville’s bylaws provide that vacancies on the board of directors, including vacancies resulting from an increase in the number of directors, shall be filled by a majority vote of the remaining members of the board of directors, though less than a quorum, and each person so appointed shall be a director until the expiration of the term of office of the class of directors to which he or she was appointed.

     Shareholder Meetings.

     Call

East Penn Financial

The annual meeting of East Penn Financial’s shareholders for the election of directors is held each year no later than May 31 of each year. The Chairman of the Board, President, the board of directors or holders of no less than a majority of all shares issued and outstanding and entitled to vote at the particular meeting may call a special meeting of shareholders.

Harleysville

The Harleysville shareholders hold their annual meeting at a time and place fixed by the board of directors. The shareholders are to hold their annual meeting no later than May 31 each year. Harleysville’s special meetings of the shareholders may be called at anytime by the Chairman of the Board, the President, the Executive Vice President, if any, a majority of the board of directors or of its Executive Committee or by shareholders entitled to cast at least one-fifth of the votes which all shareholders are entitled to cast at the particular meeting.

     Notice

East Penn Financial

East Penn Financial’s bylaws provide that the board must provide at least 10 days notice for the annual meeting of shareholders. The secretary must provide not less than 10 days nor more than 60 days notice of a special meeting upon request. Any person calling a special meeting must provide notice of the meeting stating the place, date, hour and purpose. Except for a shareholder, the person who requests the meeting must provide 10 days notice. If a shareholder requests or calls a special meeting, they must provide 20 days notice before the date of the special meeting.

Harleysville

Harleysville’s bylaws provide that written notice of all meetings other than adjourned meetings of shareholders, stating the place, date and hour, and, in case of special meetings of shareholders, the purpose thereof, shall be served upon, or mailed, postage prepaid, or telegraphed, charges prepaid, to each shareholder entitled to vote there at such address as appears on Harleysville’s transfer books, at least five days before such meeting, unless a greater period of notice is required by statute or by a duly adopted bylaw.

     Quorum

East Penn Financial

East Penn Financial’s bylaws provide that the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter shall constitute a quorum.

Harleysville

Harleysville’s bylaws provide that the presence, in person, by proxy or by conference telephone or similar communications equipment, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on the particular matter shall constitute a quorum for purposes of considering such matter.

     Required Shareholder Vote

     General

East Penn Financial

Each holder of record of East Penn Financial common stock shall have the right to one vote for every share standing in his name on the books of East Penn Financial on the record date fixed for the meeting. Shareholders are not entitled to cumulate votes in the election of directors.

Harleysville

Each holder of Harleysville common stock is entitled to one vote per share at a meeting. Shareholders may vote at any meeting or by proxy duly authorized in writing. Shareholders do not have the right to cumulate their votes for the election of directors. When a quorum is present, the voice vote of holders of a majority of the stock having voting power, present in person, by proxy or by approved communications equipment, shall decide any question brought before the meeting except as provided differently by statute or by the Articles of Incorporation. Upon demand made by a shareholder entitled to vote at any election for directors before the voting begins, the election shall be by ballot.

     Fundamental Changes

East Penn Financial

East Penn Financial’s articles of incorporation provide that no merger, consolidation, liquidation, or dissolution of the corporation nor any action that would result in the sale or other disposition of all or substantially all of the assets of East Penn Financial shall be valid unless first approved by the affirmative vote of: (i) the holders of at least 66 2/3% of the outstanding shares of common stock of East Penn Financial, or (ii) the holders of at least a majority of the outstanding shares of common stock of East Penn Financial, provided that such transaction has received the prior approval of at least 66 2/3% of all the members of the board of directors. The affirmative vote of at least 66 2/3% of the outstanding shares of East Penn Financial is required to amend or repeal this provision of East Penn Financial’s articles of incorporation.

Harleysville

Harleysville’s articles of incorporation provide that no merger, consolidation, liquidation or dissolution of Harleysville, nor any action that would result in the sale or other disposition of all or substantially all of the assets of Harleysville shall be valid unless first approved by the affirmative vote of either:

(a)	the holders of at least 80% of the outstanding shares of the voting stock of Harleysville, or

(b)	the holders of at least a majority of the outstanding shares of voting stock of Harleysville, provided the transaction has received the prior approval of at least 75% of the directors.

The affirmative vote of the holders of at least 80% of the outstanding shares of voting stock entitled to vote is required to amend or repeal this provision of Harleysville’s articles of incorporation.

     Amendment of Articles of Incorporation

East Penn Financial

Except as described above under “Fundamental Changes,” and other specifically mentioned articles regarding cumulative voting rights, preemptive rights and tender offers, East Penn Financial’s articles of incorporation do not set any special shareholder approval requirement to amend its articles of incorporation. Pennsylvania law provides that the articles of incorporation of East Penn Financial may be amended by the affirmative vote of not less than a majority of outstanding common stock. Pennsylvania law also requires approval by the holders of any shares of preferred stock for any amendment that would affect the preferences, limitations or special rights of holders of shares of preferred stock. East Penn Financial does not have any shares of preferred stock outstanding. However, under Pennsylvania law, shareholder approval is not required to amend East Penn Financial’s articles of incorporation to only restate its provisions without change, or to change East Penn Financial’s corporate name, reduce the number of its authorized shares in connection with acquisition of its own stock, or add or delete a provision relating uncertificated shares of stock. As long as East Penn Financial continues to have only one class of stock outstanding, East Penn Financial may also amend its articles of incorporation without shareholder approval to increase the number of authorized shares to support a stock dividend, or to increase the number of shares or change their par value in connection with a stock split.

Harleysville

Except as described above under “Fundamental Changes,” above, Harleysville’s articles of incorporation do not set any special shareholder approval requirement to amend its articles of incorporation. Pennsylvania law provides that the articles of incorporation of Harleysville may be amended by the affirmative vote of not less than a majority of outstanding common stock. Pennsylvania law also requires approval by the holders of any shares of preferred stock for any amendment that would affect the preferences, limitations or special rights of holders of shares of preferred stock. Harleysville does not have any shares of preferred stock outstanding. However, under Pennsylvania law, shareholder approval is not required to amend Harleysville’s articles of incorporation to only restate its provisions without change, or to change Harleysville’s corporate name, reduce the number of its authorized shares in connection with acquisition of its own stock, or add or delete a provision relating to uncertificated shares of stock. As long as Harleysville continues to have only one class of stock outstanding, Harleysville may also amend its articles of incorporation without shareholder approval to increase the number of authorized shares to support a stock dividend, or to increase the number of shares or change their par value in connection with a stock split.

     Amendment of Bylaws

East Penn Financial

East Penn Financial’s bylaws may be amended upon approval by a majority of the holders of the outstanding shares of East Penn Financial common stock.

Harleysville

Harleysville’s bylaws may be altered, amended or repealed by the affirmative vote of the holders of 80% percent of the outstanding shares of common stock at any regular or special meeting duly convened after notice to the shareholders of that purpose, or by a majority vote of the members of the board of directors at any regular or special meeting thereof duly convened after notice to the directors of that purpose, subject always to the power of the shareholders to change such action of the board of directors by the affirmative vote of the holders of 80% of the outstanding shares of common stock.

     Inspection Rights.

East Penn Financial

As required by Pennsylvania law, East Penn Financial makes available for inspection by any shareholder at the time and place of any shareholder meeting a complete list of shareholders entitled to vote at a shareholder’s meeting. This list includes the address of and number of shares held by each shareholder. In addition, shareholders of East Penn Financial have the right, for any proper purpose, to examine the share register books and records of account, and records of proceedings, during usual business hours by making a written verified demand therefore.

Harleysville

Harleysville’s bylaws require that it make available for inspection by any shareholder at least five days prior to a shareholder meeting and at the time and place of any shareholder meeting a complete list of the shareholders entitled to vote at the meeting. The list includes the address of and the number of shares held by each shareholder. In addition, shareholders of Harleysville have the right, for any proper purpose, to examine a shareholder list during usual business hours and to make copies or extracts from it.

     Anti-Takeover Provisions.

East Penn Financial

East Penn Financial is a “registered corporation” because its common stock is entitled to vote generally in the election of directors and is registered under the Securities Exchange Act of 1934. Accordingly, East Penn Financial is subject to the following "anti-takeover provisions" of Chapter 25 of the Pennsylvania business corporation law, which contain a wide variety of transactional and status exemptions, exclusions and safe harbors.

Subchapter 25E, relating to control transactions, provides that if any person or group of persons were to acquire more than 20% of the voting power of East Penn Financial, then the remaining shareholders could demand from such person or group of persons the fair value of their shares, including a proportionate amount of any control premium.

Subchapter 25F, relating to business combinations, delays for five years and imposes conditions upon "business combinations" between an "interested shareholder" and a covered corporation, unless the business combination or share acquisition is approved by East Penn Financial 's board of directors prior to the date such person became an interested shareholders. "Business combination" is defined broadly to include various transactions utilizing a corporation's assets for purchase price amortization or refinancing purposes. An "interested shareholder" for this purpose is defined generally as the beneficial owner of at least 20% of a corporation's voting shares.

Subchapter 25G, prevents a person who has acquired 20% or more of the voting power of a covered corporation from voting such shares unless the "disinterested" shareholders approve the voting rights.

Subchapter 25H, relating to disgorgement, requires persons (1) who acquire 20% or more of the voting power of a covered corporation or (2) announce that they may acquire such control, and then sell shares within 18 months after the happening of (1) or (2) to disgorge the profits made from such transaction. Any profits from sales of equity securities of East Penn Financial by the person or group during the 18-month period belong to East Penn Financial if the securities that were sold were acquired during the 18-month period or with 24-months prior thereto.

Subchapter 25I, relating to severance payments, provides for a minimum severance payment to certain employees terminated within two years of the approval of a control-share acquisition under Subchapter 25G.

Subchapter 25J prohibits the abolishment of certain labor contracts in connection with a control-share acquisition under Subchapter 25G.

Under the Pennsylvania business corporation law, because East Penn Financial’s board of directors is divided into classes, a director can only be removed for cause.

Pennsylvania business corporation law contains other provisions on director liability. The standard Pennsylvania provision states that, in considering a transaction such as a merger or combination with another corporation: (1) a director can consider a number of factors and groups in determining whether the transaction is in the best interests in East Penn Financial; (2) a director need not consider the interests of any particular group as dominant or controlling; (3) directors, in order to satisfy the presumption that they have acted in the best interests of East Penn Financial, need not satisfy any special burden of proof; (4) actions approved by a majority of disinterested directors are presumed to satisfy these standards unless clear and convincing evidence shows that the directors did not assent to the action in good faith after reasonable investigation; and (5) the fiduciary duty of a director is owed only to East Penn Financial and may be enforced by East Penn Financial or a shareholder in a derivative action, but not by a shareholder directly.

East Penn Financial’s articles of incorporation provide that its board of directors may, if it deems it advisable, oppose a tender or other offer for East Penn Financial 's securities, whether the offer is in cash or in the securities of a corporation or otherwise. When considering whether to oppose an offer, the board of directors may, but is not legally obligated to, consider any pertinent issue. The articles of incorporation gives some examples of factors the board may consider, but these are not the only factors and the board is not legally obligated to consider these:

-	Whether the offer price is acceptable based on the historical and present operating results or financial condition of East Penn Financial;

-	Whether a more favorable price could be obtained for East Penn Financial’s securities in the future;

-

The social and economic effects of the offer or transaction on East Penn Financial and any of its subsidiaries, employees, depositors, loan and other customers, creditors, shareholders and other elements of the communities in which East Penn Financial and any of its subsidiaries operate or are located;

-

The reputation and business practice of the offeror and its management and affiliates as they would affect the shareholders, employees, depositors and customers of East Penn Financial and its subsidiaries and the future value of East Penn Financial’s stock;

-

The value of the securities (if any) which the offeror is offering in exchange for East Penn Financial s securities based on an analysis of the worth of East Penn Financial as compared the other entity whose securities are being offered;

-

The business and financial conditions and earning prospects of the offeror including, but not limited to debt service and other existing or likely financial obligations of the offeror and the possible effect of such conditions upon East Penn Financial and any of its subsidiaries and the other elements of the communities in which East Penn Financial and any of its subsidiaries operate or are located;

-	Any antitrust or other legal and regulatory issues that are raised by the offer.

If East Penn Financial’s board of directors determines that an offer should be rejected, it may take any lawful action to accomplish its purpose. The articles of incorporation give these examples:

-	advising shareholders not to accept the offer;

-	litigation against the offeror;

-	filing complaints with all governmental and regulatory authorities;

-	acquiring the offeror corporation's own securities;

-	selling or otherwise issuing authorized but unissued securities or treasury stock or granting options with respect thereto;

-	acquiring a company to create an antitrust or other regulatory problem for the offeror and obtaining a more favorable offer from another individual or entity.

Harleysville

Harleysville is a “registered corporation” because its common stock is entitled to vote generally in the election of directors and is registered under the Securities Exchange Act of 1934. Accordingly, Harleysville is subject to the following "anti-takeover provisions" of Chapter 25 of the Pennsylvania business corporation law, which contain a wide variety of transactional and status exemptions, exclusions and safe harbors.

Subchapter 25E, relating to control transactions, provides that if any person or group of persons were to acquire more than 20% of the voting power of Harleysville, then the remaining shareholders could demand from such person or group of persons the fair value of their shares, including a proportionate amount of any control premium.

Subchapter 25F, relating to business combinations, delays for five years and imposes conditions upon "business combinations" between an "interested shareholder" and a covered corporation, unless the business combination or share acquisition is approved by Harleysville's board of directors prior to the date such person became an interested shareholder. "Business combination" is defined broadly to include various transactions utilizing a corporation's assets for purchase price amortization or refinancing purposes. An "interested shareholder" for this purpose is defined generally as the beneficial owner of at least 20% of a corporation's voting shares.

Harleysville has opted out of the following provisions of the Pennsylvania business corporation law:

Subchapter 25G, prevents a person who has acquired 20% or more of the voting power of a covered corporation from voting such shares unless the "disinterested" shareholders approve the voting rights.

Subchapter 25H, relating to disgorgement, requires persons (1) who acquire 20% or more of the voting power of a covered corporation or (2) announce that they may acquire such control and then sell shares within 18 months after the happening of (1) or (2) to disgorge the profits made from such transaction. Any profits from sales of equity securities of Harleysville by the person or group during the 18-month period belong to Harleysville if the securities that were sold were acquired during the 18-month period or with 24-months prior thereto.

Subchapter 25I, relating to severance payments, provides for a minimum severance payment to certain employees terminated within two years of the approval of a control-share acquisition under Subchapter 25G.

Subchapter 25J prohibits the abolishment of certain labor contracts in connection with a control-share acquisition under Subchapter 25G.

Under the Pennsylvania business corporation law, because Harleysville’s board of directors is divided into classes, a director can only be removed for cause.

Pennsylvania business corporation law contains other provisions on director liability, but Harleysville has opted out of them. The standard Pennsylvania provision states that, in considering a transaction such as a merger or combination with another corporation: (1) a director can consider a number of factors and groups in determining whether the transaction is in the best interests in Harleysville; (2) a director need not consider the interests of any particular group as dominant or controlling; (3) directors, in order to satisfy the presumption that they have acted in the best interests of Harleysville, need not satisfy any special burden of proof; (4) actions approved by a majority of disinterested directors are presumed to satisfy these standards unless clear and convincing evidence shows that the directors did not assent to the action in good faith after reasonable investigation; and (5) the fiduciary duty of a director is owed only to Harleysville and may be enforced by Harleysville or a shareholder in a derivative action, but not by a shareholder directly.

Instead, the provision applicable to Harleysville provides that in discharging their duties, the board of directors may, in considering the best interests of the corporation, consider the effects of any action upon employees, suppliers and customers of the corporation and upon communities in which officers of other establishments of the corporation are located, and all other pertinent factors. Absent breach of fiduciary duty, lack of good faith or self-dealing, actions taken as a director shall be presumed to be in the best interest of the corporation. In addition, Harleysville’s articles of incorporation provide that its board of directors may, if it deems it advisable, oppose a tender or other offer for Harleysville's securities, whether the offer is in cash or in the securities of a corporation or otherwise. When considering whether to oppose an offer, the board of directors may, but is not legally obligated to, consider any pertinent issue. The articles of incorporation give some examples of factors the board may consider, but these are not the only factors and the board is not legally obligated to consider these:

-	Whether the offer price is acceptable based on the historical and present operating results or financial condition of Harleysville;

-	Whether a more favorable price could be obtained for Harleysville's securities in the future;

-	The impact which an acquisition of Harleysville would have on the employees, depositors and customers of Harleysville and its subsidiaries and the communities they serve;

-

The reputation and business practices of the offeror and its management and affiliates as they would affect the employees, depositors and customers of Harleysville and its subsidiaries and the future value of Harleysville's stock;

-

The value of the securities (if any) which the offeror is offering in exchange for Harleysville's securities based on an analysis of the worth of Harleysville as compared to Harleysville or other entity whose securities are being offered;

-	Any antitrust or other legal and regulatory issues that are raised by the offer.

If Harleysville’s board of directors determines that an offer should be rejected, it may take any lawful action to accomplish its purpose. The articles of incorporation give these examples:

-	advising shareholders not to accept the offer;

-	litigation against the offeror;

-	filing complaints with all governmental and regulatory authorities;

-	acquiring Harleysville's own securities;

-	selling or otherwise issuing authorized but unissued securities or treasury stock or granting options with respect thereto;

-	acquiring a company to create an antitrust or other regulatory problem for the offeror and obtaining a more favorable offer from another individual or entity.

     Voluntary Dissolution.

East Penn Financial

East Penn Financial’s articles of incorporation provide that East Penn Financial may liquidate and/or dissolve upon the approval of: (i) the holders of at least 66 2/3% of the outstanding shares of common stock of East Penn Financial; (ii) the holders of at least a majority of outstanding shares of common stock of East Penn Financial provided that such transaction has received the prior approval of at least 66 2/3% of all the members of the board of directors.

Harleysville

If the board of directors of a Pennsylvania corporation such as Harleysville recommends that the corporation be dissolved and directs that the question be submitted to a vote at a meeting of the corporation’s shareholders, the corporation may be dissolved upon the affirmative vote of a majority of shareholders entitled to vote.

     Dissenters Rights.

East Penn Financial

While the Pennsylvania business corporation law provides dissenters rights to Pennsylvania business corporations generally, East Penn Financial, due to the size of its shareholder base and the market on which its stock trades is treated as a registered corporation that is not subject to dissenters rights. East Penn Financial’s articles of incorporation and bylaws do not grant any special dissenters rights to East Penn Financial’s shareholders.

Harleysville

While the Pennsylvania business corporation law provides dissenters rights to Pennsylvania business corporations generally, Harleysville, due to the size of its shareholder base and the market on which its stock trades is treated as a registered corporation that is not subject to dissenters rights. Harleysville’s articles of incorporation and bylaws do not grant any special dissenters rights to Harleysville’s shareholders.

PART 7: OTHER PROXY INFORMATION

EXPERTS

The consolidated financial statements of Harleysville National Corporation and it subsidiaries as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006 and Harleysville’s management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 included in Harleysville’s Annual Report on Form 10-K for the year ended December 31, 2006, which are incorporated by reference in this registration statement and prospectus, have been audited by Grant Thornton LLP, an independent registered public accounting firm, as indicated in their reports incorporated by reference in this registration statement and prospectus and given upon the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of East Penn Financial for the year ended December 31, 2006 and 2005 have been audited by Beard Miller Company LLP, independent registered public accounting firm, as set forth in its report dated March 5, 2007, set forth herein. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the Harleysville common stock to be issued in the merger and certain other legal matters relating to the merger are being passed upon for Harleysville by the law firm of Stradley Ronon Stevens & Young, LLP, which will also pass upon for Harleysville certain tax matters related to the merger.

Certain legal matters relating to the merger are being passed upon for East Penn Financial by the law firm of Bybel Rutledge, LLP. Blank Rome LLP will pass upon certain tax matters related to the merger for East Penn Financial and its shareholders.

OTHER BUSINESS

As of the date of this document, East Penn Financial’s board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this document. However, if any other matter shall properly come before the special meeting or any adjournments or postponements thereof and shall be voted upon, the form of proxy shall be deemed to confer authority to the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters according to their best judgment; provided, however, that no proxy that is voted against the merger proposal will be voted in favor of any adjournment or postponement of the special meeting.

2008 ANNUAL MEETING – SHAREHOLDER PROPOSALS

If the merger agreement is approved and adopted and the merger takes place, East Penn Financial will not have an annual meeting of its shareholders in 2008. If the merger does not take place, East Penn Financial will schedule its 2008 annual meeting of shareholders as soon as practicable after the board of directors has determined that the merger will not occur. If an East Penn Financial shareholder wishes to include a proposal in East Penn Financial’s proxy statement for presentation at its 2008 Annual Meeting of Shareholders, the proposal must be received by East Penn Financial at its principal executive offices at 22 South 2nd Street, P. O. Box 869, Emmaus, Pa 18049 no later than December 11, 2007. An East Penn Financial shareholder may also have other business brought before the 2008 Annual Meeting by submitting the proposal to East Penn Financial on or after December 11, 2007. The proposal must be delivered to its executive offices at 22 South 2nd Street, P. O. Box 869, Emmaus, PA 18049 to the attention of the corporate Secretary. East Penn Financial is not required to include any proposal received after December 11, 2007 in our proxy materials for the 2008 Annual Meeting.

WHERE YOU CAN FIND MORE INFORMATION

Harleysville files annual, quarterly and current reports, proxy and information statements, and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, such as Harleysville, that file electronically with the SEC. The address of that site is http://www.sec.gov.

Harleysville maintains an Internet site that contains information about Harleysville and its subsidiaries. Its address is http://www.hncbank.com. East Penn Financial maintains an Internet site that contains information about East Penn Financial and its subsidiary. Its address is http://www.eastpennbank.com.

Harleysville filed a registration statement with the SEC under the Securities Act of 1933, relating to the Harleysville common stock offered to the East Penn Financial shareholders in connection with the merger. The registration statement contains additional information about Harleysville and East Penn Financial. The SEC allows a registrant such as Harleysville to omit certain information included in the registration statement from this document.

You may read and copy the registration statement at the SEC’s public reference facilities or the SEC Internet website described above.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This document incorporates by reference important business and financial information about Harleysville that is not included in or delivered with these materials. The following documents, filed with the SEC by Harleysville, are incorporated by reference in this document:

Harleysville’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC, on March 15, 2007.

Harleysville’s Current Reports on Form 8-K, filed with the SEC, on January 23, February 9, March 2, April 20, April 24, May 10, May 16, May 21, June 20, June 29, July 12, July 19, August 9, August 10, August 16 and August 23, 2007.

Harleysville’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2007, filed with the SEC, on May 9, 2007 and for the quarter ended June 30, 2007, filed with the SEC, on August 9, 2007.

Description of Harleysville's common stock that appears in Harleysville's prospectus filed with the Commission on November 12, 1998, which forms a part of Harleysville's Registration Statement No. 333-67201 on Form S-4, and as amended on November 20, 1998 and December 7, 1998, and Harleysville's Report on Form 10-C, filed with the Commission on March 1, 1996.

Harleysville also incorporates by reference in these materials additional documents filed by it with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement/prospectus and prior to the earlier of the closing of the merger or the termination of the merger agreement. The incorporated documents are deemed part of this proxy statement/prospectus as of the date of filing of each document.

Any statement contained in these materials or in a document incorporated by reference in these materials will be deemed to be modified or superseded to the extent that a statement contained herein or in any later filed document that also is incorporated by reference herein modifies or supersedes the statement. Any statement so modified or superseded should not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus. You should read all information appearing in this proxy statement/prospectus in conjunction with the information and financial statements, including notes thereto, appearing in the documents incorporated by reference, except to the extent stated in this paragraph. All information in this proxy statement/prospectus is qualified in its entirety by the information in those documents.

You may obtain copies of the information incorporated by reference in this document. (See “Where You Can Find More Information” above for information on how to make a request for information.)

All information contained or incorporated by reference in these materials about Harleysville was supplied or verified by Harleysville. All information contained in these materials about East Penn Financial was supplied or verified by East Penn Financial.

PART 8: INFORMATION ABOUT EAST PENN FINANCIAL

     GENERAL

East Penn Financial is a Pennsylvania business corporation, which is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. East Penn Financial was incorporated on January 27, 2003 for the purpose of forming a one-bank holding company. On July 1, 2003, East Penn Financial completed the reorganization and merger of East Penn Bank into the holding company form of ownership. In the reorganization, East Penn Bank became a wholly owned banking subsidiary of East Penn Financial. East Penn Financial’s profitability is dependent on the financial results of its primary operating subsidiary, which is East Penn Bank. East Penn Financial’s headquarters and principal place of business is located at 22 South 2nd Street, P.O. Box 869, Emmaus, Lehigh County, Pennsylvania 18049.

On July 31, 2003, East Penn Financial formed East Penn Statutory Trust I, a Connecticut statutory business trust, for the purpose of issuing $8 million in capital pass-through securities to investors.

East Penn Bank, which was incorporated in the Commonwealth of Pennsylvania on November 9, 1990 and commenced operations on November 1, 1991, is a state chartered banking institution and a member bank of the Federal Reserve System. Deposits held by East Penn Bank are insured by the Federal Deposit Insurance Corporation to the maximum extent provided by law. East Penn Bank’s principal place of business is the same location as East Penn Financial’s location.

East Penn Bank formed East Penn Mortgage Company, a wholly owned subsidiary, which was incorporated in the Commonwealth of Pennsylvania on June 2, 1995. This subsidiary engages in the originating, processing and brokering of first and second mortgage loans, where such loans are either maintained within East Penn Bank’s loan portfolio or sold in the secondary market. In 2004, East Penn Bank commenced selling mortgages service retained through the Federal Home Loan Bank’s Mortgage Partnership Finance Program.

East Penn Home Settlements, LLC is a Pennsylvania limited liability company. East Penn Bank and East Penn Mortgage Company each have a 20% interest in the limited liability company, which represents an aggregate investment of $3,000. This investment is a joint venture title insurance agency with Home Settlement Services located in Macungie and Allentown, Pennsylvania. East Penn Bank and East Penn Mortgage Company entered into this arrangement on November 15, 1999. Income generated from this investment was $13,000 for 2006 and $25,000 for 2005, and is included in other income.

Description of Business

East Penn Financial has one reportable segment, community banking, which consists of commercial and retail banking, and other non-reportable operating segments, as described in Note 1 of the Notes to Consolidated Financial Statements for the year ended December 31, 2006 included elsewhere in this proxy statement/prospectus.

East Penn Bank’s principal business consists of attracting deposits from the general public through its banking offices and using these deposits to originate loans. East Penn Bank engages in a full service retail and commercial banking business, which includes providing the following services:

  accepting time and demand deposits,
  providing personal and business checking accounts at competitive rates, and making secured and unsecured commercial, real estate, mortgage and retail loans.

East Penn Bank derives its income principally from interest charged on loans and to a lesser degree, from interest and dividends earned on investments. In addition, East Penn Bank is increasingly deriving income from other non-interest sources such as mortgage banking services, customer service fees, bank owned life insurance and, from time to time, gains on the sale of available for sale securities. East Penn Bank’s principal expenses are interest expense on deposits, borrowings and securities sold under repurchase agreements. Funds for activities are provided principally by deposits, advances from correspondent banks, securities sold under agreements to repurchase and amortization and prepayments of outstanding loans and investment securities.

East Penn Bank’s primary service area is known as the Lehigh Valley, and is located in the counties of Lehigh, Northampton and Northeastern Berks in eastern Pennsylvania. The Lehigh Valley is a vibrant, growing region strategically located near the center of the northeastern corridor of New York, Philadelphia and Washington, D.C. The Lehigh Valley local economy generally mirrors the national economy like many other communities in the nation. Over the past 10 years, the Lehigh Valley has experienced a change in the types of businesses that have traditionally resided in the region. Historically, the area was dominated by large manufacturers, whereas now, there are more service-based companies, and this trend is expected to continue. According to statistics, population trends are positive in both size and age demographics, with municipal population in East Penn Bank’s service area expected to grow 22.6% from 2000 to 2030, with most of the growth centered in suburban areas where there are substantial tracts of land readily available for future development.

Within East Penn Bank’s defined service area, the banking business is highly competitive. East Penn Bank is the only financial institution headquartered in Emmaus, Pennsylvania, where five other financial institutions have branches. Additionally, East Penn Bank competes with regionally based commercial banks, which generally have greater assets, capital and lending limits, as well as other types of financial institutions, including savings banks, credit unions, finance companies, insurance companies and brokerage firms that have expanded their product offerings to include traditional bank products and services. Deposit deregulation has intensified the competition for deposits among banks in recent years. Further, eastern Pennsylvania has experienced increased bank merger and acquisition activity in recent years. East Penn Bank believes that as a result of the shift in business entities, population growth and the trend in bank mergers and acquisitions within its geographic area, the need for a strong community banking presence continues to exist in its primary service area. East Penn Bank’s business development strategy has been focused on competing with larger banks, other community banks, thrift institutions and credit unions, by providing comparable retail and commercial banking products and services, coupled with exceptional customer service, with an orientation towards relationship banking and the development of customer loyalty. Rather than expanding into new areas of financial services, East Penn Bank has focused on further developing its personnel, resources and capabilities in providing traditional banking products and services.

Supervision and Regulation

The following discussion sets forth certain of the material elements of the regulatory framework applicable to bank holding companies and their subsidiaries, and provides certain specific information relevant to East Penn Financial. The regulatory framework is intended primarily for the protection of depositors, other customers and the Federal Deposit Insurance Funds and not for the protection of security holders. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions. A change in applicable statutes, regulations or regulatory policy may have a material effect on the business of East Penn Financial.

East Penn Financial

East Penn Financial is subject to the jurisdiction of the SEC and state securities commissions for matters relating to the offering and sales of its securities, and is subject to the SEC’s rules and regulations relating to periodic reporting, reporting to shareholders, proxy solicitations and insider trading.

East Penn Financial is also subject to the provisions of the Bank Holding Company Act of 1956, as amended and to supervision and examination by the Federal Reserve Board (“FRB”). Under the Bank Holding Company Act of 1956, as amended, East Penn Financial must secure the prior approval of the FRB before it may own or control, directly of indirectly, more than 5% of the voting shares or substantially all of the assets of any institution, including another bank (unless it already owns a majority of the voting stock of the bank).

Satisfactory financial condition, particularly with regard to capital adequacy, and satisfactory Community Reinvestment Act (“CRA”) ratings are generally prerequisites in obtaining federal regulatory approval to make acquisitions.

East Penn Financial is required to file an annual report with the FRB and any additional information that the FRB may require pursuant to the Bank Holding Company Act of 1956, as amended. The FRB may also make inspections of East Penn Financial and examinations of any or all of its subsidiaries. Further, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with the extension of credit or provision for any property or service. Thus, an affiliate of East Penn Financial may not impose conditions as to the extension of credit, the lease or sale of property or furnishing of any services in (i) the customer’s obtaining or providing some additional credit, property or services from or to East Penn Financial or other subsidiaries of East Penn Financial, or (ii) the customer’s refraining from doing business with a competitor of East Penn Financial or its subsidiaries. East Penn Financial may impose conditions to the extent necessary to reasonably assure the soundness of credit extended.

Subsidiary banks of a bank holding company are subject to certain restrictions imposed by the Federal Reserve Act on (i) any extension of credit to the bank holding company or any of its subsidiaries, (ii) investments in the stock or other securities of the bank holding company, and (iii) taking the stock or securities of the bank holding company as collateral for loans to any borrower.

East Penn Bank

As a Pennsylvania chartered, Federal Reserve Bank member, East Penn Bank is subject to supervision, regulation and examination by the Pennsylvania Department of Banking, the FRB and the FDIC. East Penn Bank is also subject to requirements and restrictions under federal and state law, including:

  requirements to maintain reserves against loan and lease losses, restrictions on the types and amounts of loans that may be granted and the interest that may be charged on the loans, limitations on the types of investments East Penn Bank may make and the types of services East Penn Bank may offer, and restrictions on loans to insiders of East Penn Financial and other insider transactions.

The following discussion concerns provisions of State and Federal laws and certain regulations, and the potential impact of these provisions and regulations on East Penn Financial and its subsidiaries.

To the extent that the following information describes statutory or regulatory provisions, it is qualified in its entirety by reference to the particular statutory or regulatory provisions themselves. A change in applicable statutes, regulations or regulatory policy may have a material effect on the business of East Penn Financial and its subsidiaries.

State Banking Law

The laws of Pennsylvania applicable to East Penn Bank include, among other things, provisions that:

  require the maintenance of certain reserves against deposits, limit the type and amount of loans that may be made and the interest that may be charged thereon, restrict investments and other activities, and
  limit the payment of dividends.

The amount of funds that East Penn Bank may lend to a single borrower is limited generally, in accordance with Pennsylvania law, to 15% of the aggregate of its capital, surplus, undivided profits and loan loss reserves and capital securities of East Penn Bank (as defined by statute and regulation).

East Penn Bank may establish or acquire branch offices, subject to certain limitations in any county of the state. Branches may be established only after approval by the Pennsylvania Department of Banking and the FRB. Applicable Pennsylvania law also requires that a bank obtain the approval of the Department of Banking prior to effecting any merger where the surviving bank would be a Pennsylvania-chartered bank.

Federal law also prohibits acquisitions or control of a bank or bank holding company without prior notice to certain federal bank regulators. Control is defined for this purpose as the power, directly or indirectly, to direct the management of policies of the bank or bank holding company or to vote twenty-five percent (25%) or more of any class of voting securities of the bank holding company.

Federal Banking Law

The federal laws applicable to East Penn Bank include the following among others:

A. The Federal Reserve System

The Federal Reserve System is managed through a tripartite hierarchy headed by the FRB, which oversees the entire system. The second level of hierarchy is the twelve Federal Reserve banks and their branches, which are spread throughout the nation’s twelve Federal Reserve districts. The third element in the Federal Reserve System’s structure is the member banks of each district which act in concert with the Federal Reserve banks to perform the actual operations of the Federal Reserve System, including such functions as furnishing an elastic currency and affording a means of rediscounting commercial paper. The Federal Reserve System is at the center of the nation’s financial and economic systems, and the Federal Reserve banks are the means through which the Federal Reserve System effectuates its goals of maintaining financial and economic stability.

B. Monetary Policy

The earnings of East Penn Bank are affected by domestic economic conditions and the monetary and fiscal policies of the United States Government and its agencies. An important function of the Federal Reserve System is to regulate the money supply and interest rates. Among the instruments used to implement these objectives are open market operations in United States government securities and changes in reserve requirements against member bank deposits. These instruments are used in varying combinations to influence overall growth and distribution of bank loans, investments and deposits. Their use may also affect rates charged on loans or paid on deposits. The policies and regulations of the FRB have a significant effect on East Penn Bank’s deposits, loans and investments growth, as well as the rate of interest earned and paid, and are expected to affect East Penn Bank’s operations in the future. The effect of such policies and regulations upon the future business and earnings of East Penn Bank cannot be predicted.

C. Deposit Insurance

East Penn Bank’s deposits are insured by the FDIC to the maximum extent provided by the law, pursuant to the system of federal deposit insurance initially established by the Banking Act of 1933. East Penn Bank pays insurance premiums into the Bank Insurance Fund in accordance with rates established by the FDIC.

D. Federal Deposit Insurance Act

Under the Federal Deposit Insurance Act, the FDIC possesses the power to prohibit institutions that it regulates (such as East Penn Bank) from engaging in any activity that would be an unsafe and unsound banking practice or would otherwise be in violation of the law.

E. Community Reinvestment Act

     The CRA rules emphasize performance over process and documentation. Under the rules utilizing the Intermediate Small Institution Examination Procedures adopted by the Board of Governors as of September 1, 2005, compliance is determined by utilizing a two-part test whereby examiners evaluate a bank’s performance in lending and community development, where the greatest weight is placed on the lending aspect of the test. The lending test includes an analysis of:

  The loan-to-deposit ratio;
  The volume of loans extended inside and outside of East Penn Bank’s assessment areas;
  The geographic distribution of loans in the assessment areas, including lending in low- and moderate-income census tracts; and
  The extent of lending to borrowers of different incomes, including low- and moderate-income borrowers, and businesses of different sizes, including small businesses.

The community development part of the test includes an analysis of the following factors:

  The number and amount of community development loans;
  The number and amount of qualified investments;
  The extent to which East Penn Bank provides community development services; and
  East Penn Bank’s responsiveness to the community development needs of its assessment areas through community development loans, qualified investments and community development services.

F. Bank Secrecy Act

Under the Bank Secrecy Act (“BSA”), banks and other financial institutions are required to report to the Internal Revenue Service currency transactions of more than $10,000 or multiple transactions that occur and which the bank becomes aware in any one day that aggregate in excess of $10,000. Civil and criminal penalties are provided under the BSA for failure to file a required report, for failure to supply information required by the BSA or for filing a false or fraudulent report.

G. Regulatory Capital

The FDIC and other federal bank regulatory agencies have issued risk-based capital guidelines, which supplement leverage capital requirements. The guidelines require all United States banks and bank holding companies to maintain a minimum risk-based capital ratio of 8% (of which at least 4% must be in the form of common stockholders’ equity). Assets are assigned to four risk categories, with higher levels of capital required for the categories perceived as representing greater risk. The required capital ratios represent equity and (to the extent permitted) non-equity capital as a percentage of total risk-weighted assets. The risk-based capital rules are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies, and to minimize disincentives for holding liquid assets. The risk-based capital rules have not had a material effect on East Penn Financial’s business and capital plans.

FDICIA

Capital Categories

The Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) provides that financial institutions must be classified in one of five defined categories, namely, well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized based on their various capital ratios as set forth below.

			Tier I	Under a Capital
	Total Risk Based	Tier I Risk-Based	Leverage	Order or
	Ratio	Ratio	Ratio	Directive
CAPITAL CATEGORY
Well capitalized	>= 10.0	>= 6.0	>= 5.0	No
Adequately capitalized	>= 8.0	>= 4.0	>= 4.0 *
Undercapitalized	< 8.0	< 4.0	< 4.0 *
Significantly undercapitalized	< 6.0	< 3.0	< 3.0
Critically undercapitalized	<= 2.0

*3.0 for those banks having the highest available regulatory rating.

Prompt Corrective Action

In the event a company’s capital deteriorates to the undercapitalized category or below, the FDICIA prescribes an increasing amount of regulatory intervention. If capital has reached the significantly or critically undercapitalized levels, further material restrictions can be imposed, including restrictions on interest payable on accounts, dismissal of management and (in critically undercapitalized situations) appointment of a receiver. For well capitalized companies, FDICIA provides authority for regulatory intervention where the institution is deemed to be engaging in unsafe or unsound practices or receive a less than satisfactory examination report rating for asset quality, management, earnings or liquidity. All but well capitalized institutions are prohibited from accepting brokered deposits without prior regulatory approval. As of June 30, 2007, East Penn Financial is considered to be well capitalized as defined by these capital rules.

Operational Controls

Under FDICIA, financial institutions are subject to increased regulatory scrutiny and must comply with certain operational, managerial and compensation standards to be developed by FRB regulations.

Legislation and Regulatory Changes

From time to time, legislation is enacted that could result in additional regulation of and restrictions on East Penn Financial. No prediction can be made as to the likelihood of the adoption of any legislative changes or, if adopted, the impact such changes might have on the business of East Penn Financial. Certain changes of potential significance to East Penn Financial, any of which have been enacted recently and others, which are currently under consideration by Congress or various regulatory or professional agencies, are discussed below. Management does not believe that these provisions of law and regulation have had a material impact on liquidity, capital resources or reported results of operation.

USA Patriot Act of 2001. In October 2001, the USA Patriot Act of 2001 was enacted in response to the terrorist attacks in New York, Pennsylvania and Washington, D.C., which occurred on September 11, 2001. The Patriot Act is intended to strengthen U.S. law enforcements’ and the intelligence communities’ abilities to work cohesively to combat terrorism on a variety of fronts. The potential impact of the Patriot Act on all financial institutions is significant and wide ranging. The Patriot Act contains sweeping anti-money laundering and financial transparency laws, and imposes various regulations, including standards for verifying client identification at account opening, and rules to promote cooperation among financial institutions, regulators and law enforcement entities in identifying parties that may be involved in terrorism or money laundering.

Sarbanes-Oxley Act of 2002. In July 2002, the Sarbanes-Oxley Act of 2002 (the “SOA”) was enacted into law and impacts all companies with securities registered under the Securities Exchange Act of 1934 (the “Exchange Act”). The goal of the SOA was to implement legislative reforms intended to address corporate and accounting irregularities by increasing corporate responsibility and protecting investors through processes that better ensure the accuracy and reliability of corporate disclosures pursuant to the securities laws. The SOA further establishes: (i) enhanced requirements for audit committees; (ii) increased responsibilities for the chief executive officer and the chief financial officer with respect to certifying the accuracy and timeliness of periodic reports filed with the SEC; (iii) enhanced requirements for auditor independence and the types of non-audit services they may provide; (iv) accelerated filing requirements; (v) disclosure of code of ethics; (vi) increased disclosure and reporting obligations for corporations, its directors and executive officers; and (vii) new and increased civil and criminal penalties for violation of securities laws.

Section 404 of the SOA became effective for the year ended December 31, 2004. This section of the SOA requires management to issue a report on the effectiveness of its internal controls over financial reporting. In addition, it requires that a corporation’s independent registered public accountants issue an opinion on management’s assessment and an opinion on the effectiveness of the corporation’s internal control over financial reporting. Since East Penn Financial is classified as a non-accelerated filer, it was granted a SOA Section 404 deferral, which postponed East Penn Financial’s compliance until December 31, 2007. With regard to the requirement that East Penn Financial’s independent registered public accountants must issue an opinion on management’s assessment and the effectiveness of East Penn Financial’s internal control over financial reporting, East Penn Financial must comply with this for the year ending December 31, 2008.

Effects of Inflation

Inflation has some impact on East Penn Financial’s operating costs. Unlike many industrial companies, however, substantially all of East Penn Financial’s assets and liabilities are monetary in nature. As a result, interest rates have a more significant impact on East Penn Financial’s performance than the general levels of inflation. Over short periods of time, interest rates may not necessarily move in the same direction or in the same magnitude as prices of goods and services.

Federal Taxation

East Penn Financial is subject to those rules of federal income taxation generally applicable to corporations, and reports its respective income and expenses on the accrual method of accounting. East Penn Financial and its subsidiary file a consolidated federal income tax return on a calendar year basis. Inter-company distributions and certain other items of income and loss derived from inter-company transactions are eliminated upon the consolidation of all group members’ respective taxable income and losses.

The Internal Revenue Code imposes a corporate alternative minimum tax (“AMT”). The corporate AMT only applies if such tax exceeds a corporation’s regular tax liability. In general, AMT is calculated by multiplying the corporate AMT rate of 20% by an amount equal to the excess of (1) the sum of (a) regular taxable income plus (b) certain adjustments and tax preference items (“alternative minimum taxable income” or “AMTI”) over (ii) an exemption amount ($40,000 for a corporation, that such amount is reduced by 25% of the excess of AMTI over $150,000 and is completely eliminated when AMTI exceeds $310,000). The excess of the AMT over the regular tax for the taxable year is the taxpayer’s net minimum tax liability.

State Tax

East Penn Bank is subject to the Commonwealth of Pennsylvania’s shares and loan tax for financial institutions. The tax is assessed on East Penn Bank’s average shareholders’ equity over the prior six years, as adjusted for certain types of investments. Presently the tax rate is 1.25%.

Disclosure of Significant Policies

Disclosure of East Penn Financial’s significant accounting policies is included in Note 1 of the Notes to Consolidated Financial Statements included in this Report. Some of these policies are particularly sensitive requiring significant judgments, estimates and assumptions to be made by management. Additional information is contained in Management’s Discussion and Analysis for the most sensitive of these issues, including the provision and allowance for loan losses.

Significant estimates are made by management in determining the allowance for loan losses. Consideration is given to a variety of factors in establishing this estimate. In estimating the allowance for loan losses, management considers current economic conditions, diversification of the loan portfolio, delinquency statistics, results of internal loan review, financial and managerial strengths of borrowers, adequacy of collateral, if collateral dependent, or present value of future cash flows and other relevant factors.

Employees

As of June 30, 2007, East Penn Financial employed 113 full-time employees and 22 part-time employees. East Penn Financial enjoys a good relationship with its employees, who are not represented by a collective bargaining agreement.

Properties

East Penn Financial’s headquarters and principal place of business is located at 22 South 2nd Street, P.O. Box 869, Emmaus, and Lehigh County, Pennsylvania, 18049. East Penn Financial does not directly own or lease any properties in its own name, but rather, in the name of East Penn Bank. East Penn Bank owns the building housing its headquarters, clear of any lien. The building, which was opened October 2004, is a 3-story brick construction consisting of approximately 20,000 square feet of executive, administrative and operational office space.

In addition to its headquarters, East Penn Bank owns or leases nine branch locations, two administrative office structures currently used for storage, and parking spaces in four locations as follows:

Location Address	Description & Square Footage	Purpose
731 Chestnut Street	Bank-owned-brick construction;	Utilized as a branch and
Emmaus, Pennsylvania	Comprised of 9,100 square feet;	occupied by East Penn
Lehigh County	Opened March 1993;	Mortgage Company
Property mortgage: none

6890 Hamilton Boulevard	Bank owned-brick construction;	Utilized as a branch
Trexlertown, Pennsylvania	Comprised of 4,500 square feet;
Lehigh County	Opened November 1996;
Property mortgage: none

201 West Main Street	Bank owned-brick construction;	Utilized as a branch
Macungie, Pennsylvania	Land leased; Comprised of 2,500
Lehigh County	square feet; Opened October 1997;
2006 land lease expense: $50,991;
Property mortgage: none

951 State Street	Premises leased by Bank;	Utilized as a branch
Mertztown, Pennsylvania	Comprised of 1,700 square feet;
Berks County	Opened November, 1998;
2006 rent expense: $19,980

1251 S. Cedar Crest Blvd.	Premises leased by Bank;	Utilized as a branch
Allentown, Pennsylvania	Comprised of 2,300 square feet;
Lehigh County	Opened January 1999;
2006 rent expense: $48,575

861 North Route 100	Bank owned-brick construction;	Utilized as a branch
Fogelsville, Pennsylvania	Comprised of 2,149 square feet;
Lehigh County	Opened November 1999;
Property mortgage: none

500 Macungie Avenue	Premises leased by Bank is	Utilized as a branch
Emmaus, Pennsylvania	located within Emmaus High
Lehigh County	School, which is brick construction;
Space is comprised of 900 square feet;
Opened November 1999;
2006 rent expense: none

Location Address	Description & Square Footage	Purpose
4510 Bath Pike	Property leased by Bank;	1st floor utilized as a branch;
Bethlehem, PA	Comprised of 3,458 square feet	2nd floor utilized as a loan
Lehigh County	for the first floor and 1,900 square	production office
feet for the second floor;
Placed in service: November 2005;
2006 rent expense: $138,602

502 State Road	Bank-owned brick construction;	Utilized as a branch
Emmaus, Pennsylvania	Comprised of 2,800 square feet;
Lehigh County	Opened May 2006;
Property mortgage: none

18 S. Seventh Street	Bank owned-wood construction;	Utilized for supplies storage
Emmaus, Pennsylvania	Comprised of 4,800 square feet;
Lehigh County	Opened September 1998;
Property mortgage: none

28 South Second Street	Bank-owned one-story aluminum-	Utilized for records and supplies
Emmaus, Pennsylvania	sided frame building;	storage
Lehigh County	Comprised of 1,200 square feet;
Property acquired February 2005;
Property mortgage: none

222 Main Street	Property leased by Bank;	Utilized as a parking lot
Emmaus, Pennsylvania	Comprised of 4,400 square feet;	for up to 12 motor vehicles
Lehigh County	Placed in service November 2004;
2006 rent expense: $2,400

218 Main Street	Property leased by Bank;	Utilized as a parking lot
Emmaus, Pennsylvania	Comprised of 4,392 square feet;	for up to 12 motor vehicles
Lehigh County	Placed in service November 2004;
2006 rent expense: $2,400

Rear of 226 and	Property leased by Bank;	Utilized as a parking lot
232 Main Street	Comprised of 10,000 square feet;	for up to 30 motor vehicles
Emmaus, Pennsylvania	Placed in service November 2004;
Lehigh County	2006 rent expense: $8,482

Meadow Pool Association	Property leased by Bank;	Utilized to park 5 motor vehicles
10 East Harrison Street	Comprised of 540 square feet;
Emmaus, Pennsylvania	Placed in service June 2006;
Lehigh County	2006 rent expense: $350

Management believes that these buildings and properties are in good condition and are adequate for East Penn Financial’s current purposes.

East Penn Bank has signed an agreement to purchase property located at 2985 MacArthur Road, Whitehall, Pennsylvania to build a branch office. The total cost of this purchase will be $950,000. The property development and the construction of the branch facility are not expected to be completed until 2008.

Legal Proceedings

In the opinion of East Penn Financial, after review with legal counsel, there are no proceedings pending to which East Penn Financial is a party or to which its property is subject, which, if determined adversely to East Penn Financial, would be material in relation to East Penn Financial’s consolidated financial condition. There are no proceedings pending other than ordinary, routine litigation incident to the business of East Penn Financial. In addition, no material proceedings are pending or are known to be threatened or contemplated against East Penn Financial by governmental authorities.

INFORMATION FOR ANNUAL PERIOD ENDING DECEMBER 31, 2007

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS OF EAST PENN FINANCIAL CORPORATION
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

The following is management’s discussion and analysis of the significant changes in the results of operations, capital resources, and liquidity presented with the accompanying consolidated financial statements for East Penn Financial and its wholly-owned subsidiary, East Penn Bank. The consolidated financial condition and results of operations consist almost entirely of East Penn Bank’s financial condition and results of operations. This discussion should be read in conjunction with the financial tables, financial statements and notes to financial statements appearing elsewhere in this Report. Current performance does not guarantee, assure nor is it indicative of similar performance in the future.

In addition to the historical information contained in this document, the discussion presented contains forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. Please note that the cautionary statements made in this report are applicable to all forward-looking statements in this document. Our actual results could differ materially from those discussed here. Factors that could cause or contribute to these differences include, but are not limited to, those discussed in this section. East Penn Financial’s forward-looking statements are relevant only as of the date on which such statements are made. By making any forward-looking statements, East Penn Financial assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.

Critical Accounting Policies and Estimates

Note 1 to East Penn Financial’s consolidated financial statements lists significant accounting policies used in the development and presentation of its financial statements. This discussion and analysis, the significant accounting policies, and other financial statement disclosures identify and address key variables and other qualitative and quantitative factors that are necessary for an understanding and evaluation of East Penn Financial and its results of operations.

The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States, which require East Penn Financial to make estimates and assumptions.

The calculation of the allowance for loan losses is a critical accounting policy of East Penn Financial. East Penn Financial believes that its determination of the allowance for loan losses involves a higher degree of judgment and complexity than East Penn Financial’s other significant accounting policies. Further, these estimates can be materially impacted by changes in market conditions or the actual or perceived financial condition of East Penn Bank’s borrowers, subjecting East Penn Financial to significant volatility of earnings. The allowance for loan losses is established through the provision for loan losses, which is a charge against earnings. Provisions for loan losses are made to reserve for estimated probable losses on loans. The allowance for loan losses is a significant estimate and is regularly evaluated by East Penn Bank for adequacy by taking into consideration factors such as changes in the nature and volume of the loan portfolio; trends in actual and forecasted credit quality, including delinquency, charge-off and bankruptcy rates; and current economic conditions that may affect a borrower’s ability to pay. The use of different estimates or assumptions could produce different provisions for loan losses. For additional discussion concerning East Penn Bank’s allowance for loan losses and related matters, see “Provision for Loan Losses” and “Credit Risk and Loan Quality”.

Prior to January 1, 2006, East Penn Financial’s stock option plan was accounted for under the recognition and measurement provisions of APB Opinion No. 25 (Opinion 25), Accounting for Stock issued to Employees, and related Interpretations, as permitted by FASB Statement No. 123, Accounting for Stock Based Compensation (as amended by SFAS No. 148, Accounting for Stock-Based Compensation Transition and Disclosure) (collectively SFAS 123). No stock-based employee compensation cost was recognized in East Penn Financial’s consolidated statements of income through December 31, 2005, as all options granted under the plan had an exercise date equal to the market value of the underlying common stock on the date of grant. Effective January 1, 2006, East Penn Financial adopted the fair value recognition provisions of FASB Statement No. 123(R), Share-Based Payment (SFAS 123(R)), using the modified-

prospective transition method. Under this transition method, compensation cost recognized in 2006 includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006 based on the grant-date fair value calculated in accordance with the original provisions of SFAS 123, and (b) compensation cost for all share-based payments granted subsequent to December 31, 2005, based on a grant-date fair value estimated in accordance with the provisions of SFAS 123(R). As of December 31, 2005, there were no unvested options. On May 18, 2006, 13,000 options to purchase common stock were granted to directors. Since the options have a six-month vesting period, East Penn Financial had 13,000 stock options fully vested as of December 31, 2006, with related compensation costs totaling $19,000, which were included in East Penn Financial’s earnings before income taxes for the twelve months ended December 31, 2006.

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of East Penn Financial to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. With significant changes in interest rates, East Penn Financial evaluates its intent and ability to hold securities to maturity or for a sufficient amount of time to recover the recorded principal balance.

The accounting and reporting policies followed by East Penn Financial conform, in all material respects, to accounting principles generally accepted in the United States of America. In preparing the consolidated financial statements, management has made estimates, judgments and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheets and results of operations for the periods indicated. Actual results could differ significantly from those estimates.

East Penn Financial’s accounting policies are fundamental to understanding Management’s Discussion and Analysis of Financial Condition and Results of Operations. The most significant accounting policies followed by East Penn Financial are presented in Note 1 of the consolidated financial statements. East Penn Financial has identified its policies on the allowance for loan losses and income taxes to be critical because management has to make subjective and/or complex judgments about matters that are inherently uncertain and could be most subject to revision as new information becomes available. Additional information on these policies can be found in Note 1 of the consolidated financial statements. Management has reviewed the application of these policies with the Audit Committee of East Penn Financial’s Board of Directors.

OVERVIEW

As a community-focused financial institution, East Penn Financial, through its wholly-owned banking subsidiary, generates the majority of its revenues from net interest income derived from its core banking activities. During 2006, East Penn Financial continued to experience strong financial performance by posting record earnings for the year and achieving solid growth in assets, loans and deposits. East Penn Financial was able to successfully grow its earnings while maintaining its commitment to ensure strong credit quality, retain and expand customer relationships and prudently manage interest rate risk. In addition, East Penn Financial continues to be focused on business practices that not only provide value to its customers but to its shareholders as well.

East Penn Financial’s assets increased 8.7% to $439,452,000 at December 31, 2006, from $404,229,000 at December 31, 2005. Assets were positively impacted by growth of $15,151,000 in federal funds sold and loans receivable, net of the allowance for loan losses, which increased $29,227,000, or 10.1%, to $319,542,000 from $290,315,000. These increases were offset by a reduction in investment securities, which declined $4,821,000, or 6.4%, to $70,392,000 from $75,213,000. Asset growth was primarily funded from deposits, which increased $48,325,000, or 14.9%, to $372,631,000 from $324,306,000. The growth in total deposits during 2006 was higher than deposit growth during 2005 as a result of East Penn Bank’s enduring mission to be competitive in the market by offering the right product mix with attractive interest rates and to provide quality customer service. The increased level of deposits also allowed East Penn Financial to payoff $16,000,000 in Federal Home Loan Bank of Pittsburgh (“FHLB”) borrowings that matured during 2006.

In 2006, East Penn Financial achieved record net income of $3,611,000, an increase of 3.1% over net income of $3,503,000 for 2005. Basic earnings per share in 2006 were $0.57 per share, an increase of 1.8% over $0.56 in 2005. Diluted net income per common share increased 3.6%, to $0.57 per share from $0.55 per share. East Penn Financial’s results of operations are primarily dependent upon net interest income, which is the difference between interest earned from interest earning assets and interest expense paid on interest bearing liabilities. Changes in net interest income are not only affected by changes in interest rates, but are also impacted by changes in the make-up of the balance sheet as well as the level of yield generated from interest earning assets versus the costs associated with interest bearing liabilities. East Penn Financial also generates non-interest income from fees associated with various products and services offered to customers, mortgage banking activities, bank owned life insurance (“BOLI”) and from the sale of assets, such as loans or investments. Offsetting these revenues are provisions for potential losses on loans, administrative expenses and income taxes.

RESULTS OF OPERATIONS

Net Interest Income and Net Interest Margin

Net interest income is the most significant component of East Penn Financial’s net income as a result of its focus on traditional banking activities. It is the difference between interest income earned on interest earning assets and interest expense paid on interest bearing liabilities. The change in net interest income from year to year may be due to changes in interest rates, changes in volumes of interest-earning assets and liabilities as well as changes in the mix of such assets and liabilities. East Penn Financial’s principal interest-earning assets are loans to businesses and individuals, with a secondary source of income earned from the investment securities portfolio and other interest earning deposits with banks. Interest-bearing liabilities consist primarily of time deposits, money market accounts, savings deposits, securities sold under agreement to repurchase and borrowings. Generally, changes in net interest income are portrayed by net interest rate spread and net interest margin. Net interest rate spread is equal to the difference between the average rate earned on interest-earning assets and the average rate incurred on interest-bearing liabilities. Net interest margin is the average yield on interest earning assets minus the average interest rate paid on interest bearing deposits. Net interest income growth is generally dependent upon balance sheet growth and maintaining or growing the net interest margin.

2006 Compared to 2005

Total interest income increased on a fully tax equivalent basis (as adjusted for the tax benefit derived from tax exempt assets – see Table 1 for calculation), by $3,892,000, or 18.8%, to $24,634,000 for 2006 from $20,742,000 for 2005. Evaluating income on a fully tax equivalent basis allows management to ensure that income generated from tax exempt assets is appropriately compared with income generated from other taxable assets. This increase is the result of a 9.8% increase in average interest-earning assets, which grew to $389,696,000 during 2006, from $355,039,000 during 2005. The growth in average interest-earning assets was attributable to increased loan volume. Further impacting interest income were five 25-basis point increases in the prime rate during 2006 that resulted in better than anticipated yields on interest-earning assets. The yield on average interest-earning assets increased 48-basis points to 6.32% for the year ended December 31, 2006 from 5.84% for 2005. The growth in average interest earning assets was primarily attributable to increased federal funds sold and loan volume, which were funded from the cash flow generated from deposit growth.

Total interest expense for 2006 was $10,475,000 compared with $7,255,000 in 2005. The increase of $3,220,000, or 44.4%, in total interest expense is attributable to the 9.5% growth in average interest bearing liabilities, which increased to $346,472,000 for the 2006 year end from $316,555,000 for the 2005 year end. Further contributing to a higher level of interest expense was the cost of funds, which increased 73-basis points to 3.02% for 2006 from 2.29% for 2005. Just as the yield on interest earning assets was affected by the prime rate increases in 2006, so was the cost of funds.

Net interest income on a fully tax equivalent basis increased by $672,000, or 5%, to $14,159,000 for the year ended December 31, 2006 from $13,487,000 for the year ended December 31, 2005. This increase was attributable to the growth in interest sensitive assets, in particular loans, and prime rate increases, which helped to offset the impact of increased costs associated with funding sources. The composition of East Penn Financial’s interest sensitive assets continued to shift, where the balance of the investment portfolio decreased due to reinvesting the cash flow into loans, which produce a higher yield. However, the proceeds from the deposit growth were the main sources used to fund loan growth in addition to reducing $16,000,000 of East Penn Financial’s borrowings which matured during 2006. Any additional excess funds from deposit growth were re-invested in overnight federal funds sold at an interest rate that was comparable and in some cases better than the rate of return from longer term investments. This was due to the flatness of the yield curve during the past year. The overall strategy used by East Penn Financial during the year helped to delay compression and mitigate further deterioration of its net interest spread and margin, which were very much affected by the flatness of the yield curve, where short-term interest rates remained in step with long-term interest rates. The net interest spread (on a fully tax equivalent basis) decreased to 3.30% for 2006 from 3.55% for 2005, while the net interest margin (on a fully tax equivalent basis) decreased to 3.63% for 2006 from 3.80% for 2005.

East Penn Financial’s ability to manage net interest income over a variety of interest rate and economic environments is important to its financial success. Growth in net interest income is generally dependent upon the growth of the balance sheet and maintaining or growing the net interest margin. See the “Quantitative and Qualitative Disclosure About Market Risk” sections in Management’s Discussion, for the fiscal year ended December 31, 2007 on page 123, and for the six month period ended June 30, 2007 on page 162, for further discussions of East Penn Financial’s efforts to control interest rate risk and manage net interest income.

2005 Compared to 2004

Total interest income increased on a fully tax equivalent basis, by $3,363,000, or 19.4%, to $20,742,000 for the year ended December 31, 2005 from $17,379,000 for the year ended December 31, 2004. This increase is the result of a 9.6% increase in volume of interest-earning assets, which grew to $355,039,000 in 2005 from $323,825,000 in 2004, and a 47-basis point increase in the yield on interest earning assets.

Total interest expense increased $2,140,000, or 41.8%, to $7,255,000 in 2005 from $5,115,000 in 2004. The need to increase long-term borrowings to complement average deposit growth of 6.5% in order to fund loan demand, contributed to the increase in average interest bearing liabilities. However, due to the higher costs associated with long-term borrowings as well as the need to increase interest rates to remain competitive in maintaining and attracting deposits, cost of funds increased to 2.29% for the year ended December 31, 2005 from 1.78% for the 2004 year end.

Net interest income on a fully tax equivalent basis increased by $1,223,000, or 10%, to $13,487,000 for the year ended December 31, 2005 from $12,264,000 for the year ended December 31, 2004. East Penn Financial’s net interest rate spread decreased to 3.55% in 2005 from 3.59% in 2004, while the net interest margin increased to 3.80% in 2005 from 3.79% in 2004. The increases in short-term interest rates as well as East Penn Financial’s efforts to manage the growth and pricing of interest earning assets and interest bearing liabilities, helped to minimize the deterioration of its net interest spread and net interest margin.

Table 1 presents a summary of East Penn Financial’s average balances, interest rates, interest income and expense, the interest rate spread and the net interest margin for the years ended December 31, 2006, 2005 and 2004.

TABLE 1
AVERAGE BALANCES, RATES AND INTEREST INCOME AND EXPENSE

Year Ended December 31,	2006			2005			2004
	Average			Average			Average
(Dollars in Thousands)	Balance	Interest	Yield/Rate	Balance	Interest	Yield/Rate	Balance	Interest	Yield/Rate
Assets
Interest Earning Assets
Securities:
Taxable securities (2)	$53,315	$2,394	4.49%	$69,102	$3,061	4.43%	$82,890	$3,551	4.28%
Tax-exempt securities (1)(2)	18,674	1,188	6.36%	15,427	956	6.20%	12,487	785	6.29%
Total securities	71,989	3,582	4.98%	84,529	4,017	4.75%	95,377	4,336	4.55%
Total loans (1)(3)(4)(5)	308,481	20,559	6.66%	265,265	16,540	6.24%	224,259	12,963	5.78%
Other interest earning assets	9,226	493	5.34%	5,245	185	3.53%	4,189	80	1.91%
Total Interest Earning Assets	389,696	24,634	6.32%	355,039	20,742	5.84%	323,825	17,379	5.37%
Non-Interest Earning Assets
Unrealized gains (losses) on
available for sale securities	(1,877)			(220)			390
Allowance for loan losses	(3,212)			(2,990)			(2,646)
Other assets	31,752			30,043			27,101

Total Assets	$416,359			$381,872			$348,670

Liabilities and Stockholders’ Equity
Interest Bearing Liabilities
Deposits:
Interest bearing
demand deposits	$108,337	$1,707	1.58%	$116,978	$1,616	1.38%	$118,950	$1,292	1.09%
Savings deposits	41,741	424	1.02%	42,684	409	0.96%	43,076	362	0.84%
Time deposits	148,988	6,417	4.31%	103,725	3,227	3.11%	85,241	2,037	2.39%
Total interest bearing deposits	299,066	8,548	2.86%	263,387	5,252	1.99%	247,267	3,691	1.49%
Federal funds purchased and
securities sold under
agreements to repurchase	7,760	235	3.03%	7,428	169	2.28%	7,020	83	1.18%
Long-term debt	31,646	1,148	3.63%	37,740	1,290	3.42%	25,068	797	3.18%
Junior subordinated and
mandatory redeemable
capital debentures	8,000	544	6.80%	8,000	544	6.80%	8,000	544	6.80%
Total Interest Bearing Liabilities	346,472	10,475	3.02%	316,555	7,255	2.29%	287,355	5,115	1.78%

Non-Interest Bearing Liabilities
Demand deposits	44,454			41,496			39,664
Other liabilities	2,346			1,721			1,428

Stockholders’ Equity	23,087			22,100			20,223

Total Liabilities and
Stockholders’ Equity	$416,359			$381,872			$348,670

Net Interest Income		$14,159			$13,487			$12,264
Net Interest Spread			3.30%			3.55%			3.59%
Net Interest Margin			3.63%			3.80%			3.79%
____________________

(1)	Yields on tax-exempt assets have been calculated on a fully tax equivalent basis assuming a tax rate of 34%.
(2)	Held to maturity securities and available for sale securities are reported at amortized cost. All yields are annualized.
(3)	Non-accruing loans are included in the outstanding loan balances.
(4)	For yield calculation purposes, non-accruing loans are included in the average loan balances.
(5)	Interest income on loans includes net amortized revenues (costs) on loans totaling ($85,000) for 2006, ($116,000) for 2005 and ($93,000) for 2004.

Table 2 presents a summary of changes in interest income and interest expense resulting from changes in volumes (average balances) and changes in rates for the periods indicated.

TABLE 2
RATE VOLUME ANALYSIS OF NET INTEREST INCOME
FOR THE YEARS ENDED DECEMBER 31,

	2006 vs. 2005			2005 vs. 2004
(Dollars In Thousands)	Increase/(Decrease)			Increase/(Decrease)
	Volume	Rate	Total	Volume	Rate	Total
Interest-Earning Assets:
Interest bearing due from banks
and federal funds sold	$183	$125	$308	$24	$81	$105
Securities (1)	(637)	202	(435)	(524)	205	(319)
Loans (1) (2)	2,825	1,194	4,019	2,500	1,077	3,577
Net Change in Interest Income	2,371	1,521	3,892	2,001	1,362	3,363

Interest-Bearing Liabilities:
Interest bearing demand
deposits	(101)	192	91	(21)	345	324
Savings deposits	(9)	24	15	(3)	50	47
Time deposits	1,696	1,494	3,190	497	693	1,190
Federal funds purchased and
securities sold under agreements
to repurchase	8	58	66	5	81	86
Long-term borrowings	(229)	87	(142)	429	64	493

Net Change in Interest Expense	1,365	1,855	3,220	908	1,232	2,140

CHANGE IN
NET INTEREST INCOME:	$1,006	($334)	$672	$1,093	$130	$1,223

(1)	Yields on tax-exempt assets have been computed on a fully tax-equivalent basis assuming a tax rate of 34%.
(2)	Interest income includes net amortized revenues (costs) on loans of ($85,000), ($116,000) and ($93,000) in 2006, 2005 and 2004, respectively.

Provision for Loan Losses

East Penn Financial provides for credit risk associated with lending activities through its provision for loan losses and allowance for loan losses. Although East Penn Financial maintains sound credit practices, loan deterioration may occur resulting in the eventual charge off of certain loans as losses. The provision for loan losses, which is an expense that is recorded in the income statement, is used to increase the allowance for loan losses to an appropriate balance that is available to absorb estimated losses inherent in the portfolio. The determination of the appropriateness and adequacy of the allowance is based upon management’s ongoing analysis of the loan portfolio, assessment of historical loan loss experience, and other relevant factors inherent in the loan portfolio. Since no single statistic or measurement is accurate enough to determine the adequacy of the allowance, such an estimate is based on a number of factors including:

-	an ongoing review of delinquent, classified and non-accrual loans, large loans and overall portfolio quality and trends;

-	analytical review of loan charge-off experience, delinquency rates and other relevant historical and peer statistical ratios;

-	management’s judgment with respect to the composition and nature of the portfolio, concentrations of credit, regulatory recommendations and current and projected economic and business conditions and their impact on the existing portfolio; and

-	observations derived from examinations and reviews of the portfolio by regulatory examiners and independent auditors.

The allowance is allocated not only to specific loan categories based upon management’s classification of loans under East Penn Financial’s internal loan grading system, but also to pools of other loans that are not individually analyzed. Management makes allocations to specific loans based on the present value of expected future cash flows or the fair value of the underlying collateral for impaired loans and to other classified loans based on various credit risk factors. These factors include collateral values, the financial condition of the borrower and industry and current economic trends.

Allocations for commercial loan pools are developed by internal risk rating and are based on management’s judgment concerning historical loss trends and other relevant factors. Installment and residential mortgage loan allocations are made at a total portfolio level based on historical loss experience adjusted for portfolio activity and current conditions. Estimated credit losses are based on the average annual rate of net charge-offs experienced over the previous two or three years on similar loans, adjusted for current conditions and trends. While allocations are made to specific loans and pools of loans, the allowance is available for all loan losses.

The provision for loan losses was $389,000 for 2006, $420,000 for 2005 and $498,000 for 2004. The provision expense for 2006 was reduced by 7.4% as compared with 2005. The decrease in the provision for 2006 was primarily attributable to the strength in the quality of the loan portfolio, as evidenced by the asset quality ratios. The consistency in the asset quality was a key factor considered by management in determining an appropriate level for the allowance for loan losses in light of the growth of the loan portfolio. The strength of the asset quality also had a positive influence on management’s decision to reduce the 2005 provision expense by 15.7% as compared with that of 2004.

The allowance for loan losses represented 1.01% of total loans receivable at December 31, 2006, as compared with 1.05% and 1.18% at December 31, 2005 and 2004. Management is consistent in evaluating the appropriateness and adequacy of the allowance for loan losses in relation to credit exposure associated with individual borrowers, overall trends in the loan portfolio, such as volume, types of lending and levels of delinquencies, current economic conditions, and other relevant factors, and believes the allowance is reasonable and adequate for each of the periods presented. The East Penn Bank has no credit exposure to foreign countries or foreign borrowers.

Table 3 sets forth the period-end loans receivable balances and summarizes East Penn Bank’s loan loss experience for the periods presented, as well as certain ratios related to net charge-offs and the allowance for loan losses as a percent of the total loan portfolio.

TABLE 3
SUMMARY OF LOAN LOSS EXPERIENCE

	Years Ended December 31,
(Dollars In Thousands)	2006	2005	2004	2003	2002
Amount of loans receivable
outstanding at end of period	$322,800	$293,387	$240,669	$207,016	$176,987

Average loans receivable	$307,877	$263,958	$222,833	$188,444	$168,012

Allowance for loan losses:
Beginning balance	$3,072	$2,838	$2,403	$2,167	$1,843
Charge-offs:
Commercial loans	-	(47)	-	(94)	(5)
Real estate loans	(128)	(36)	-	-	-
Consumer loans	(110)	(123)	(80)	(56)	(44)
Total charge-offs	(238)	(206)	(80)	(150)	(49)
Recoveries	35	20	17	6	6
Net charge-offs	(203)	(186)	(63)	(144)	(43)
Provision for loan losses	389	420	498	380	367
Ending balance	$3,258	$3,072	$2,838	$2,403	$2,167

Ratios:
Net charge-offs to
average loans	0.07%	0.07%	0.03%	0.08%	0.03%

Net charge-offs to the
provision for loan losses	52.19%	44.29%	12.65%	37.89%	11.72%

Allowance for loan losses
to loans receivable at end
of period	1.01%	1.05%	1.18%	1.16%	1.22%

Allocation of the Allowance for Loan Losses

The following Table 4 details the allocation of the allowance for loan losses to the various loan categories. The allocation is made for analytical purposes and is not necessarily indicative of the loan categories in which future credit losses may occur. The total allowance is available to absorb losses from any segment of loans.

TABLE 4
ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

	2006		2005		2004		2003		2002
		% Gross		% Gross		% Gross		% Gross		% Gross
(Dollars In Thousands)	Amount	Loans	Amount	Loans	Amount	Loans	Amount	Loans	Amount	Loans
Commercial loans	$2,917	69.4%	$2,691	70.2%	$2,279	65.3%	$1,798	61.8%	$1,507	59.2%
Real estate – residential	99	13.9%	109	13.0%	180	15.2%	194	15.4%	203	16.4%
Real estate – construction	15	0.3%	17	0.9%	33	1.4%	66	4.0%	73	4.1%
Home equity and
consumer loans	227	16.4%	255	15.9%	349	18.1%	345	18.8%	384	20.3%

Total	$3,258	100.0%	$3,072	100.0%	$2,838	100.0%	$2,403	100.0%	$2,167	100.0%

The trend in the loan composition in 2006 was a continuation of the trend experienced in 2005. At December 31, 2006, commercial loans (including commercial real estate and tax-exempt loans) increased $18,162,000, or 8.8%, and accounted for 69.4% of the total loan portfolio. The amount of real estate, home equity and other consumer loans increased year over year, where their totals as a percentage of total loans increased to 30.6% at December 31, 2006 as compared with 29.8% at December 31, 2005. With the inherently higher level of credit risk associated with commercial borrowings in general, the allocation to the allowance for loan losses for 2006 was appropriated to address the risk associated with this particular type of borrowing. However, consideration was also given to the consistent credit quality of the portfolio, which remained high as evidenced by asset quality measures used. The net result of East Penn Financial’s allowance allocation determination process was a provision for loan losses that was $31,000, or 7.4%, less than 2005.

Non-Interest Income

2006 Compared to 2005

Non-interest income continues to represent a considerable source of income for East Penn Financial, representing 17.0% of the total revenues (comprised of net interest income and non-interest income) in 2006. This percentage is higher than that of 2005 where non-interest income was 16.4% of total revenues. Non-interest income consists primarily of customer service fees, commission income derived from mortgage banking activities, income from the investment in bank owned life insurance (“BOLI”) and gains from the sale of loans and available for sale securities.

Non-interest income for the twelve months ended December 31, 2006 increased $221,000, or 8.8%, to $2,732,000 from $2,511,000 for the twelve months ended December 31, 2005. While non-interest income increased in 2006, there was a shift in the sources of this income as compared with the prior year. For example, income from mortgage banking activities, which was a leading source of other income in prior years, declined by $180,000 in 2006 to $177,000 from $357,000 in 2005. This decline was due to a lower volume of mortgage originations during 2006 as compared with 2005, which was impacted by the interest rate environment. Further, there were no gains from the sale of available for sale securities recorded in 2006 as compared with the $135,000 recorded in 2005. Finally in 2006, there was $8,000 less in gains from the sale of other real estate owned, which declined to $14,000 from $22,000 in 2005. To offset these declines, non-interest income generated from other sources more than compensated. In 2006, East Penn Bank received a one-time commission (net of $28,000 in deconversion costs) for $302,000 as a result of selling its credit card portfolio. In accordance with a Joint Marketing Agreement between East Penn Bank and Elan Financial Service (“Elan”), the purchaser), over the next five years East Penn Financial will receive 17% of the interchange income associated with credit card transactions and $25 for every new credit card account opened by Elan. This is likely to result in less other income for East Penn Bank since total interchange income recorded in 2006 was $102,400.

Customer service related fees grew $157,000 to $1,579,000 in 2006 from $1,422,000 in 2005. This was attributable to increased core deposit activity, expansion of customer relationships and fees earned on an overdraft privilege product. Also in 2006, there was a $62,000 one-time gain from the exchange of one asset to another. This supported the $84,000 increase in other income, which ended the 2006 year end at $378,000 from $294,000 in 2005.

2005 Compared to 2004

Non-interest income increased $381,000, or 17.9%, to $2,511,000 during 2005 from $2,130,000 in 2004. Customer service fee income increased $455,000, or 47.1%, to $1,422,000 in 2005 from $967,000 in 2004. This increase was primarily attributable to fees earned on an overdraft privilege service introduced in the first quarter of 2005, growth in core deposit and increased activity. Income from the gain on sale of available for sale securities increased by $88,000 to a gain of $135,000 in 2005 as compared with $47,000 in 2004. “Other income” increased $49,000 primarily due to higher than normal volume in merchant credit card transactions processing that occurred earlier in 2005.

Offsetting these increases was a decline of $154,000 in income from mortgage banking activities. The lower level of income in 2005 compared with 2004 reflected lower origination volume and a decrease in margins due primarily to the increase in average interest rates and lower consumer demand. An $18,000 decline in income derived from the cash surrender value associated with East Penn Bank’s investment in life insurance, and a $39,000 decline in income as a result of there being fewer sales of other real estate in 2005 as compared with 2004 were additional factors that had a negative impact on non-interest income.

Non-Interest Expenses

Non-interest expenses are a combination of general and administrative expenses that are the result of being in business. While salary and employee benefit expenses represent the largest component of total non-interest expenses for 2006, other significant components include:

-	occupancy and equipment expenses,
-	stationary, printing and supplies,
-	advertising and promotion costs,
-	data processing and ATM outside service providers,
-	professional fees for legal, accounting and consulting services,
-	shareholder related services,
-	costs associated with the due diligence process of extending and maintaining loans and the collection process,
-	Pennsylvania Bank Shares tax and FDIC assessment, and
-	other types of expenses incurred as part of the normal course of operation of East Penn Financial.

2006 Compared to 2005

For the year ended December 31, 2006, total non-interest expenses increased $762,000, or 7.4%, to $11,107,000 from $10,345,000 for 2005. Through management’s efforts to control expenses and improve East Penn Financial’s overall efficiency, the percentage increase of 2006 non-interest expenses was less than the 13.8% increase experienced during 2005. The increase in expenses during 2006 was not only due to East Penn Financial’s continued growth, but was also attributable to increased salary, occupancy and equipment costs associated with the opening of a new branch located at 4510 Bath Pike, Bethlehem, Pennsylvania, the completion and opening of a new branch building located at 502 State Avenue, Emmaus, Pennsylvania and the completed renovation and full utilization of a 3-story brick building to house administrative, operational and executive offices.

Salaries and employee benefit expenses, which make up the largest component of other expenses, increased $592,000, or 11.0%, to $5,989,000 for 2006 from $5,397,000 for 2005. The increase was not only due to normal salary increases for existing employees, but also the effects of a full year of expenses associated with hiring additional personnel to staff the two newest East Penn Bank branches. While the staffing level at December 31, 2006 decreased to 131 full-time equivalent employees as compared to 133 at December 31, 2005 as a result of attrition, this did not have as great an impact on total salary expenses because it occurred in the latter part of 2006. Salary and benefit expenses accounted for 53.9% of total non-interest expenses for 2006 as compared with 52.2% for 2005.

Occupancy and equipment expenses increased $214,000, or 12.0%, to $2,002,000 for 2006 from $1,788,000 for 2005. The increase was due to increased depreciation of real property associated with the 3-story brick building to accommodate administrative, operational and executive offices, and occupancy and equipment costs related to the opening of a new branch in Bethlehem, Pennsylvania and the completed construction of the new branch building that opened in Emmaus, Pennsylvania.

Other operating expenses decreased $44,000, or 1.4%, to $3,116,000 for 2006 from $3,160,000 for 2005. While East Penn Financial grew and transactional volume increased, management was successful in its efforts to minimize the financial impact of these advancements.

2005 Compared to 2004

For the 2005 year-end, non-interest expenses increased $1,252,000, or 13.8%, to $10,345,000 from $9,093,000 for the 2004 year-end. This increase was not only due to East Penn Financial’s continued growth, but was attributable to increased occupancy and equipment costs associated with the renovation, occupancy and full utilization of a 3-story brick building purchased in 2004 to house administrative, operational and executive offices.

Salary expenses and related employee benefits increased by $469,000, or 9.5%, to $5,397,000 for 2005 from $4,928,000 for 2004. This increase was due to budgeted salary increases, bonuses paid to employees and increased premium costs associated with group medical insurance.

Occupancy and equipment expenses increased by $304,000, or 20.5%, to $1,788,000 for 2005 from $1,484,000 for 2004. This increase was the result of additional costs associated with the renovation, occupancy and full utilization of a 3-story brick building purchased in 2004 to house administrative, operational and executive offices. Further contributing to this increase was depreciation associated with additional equipment purchased to accommodate East Penn Financial’s growth.

Other expenses increased $479,000, or 17.9%, to $3,160,000 in 2005 from $2,681,000 in 2004. The increase in other expenses was primarily attributable to East Penn Financial’s growth.

Income Taxes

East Penn Financial’s provision for income taxes for 2006 was $933,000 as compared with $1,014,000 for 2005 and $1,022,000 for 2004. The $81,000, or 8.0%, decline in income tax expense for 2006 as compared with 2005 was the result of achieving a higher level of tax-exempt net income in proportion with pre-tax net income. Income tax expense as a percentage of pretax income in 2006 was 20.53% as compared with at 22.44% for 2005 and 24% for 2004. The effective tax rate continues to be less than the statutory Federal tax rate of 34%. The difference between the statutory and effective tax rates primarily reflects the tax-exempt status of interest income on obligations of state and political subdivisions and the impact of the cash surrender value of bank owned life insurance.

Net Income

2006 Compared to 2005

Net income for the year ended December 31, 2006 was $3,611,000, an increase of $108,000, or 3.1%, from $3,503,000 for 2005. The increase in net income was the result of increases of $537,000 in net interest income, $221,000 increase in non-interest income (which includes income of $302,000 from the sale of East Penn Financial’s credit card portfolio), a $31,000 decline in the provision for loan losses and an $81,000 decrease in the provision for income taxes. Offsetting this increased level of income were operating expenses, which increased $762,000. Basic and diluted earnings per share for 2006 were $0.57 per share as compared with 2005, which were $0.56 and $0.55 per share. One of the factors contributing to the increased level of net income was due to higher interest income that was attributable not only to prime rate increases, but to the 9.6% growth in total average interest earning assets. The increase in interest earning assets was funded by average deposit growth of 13.5%, which was a less costly source of funding as compared with borrowings. The management of funding costs in this manner further benefited the bottom line. In summary, East Penn Financial’s aggressive efforts to manage its net interest spread and margin, improve operating efficiency and seek sources of other income had a positive impact on net income.

Management strives to increase net income year over year. In light of the uncertainties presented by the economic environment and geopolitical events, East Penn Financial’s business is sensitive to general business and economic conditions, such as interest rates, consumer perception, consumer confidence, competition, fluctuations in the equity markets and the strength of local and national economies. As such, East Penn Financial remains focused on monitoring its risk/return profile. While management believes that financial institutions are likely to see further compression of their net interest margin in the future, which could negatively impact net income, it further believes that East Penn Financial can adequately manage its net interest margin within a relatively stable range and offset its possible negative effect on net income by staying focused on its core banking business, fee income, growth in relationships, cost control and asset quality.

2005 Compared to 2004

Net income increased to $3,503,000 for 2005 from $3,250,000 for 2004. This increase of $253,000, or 7.8%, was the result of increases of $1,038,000 in net interest income, $381,000 in non-interest income, a $78,000 decline in the provision for loan losses and an $8,000 decrease in the provision for income taxes. Offsetting the increased income were operating expenses which increased $1,252,000. Basic and diluted earnings per share for 2005 were $0.56 and $0.55 per share as compared with 2004, which were $0.52 and $0.51 per share.

FINANCIAL CONDITION

Securities

East Penn Financial’s securities portfolio is comprised of securities, which not only provide interest income, including tax-exempt income, but also provide a source of liquidity, diversify the earning assets portfolio, allow for the management of risk and tax liability, and provide collateral for repurchase agreements and public fund deposits. Policies are in place to address various aspects of managing the portfolio, including but not limited to, concentrations, liquidity, credit quality, interest rate sensitivity and regulatory guidelines. Adherence to these policies is monitored by East Penn Financial’s Asset/Liability Committee (“ALCO”) on a monthly basis.

East Penn Financial generally intends to hold its investment securities to maturity. As of December 31, 2006, all of the securities in the portfolio were classified as available for sale, with new purchases generally placed in this category. As part of East Penn Financial’s strategy to reduce some of the future risk inherent within the investment portfolio, East Penn Financial sold, during the second quarter of 2006, the balance of its held to maturity securities, which totaled $1,026,000, at a gain of $38,000. Securities maintained in the held to maturity category were accounted for at amortized cost. Securities in the available for sale category are accounted for at fair value with unrealized appreciation or depreciation, net of tax, reported as a separate component of stockholders’ equity.

East Penn Financial periodically evaluates the securities portfolio to determine if any declines in the fair values of securities are other than temporary. If such a decline were deemed to be other than temporary, East Penn Financial would write down the security to its fair value through a charge to current period income. As of December 31, 2006, there were no securities in the portfolio whose values were deemed to be other than temporarily impaired. East Penn Financial invests in securities for the yield they produce and not to profit from trading. East Penn Financial holds no trading securities in its portfolio, and the securities portfolio contained no high-risk securities or derivatives as of December 31, 2006.

The securities portfolio at December 31, 2006 was $70,392,000, compared to $75,213,000 at December 31, 2005, a decrease of $4,821,000, or 6.4%. The decline is attributable to repayments of principal, which were primarily used to fund loan growth of 10.0%, which is East Penn Financial’s highest yielding asset. Securities available for sale decreased to $70,392,000 at December 31, 2006 from $74,175,000 at December 31, 2005, while there were no securities held to maturity at December 31, 2006 as compared with $1,038,000 at December 31, 2005.

The carrying value of the available for sale portion of the portfolio at December 31, 2006 includes an unrealized loss of ($1,231,000) (reflected as an accumulated other comprehensive loss of ($812,000) in stockholders’ equity, net of deferred income tax credit of ($419,000)). This compares with an unrealized loss at December 31, 2005 of ($1,334,000) (reflected as accumulated other comprehensive loss of ($880,000) in stockholders’ equity, net of deferred income tax credit of ($454,000)).

Table 5 illustrates the composition of the securities portfolio for the periods presented.

TABLE 5
SECURITIES

(Dollars In Thousands)
December 31,
	2006	2005	2004
Available for sale securities:
U.S. Government agencies and corporations	$966	$963	$982
State and political subdivisions	22,082	19,134	19,134
Mortgage-backed and asset-backed securities	39,446	46,276	59,952
Other	7,260	7,164	6,903
Equity securities	638	638	638
	70,392	74,175	87,609
Held to maturity securities:
State and political subdivisions	-	998	997
Mortgage-backed securities	-	40	43
	-	1,038	1,040

Total securities	$70,392	$75,213	$88,649

Table 6 presents the maturities and average weighted yields of the securities portfolio at amortized cost as of December 31, 2006. Yields are based on amortized cost.

TABLE 6
MATURITIES AND WEIGHTED AVERAGE YIELDS OF SECURITIES

			After one		After five
	Within		but within		but within		After
(Dollars In Thousands)	one year		five years		ten years		ten years
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
U.S. Government agencies
and corporations	$-	-	$1,000	4.05%	$-	-	$-	-
State and political subdivisions (1)	-	-	-	-	3,648	5.31%	18,342	6.60%
Mortgage backed securities	-	-	4,526	4.59%	7,164	4.44%	29,009	4.78%
Other securities	-	-	4,160	5.28%	500	4.11%	2,631	5.30%
Equity securities	643	3.72%	-	-	-	-	-	-

Total securities	$643	3.72%	$9,686	4.83%	$11,312	4.71%	$49,982	5.48%

(1)    Yields on tax-exempt securities have been computed on a fully tax-equivalent basis.

Loans

The loan portfolio comprises the major component of East Penn Financial’s earning assets and is the highest yielding asset category. At December 31, 2006 total loans receivable (net of the allowance for loan losses, unearned fees and origination costs) amounted to $319,542,000, an increase of $29,227,000, or 10.1%, as compared with $290,315,000 as of December 31, 2005. Loans receivable, net of the allowance for loan losses, represent 72.7% of total assets and 85.8% of total deposits as of December 31, 2006, as compared to 71.8% and 89.5%, respectively, at December 31, 2005. All of East Penn Financial’s loans are to domestic borrowers.

During 2006, loan growth was significant in the commercial sector, consisting of commercial real estate and commercial and industrial loans. The East Penn Bank’s general business development program and specific focus on municipal/tax-free lending continue to lead this effort in the commercial lending sector. Outstanding retail loans have grown as well, although to a lesser extent than commercial loans. While residential mortgage lending activity remains active, it is not as robust as it was a year ago primarily due to the increase in mortgage interest rates during the period. It is important to note the extent of the loan growth considering that East Penn Bank sold its $1,650,000 credit card portfolio on November 30, 2006.

Commercial lending activity, defined as commercial and industrial loans, commercial real estate loans and tax-exempt loans, continued at a steady increase of $18,162,000, or 8.8%, so that as of the 2006 year-end these loans totaled $224,093,000. Increased commercial loan demand presented East Penn Bank with the opportunity to prospect clients of other financial institutions through commercial loan refinancing activity. The East Penn Bank was successful in this undertaking, and feels that this effort positions it well in the marketplace as economic conditions remain positive. In addition, East Penn Bank has expanded its resources to handle larger commercial loan deals. The East Penn Bank’s involvement in tax-exempt lending is focused on borrowers within its primary service area that have or intend to build a relationship with East Penn Bank. This business development effort has been well received by local governmental entities, and is expected to continue in 2007.

The East Penn Bank experienced a moderate level of residential mortgage loan activity during 2006. Loans secured by residential real estate grew $5,106,000, or 12.5%, to $45,930,000 in 2006 from $40,824,000 in 2005. While East Penn Bank sold mortgage loans into the secondary market during 2006 in order to effectively manage long-term interest rate risk, it retained more of these loans for inclusion in its portfolio. During 2006, East Penn Bank continued to sell mortgage loans, while retaining servicing rights, under the FHLB MPF program. The benefit of selling mortgage loans versus keeping them in the portfolio resulted in generating fee income while eliminating the interest rate risk associated with those loans. The East Penn Bank continues to evaluate its options regarding residential mortgage loans in consideration of its relationship with its customers, the interest rate environment and overall economic conditions.

Retail loans, defined as home equity and other consumer loans, grew 13.2% to $52,777,000 in 2006 from $46,632,000 in 2005. The growth in this category was driven in large part by an increase in the volume of home equity loans, primarily as a result of East Penn Financial’s continued focus on this consumer loan portfolio segment for credit quality reasons. Continued emphasis will be placed on retail loan growth in 2007, in keeping with prudent asset/liability protocol and risk.

Growth in East Penn Bank’s retail consumer loan sector was accomplished despite the sale of the $1,650,000 credit card portfolio to Elan effective November 30, 2006. As part of the Credit Card Account Purchase Agreement between East Penn Bank and Elan, the credit card balances were sold to Elan with no recourse. The East Penn Bank received a gross commission of $330,000, equivalent to 20% of the outstanding credit card balances as of the effective date and accrued an expense of $28,000 to cover the deconversion cost. Since East Penn Bank will be a marketing partner with Elan, a Joint Marketing Agreement was effected whereby East Penn Bank will receive fee income from Elan over a five year period, in the form of a 17% share of the monthly credit card interchange income as well as a $25 fee for every new credit card account that is referred to and opened by Elan. Although East Penn Bank received the proceeds of the credit card balances and the premium in 2006, the actual conversion of the credit cards to the records of Elan is not expected to occur until July 2007. The East Penn Bank entered into an Interim Servicing Agreement with Elan until the conversion is completed. Under the Interim Servicing Agreement, East Penn Bank will provide Elan with the credit card transaction accounting reports prepared by Fidelity National Information Services (“FIS”), a third party who has been providing East Penn Bank with credit card accounting services. This servicing will continue until the credit card balances are finally converted onto Elan’s records. During this servicing period, Elan will compensate East Penn Bank with monthly fee income calculated at a rate of $3.00 per active credit card account per month until the conversion is completed.

Loan concentrations are considered to exist when the total amount of loans to any one or a multiple number of borrowers engaged in similar activities or have similar economic characteristics, exceeds 10% of loans outstanding in any one category. At December 31, 2006, commercial loans amounted to $74,386,000, or 23% of total loans, commercial real estate loans amounted to $123,902,000, or 38.4% of total loans, residential real estate loans amounted to $44,914,000, or 13.9% of total loans, and home equity loans amounted to $48,039,000, or 14.9% of total loans.

Although such loans were not made to any one particular borrower or industry, it is important to note that the quality of these loans is affected by the region’s economy and overall real estate market. Management does not believe such a concentration is an adverse trend to East Penn Financial at this time.

During 2006, East Penn Financial did not experience any substantial problems within its loan portfolio. East Penn Financial manages risk associated with its loan portfolio by maintaining diversification within the portfolio, consistently applying prudent underwriting standards, ongoing loan review and monitoring efforts with attention to portfolio dynamics and mix, and procedures that are consistently applied and updated on an annual basis. Other than as described herein, management does not believe there are any trends, events, or uncertainties that are reasonably expected to have a materially adverse impact on future results of operations, liquidity, or capital resources.

Table 7 presents the composition of the total loan portfolio for the periods presented.

TABLE 7
TOTAL LOANS OUTSTANDING

	December 31
		% of		% of		% of		% of		% of
(Dollars In Thousands)	2006	total	2005	total	2004	total	2003	total	2002	total
Commercial	$74,386	23.0%	$67,117	22.9%	$50,066	20.8%	$43,760	21.1%	$44,622	25.2%
Commercial real estate	123,902	38.4%	117,614	40.1%	91,480	38.0%	73,708	35.6%	56,556	32.0%
Residential real estate	44,914	13.9%	38,162	13.0%	36,470	15.2%	31,923	15.4%	29,014	16.4%
Real estate, construction	1,016	0.3%	2,662	0.9%	3,382	1.4%	8,240	4.0%	7,305	4.1%
Tax exempt	25,805	8.0%	21,200	7.2%	15,593	6.5%	10,632	5.1%	3,598	2.0%
Home equity	48,039	14.9%	40,749	13.9%	38,070	15.8%	33,552	16.2%	31,139	17.6%
Other consumer	4,738	1.5%	5,883	2.0%	5,608	2.3%	5,201	2.6%	4,753	2.7%
	$322,800	100.0%	$293,387	100.0%	$240,669	100.0%	$207,016	100.0%	$176,987	100.0%

Table 8 summarizes the loan maturities and interest sensitivity for a segment of the loan portfolio.

TABLE 8
LOAN MATURITIES AND SENSITIVITY TO CHANGES IN INTEREST RATES
COMMERCIAL AND CONSTRUCTION LOANS

	December 31, 2006
(Dollars In Thousands)	1 year	1 year thru	After
	or less	5 years	5 years	Total
Maturity of Loans Receivable:
Commercial	$41,874	$31,634	$124,780	$198,288
Real estate, construction	1,016	-	-	1,016
Total	$42,890	$31,634	$124,780	$199,304

		1 year thru	After
		5 years	5 years
Fixed interest rates		$20,664	$7,558
Floating or adjustable interest rates		10,970	117,222
Total Loans Receivable		$31,634	$124,780

Credit Risk and Loan Quality

East Penn Financial remains vigilant in its efforts to minimize credit risk and exposure. East Penn Financial’s comprehensive credit policy requires underwriting, loan documentation and credit analysis standards be met prior to the approval and funding of any loan. In accordance with that policy, internal loan review monitors the loan portfolio on an ongoing basis. The Credit Administration area then prepares an analysis of the allowance for loan losses on a quarterly basis, which is then submitted to the Board of Directors for its review and overall assessment as to the adequacy of the allowance for loan losses. In summary, East Penn Financial strives to proactively monitor credit risk to ensure and protect the high quality of its loan portfolio. These practices have contributed to the consistently strong credit quality and have protected East Penn Financial’s portfolio during economic periods of uncertainty.

Total nonperforming loans (comprised of non-accruing loans and loans past due for more than 90 days) as of December 31, 2006, decreased $196,000, or 31.2%, to $433,000 as compared to $629,000 as of December 31, 2005. This decrease was primarily attributable to $128,000 on charge offs attributed to two credits as well as payments collected on various consumer loans. Total nonperforming loans as a percentage of total loans were 0.13% at December 31, 2006 as compared to 0.21% at December 31, 2005. To minimize losses that may occur on non-accrual and delinquent loans, loan officers work with borrowers on an ongoing basis. Based on the repayment plan and collateral protection afforded these loans, management does not expect a materially adverse impact to the allowance for loan losses.

East Penn Financial had no other real estate owned as acquired through foreclosure as of December 31, 2006 as compared with $27,000 as of December 31, 2005 due to collection in full in September 2006 of the one property owned from foreclosure.

East Penn Financial’s lending policy is executed through the assignment of tiered loan limit authorities to individual officers of East Penn Financial, the Officers’ Loan Committee, the Board Loan Committee and the Board of Directors. Although East Penn Financial maintains sound credit policies, certain loans may deteriorate for a variety of reasons. East Penn Financial’s policy is to place all loans in a non-accrual status upon becoming 90 days delinquent in their payments, unless there is a documented, reasonable expectation of the collection of the delinquent amount. Loans are reviewed monthly as to their status, and on a quarterly basis, a Watch List of any potentially troubled loans is prepared and presented to the Board of Directors. Management is not aware of any materially potential loan problems that have not been disclosed in this report.

Table 9 presents detailed information about East Penn Financial’s nonperforming loans and nonperforming assets for the periods presented.

TABLE 9
ASSET QUALITY RATIOS

	December 31,
(Dollars in thousands)	2006	2005	2004	2003	2002
Non-accruing loans	$429	$610	$ 986	$ 395	$689
Accruing loans past due
90 days or more	4	18	75	39	207
Total Nonperforming Loans	433	628	1,061	434	896

Other real estate	-	27	20	276	359
Total Nonperforming Assets	$433	$655	$1,081	$710	$1,255

Non-accrual loans:
Interest income that would have
been recorded on non-accruing loans	$49	$51	$54	$45	$77

Interest income for above
loans included in net income
for the period	$21	$52	$51	$12	$34

Ratios:
Nonperforming loans to total loans	0.13%	0.21%	0.44%	0.21%	0.51%

Allowance for loan losses
to nonperforming loans	752.42%	488.39%	267.48%	553.69%	241.58%

Nonperforming assets to total assets	0.10%	0.16%	0.30%	0.21%	0.46%

Commitments to lend additional
funds to nonperforming loan customers	$0	$0	$0	$0	$0

Restructured loans	$0	$0	$0	$0	$0

Non-performing loans as a percentage of total loans decreased to 0.13% as of December 31, 2006 from 0.21% as of December 31, 2005 as a result of decreases of $181,000 in non-accrual loans and $15,000 in loans past due 90 days or more. The $433,000 in non-performing loans at year-end is comprised of approximately $148,000 of commercial credits and $285,000 in consumer loans. Management does not expect any material adverse impact on the allowance from the final disposition of these problem credits.

Based on the asset quality statistics presented, as well as current economic and market conditions, management expects that non-performing assets and charge-off experience should remain relatively stable and will approximate current levels. In addition, the resultant provision expense is expected to remain at levels similar to recent years in order to address steady growth in loan volume, modest loan losses and strong credit quality.

Bank Owned Life Insurance

During 2000, East Penn Bank invested $4,500,000 in BOLI for a chosen group of employees, namely its officers. In 2001 East Penn Bank made a subsequent BOLI investment of $1,500,000, resulting in a total investment of $6,000,000. Under the terms of the BOLI, East Penn Bank is the owner and beneficiary of the policies. The BOLI was funded from the proceeds of deposit growth and from the sale of investment securities. Earnings from the BOLI are recognized as other income. The BOLI is profitable from the appreciation of the cash surrender values of the pool of insurance, and its tax advantage to East Penn Bank. This profitability is used to offset a portion of current and future employee benefit costs and a Nonqualified Supplemental Executive Retirement Plan (“SERP”) for East Penn Financial’s Chief Executive Officer.

East Penn Financial had $7,788,000 and $7,506,000 in BOLI as of December 31, 2006 and 2005, respectively. The $1,788,000 increase over the initial $6,000,000 BOLI investment is primarily due to the appreciation of the cash surrender values of the insurance. Although the BOLI is an asset that may be liquidated, it is East Penn Financial’s intention to hold this pool of insurance because it provides tax-exempt income that lowers East Penn Financial’s tax liability, while enhancing its overall capital position.

Investment in Berkshire Bank

On September 23, 2003, East Penn Financial made an initial purchase of 141,300 shares of common stock of a de novo bank, named Berkshire Bank, located in Wyomissing, Berks County, Pennsylvania. At the completion of Berkshire Bank’s initial stock offering, East Penn Financial purchased an additional 12,123 shares, which resulted in increasing East Penn Financial’s investment to $1,534,000 of Berkshire Bank’s outstanding common stock as of December 31, 2003. In consideration of East Penn Financial’s and its director’s and officer’s combined ownership of Berkshire Bank common stock, the aggregate percentage ownership was 19.9% as of the 2003 year end, which is in accordance with the terms of a Stock Subscription and Purchase Agreement between East Penn Financial and Berkshire Bank. Under this agreement, East Penn Financial is also entitled to purchase from Berkshire Bank up to 5% of additional stock at any time beginning on the date of the warrant and for 10 years thereafter at an exercise price of $6.40 per share, which is adjusted in consideration of three 5-for-4 stock splits. The total number of shares that are subject to purchase under all of East Penn Financial’s warrants, options or rights shall not exceed 25% of the total number of shares of Berkshire Bank common stock.

In August 2003, East Penn Financial entered into a passive investment agreement (“Crown X agreement”) that was approved by the Federal Reserve Bank of Philadelphia in September 2003. The Crown X agreement imposes certain restrictions where East Penn Financial has agreed not to:

  solicit proxies with respect to any voting securities of Berkshire Bank or influence the manner in which any other shareholder of Berkshire Bank votes any voting securities of Berkshire Bank;
  cause any voting securities of Berkshire Bank to be subject to a voting trust;
  cause Berkshire Bank to become a subsidiary of East Penn Financial;
  have any designated representative serve or act as an officer, director, employee or agent of Berkshire Bank;
  propose any person for election as a director of Berkshire Bank;
  attempt to influence the dividend policies or practices of Berkshire Bank; the investment, loan or credit decision policies; the pricing of services; personnel decisions or operations activities;
  exercise or seek to exercise any controlling influence over the management of Berkshire Bank;
  enter into any banking or non-banking transactions with Berkshire Bank, except that East Penn Financial may establish and maintain deposit accounts with Berkshire Bank, provided the aggregate balance of all such accounts does not exceed $500,000 and that the accounts are maintained on substantially the same terms as those prevailing for comparable accounts of persons unaffiliated with Berkshire Bank.

During 2004, Berkshire Bank announced a 5-for-4 stock split, effected in the form of a 25% stock dividend, payable July 22, 2004, which resulted in East Penn Financial receiving an additional 38,355 shares. As part of a three-phase stock offering, which began on September 1, 2004 and was effective through March 31, 2005, East Penn Financial purchased an additional 57,119 shares of common stock. On July 21, 2005, Berkshire Bank announced the payment of a 5-for-4 stock split, effected in the form of a 25% stock dividend, payable August 19, 2005, which resulted in an additional 62,224 shares.

Pursuant to a Plan of Reorganization and a Plan of Merger (the “Plan”) that was approved by Berkshire Bank’s shareholders on April 18, 2006, a holding company named Berkshire Bancorp, Inc. was formed and was effective September 1, 2006. As part of the reorganization, Berkshire Bank became a wholly owned banking subsidiary of Berkshire Bancorp, Inc. The Plan further provided for the one-for-one exchange of shares of common stock of Berkshire Bank for shares of common stock of Berkshire Bancorp, Inc. In accordance with its equivalent 19.9% ownership, East Penn Financial exchanged one-for-one the common stock shares of Berkshire Bank for the common stock shares of Berkshire Bancorp, Inc. In addition, East Penn Financial executed a Crown X agreement that was amended to reflect East Penn Financial’s acquisition of Berkshire Bancorp, Inc. common stock. Other than this revision, the Crown X agreement, which was approved by the Federal Reserve Bank of Philadelphia in July 2006, remained substantially unchanged from the original agreement approved by the Federal Reserve Bank in September 2003.

Subsequently, Berkshire Bancorp, Inc. announced a 5-for-4 stock split effected in the form of a stock dividend as of the record date of September 14, 2006, which resulted in the issuance of 77,780 additional shares of common stock. On November 9, 2006, East Penn Financial purchased 256 additional shares at $10 per share in order to maintain its 19.9% aggregate ownership level. This occurred because Berkshire Bancorp, Inc. issued additional stock as a result of the exercise of options by its officers. As of December 31, 2006, East Penn Financial’s total investment in Berkshire Bancorp, Inc. was $2,150,000, represented by 389,157 shares, resulting in a 19.9% aggregate ownership in consideration of the combined ownership of East Penn Financial, its directors and its officers. On September 4, 2007, East Penn Financial purchased an additional 45,614 shares of Berkshire Bancorp, Inc. at $10 per share to increase its aggregate ownership to 19.9%.

While East Penn Financial is considered to be a passive investor, it regards this to be a viable investment. The investment is carried at cost and is included in the other assets category on the consolidated balance sheet. East Penn Financial uses the best information that is available to assess the reasonableness of the value of this asset. The financial condition of Berkshire Bancorp, Inc. and the stability of its stock price have proven to be reliable valuation sources. No indicators of impairment were noted as part of East Penn Financial’s latest evaluation.

Deposits

Deposits are East Penn Financial’s major source of funds for lending and other investment purposes. Total deposits at December 31, 2006, were $372,631,000, an increase of $48,325,000, or 14.9%, over total deposits of $324,306,000 as of December 31, 2005. The trend during 2006 proved to be strong growth in time deposits, which increased $62,646,000, or 51.4%. Time deposits became more attractive to consumers as short-term rates increased during the year. While a portion of this increase is due to new funds coming into East Penn Bank, a portion is also attributable to the depositors shifting of funds from lower interest paying demand deposits, which accounts for the decline in this deposit category.

East Penn Financial experienced the following increases (decreases) as of year-end 2006 as compared to 2005:

Non-interest bearing demand deposits	4.2%
Interest-bearing demand deposits	(11.1%)
Savings deposits	(7.1%)
Time deposits	51.4%

Table 10 sets forth the average balance of East Penn Bank’s deposits and the average rates paid on those deposits for the years ended December 31, 2006, 2005 and 2004. All deposits are domestic deposits.

TABLE 10
AVERAGE DEPOSITS BY MAJOR CLASSIFICATION

	Year Ended December 31
	2006		2005		2004
(Dollars In Thousands)	Average	Average	Average	Average	Average	Average
	Amount	Rate	Amount	Rate	Amount	Rate
Interest-bearing:
Demand deposits	$108,337	1.58%	$116,978	1.38%	$118,950	1.09%
Savings deposits	41,741	1.02%	42,684	0.96%	43,076	0.84%
Time deposits	148,988	4.31%	103,725	3.11%	85,241	2.39%
Non-interest bearing:
Demand deposits	44,453	0.00%	41,496	0.00%	39,664	0.00%
Total	$343,519	2.49%	$304,883	1.72%	$286,931	1.29%

Table 11 displays the maturities and amounts of time certificates and other time deposits issued in denominations of $100,000 or more at December 31, 2006.

TABLE 11
DEPOSIT MATURITIES

(Dollars In Thousands)	Time	Other
	Certificates	Time	Total
Three months or less	$8,183	$0	$8,183
Over three months
but within six months	25,679	0	25,679
Over six months
but within twelve months	5,620	0	5,620
Over twelve months	528	0	528
Total	$40,010	$0	$40,010

Securities Sold under Agreements to Repurchase

Securities sold under agreements to repurchase increased $3,099,000, or 84.9%, to $6,749,000 as of December 31, 2006, from $3,650,000 as of December 31, 2005. The increase was attributable to rate-driven customers who found that they could earn a higher rate of interest on this product as compared with deposit products. Securities sold under agreements to repurchase generally mature in one business day and roll over under a continuing contract. Additional information relating to securities sold under agreement to repurchase can be found in Note 7 of the Notes to the Consolidated Financial Statements contained herein this Report.

Short-Term Borrowings

There were no short-term borrowings in the form of overnight federal funds purchased as of December 31, 2006 as compared with $3,923,000 at December 31, 2005. The East Penn Bank has a $5,000,000 federal funds line of credit with its main correspondent bank, Atlantic Central Bankers Bank, Camp Hill, Pennsylvania (“ACBB”). The East Penn Bank also has a short-term/overnight line of credit of $35 million with the FHLB, which is part of its overall maximum borrowing capacity of $150,066,000.

Long-Term Debt and Borrowing Capacity

As of December 31, 2006, there were $24 million outstanding in fixed rate term loans with the FHLB, a decrease of $16 million as compared with the $40 million that was outstanding at December 31, 2005. The $24 million borrowing is comprised of the following fixed rate borrowings (dollars in thousands):

Maturity	Amount	Rate
May 7, 2007	5,000	3.89%
November 28, 2007	7,000	3.43%
May 5, 2008	5,000	4.03%
November 28, 2008	7,000	3.78%

Total	$24,000	3.75%	weighted average

The East Penn Bank has used long-term borrowings to fund growth. This strategy has helped East Penn Bank to manage its cost of funds by allowing it to lock into fixed rates at a time when interest rates were at their historic lowest levels.

East Penn Bank has a total maximum borrowing capacity for both short and long-term borrowings of approximately $150,066,000 with the FHLB. At December 31, 2006, $24 million in fixed rate term loans were outstanding, which resulted in an unused borrowing capacity of $126,066,000. Additional information relating to long-term debt can be found in Note 8 of the Notes to the Consolidated Financial Statements contained herein this Report.

Mandatory Redeemable Capital and Junior Subordinated Debentures

As of December 31, 2006, East Penn Financial had $8,248,000 outstanding in junior subordinated debentures, which were issued on July 31, 2003 to investors as capital trust pass-through securities by East Penn Statutory Trust I (“Trust”), a wholly owned subsidiary of East Penn Financial. The securities have a fixed rate of 6.80% through September 17, 2008. The capital securities are redeemable by East Penn Financial on or after September 17, 2008, at par, or earlier, if the deduction of related interest for federal income taxes is prohibited, classification as Tier I Capital is no longer allowed, or certain other contingencies arise. The capital securities must be redeemed upon final maturity of the subordinated debentures on September 17, 2033. Proceeds totaling $4.3 million were contributed to the capital at East Penn Bank with the balance retained by East Penn Financial. East Penn Financial chose to utilize the multi-issuer trust preferred alternative, which proved to be a less expensive and more flexible resource of regulatory capital. Additional information relating to the debentures can be found in Note 9 of the Notes to the Consolidated Financial Statements contained herein this Report.

Liquidity

Liquidity refers to East Penn Financial’s ability to generate adequate amounts of cash to meet financial obligations to its customers in order to fund loans, to respond to deposit outflows and to cover operating expenses. Maintaining a level of liquid funds through asset/liability management seeks to ensure that these needs are met at a reasonable cost. Liquidity is essential to compensate for fluctuations in the balance sheet and provide funds for growth and normal operating expenditures. Sources of liquidity are provided on a continuous basis through scheduled and unscheduled principal reductions and interest payments on outstanding loans and investment securities. Liquidity needs may also be met by converting assets into cash or obtaining sources of additional funding, whether through deposit growth, securities sold under agreements to repurchase or borrowings under lines of credit with correspondent banks.

Liquidity from asset categories is provided through cash, amounts due from banks, interest-bearing deposits with banks and federal funds sold, which totaled $22,954,000 at December 31, 2006 as compared to $10,629,000 at December 31, 2005. The $12,325,000 increase was attributable to the receipt of funds from strong deposit growth. While liquidity sources generated from assets include scheduled and prepayments of principal and interest from securities and loans in East Penn Financial’s portfolios, longer-term liquidity needs may be met by selling securities available for sale, selling loans or raising additional capital. At December 31, 2006, unpledged available for sale securities with a carrying value of $47,761,000 were readily available for liquidity purposes, as compared with $54,746,000 at December 31, 2005. The decrease of $6,985,000 in unpledged available for sale securities was the result of the need to pledge an additional $5,277,000 in available for sale securities to cover the growth in public fund deposit balances and securities sold under agreements to repurchase. This decrease was, to a lesser degree, attributable to a decrease in the balance of outstanding available for sale securities.

On the liability side, the primary source of funds available to meet liquidity needs is to attract deposits at competitive rates. East Penn Bank’s core deposits, which exclude certificates of deposit over $100,000, were $332,721,000 at December 31, 2006 as compared to $304,213,000 at December 31, 2005. Core deposits have historically provided a source of relatively stable and low cost liquidity, as has also been the case for securities sold under agreements to repurchase. Short-term and long-term borrowings utilizing the federal funds line and credit facility established with a correspondent financial institution and the FHLB, are also considered to be reliable sources for funding.

The ALCO Committee establishes and monitors liquidity guidelines that require sufficient liquidity to cover potential funding requirements and to avoid dependence on volatile and more costly liquidity sources. During 2006, a number of trends affected the composition of East Penn Financial’s balance sheet and its liquidity position and had a positive impact on net income. There was a shift within East Penn Financial’s interest earning assets, where the cash flow generated from investment securities was used to fund loan growth, which is a higher yielding interest earning asset. Loan growth was also funded from a combination of loan repayments, sales of loans through participations, sales of mortgages, and deposit growth. Also considered as part of its liquidity plan, East Penn Financial took advantage of replacing long-term borrowings with deposit growth. East Penn Financial was successful in growing its loans and deposits, while managing its costs and remaining competitive with the market, by monitoring and carefully timing the implementation of interest rate changes. This helped to somewhat delay and moderate compression to East Penn Financial’s net interest spread and margin at a time when short-term interest rates have been rising while the yield curve has remained relatively flat.

Management believes there is uncertainty as to whether the recent influx of deposited funds will remain in the banking sector, particularly if consumer confidence in the equities market continues to improve. Management further believes there is also some uncertainty in the loan portfolio if interest rates begin to rise too quickly, which may potentially motivate borrowers to refinance variable rate loans into fixed rate loans possibly at the bottom of a rising interest rate cycle. East Penn Financial consistently monitors its available alternatives and resources to deal with such events, if they should occur, to protect for interest rate uncertainties. An example of such an option available to East Penn Bank is its ability to utilize its alternate funding resources by borrowing under established credit lines made available through its main correspondent bank, Atlantic Central Bankers Bank and the FHLB. During 2006, East Penn Bank’s day to day liquidity needs were generally satisfied through its core banking business.

There are a number of factors that may impact East Penn Financial’s liquidity position. Changes in interest rates, local economic conditions and the competitive marketplace can influence prepayments on investment securities, loan fundings and payments, and deposit flows. Management is of the opinion that its liquidity position at December 31, 2006 is adequate to respond to fluctuations “on” and “off” the balance sheet since it manages liquidity on a daily basis and expects to have sufficient funds to meet all of its funding requirements.

Except as discussed above, there are no known demands, trends, commitments, events or uncertainties that may result in, or that are reasonably likely to result in East Penn Financial’s inability to meet anticipated or unexpected needs.

Contractual Obligations

East Penn Financial has various financial obligations that may require future cash payments. These obligations include the payment of liabilities recorded on the balance sheet as well as contractual obligations for purchase commitments and operating leases. The following Table 12 represents East Penn Financial’s contractual obligations, by type, that are fixed and determined at December 31, 2006.

TABLE 12
CONTRACTUAL OBLIGATIONS

	December 31, 2006
	Less Than			Over
	1 Year	1 – 3 Years	3 – 5 Years	5 Years	Total
	(In Thousands)
Time deposits	$144,212	$37,107	$2,443	$183	$183,945
Long-term debt	12,000	12,000	-	-	24,000
Junior subordinated
debentures	-	8,248	-	-	8,248
Nonqualified supplemental
executive retirement plan	115	143	71	223	552
Premises commitments	850	-	-	-	850
Operating leases	250	487	394	872	2,003
Total	$157,427	$57,985	$2,908	$1,278	$219,598

Off-Balance Sheet Arrangements

East Penn Financial’s financial statements do not reflect various off-balance sheet arrangements that are made in the normal course of business, which may involve some liquidity risk. These commitments consist mainly of loans approved but not yet funded, unused lines of credit and letters of credit made under the same standards as on-balance sheet instruments. Unused commitments at December 31, 2006, were $76,191,000. Because these instruments have fixed maturity dates, and because many of them will expire without being drawn upon, they do not generally present any significant liquidity risk to East Penn Financial.

Management believes that any amounts actually drawn upon can be funded in the normal course of operations. East Penn Financial has no investment in or financial relationship with any unconsolidated entities that are reasonably likely to have a material effect on liquidity or the availability of capital resources.

Stockholders’ Equity and Capital Requirements/Ratios

The net result of activity that affected stockholders’ equity during the year resulted in an increase of $2,320,000 in total stockholders’ equity to $25,161,000, at December 31, 2006, from $22,841,000, at December 31, 2005. A summary of the transactions include:

  2006 net income of $3,611,000;

  the exercise of 1,000 options, which amounted to $6,000, and a $2,000 income tax benefit to East Penn Financial because of the option exercise, resulted in adding $8,000 to capital;

  a $19,000 addition to capital surplus to account for the expense associated with the issuance of 13,000 options during 2006;

  a decrease of $68,000 in the unrealized holding loss on securities available for sale, net of taxes, as required by FAS 115, increased stockholders’ equity. At December 31, 2006, the amount of East Penn Financial’s unrealized loss from available for sale securities that affected stockholders’ equity was ($812,000) as compared with an unrealized loss of ($880,000) at December 31, 2005. Should interest rates continue to increase in the future, stockholders’ equity could potentially decrease due to the increased amount of unrealized losses on available for sale securities. On the other hand, should interest rates decline in the future, stockholders’ equity could increase as a result of unrealized gains on securities available for sale. FAS 115 requires banks to report securities classified as “available for sale” at fair value, with unrealized gains or losses, net of deferred income taxes, reported as a separate component of stockholders’ equity. The FAS 115 adjustment is not included in East Penn Financial’s calculation of regulatory capital ratios in accordance with regulatory requirements.

  the payment of a semi-annual cash dividend to shareholders for $1,386,000 in 2006 reduced stockholders’ equity. The first part of the dividend was $0.11 per share and was paid on February 28, 2006. The second half of the dividend was $0.11 per share and was paid August 31, 2006. The total 2006 cash dividend of $0.22 per share compares with the total semi-annual cash dividend of $0.19 per share, or $1,198,000 that was paid by East Penn Financial in 2005.

In June 2002, East Penn Bank implemented a Dividend Reinvestment and Stock Purchase Plan (the “Plan”). Subsequent to the formation of the holding company, the Plan was adopted by East Penn Financial and the appropriate revisions were made to comply with SEC regulations. The Plan, which is available to all shareholders, permits participants in the Plan to automatically reinvest cash dividends on all of their shares and to make quarterly voluntary cash contributions for a minimum of $50 and a maximum of $5,000 each calendar quarter. Participation in the Plan is entirely voluntary so that shareholders may join the Plan or terminate their participation in the Plan at any time. Under the terms of the Plan, East Penn Financial intends to direct that the plan administrator purchase shares of East Penn Financial’s common stock in the open market or in negotiated transactions, with East Penn Financial reserving the right to issue the remaining shares. East Penn Financial has reserved 250,000 shares of its common stock with a par value of $0.625 for issuance under the Plan. The Plan was effective for the dividend payment dates in 2006. In 2006, all cash dividend reinvested shares were purchased in the open market.

East Penn Financial places a significant emphasis on maintaining a strong level of capital. The goals for capital planning are to build a strong capital base to fund future growth, to support risks inherent in the banking industry, to retain earnings to meet regulatory requirements and to provide an adequate return to shareholders.

East Penn Financial and its banking subsidiary are subject to various regulatory capital adequacy requirements administered by the Federal Reserve Board. Current capital guidelines issued by federal regulatory authorities require East Penn Financial to meet minimum risk-based capital ratios in an effort to make regulatory capital more responsive to possible risk exposure related to a Company’s on and off-balance sheet items.

Risk-based capital provides the basis for which all companies are evaluated in terms of capital adequacy. Risk-based capital guidelines redefine the components of capital and establish a risk-adjusted ratio relating capital to different categories of assets and off-balance sheet items. The components of risk-based capital are segregated as Tier I and Tier II capital. Tier I capital is composed of total stockholders’ equity reduced by goodwill and other intangible assets. Tier II capital is comprised of the allowance for loan losses and any qualifying debt obligations. The minimum risk-based capital standards require all bank holding companies to have Tier I capital of at least 4% and total capital (which includes Tier I capital) of at least 8% of risk-weighted assets.

East Penn Financial is also subject to leverage capital requirements. This requirement compares capital (using the definition of Tier I capital) to quarterly average balance sheet assets and is intended to supplement the risk-based capital ratio in measuring capital adequacy. The guidelines set a minimum leverage ratio of 3% for institutions that are highly rated in terms of safety and soundness, and which are not experiencing or anticipating any significant growth. Other institutions are expected to maintain capital levels of at least 1% or 2% above that minimum. As of December 31, 2006, East Penn Financial has a Tier I leverage ratio of 7.8%.

Table 13 provides a comparison of East Penn Financial’s risk-based capital ratios and leverage ratios.

TABLE 13
CAPITAL RATIOS

	December 31,
(Dollars In Thousands)	2006	2005
Tier I capital	$33,961	$31,617
Tier II, allowable portion of:
Allowance for loan losses	3,258	3,072
Excess mandatory redeemable
capital debentures	-	96
Total capital	$37,219	$34,785
Tier I risk-based capital ratio	10.0%	10.2%
Total risk-based capital ratio	10.9%	11.2%
Tier I leverage ratio	7.8%	8.0%

Note:     Unrealized gains or losses on securities available for sale are excluded from regulatory capital components of risk-based capital and leverage ratios.

At December 31, 2006 and 2005, East Penn Financial and East Penn Bank exceeded the minimum regulatory capital requirements and were considered to be “well capitalized” under applicable federal regulations.

On July 31, 2003, East Penn Financial raised $8 million in additional capital through the issuance of junior subordinated debentures to a statutory trust subsidiary, which, in turn, issued capital trust pass through securities (“TRUP”) to investors in a private placement. TRUPs are a low cost and long-term source of Tier I capital for bank holding companies. The Federal Reserve has allowed the inclusion of TRUPs as a component of Tier I eligible capital since October 21, 1996, where they are limited to 25% of total Tier I capital for bank holding companies. The US Treasury has allowed the dividends, payable quarterly to investors, to be a tax-deductible expense for East Penn Financial.

The maintenance of a solid capital foundation continues to be a primary goal for the Corporation. An objective of the capital planning process is to balance effectively the retention of capital to support future growth, while at the same time, providing stockholders with an attractive long-term return on their investment. Management believes that East Penn Financial’s capital position is adequate to support current operations and growth, and anticipates earnings to grow in tandem with asset growth. However, management is conscious of the impact that either rapid expansion or lower than projected earnings may potentially have on deteriorating East Penn Financial’s capital position. Management proactively monitors the capital levels to ensure that they remain well in line with regulatory requirements, and is ever positioned to enact appropriate measures to ensure the strength of East Penn Financial’s capital position. While East Penn Financial continues to look for branch expansion opportunities, with one opportunity presently under consideration, there are no other known events, trends or circumstances that would adversely impact capital.

Effects of Inflation

The financial statements and notes thereto, presented elsewhere herein, have been prepared in accordance with auditing standards generally accepted by the Public Company Accounting Oversight Board (United States) (“PCAOB”), which require the measurement of financial position and operating results to be stated in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The majority of Company’s assets and liabilities are monetary in nature, and therefore, differ greatly from most commercial and industrial companies that have significant investments in fixed assets or inventories. As a result, interest rates have a greater impact on performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Management believes the most significant impact on financial results has been East Penn Financial’s ability to react to changes in interest rates in a timely manner. On an ongoing basis, East Penn Financial has managed its interest sensitive assets and liabilities to maximize the benefits and lessen the risks faced by East Penn Financial in a rising or falling interest rate environment.

Regulatory Activity

One of East Penn Financial’s primary objectives is to achieve balanced asset and revenue growth, while at the same time expand market presence. However, it is recognized that objectives, no matter how focused, are subject to factors beyond the control of East Penn Financial, which can impede its ability to achieve these goals .

From time to time, various types of federal and state legislation have been proposed that could result in additional regulation of, and restrictions on, the business of East Penn Financial. Management cannot predict whether legislation will be adopted or, if adopted, how this legislation would affect the business of East Penn Financial. As a consequence of the extensive regulation of commercial banking activities in the United States, East Penn Financial’s business is particularly susceptible to being affected by federal regulation and regulations that may increase the cost of doing business.

An example of regulatory activity and its impact on financial institutions is the action taken by the Federal Deposit Insurance Corporation (“FDIC”) on November 10, 2006, where the FDIC set the designated reserve ratio for the deposit insurance fund at 1.25% of estimated insured deposits, and adopted final resolutions to implement the risk-based deposit insurance assessment system mandated by the Deposit Insurance Act of 2005 the (“Act”). This Act is intended to more closely tie each bank’s deposit insurance assessment to the risk it poses on the deposit insurance fund. Under the new risk-based assessment system, the FDIC will evaluate each institution’s risk based on three primary factors – supervisory ratings for all insured institutions, financial ratios for most institutions and long-term debt issuer ratings for large institutions that have them. An institution’s assessment rate will depend upon the level of risk it poses to the deposit insurance system as measured by these factors. The proposed rates for most institutions will vary between 5 and 7 cents for every $100 of domestic insurable deposits. The new assessment rate will take effect in 2007. However, the Act provides credits to those financial institutions that paid high premiums in past years at a time when the FDIC was attempting to bolster its insurance reserves. The designated assessment credit may be used by the financial institutions to initially offset the elevated premium costs beginning in 2007. Considering that the proposed FDIC assessment rate may vary between 5 and 7 cents per $100 of insurable domestic deposits plus taking into account the designated reserve ratio for the deposit insurance fund of 1.25% of estimated insured deposits, East Penn Bank estimates that its 2007 FDIC premium could be either $81,612 (at an assessment rate of 5 cents) or $142,396 (at an assessment rate of 7 cents per $100 of domestic insurable deposits). This is net of the $121,000 estimated FDIC credit assessed to East Penn Bank. This potential premium increase compares with $40,787, which was East Penn Bank’s FDIC assessment expense recorded for 2006. Also the premium is expected to be higher in years subsequent to 2007 since the assessment credit will be completely utilized.

Management believes that, with the exception of the new FDIC assessment raise, the effect of the provisions of the aforementioned legislation on the liquidity, capital resources, and the results of operations of East Penn Financial will be immaterial. Management is not aware of any other current specific recommendations by regulatory authorities or proposed legislation, which if adopted, would have a materially adverse effect upon the liquidity, capital resources, or results of operations, although the general cost of compliance with numerous and multiple federal and state laws and regulations does have, and in the future, may have a negative impact on East Penn Financial’s results of operations.

Further, the business of East Penn Financial is also affected by the state of the financial services industry in general. As a result of legal and industry changes, management predicts that the industry will continue to experience a certain amount of consolidations and mergers. Management believes that these consolidations and mergers may enhance its competitive position as a community bank holding company.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

In the normal course of conducting business activities, East Penn Financial is exposed to market risk, which represents the risk of potential loss from adverse changes in market prices and rates. East Penn Financial’s market rate risk arises primarily from interest rate risk inherent in its investing, lending, borrowing and deposit taking activities. To that end, management actively monitors and manages interest rate risk exposure.

Since East Penn Financial’s profitability is affected by fluctuations in interest rates, interest rate risk can be defined as the exposure East Penn Financial’s interest sensitive assets and liabilities have to the movement in interest rates. Interest rate volatility may lead to volatility in both the income statement and the balance sheet. Changes in interest rates not only create fluctuations in East Penn Financial’s net interest income, but they may impact East Penn Financial’s liquidity position and give rise to changes in East Penn Financial’s economic value of equity.

East Penn Financial relies primarily on its asset-liability structure to control interest rate risk. East Penn Financial’s primary objective in managing interest rate risk is to minimize the adverse impact that changes in interest rates may have on East Penn Financial’s net interest income and capital, while at the same time structuring East Penn Financial’s assets and liabilities to obtain the maximum yield-cost spread and ensuring an adequate level of liquidity.

East Penn Financial monitors the impact of changes in interest rates on its net interest income using several tools. The management of interest rate risk involves measuring and analyzing the maturity and repricing of interest sensitive assets and interest sensitive liabilities at specific points in time. East Penn Financial uses a one-year interest rate sensitivity gap model as the primary quantitative tool in measuring the amount of interest rate risk that is present. The traditional repricing/maturity “gap” analysis, which reflects the volume difference between interest rate sensitive assets and liabilities within a one year period of time, is reviewed monthly by management and East Penn Bank’s ALCO Committee. This test measures the impact on net interest income and on net portfolio value of an immediate change in interest rates in 100 basis point increments. A positive gap occurs when the amount of interest sensitive assets exceeds interest sensitive liabilities. This position would contribute positively to net income in a rising rate environment. Conversely, if the balance sheet has more interest sensitive liabilities maturing/repricing than interest sensitive assets, the balance sheet is liability sensitive or negatively gapped. This position would contribute positively to net income in a falling rate environment. Based upon such analysis, management may restructure or implement adjustments to the mix of assets and liabilities in an effort to provide dependable liquidity and optimize net interest income, regardless of the behavior of interest rates in general.

However, a simple rate “gap” analysis by itself may not be an accurate indicator of how net interest income will be affected by changes in interest rates. Income associated with interest earning assets and costs associated with interest bearing liabilities may not be affected uniformly by changes in interest rates. Although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market interest rates, while interest rates on other types may lag behind changes in general market rates. In the event of a change in interest rates, prepayments and early withdrawal levels also could deviate significantly from those assumed in calculating the interest rate gap. Because of the uncertainties, East Penn Financial utilizes more than one measurement tool in assessing interest rate sensitivity and market risk. Another method used by management to review its interest sensitivity position is through “simulation”. In simulation, the model projects the future net interest streams in light of the current gap position. Various interest rate scenarios are used to measure levels of interest income associated with potential changes in our operating environment. Management cannot measure levels of interest income associated with potential changes in East Penn Financial’s operating environment. Nor can it predict the direction of interest rates or how the mix of assets and liabilities will change. The use of this information helps management to formulate strategies to minimize the unfavorable effect on net interest income caused by interest rate changes.

In performing the monthly gap analysis, East Penn Financial utilizes a method thereon where it applies an Earnings Change Ratio to its interest sensitive assets and interest sensitive liabilities that are maturing/repricing within a one-year timeframe. The Earnings Change Ratio estimates the change in rate of a rate sensitive instrument for every 100 basis point change in the prime rate. In applying this method, East Penn Financial was negatively gapped in terms of its “One Year Income Statement” gap position as of December 31, 2006 as compared to December 31, 2005, when it was also negatively gapped, but to a lesser extent. The increase in East Penn Financial’s negative gap position year-over-year was the result of changes in the maturity and repricing structure of East Penn Financial’s interest sensitive liabilities. This was attributable to the significant increase in the amount of time deposits maturing or repricing within a one year time frame. At December 31, 2006, $144,732,000, or 78.5%, of total time deposits were scheduled to reprice or mature in the next twelve months. This level compares to $63,772,000, or 52.3%, of total time deposits at December 31, 2005. On the asset side, while the amount of assets maturing/repricing increased during 2006, the increase did not keep pace with the increase on the liability side of the balance sheet.

While short-term interest rates increased during 2006, there were little, if any, increases in long term interest rates, which resulted in a flat yield curve. In anticipating that interest rates would fall immediately following a period where the yield curve was flat, East Penn Financial positioned its gap to be ready for future rate changes in order to protect its net interest margin. However, because interest rates still had not dropped at the end of 2006, this negative gap position contributed to the decline in the net interest margin as short-term interest rates increased on a greater amount of liabilities than earning assets. Although East Penn Financial’s net interest margin declined to 3.63% at the end of 2006 from 3.80% in 2005, further compression was somewhat mitigated by the fact that the increase in interest sensitive liabilities was due to deposit growth which is a less costly source of funding as compared with borrowings. However, based on management’s perception that interest rates will continue to be volatile, efforts are ongoing to monitor interest-sensitivity matching with the objective of at least stabilizing the net interest margin during the coming year.

East Penn Financial’s overall sensitivity to interest rate risk is low due to its non-complex balance sheet. It attempts to manage its balance sheet in a manner that stabilizes net interest income and economic value under a broad range of interest rate environments. East Penn Financial has the ability to expedite several strategies to manage interest rate risk, which include but are not limited to selling newly originated residential mortgages, controlling the volume mix of fixed/variable rate commercial loans and securities, increasing/decreasing deposits via interest rate changes, borrowing from the FHLB, and buying/selling security investments. Adjustments to the mix of assets and liabilities are implemented in an effort to give East Penn Financial dependable cash flow and steady growth in net interest income, while at the same time, managing the related risks.

Table 14 presents the “One Year” gap position for East Penn Financial at December 31, 2006, by applying an Earnings Change Ratio (“ECR”) applicable to each interest sensitive asset and liability. This schedule summarizes how many dollars of fixed and variable rate assets and liabilities will change and/or pay down within a twelve-month period of time.

TABLE 14
INTEREST RATE SENSITIVITY GAP

				One Year
Maturity/Repricing Intervals		Earnings		Income
(Dollars In Thousands)		2–12		Change	Statement
	One Month	Months	Total	Ratio	Gap
Interest Sensitive Assets:
Interest-bearing deposits
with banks	$18	$ -	$18	88.00%	$16
Federal funds sold	15,151	-	15,151	100.00%	15,151
Securities (1)
Fixed rate	-	-	-	100.00%	-
Variable rate	1,740	4,597	6,336	90.00%	5,703
Loans (2)
Fixed rate	1,003	9,449	10,452	100.00%	10,452
Variable rate	57,732	11,734	69,467	100.00%	69,467
Mortgages held for sale	373	-	373	100.00%	373
Total	76,017	25,780	101,797		101,161

Interest Sensitive Liabilities:
Interest-bearing demand
deposits	28,987	-	28,987	0.00%	-
NOW accounts	10,374	-	10,374	0.00%	-
Money market accounts	63,549	-	63,549	30.00%	19,065
Savings deposits	39,024	-	39,024	30.00%	11,707
Club accounts	-	94	94	0.00%	-
Time deposits	10,966	133,766	144,732	75.00%	108,549
Securities sold under
repurchase agreements	6,749	-	6,749	100.00%	6,749
Other borrowings	-	12,000	12,000	100.00%	12,000
Total	159,649	145,860	305,509		158,070

Gap	($83,632)	($120,080)	($203,712)		($56,909)

Cumulative Gap	($83,632)	($203,712)

Cumulative Gap /
Total Earning Assets	(20.33% )	(49.52% )			( 13.83% )

Total Earning Assets	$411,382

Note:   Table 14 does not incorporate cash flow generated from principal prepayments from the securities and loan portfolios, which then may be reinvested in other interest-earning assets, thus having a more positive impact of lowering the negative gap.

(1)        Held to maturity and available for sale securities are being shown as one total. Available for sale securities are shown at fair market value and held to maturity securities are shown at amortized cost.

(2)        Excludes non-accrual loans.

     Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
East Penn Financial Corporation
Emmaus, Pennsylvania

     We have audited the accompanying consolidated balance sheets of East Penn Financial Corporation and subsidiary as of December 31, 2006 and 2005, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of East Penn Financial Corporation and subsidiary as of December 31, 2006 and 2005, and the results of their operations and their cash flows for the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

     As discussed in Note 1 to the consolidated financial statements, East Penn Financial Corporation and subsidiary changed its method of accounting for stock-based compensation in accordance with Statement of Financial Accounting Standards No. 123(R) on January 1, 2006.

/s/ Beard Miller Company LLP

Beard Miller Company LLP
Allentown, Pennsylvania
March 5, 2007

East Penn Financial Corporation
Consolidated Balance Sheets

	December 31,
	2006	2005
	(In Thousands, Except Share Data)
Assets
Cash and due from banks	$7,785	$10,609
Interest bearing deposits	18	20
Federal funds sold	15,151	-

Cash and Cash Equivalents	22,954	10,629

Interest bearing time deposits	-	500
Securities available for sale	70,392	74,175
Securities held to maturity, fair value 2006 $0; 2005 $1,124	-	1,038
Mortgage loans held for sale	373	1,077
Loans receivable, net of allowance for loan losses 2006 $3,258; 2005 $3,072	319,542	290,315
Bank premises and equipment, net	9,820	9,320
Investment in restricted stock	2,230	3,115
Investment in life insurance	7,788	7,506
Accrued interest receivable and other assets	6,353	6,554

Total Assets	$439,452	$404,229

Liabilities and Stockholders’ Equity
Liabilities
Deposits:
Non-interest bearing	$46,110	$44,257
Interest-bearing	326,521	280,049

Total Deposits	372,631	324,306

Securities sold under agreements to repurchase	6,749	3,650
Short-term borrowings	-	3,923
Long-term debt	24,000	40,000
Junior subordinated debentures	8,248	8,248
Accrued interest payable and other liabilities	2,663	1,261

Total Liabilities	414,291	381,388

Stockholders’ Equity
Preferred stock, no par value; authorized shares 16,000,000; none issued	-	-
Common stock, par value $0.625 per share; authorized 40,000,000 shares; issued 2006 6,613,554 shares; 2005
6,612,554 shares; outstanding 2006 6,305,262 shares; 2005 6,304,262 shares	4,134	4,133
Surplus	9,272	9,246
Retained earnings	14,417	12,192
Accumulated other comprehensive loss	(812)	(880)
Treasury stock, at cost 2006 and 2005 308,292 shares	(1,850)	(1,850)

Total Stockholders’ Equity	25,161	22,841

Total Liabilities and Stockholders’ Equity	$439,452	$404,229
See notes to consolidated financial statements.

East Penn Financial Corporation
Consolidated Statements of Income

	Years Ended December 31,
	2006	2005	2004
	(In Thousands, Except Share Data)
Interest Income
Loans receivable, including fees	$20,112	$16,149	$12,693
Securities:
Taxable	2,394	3,061	3,551
Tax exempt	784	631	524
Other	493	185	80

Total Interest Income	23,783	20,026	16,848

Interest Expense
Deposits	8,548	5,251	3,691
Federal funds purchased and securities sold under agreements to repurchase	235	169	83
Long-term debt	1,148	1,291	797
Debentures	544	544	544

Total Interest Expense	10,475	7,255	5,115

Net Interest Income	13,308	12,771	11,733

Provision for Loan Losses	389	420	498

Net Interest Income after Provision for Loan Losses	12,919	12,351	11,235

Other Income
Customer service fees	1,579	1,422	967
Mortgage banking activities	177	357	511
Net realized gains on sales of securities available for sale	-	135	47
Income from investment in life insurance	282	281	299
Net gain on sale of foreclosed real estate	14	22	61
Net gain on sale of credit card portfolio	302	-	-
Other	378	294	245

Total Other Income	2,732	2,511	2,130

Other Expenses
Salaries and employee benefits	5,989	5,397	4,928
Occupancy	1,126	964	755
Equipment	876	824	729
Other	3,116	3,160	2,681

Total Other Expenses	11,107	10,345	9,093

Income before Income Taxes	4,544	4,517	4,272

Income Tax Expense	933	1,014	1,022

Net Income	$3,611	$3,503	$3,250

Earnings per Share
Basic	$0.57	$0.56	$0.52

Diluted	$0.57	$0.55	$0.51

See notes to consolidated financial statements

East Penn Financial Corporation
Consolidated Statements of Stockholders’ Equity
Years Ended December 31, 2006, 2005 and 2004

				Accumulated Other
	Common		Retained	Comprehensive	Treasury
	Stock	Surplus	Earnings	Income (Loss)	Stock	Total
			(In Thousands, Except Share Data)
Balance - December 31, 2003	$4,130	$9,218	$7,645	$400	$(1,850)	$19,543

Comprehensive income:
Net income	-	-	3,250	-	-	3,250
Change in unrealized gains (losses) on
securities available for sale, net of
reclassification adjustment and taxes	-	-	-	(126)	-	(126)

Total Comprehensive Income						3,124

Exercise of stock options (1,400 shares)	1	7	-	-	-	8
Cash dividend of $0.16 per share	-	-	(1,008)	-	-	(1,008)

Balance - December 31, 2004	4,131	9,225	9,887	274	(1,850)	21,667

Comprehensive income:
Net income	-	-	3,503	-	-	3,503
Change in unrealized gains (losses) on
securities available for sale, net of
reclassification adjustment and taxes	-	-	-	(1,154)	-	(1,154)

Total Comprehensive Income						2,349

Exercise of stock options (3,702 shares)	2	21	-	-	-	23
Cash dividend of $0.19 per share	-	-	(1,198)	-	-	(1,198)

Balance - December 31, 2005	4,133	9,246	12,192	(880)	(1,850)	22,841

Comprehensive income:
Net income	-	-	3,611	-	-	3,611
Change in unrealized gains (losses) on
securities available for sale, net of
reclassification adjustment and taxes	-	-	-	68	-	68

Total Comprehensive Income						3,679

Income tax benefit of stock options
exercised	-	2	-	-	-	2
Exercise of stock options (1,000 shares)	1	5	-	-	-	6
Expense of issuing 13,000 options	-	19	-	-	-	19
Cash dividend of $0.22 per share	-	-	(1,386)	-	-	(1,386)

Balance - December 31, 2006	$4,134	$9,272	$14,417	$(812)	$(1,850)	$25,161
See notes to consolidated financial statements

East Penn Financial Corporation
Consolidated Statements of Cash Flows

	Years Ended December 31,
	2006	2005	2004
	(In Thousands)
Cash Flows from Operating Activities
Net income	$3,611	$3,503	$3,250
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	389	420	498
Provision for depreciation	885	811	654
Compensation expense for stock options	19	-	-
Net amortization of securities premiums and discounts	155	230	308
Net realized gains on sale of foreclosed real estate	(14)	(22)	(61)
Net realized gains from sale of available for sale securities	38	(135)	(47)
Net realized gains from sale of held to maturity securities	(38)	-	-
Net realized commission from sale of credit card portfolio	(302)	-	-
Deferred income taxes	(174)	(85)	129
Proceeds from sale of mortgage loans	11,675	27,272	33,620
Net gain on sale of loans	(177)	(357)	(511)
Loans originated for sale	(10,794)	(26,846)	(33,299)
Earnings on investment in life insurance	(282)	(281)	(299)
(Increase) decrease in accrued interest receivable and other assets	316	(293)	(242)
Increase (decrease) in accrued interest payable and other liabilities	1,404	376	(101)

Net Cash Provided by Operating Activities	6,711	4,593	3,899

Cash Flows from Investing Activities
(Increase) decrease in interest bearing time deposits	500	(500)	200
Purchases of available for sale securities	(10,192)	(6,613)	(11,174)
Proceeds from maturities of and principal repayments on available for sale securities	8,749	13,951	20,307
Proceeds from sales of available for sale securities	5,136	4,250	6,840
Proceeds from maturities of and principal repayments on held to maturity securities	39	2	11
Proceeds from sales of held to maturity securities	1,037	-	-
Proceeds from sale of other real estate owned	41	57	317
Net proceeds from sale of credit card portfolio	1,952	-	-
Net increase in loans	(31,266)	(52,946)	(33,716)
Net (increase) decrease in restricted stock	885	(129)	(890)
Purchases of bank premises and equipment	(1,385)	(2,621)	(1,983)
Investment in Berkshire Bank	(3)	(287)	(326)
Purchase of investment in life insurance	-	-	(1,500)

Net Cash Used in Investing Activities	(24,507)	(44,836)	(21,914)

Cash Flows from Financing Activities
Net increase in deposits	48,325	26,041	18,367
Net increase (decrease) in securities sold under agreements to repurchase	3,099	1,301	(2,163)
Increase (decrease) in short-term borrowings	(3,923)	923	3,000
Proceeds from long-term debt	-	15,000	-
Repayment of long-term debt	(16,000)	-	-
Proceeds from exercise of stock options	6	23	8
Dividends paid	(1,386)	(1,198)	(1,008)

Net Cash Provided by Financing Activities	30,121	42,090	18,204

Net Increase in Cash and Cash Equivalents	12,325	1,847	189

	Years Ended December 31,
	2006	2005	2004
	(In Thousands)
Cash and Cash Equivalents - Beginning	10,629	8,782	8,593

Cash and Cash Equivalents - Ending	$22,954	$10,629	$8,782

Supplementary Cash Flow Information
Interest paid	$9,267	$6,828	$5,170

Federal income taxes paid	$815	$1,150	$1,056

Supplemental Schedule of Noncash Investing and Financing Activities
Other real estate acquired in settlement of loans	$-	$42	$-

See notes to consolidated financial statements

East Penn Financial Corporation
Notes to Consolidated Financial Statements

Note 1 - Summary of Significant Accounting Policies

Nature of Operations and Basis of Presentation

On July 1, 2003, East Penn Financial Corporation (the “Company”) completed the reorganization of East Penn Bank (the “Bank”) into the holding company form of ownership. In the reorganization, the Bank became a wholly-owned banking subsidiary of the Company. On July 31, 2003, the Company formed East Penn Statutory Trust (the “Trust”), a Connecticut statutory business trust, for the purpose of issuing $8,000,000 in capital pass-through securities to investors.

The consolidated financial statements include the accounts of the Company and its wholly-owned bank subsidiary. The Bank’s wholly-owned subsidiary is East Penn Mortgage Company. All significant intercompany accounts and transactions have been eliminated.

In January 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51,” which was revised in December 2003. This Interpretation provides guidance for the consolidation of variable interest entities (VIEs). The Trust qualifies as a variable interest entity under FIN 46. The Trust issued mandatory redeemable preferred securities, “Trust Preferred Securities,” to third party investors and loaned the proceeds to the Company. The Trust holds, as its sole asset, subordinated debentures issued by the Company.

FIN 46 required the Company to deconsolidate the Trust from the consolidated financial statements as of March 31, 2004. There has been no restatement of prior periods. The impact of this deconsolidation was to increase junior subordinated debentures by $8,248,000 and reduce the mandatory redeemable capital debentures by $8,000,000, which had represented the Trust Preferred Securities of the Trust. The Company’s equity interest in the Trust subsidiary of $248,000, which had previously been eliminated in the consolidation, is now reported in other assets. For regulatory reporting purposes, the Federal Reserve Board has indicated that the Trust Preferred Securities will continue to qualify as Tier I Capital subject to previously specified limitations, until further notice. If the regulators make a determination that Trust Preferred Securities can no longer be considered in regulatory capital, the securities become callable and the Company may redeem them. The adoption of FIN 46 did not have an impact on the Company’s results of operations or liquidity.

The Company provides a variety of financial services, through the Bank, to individuals, small businesses and municipalities through its nine branches located principally in Lehigh County, Pennsylvania. The Bank operates under a state bank charter and provides full banking services. The Bank is subject to regulation by the Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation. The Company is subject to regulation by the Federal Reserve Bank.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of deferred tax assets, and the determination of other-than-temporary impairment losses.

Significant Concentrations of Credit Risk

Most of the Company’s activities are with customers located within the Lehigh Valley of Pennsylvania. Note 2 discusses the types of securities that the Company invests in. Note 3 discusses the types of lending that the Company engages in. The Company does not have any significant concentrations in any one industry or customer. Although the Company has a diversified loan portfolio, its debtors’ ability to honor their contracts is influenced by the region’s economy.

Presentation of Cash Flows

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, interest bearing demand deposits and federal funds sold. Generally, federal funds are sold and purchased for one-day periods.

Securities

Securities classified as available for sale are those debt and equity securities that the Company intends to hold for an indefinite period of time but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movement in interest rates, changes in maturity mix of the Company's assets and liabilities, liquidity needs, regulatory capital considerations and other similar factors. Securities available for sale are carried at fair value. Unrealized gains or losses are reported as increases or decreases in other comprehensive income (loss), net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of the specific securities sold, are included in earnings. Premiums and discounts are recognized in interest income using the interest method over the terms of the securities.

Restricted stock is principally comprised of stock in the Federal Reserve Bank and the Federal Home Loan Bank. Federal law requires a member institution of the Federal Reserve Bank and the Federal Home Loan Bank to hold stock according to a predetermined formula. Also included in restricted stock is Atlantic Central Bankers’ Bank stock, which is the Bank’s main correspondent bank. All restricted stock is recorded at cost.

East Penn Financial Corporation
Notes to Consolidated Financial Statements

Note 1 - Summary of Significant Accounting Policies (Continued)
Securities (Continued)

Securities classified as held to maturity are those debt securities the Company has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for the amortization of premium and accretion of discount, computed by the interest method over their contractual lives.

Management determines the appropriate classification of debt securities at the time of purchase and re-evaluates such designation as of each balance sheet date.

Declines in the fair value of held to maturity and available for sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Gain s and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

Mortgage Loans Held for Sale

Mortgage loans originated and held for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income. During 2004, the Company entered into an agreement with the Federal Home Loan Bank of Pittsburgh to retain servicing on mortgages sold under the FHLB Mortgage Partnership Finance program.

Loans Receivable

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at their outstanding unpaid principal balances, net of an allowance for loan losses and any deferred fees or costs. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the yield (interest income) of the related loans. The Company is generally amortizing these amounts over the contractual life of the loan.

The accrual of interest is generally discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectibility of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan losses. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to management’s judgment as to the collectibility of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

Allowance for Loan Losses

The allowance for loan losses is established through provisions for loan losses charged against income. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management’s periodic evaluation of the adequacy of the allowance is based on known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial, construction and tax exempt loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent.

East Penn Financial Corporation
Notes to Consolidated Financial Statements

Note 1 - Summary of Significant Accounting Policies (Continued)
Allowance for Loan Losses (Continued)

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer, residential and home equity loans for impairment disclosures, unless such loans are the subject to a restructuring agreement.

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the following estimated useful lives of the related assets:

Years
Land improvements	12 - 15
Building and building improvements	5 - 39.5
Furniture, fixtures and equipment	3 - 7
Computer equipment and software	3 - 5

Foreclosed Assets

Foreclosed assets are comprised of property acquired through a foreclosure proceeding or acceptance of a deed-in-lieu of foreclosure and loans classified as in-substance foreclosure. A loan is classified as in-substance foreclosure when the Company has taken possession of the collateral regardless of whether formal foreclosure proceedings take place. Foreclosed assets initially are recorded at fair value, net of estimated selling costs, at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the assets are carried at the lower of cost or fair value minus estimated costs to sell. Revenues and expenses from operations and changes in the valuation allowance are included in other expenses. Foreclosed assets are included in other assets on the balance sheets.

Transfers of Financial Assets

Transfers of financial assets, including loan and loan participation sales, are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Bank Owned Life Insurance

The Company invests in bank owned life insurance (BOLI) as a source of funding for employee benefit expenses. BOLI involves the purchasing of life insurance by the Company on a chosen group of employees. The Company is the owner and beneficiary of the policies. The life insurance investment is carried at the cash surrender value of the underlying policies. Income generated from the increase in cash surrender value of the policies is included in other income on the income statement. As of December 31, 2006 and 2005, approximately $262,000 and $252,000, respectively, of BOLI is used to fund the Nonqualified Supplemental Executive Retirement Plan discussed in Note 12.

Advertising Costs

The Company follows the policy of charging the costs of advertising to expense as incurred.

Income Taxes

Deferred taxes are provided on the liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. East Penn Financial Corporation and its subsidiaries file a consolidated federal income tax return.

Off-Balance Sheet Financial Instruments

In the ordinary course of business, the Company has entered into off-balance sheet financial instruments consisting of commitments to extend credit and letters of credit. Such financial instruments are recorded in the consolidated balance sheets when they are funded.

East Penn Financial Corporation
Notes to Consolidated Financial Statements

Note 1 - Summary of Significant Accounting Policies (Continued)
Earnings per Common Share

Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate solely to outstanding stock options, and are determined using the treasury stock method.

The following table shows the amounts used in computing earnings per share for the years ended December 31, 2006, 2005 and 2004:

		Common Shares
	Income Numerator	Denominator	EPS
	(In Thousands, Except per Share Data)
2006:
Basic EPS	$3,611	6,304	$0.57
Dilutive effect of potential common stock, stock options	-	18	-
Diluted EPS	$3,611	6,322	$0.57

2005:
Basic EPS	$3,503	6,303	$0.56
Dilutive effect of potential common stock, stock options	-	20	(0.01)
Diluted EPS	$3,503	6,323	$0.55

2004:
Basic EPS	$3,250	6,300	$0.52
Dilutive effect of potential common stock, stock options	-	18	(0.01)
Diluted EPS	$3,250	6,318	$0.51

Comprehensive Income

Accounting principles generally accepted in the United States of America require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the consolidated balance sheet, such items, along with net income, are components of comprehensive income.

     The components of other comprehensive income and related tax effects for the years ended December 31, 2006, 2005 and 2004 are as follows:

	2006	2005	2004
	(In Thousands)
Unrealized holding gains (losses) on available for sale securities	$103	$(1,616)	$(144)
Less reclassification adjustment for gains realized in net income	-	(135)	(47)
Net Unrealized Gains (Losses)	103	(1,751)	(191)
Tax effect	35	597	65
Net of Tax Amount	$68	$(1,154)	$(126)

Stock-Based Compensation

Prior to January 1, 2006, the Company’s stock option plan was accounted for under the recognition and measurement provisions of APB Opinion No. 25 (Opinion 25), Accounting for Stock issued to Employees , and related Interpretations, as permitted by FASB Statement No. 123, Accounting for Stock Based Compensation (as amended by SFAS No. 148, Accounting for Stock-Based Compensation Transition and Disclosure ) (collectively SFAS 123). No stock-based employee compensation cost was recognized in the Company’s consolidated statements of income through December 31, 2005, as all options granted under the plan had an exercise date equal to the market value of the underlying common stock on the date of grant. Effective January 1, 2006, the Company adopted the fair value recognition provisions of FASB Statement No. 123(R), Share-Based Payment (SFAS 123(R)), using the modified-prospective transition method. Under this transition method, compensation cost recognized in 2006 includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006 based on the grant-date fair value calculated in accordance with the original provisions of SFAS 123, and (b) compensation cost for all share-based payments granted subsequent to December 31, 2005, based on a grant-date fair value estimated in accordance with the provisions of SFAS 123(R). As of December 31, 2005, there were no unvested options. On May 18, 2006, 13,000 options to purchase common stock were granted to directors. Since the options have a six-month vesting period, the Company had 13,000 stock options fully vested as of December 31, 2006, with related compensation costs totaling $19,000. The cost was recognized monthly on a straight-line basis over the six-month vesting period.

East Penn Financial Corporation
Notes to Consolidated Financial Statements

Note 1 - Summary of Significant Accounting Policies (Continued)
Stock-Based Compensation (Continued)

As a result of adopting SFAS 123(R) on January 1, 2006, the Company’s earnings before income taxes for the twelve months ended December 31, 2006 were $19,000 lower than if the granting of the options had continued to be accounted for as share-based compensation under Opinion 25.

The table below illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS 123 to options granted under the Company’s stock option plan for the years ended December 31, 2005 and 2004. For purposes of this pro forma disclosure, the value of the options is estimated using the Black-Scholes option-pricing model and is being amortized to expense over the options’ six month vesting periods.

	2005	2004
	(In Thousands, Except per Share
	Amounts)
Net income as reported	$3,503	$3,250
Total stock-based compensation cost, net of tax, that would have been included in the determination of net
income if the fair value based method had been applied to all awards	(87)	(195)

Pro forma net income	$3,416	$3,055

Basic earnings per share:
As reported	$0.56	$0.52
Pro forma	$0.54	$0.48

Diluted earnings per share:
As reported	$0.55	$0.51
Pro forma	$0.54	$0.48

The fair value of each option grant is estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions for 2006, 2005 and 2004, respectively: risk-free interest rate of 5.08%, 3.90%, and 4.3%, volatility of 0.09, 0.15, and 0.23, dividend yield of 2.36%, 1.93%, and 2.33%, and an expected life of 7 years. The weighted-average fair value of options granted was $1.44 per share in 2006, $1.77 per share in 2005, and $2.14 per share in 2004.

Segment Reporting

The Company acts as an independent community financial services provider, and offers traditional banking and related financial services to individual, business and government customers. Through its branch , online banking and automated teller machine network, the Company offers a full array of commercial and retail financial services, including the taking of time, savings and demand deposits; the making of commercial, consumer and mortgage loans; and the providing of other financial services.

Management does not separately allocate expenses, including the cost of funding loan demand, between the commercial and retail operations of the Company. As such, discrete financial information is not available and segment reporting would not be meaningful.

New Accounting Standards

In February 2006, the FASB issued SFAS No. 155, “ Accounting for Certain Hybrid Financial Instruments” (“SFAS No. 155”). SFAS No. 155 amends FASB Statement No. 133 and FASB Statement No. 140, and improves the financial reporting of certain hybrid financial instruments by requiring more consistent accounting that eliminates exemptions and provides a means to simplify the accounting for these instruments. Specifically, SFAS No. 155 allows financial instruments that have embedded derivatives to be accounted for as a whole (eliminating the need to bifurcate the derivative from its host) if the holder elects to account for the whole instrument on a fair value basis. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006. The Company is required to adopt the provisions of SFAS No. 155, as applicable, beginning in fiscal year 2007. Management does not believe the adoption of SFAS No. 155 will have a material impact on the Company’s consolidated financial position and results of operations.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets - An Amendment of FASB Statement No. 140” (“SFAS 156”). SFAS 156 requires that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. The statement permits, but does not require, the subsequent measurement of servicing assets and servicing liabilities at fair value. SFAS 156 is effective as of the beginning of an entity’s first fiscal year that begins after September 15, 2006, which for the Company will be as of the beginning of fiscal 2007. The Company does not believe that the adoption of SFAS 156 will have a significant effect on its consolidated financial statements.

East Penn Financial Corporation
Notes to Consolidated Financial Statements

Note 1 - Summary of Significant Accounting Policies (Continued)
New Accounting Standards (Continued)

In February 2006, the FASB issued Staff Position No. FAS 123(R)-4, “Classification of Options and Similar Instruments Issued as Employee Compensation That Allow for Cash Settlement upon the Occurrence of a Contingent Event”. This position amends SFAS 123(R) to incorporate that a cash settlement feature that can be exercised only upon the occurrence of a contingent event that is outside the employee’s control does not meet certain conditions in SFAS 123(R) until it becomes probable that the event will occur. The guidance in this FASB Staff Position shall be applied upon initial adoption of Statement 123(R). The adoption of this FASB Staff Position did not have a material impact on the Company’s consolidated financial statements.

In October 2006, the FASB issued FASB Staff Position No. 123(R)-5, “Amendment of FASB Staff Position FAS 123(R)-1” (“FSP 123(R)-5”). FSP 123(R)-5 amends FSP 123(R)-1 for equity instruments that were originally issued as employee compensation and then modified, with such modification made solely to reflect an equity restructuring that occurs when the holders are no longer employees. The new guidance is effective for the Company in the 2007 fiscal year. The adoption of FSP 123(R)-5 will not have a material impact on its consolidated financial condition, results of operations or cash flows.

In July 2006, the FASB issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes”. The interpretation clarifies the accounting for uncertainty in income taxes recognized in a company's financial statements in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes”. Specifically, the pronouncement prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The interpretation also provides guidance on the related derecognition, classification, interest and penalties, accounting for interim periods, disclosure and transition of uncertain tax positions. The interpretation is effective for fiscal years beginning after December 15, 2006. The Company does not anticipate a significant impact from this new pronouncement on its consolidated financial statements.

In September 2006, the FASB issued FASB Statement No. 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements. FASB Statement No. 157 applies to other accounting pronouncements that require or permit fair value measurements. The new guidance is effective for financial statements issued for fiscal years beginning after November 15, 2007, and for interim periods within those fiscal years. We are currently evaluating the potential impact, if any, of the adoption of FASB Statement No. 157 on our consolidated financial position, results of operations and cash flows.

On September 13, 2006, the Securities and Exchange Commission “SEC” issued Staff Accounting Bulletin No. 108 (“SAB 108”). SAB 108 provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a potential current year misstatement. Prior to SAB 108, companies might evaluate the materiality of financial statement misstatements using either the income statement or balance sheet approach, with the income statement approach focusing on new misstatements added in the current year, and the balance sheet approach focusing on the cumulative amount of misstatement present in a company’s balance sheet. Misstatements that would be material under one approach could be viewed as immaterial under another approach, and not be corrected. SAB 108 now requires that companies view financial statement misstatements as material if they are material according to either the income statement or balance sheet approach. The Company has analyzed SAB 108 and determined that upon adoption, it will have no impact on the reported consolidated results of operations or financial condition.

East Penn Financial Corporation
Notes to Consolidated Financial Statements

Note 2 - Securities

The amortized cost and approximate fair value of securities as of December 31, 2006 and 2005 are summarized as follows:

		Gross Unrealized	Gross Unrealized
	Amortized Cost	Gains	Losses	Fair Value
	(In Thousands)
Available for Sale Securities:
December 31, 2006:
U.S. Government agencies and corporations	$1,000	$-	$(34)	$966
States and political subdivisions	21,990	167	(75)	22,082
Mortgage-backed and asset-backed securities	40,699	6	(1,259)	39,446
Other	7,291	76	(107)	7,260
Equity securities	643	12	(17)	638

	$71,623	$261	$(1,492)	$70,392

Available for Sale Securities:
December 31, 2005:
U.S. Government agencies and corporations	$1,000	$-	$(37)	$963
States and political subdivisions	19,009	354	(229)	19,134
Mortgage-backed and asset-backed securities	47,543	6	(1,273)	46,276
Other	7,316	31	(183)	7,164
Equity securities	643	8	(13)	638

	$75,511	$399	$(1,735)	$74,175

Held to Maturity Securities:
December 31, 2006:	$-	$-	$-	$-
States and political subdivisions	-	-	-	-
Asset-backed securities	-	-	-	-

	$-	$-	$-	$-

December 31, 2005:
States and political subdivisions	$998	$86	$-	$1,084
Asset-backed securities	40	-	-	40

	$1,038	$86	$-	$1,124

The amortized cost and fair value of securities as of December 31, 2006, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because the borrowers may have the right to prepay obligations with or without any penalties.

	Available for Sale
	Amortized Cost	Fair Value
	(In Thousands)
Due in one year or less	$250	$250
Due after one year through five years	5,160	5,052
Due after five years through ten years	3,898	3,840
Due after ten years	20,973	21,166

	30,281	30,308
Mortgage-backed and asset-backed securities	40,699	39,446
Equity securities	643	638

	$71,623	$70,392

For the years ended December 31, 2006, 2005 and 2004, gross realized gains on sales of securities were $137,000, $217,000 and $84,000, respectively, while gross realized losses on those sales were $137,000, $82,000 and $37,000, respectively.

The Company generally intends to hold its investment securities to maturity. At December 31, 2006 all the securities in the portfolio are classified as available for sale, with new purchases generally placed in this category. As part of the Company’s strategy to reduce some of the future risk inherent within the investment portfolio, the Company sold, during the second quarter of 2006, the balance of its held to maturity securities, which totaled $1,026,000, at a gain of $38,000. Securities in the available for sale category are accounted for at fair value with unrealized appreciation or depreciation, net of tax, reported as a separate component of stockholders’ equity.

Securities with a carrying value of $24,706,000 and $20,305,000 at December 31, 2006 and 2005, respectively, were pledged as collateral to secure securities sold under agreements to repurchase and public deposits.

East Penn Financial Corporation

Notes to Consolidated Financial Statements

Note 2 - Securities (Continued)

The following tables show the Company’s investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2006 and 2005:

	Less than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
	(In Thousands)
December 31, 2006:
U.S. Government agencies and corporations	$-	$-	$966	$(34)	$966	$(34)
State and political subdivisions	2,787	(2)	2,447	(72)	5,234	(74)
Mortgage-backed and asset-backed securities	1,619	(11)	36,600	(1,248)	38,219	(1,259)
Other	1,099	(33)	3,836	(74)	4,935	(107)
Equity securities	-	-	482	(18)	482	(18)

	$5,505	$(46)	$44,331	$(1,446)	$49,836	$(1,492)

December 31, 2005:
U.S. Government agencies and corporations	$-	$-	$963	$(37)	$963	$(37)
State and political subdivisions	4,154	(58)	4,006	(171)	8,160	(229)
Mortgage-backed and asset-backed securities	16,647	(348)	28,763	(925)	45,410	(1,273)
Other	3,420	(153)	838	(30)	4,258	(183)
Equity securities	-	-	487	(13)	487	(13)

	$24,221	$(559)	$35,057	$(1,176)	$59,278	$(1,735)

At December 31, 2006 and 2005, the Company had 82 and 93 securities, respectively, in an unrealized loss position. Securities with unrealized loss positions listed in this disclosure do not represent impairments that are other than temporary. While the majority of the securities shown are debt securities comprised of U.S. government agency obligations, also included are debt securities issued by municipalities and domestic corporations. The temporary loss position associated with debt securities is the result of changes in interest rates relative to the coupon of the individual security, where the decline in market value is attributable to changes in interest rates and not credit quality. The loss on the equity securities is related to the Company’s community development investment in a qualified Community Reinvestment Act (“CRA”) mutual fund. This fund invests in fixed income securities that finance affordable housing, taxable municipal bonds and small business association loans. The temporary loss position associated with this equity investment is the result of changes in interest rates and not credit quality. Since the Company has the ability and intent to hold these investments until a recovery of fair value, which may be at maturity, the Company does not consider these investments to be other than temporarily impaired.

Note 3 - Loans Receivable and Allowance for Loan Losses

The components of loans receivable at December 31, 2006 and 2005 is as follows:

	2006	2005
	(In Thousands)
Commercial	$74,386	$67,117
Commercial real estate	123,902	117,614
Residential real estate	44,914	38,162
Real estate, construction	1,016	2,662
Tax exempt	25,805	21,200
Home equity	48,039	40,749
Other consumer	4,738	5,883

	322,800	293,387
Allowance for loan losses	(3,258)	(3,072)

	$319,542	$290,315

Loans serviced for Federal Home Loan Bank of Pittsburgh are not included in the consolidated balance sheets. The unpaid principal balances of those loans were $4,991,000 and $5,554,000 as of December 31, 2006 and 2005, respectively.

East Penn Financial Corporation
Notes to Consolidated Financial Statements

Note 3 - Loans Receivable and Allowance for Loan Losses (Continued)

The following table presents changes in the allowance for loan losses for the years ended December 31:

	Years Ended December 31,
	2006	2005	2004
	(In Thousands)
Balance, beginning	$3,072	$2,838	$2,403
Provision for loan losses	389	420	498
Loans charged off	(238)	(206)	(80)
Recoveries	35	20	17

Balance, ending	$3,258	$3,072	$2,838

The recorded investment in impaired loans, not requiring an allowance for loan losses, was $52,000 and $18,000 at December 31, 2006 and 2005, respectively. The recorded investment in impaired loans requiring an allowance for loan losses was $96,000 and $242,000 at December 31, 2006 and 2005, respectively. At December 31, 2006 and 2005, the related allowance for loan losses associated with these loans was $36,000 and $182,000, respectively. For the years ended December 31, 2006, 2005 and 2004, the average recorded investment of impaired loans was $241,000, $430,000, and $526,000, respectively. The Company recognizes income on impaired loans under the cash basis when the collateral on the loan is sufficient to cover the outstanding obligation to the Company. No interest income was recognized for the time that the loans were impaired during 2006, 2005 and 2004.

Loans on which the accrual of interest has been discontinued amounted to approximately $429,000 and $610,000 at December 31, 2006 and 2005, respectively. Loan balances past due 90 days or more and still accruing interest, but which management expects will eventually be paid in full, amounted to $6,000 and $19,000 at December 31, 2006 and 2005, respectively.

Effective November 30, 2006, the Bank sold its credit card portfolio, which totaled $1,650,000, to Elan Financial Services (“Elan”). Under the Credit Card Account Purchase Agreement, the credit card balances were sold to Elan with no recourse. Included in the proceeds of the sale, the Bank received a gross commission of $330,000, which is the equivalent of 20% of the outstanding credit card balances as of the sale date. Although the Bank received the proceeds of the sale in 2006, the actual conversion of the card balances is not expected to occur until July 2007. In anticipation of this conversion, the Bank accrued an estimated $28,000 in expenses to cover the deconversion cost. Because of the delay in the conversion, the Bank entered into an Interim Servicing Agreement with Elan. Under this agreement, the Bank is required to provide Elan with the credit card transaction details until the balances are finally converted onto Elan’s records. In return Elan will compensate the Bank for its servicing with a monthly fee equivalent to $3.00 per active credit card account. The Bank also entered into a Joint Marketing Agreement with Elan which will be effective for five years. Under this agreement, Elan will offer Bank customers its credit card plan and the Bank will assist Elan by promoting their plan to existing cardholders and soliciting new cardholders. As part of this agreement, the Bank will receive the equivalent of 17% of the monthly credit card interchange fee income as well as $25 for every new credit account that is referred to and opened by Elan.

Note 4 - Bank Premises and Equipment

The components of bank premises and equipment at December 31, 2006 and 2005 are as follows:

	2006	2005
	(In Thousands)
Land	$2,210	$2,210
Land improvements	268	268
Buildings and building improvements	7,636	6,840
Furniture, fixtures and equipment	3,491	3,077
Computer equipment and software	909	781

	14,514	13,176
Accumulated depreciation	(4,694)	(3,856)

	$9,820	$9,320

Depreciation expense was $885,000, $811,000, and $654,000, for the years ended December 31, 2006, 2005 and 2004, respectively.

The Company has signed agreements to purchase property intended to be developed for a future branch site. The total cost associated with these projects is approximately $145,000.

East Penn Financial Corporation
Notes to Consolidated Financial Statements

Note 5 - Investment in Bank

On September 23, 2003, the Company purchased 141,300 shares of common stock of a de novo bank, named Berkshire Bank, located in Wyomissing, Pennsylvania. The amount of the investment was $1,413,000 at September 30, 2003. On October 22, 2003, the Company purchased an additional 12,123 shares for $121,000 for a total investment of $1,534,000. In consideration of the combined ownership of Berkshire Bank common stock by the Company and its directors and officers, the aggregate ownership percentage was 19.9% as of the 2003 year end, which was in accordance with the terms of a Stock Subscription and Purchase Agreement between Berkshire Bank and the Company. Berkshire Bank announced a 5-for-4 stock split, effected in the form of a 25% stock dividend, payable July 22, 2004. This resulted in the Company receiving an additional 38,355 shares. On September 1, 2004, Berkshire Bank commenced a three-phase common stock offering effective through March 31, 2005. The offering price of the stock during the first two phases was $10.50 per share through October 31, 2004 and $11.00 per share thereafter. In order to maintain its level of investment in Berkshire Bank, on November 19, 2004, the Company purchased an additional 30,628 shares at $10.50 per share and 26,491 shares at $11.00 per share, respectively. On July 21, 2005, Berkshire Bank announced the payment of a 5-for-4 stock split, effected in the form of a 25% stock dividend, payable August 19, 2005, which resulted in an additional 62,224 shares. Pursuant to a Plan of Reorganization and a Plan of Merger (the “Plan”), a holding company named Berkshire Bancorp, Inc. was formed and effective September 1, 2006. The Plan provided for the one-for-one exchange of shares of common stock of Berkshire Bank for shares of common stock of Berkshire Bancorp, Inc. In accordance with its equivalent 19.9% ownership, the Company exchanged one-for-one the common stock shares of Berkshire Bank for the equivalent common stock shares of Berkshire Bancorp, Inc. Berkshire Bancorp, Inc. announced a 5-for-4 stock dividend as of a record date of September 14, 2006, which resulted in the issuance of 77,780 additional shares of common stock on September 30, 2006. On November 9, 2006, the Company purchased an additional 256 shares in order to maintain its 19.9% aggregate investment in Berkshire Bancorp, Inc. The Company’s total investment in Berkshire Bancorp, Inc. was $2,150,000 as of December 31, 2006 represented by 389,157 shares, or 18.2% of Berkshire Bancorp’s Inc. outstanding shares of common stock. The Company’s investment in Berkshire Bancorp, Inc. combined with that of its directors and officers remained at 19.9% as of December 31, 2006.

The Company, under a passive investment agreement approved by its regulators, has agreed not to (1) solicit proxies with respect to any voting securities of Berkshire Bancorp, Inc. or influence the manner in which any other shareholder of Berkshire Bancorp, Inc. votes any voting securities of Berkshire Bancorp, Inc.; (2) cause any voting securities of Berkshire Bancorp, Inc. to be subject to a voting trust; (3) cause Berkshire Bancorp, Inc. to become a subsidiary of the Company; (4) have any designated representative serve or act as an officer, director, employee, or agent of Berkshire Bancorp, Inc.; (5) propose any person for election as a director of Berkshire Bancorp, Inc.; (6) attempt to influence: the dividend policies or practices of Berkshire Bancorp, Inc.; the investment loan, or credit decision policies; the pricing of services; personnel decisions; operations activities (including, without limitation, the location of any offices or branches or their hours of operation or other similar activities or decisions); (7) exercise or seek to exercise any controlling influence over the management or policies of Berkshire Bancorp, Inc.; (8) enter into any other banking or non-banking transactions with Berkshire Bancorp, Inc., except the Company may establish and maintain deposit accounts with Berkshire Bancorp, Inc., provided that the aggregate balance of all such deposit accounts does not exceed $500,000 and that the accounts are maintained on substantially the same terms as those prevailing for comparable accounts of persons unaffiliated with Berkshire Bancorp, Inc. Based upon the limitations imposed by this agreement, the Company is considered to be a passive investor. Accordingly, the investment in Berkshire Bancorp, Inc. is accounted for under the cost method of accounting and is included in other assets.

Note 6 - Deposits

The components of deposits at December 31, 2006 and 2005 were as follows:

	2006	2005
	(In Thousands)
Demand, non-interest bearing	$46,110	$44,257
Demand, interest bearing	102,937	115,844
Savings	39,118	42,385
Time, $100,000 and over	40,010	20,093
Time, other	144,456	101,727

	$372,631	$324,306

At December 31, 2006, the scheduled maturities of time deposits are as follows (in thousands):

2007	$144,706
2008	34,419
2009	2,688
2010	1,720
2011	723
Thereafter	210

$184,466

East Penn Financial Corporation
Notes to Consolidated Financial Statements

Note 7 - Securities Sold under Agreements to Repurchase

Securities sold under agreements to repurchase generally mature within a few days from the transaction date. Securities sold under agreements to repurchase are reflected at the amount of cash received in connection with the transaction. Securities sold under these agreements are retained under the Company’s control at its safekeeping agent. The Company may be required to provide additional collateral based on the fair value of the underlying securities. Information concerning securities sold under agreements to repurchase for the years ended December 31, 2006, 2005 and 2004 is summarized as follows:

	2006	2005	2004
	(Dollars in Thousands)
Balance outstanding at December 31,	$6,749	$3,650	$2,349
Weighted average interest rate at the end of the year	2.2%	2.1%	0.7%
Average daily balance during the year	$5,333	$3,322	$4,066
Weighted average interest rate during the year	2.2%	1.3%	0.7%
Maximum month-end balance during the year	$6,749	$4,250	$5,165

Note 8 - Borrowings

The Bank has a maximum borrowing capacity with the Federal Home Loan Bank of approximately $150,066,000, of which $24 million was outstanding at December 31, 2006 in fixed rate term borrowings. As of December 31, 2005, $40 million was outstanding in fixed rate borrowings.

Federal Home Loan Bank fixed rate advances at December 31, 2006 and 2005 consist of the following:

Maturity	Rate	2006	2005
		(Dollars in Thousands)
February 6, 2006	3.55	$-	$5,000
May 5, 2006	3.64	-	5,000
November 28, 2006	2.80	-	6,000
May 7, 2007	3.89	5,000	5,000
November 28, 2007	3.43	7,000	7,000
May 5, 2008	4.03	5,000	5,000
November 28, 2008	3.78	7,000	7,000

Total		$24,000	$40,000

Advances from the Federal Home Loan Bank are secured by qualifying assets of the Bank, which include Federal Home Loan Bank stock, mortgage-backed securities and first mortgage loans.

In addition, the Bank has a $5,000,000 line of credit with another financial institution, which is used to purchase federal funds. At December 31, 2006, no borrowings were outstanding under this line of credit.

Note 9 - Mandatory Redeemable Capital and Junior Subordinated Debentures

On July 31, 2003, the Trust, a Connecticut statutory business trust and a wholly-owned subsidiary of the Company, issued $8 million of capital trust pass-through securities to investors. The securities have a fixed rate of 6.80% through September 17, 2008 and a floating rate of the three month LIBOR plus 3.10% after September 17, 2008. The Trust purchased $8,248,000 of junior subordinated deferrable interest debentures from the Company. The debentures are the sole asset of the Trust. The terms of the junior subordinated debentures are the same as the terms of the capital securities. The Company has also fully and unconditionally guaranteed the obligations of the Trust under the capital securities. The capital securities are redeemable by the Company on or after September 17, 2008, at par, or earlier if the deduction of related interest for federal income taxes is prohibited, classification as Tier I Capital is no longer allowed or certain other contingencies arise. The capital securities must be redeemed upon final maturity of the subordinated debentures on September 17, 2033. Financing costs of $240,000 related to the Company’s issuance of mandatory redeemable capital debentures are being amortized and are included in other assets. Proceeds totaling $4.3 million were contributed to the capital of the Bank, with the balance of $3,900,000 retained at the holding company.

Note 10 - Lease Commitments and Total Rental Expense

The Company leases land for a branch location with fixed annual lease payments for the first five years and escalation provisions for the remaining fifteen years, expiring in 2017. The lease contains renewal options for a period up to an additional ten years. The Company also leases the premises for three other branch locations and a loan production office under operating lease agreements, expiring in 2008, 2009, 2010 and 2015, respectively. Two of the branch leases contain one additional five-year option while one of the branch leases contains two additional five-year options. The Company leases parking spaces and storage units for record retention on a month-to-month basis.

East Penn Financial Corporation
Notes to Consolidated Financial Statements

Note 10 - Lease Commitments and Total Rental Expense (Continued)

Future minimum lease payments by year and in the aggregate, under noncancellable operating leases with initial or remaining terms of one year or more, consisted of the following at December 31, 2006 (in thousands):

2007	$261,000
2008	245,000
2009	242,000
2010	200,000
2011	192,000
Thereafter	872,000

Total	$2,012,00

The total rental expense included in the consolidated statements of income for the years ended December 31, 2006, 2005 and 2004 is $278,000, $196,000, and $231,000, respectively.

Note 11 - Stockholders’ Equity

In June 2002, the Bank implemented a Dividend Reinvestment and Stock Purchase Plan. Upon reorganization of the Bank into the holding company in July 2003, the Company adopted the Plan. The Plan, which is available to all stockholders, permits participants in the Plan to automatically reinvest cash dividends on all of their shares and to make quarterly voluntary cash contributions from a minimum of $50 to a maximum of $5,000 each calendar quarter. Participation in the Plan is entirely voluntary so that stockholders may join the Plan or terminate their participation in the Plan at any time. Under the terms of the Plan, the Company is authorized to issue up to 250,000 shares of its common stock. However, the Company intends to direct that the Plan Administrator purchase shares of the Company’s common stock in the open market. In 2006, 2005, and 2004, all dividend reinvestment shares were purchased in the open market.

The Company has two stock option plans, the 1999 Independent Directors Stock Option Plan for the benefit of nonemployee directors and the 1999 Stock Incentive Plan for the benefit of officers and key employees. The Company has reserved 120,000 shares for the Directors Plan and 280,000 shares for the Incentive Plan. As of December 31, 2006, there were 35,000 shares for the Directors Plan and 150,750 shares for the Incentive Plan remaining to be granted. Awards under the Incentive Plan may be in the form of stock options, stock appreciation rights or restricted stock and are granted at the discretion of the Board of Directors. Under the Directors Plan, each non-employee director of the Company is annually granted an option to purchase 1,000 shares of common stock. Stock options granted under the Plans have an exercise price equal to the fair market value of the common stock at the date of grant and are exercisable six months from the date of grant.

The following summarizes changes in stock options outstanding under both of the Plans for the years ended December 31, 2006, 2005 and 2004:

	2006		2005		2004
		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Options	Price	Options	Price	Options	Price
Outstanding, beginning of year	201,598	$8.16	206,200	$8.06	84,100	$7.15
Granted	13,000	$9.00	11,000	$9.25	129,250	$8.69
Exercised	(1,000)	$5.80	(3,702)	$6.20	(1,400)	$5.80
Forfeited	(10,350)	$8.40	(11,900)	$8.22	(5,750)	$8.54

Outstanding, end of year	203,248	$8.21	201,598	$7.65	206,200	$8.06

Exercisable, at end of year	203,248	$8.21

Stock options outstanding at December 31, 2006 are exercisable at prices ranging from $5.00 to $11.00 per share. The weighted-average remaining contractual life of those options is approximately 6.6 years.

The total intrinsic value of outstanding stock options, all of which are exercisable, was $115,121 at December 31, 2006. The total intrinsic value of stock options exercised was $2,000 for the year ended December 31, 2006.

Note 12 - Employee Benefit Plans

The Company has a 401(k) deferred contribution salary deferral plan which covers substantially all full-time employees. The Plan provides for contributions by the Company in such amounts as its Board of Directors shall determine. The amount charged to expense for the years ended December 31, 2006, 2005 and 2004 was $104,000, $90,000, and $67,000, respectively.

The Company has a Nonqualified Supplemental Executive Retirement Plan for its chief executive officer, which provides a retirement benefit. The Plan is funded by life insurance. For the years ended December 31, 2006, 2005 and 2004, $101,000, $63,000, and $55,000, respectively, was charged to expense in connection with the Plan.

East Penn Financial Corporation
Notes to Consolidated Financial Statements

Note 13 - Other Operating Expenses

Other operating expenses include the following significant items for the years ended December 31, 2006, 2005 and 2004:

	2006	2005	2004
	(In Thousands)
Advertising and sales promotion	$288	$388	$207
Professional fees	368	322	291
Postage	201	188	194
Telephone	206	258	222
ATM fees	288	375	324

Note 14 - Income Taxes

The components of income tax expense for the years ended December 31, 2006, 2005 and 2004 are as follows:

	2006	2005	2004
	(In Thousands)
Current	$1,107	$1,099	$893
Deferred	(174)	(85)	129

	$933	$1,014	$1,022

A reconciliation of the statutory income tax at a rate of 34% to the income tax expense included in the statements of income for the years ended December 31, 2006, 2005 and 2004 is as follows:

	2006		2005		2004
		% of		% of		% of
		Pretax		Pretax		Pretax
	Amount	Income	Amount	Income	Amount	Income
	(Dollars in Thousands)
Federal income tax at statutory rate	$1,545	34%	$1,536	34%	$1,452	34%
Tax-exempt interest	(530)	(11)	(432)	(10)	(333)	(8)
Income from life insurance	(97)	(2)	(96)	(2)	(102)	(2)
	15	-	6	-	5	-

	$933	21%	$1,014	22%	$1,022	24%

The income tax provision includes $13,000, $46,000, and $16,000, in 2006, 2005 and 2004, respectively, of income tax expense related to net realized securities gains.

Net deferred tax assets consisted of the following components as of December 31, 2006 and 2005:

	2006	2005
	(In Thousands)
Deferred tax assets:
Allowance for loan losses	$1,048	$994
Deferred compensation	119	84
Bank premises and equipment	97	11
Unrealized losses on securities available for sale	419	456
Other	6	6

Total Deferred Tax Assets	1,689	1,551

Deferred tax liabilities:
Prepaid expenses	(128)	(157)
Deferred loan costs	(238)	(220)
Other	(12)	-

Total Deferred Tax Liabilities	(378)	(377)

Net Deferred Tax Assets	$1,311	$1,174

East Penn Financial Corporation
Notes to Consolidated Financial Statements

Note 14 - Income Taxes (Continued)

A valuation allowance has not been established for deferred tax assets. Realization of the deferred tax assets is dependent on generating sufficient taxable income. Although realization is not assured, management believes it is more likely than not that all of the deferred tax asset will be realized. Deferred tax assets are recorded in other assets.

Note 15 - Transactions with Executive Officers, Directors and Principal Stockholders

The Company has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, executive officers, principal stockholders, their immediate families and affiliated companies (commonly referred to as related parties), on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. At December 31, 2006 and 2005, these persons were indebted to the Company for loans totaling $3,584,000 and $3,871,000, respectively. During 2006, $482,000 of new loans were made and repayments totaled $769,000.

Note 16 - Financial Instruments with Off-Balance Sheet Risk

The Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheets.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

A summary of the Company's financial instrument commitments at December 31, 2006 and 2005 is as follows:

	2006	2005
	(In Thousands)
Commitments to grant loans	$5,286	$6,519
Unfunded commitments under lines of credit	66,114	74,095
Standby letters of credit	4,791	684

	$76,191	$81,298

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation. Collateral held varies but may include personal or commercial real estate, accounts receivable, inventory and equipment.

Outstanding letters of credit written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The majority of these standby letters of credit expire within the next twelve months. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending other loan commitments. The Company requires collateral supporting these letters of credit as deemed necessary. The maximum undiscounted exposure related to those commitments at December 31, 200 6 was $4,791,000. Management believes that the proceeds obtained through a liquidation of such collateral would be sufficient to cover the maximum potential amount of future payments required under the corresponding guarantees. The current amounts of the liability as of December 31, 2006 and 2005 for guarantees under standby letters of credit issued is not material.

Note 17 - Regulatory Matters

The Bank is required to maintain cash reserve balances in vault cash and with the Federal Reserve Bank. The required reserve balance at December 31, 200 6 and 2005 was $185,000 and $3,533,000, respectively.

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk-weightings and other factors.

East Penn Financial Corporation
Notes to Consolidated Financial Statements

Note 17 - Regulatory Matters (Continued)

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth below) of total and Tier l capital (as defined in the regulations) to risk-weighted assets and of Tier l capital to average assets. Management believes, as of December 31, 2006, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2006, the most recent notification from the Federal Reserve Bank categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The following table presents the risk-based and leverage capital amounts and ratios at December 31, 2006 and 2005 for the Company and the Bank:

						To be Well Capitalized under
						Prompt Corrective Action
	Actual		For Capital Adequacy Purposes			Provisions
	Amount	Ratio	Amount		Ratio	Amount		Ratio
			(Dollars in Thousands)
As of December 31, 2006:
Total capital (to risk-weighted assets):
Consolidated	$37,219	10.91%	$	> 27,300	> 8.0%		N/A	N/A
East Penn Bank	34,450	10.18		> 27,081	> 8.0	$	> 33,851	> 10.0%
Tier 1 capital (to risk-weighted assets):
Consolidated	33,961	9.95		> 13,650	> 4.0		N/A	N/A
East Penn Bank	31,192	9.21		> 13,540	> 4.0		> 20,310	> 6.0
Tier 1 capital (to average assets):
Consolidated	33,961	7.79		> 17,430	> 4.0		N/A	N/A
East Penn Bank	31,192	7.21		> 17,315	> 4.0		> 21,644	> 5.0

As of December 31, 2005:
Total capital (to risk-weighted assets):
Consolidated	$34,785	11.19%	$	> 24,873	> 8.0%		N/A	N/A
East Penn Bank	32,192	10.44		> 24,665	> 8.0		> 30,831	> 10.0%
Tier 1 capital (to risk-weighted assets):
Consolidated	31,617	10.17		> 12,437	> 4.0		N/A	N/A
East Penn Bank	29,120	9.45		> 12,332	> 4.0		> 18,499	> 6.0
Tier 1 capital (to average assets):
Consolidated	31,617	7.97		> 15,863	> 4.0		N/A	N/A
East Penn Bank	29,120	7.40		> 15,750	> 4.0		> 19,688	> 5.0

Dividends can be paid by the Company from its assets, which are mainly provided by dividends received from the Bank. The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. The Pennsylvania Banking Code provides that cash dividends may be declared and paid only out of accumulated net earnings. Cash dividends must be approved by the Federal Reserve Bank if the total of all cash dividends declared by the Bank in any calendar year, including the proposed cash dividend, exceeds the total of the Bank’s net profit for that year plus its retained net profits from the preceding two years. Under this formula, the Bank can declare dividends to the Company in 2007 of approximately $4,530,000 plus an additional amount equal to the Bank’s net profit for 2007.

Note 18 - Fair Value of Financial Instruments

Management uses its best judgment in estimating the fair value of the Company’s financial instruments, however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates herein are not necessarily indicative of the amounts the Company could have realized in a sales transaction on the dates indicated. The estimated fair value amounts have been measured as of their respective year ends, and have not been reevaluated or updated for purposes of these financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each year end.

East Penn Financial Corporation
Notes to Consolidated Financial Statements

Note 18 - Fair Value of Financial Instruments (Continued)

The following information should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is only provided for a limited portion of the Company’s assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company’s disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate the fair values of the Company’s financial instruments at December 31, 2006 and 2005:

Cash and Cash Equivalents and Interest-Bearing Time Deposits

The carrying amounts of cash, cash equivalents and interest bearing time deposits in other banks approximate their fair value.

Securities

Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable securities.

Investment in Restricted Stock

The Federal Home Loan Bank stock, Atlantic Central Bankers’ Bank stock and Federal Reserve Bank stock is restricted, accordingly, its carrying amount approximates its fair value.

Mortgage Loans Held for Sale

Fair values for mortgage loans held for sale are based on quoted market prices of similar loans sold.

Loans Receivable

For variable-rate loans that reprice frequently and which entail no significant changes in credit risk, fair values are based on carrying values. The fair value of fixed rate loans are estimated using discounted cash flow analyses, at interest rates currently offered for loans with similar terms to borrowers of similar credit quality.

Accrued Interest Receivable

The carrying amount of accrued interest receivable approximates fair value.

Deposits and Securities Sold under Agreements to Repurchase

Fair values for demand deposits, savings accounts and certain money market deposits are, by definition, equal to the amount payable on demand at the reporting date. Fair values of fixed-maturity certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on similar instruments with similar maturities. Securities sold under repurchase agreements and other borrowings are short-term obligations and the carrying value approximates the fair value.

Long-Term Debt, Short-Term Borrowings, and Junior Subordinated Debentures

The fair values of the Company’s long-term debt and debentures are estimated using discounted cash flow analyses based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements.

Accrued Interest Payable

The carrying amount of accrued interest payable approximates fair value.

East Penn Financial Corporation
Notes to Consolidated Financial Statements

Note 18 - Fair Value of Financial Instruments (Continued)
Off-Balance Sheet Instruments

Fair value of commitments to extend credit and letters of credit are estimated using the fees currently charged to enter into similar agreements, taking into account market interest rates, the remaining terms and present credit worthiness of the counterparties.

The estimated fair values of the Company's financial instruments at December 31, 2006 and 2005 were as follows:

	2006		2005
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
	(In Thousands)
Financial assets:
Cash and cash equivalents	$22,954	$22,954	$10,629	$10,629
Interest bearing time deposits	-	-	500	500
Securities	70,392	70,392	75,213	75,299
Mortgage loans held for sale	373	373	1,077	1,077
Loans receivable, net of allowance	319,542	320,640	290,315	286,797
Investment in restricted stock	2,230	2,230	3,115	3,115
Accrued interest receivable	1,842	1,842	1,674	1,674

Financial liabilities:
Deposits	372,631	371,958	324,306	323,185
Securities sold under agreements to repurchase	6,749	6,741	3,650	3,650
Short-term borrowings	-	-	3,923	3,923
Long-term debt	24,000	23,604	40,000	39,332
Junior subordinated debentures	8,248	8,124	8,248	8,316
Accrued interest payable	2,051	2,051	842	842

Off-balance sheet financial instruments:
Commitments to extend credit	-	-	-	-
Outstanding letters of credit	-	-	-	-

East Penn Financial Corporation
Notes to Consolidated Financial Statements

Note 19 - Parent Company Only Financial Information

Balance Sheets

	December 31,
	2006	2005
	(In Thousands)
Assets

Cash and cash equivalents	$44	$21
Securities available for sale	155	151
Investment in subsidiaries	30,383	28,243
Other assets	2,845	2,691

Total Assets	$33,427	$31,106

Liabilities and Stockholders’ Equity

Liabilities:
Junior subordinated debentures	$8,248	$8,248
Other liabilities	18	17

Total Liabilities	8,266	8,265

Stockholders’ equity:
Common stock	4,134	4,133
Surplus	9,272	9,246
Retained earnings	14,417	12,192
Accumulated other comprehensive loss	(812)	(880)
Treasury stock	(1,850)	(1,850)

Total Stockholders’ Equity	25,161	22,841

Total Liabilities and Stockholders’ Equity	$33,427	$31,106

Statements of Income
	Years Ended December 31,
	2006	2005	2004
	(In Thousands)
Interest on securities	$2	$2	$1
Dividends from bank subsidiary	1,929	1,913	2,021
Interest expense	(544)	(544)	(544)
Other expenses	(48)	(48)	(48)

Income before Income Tax Benefit and Equity in Undistributed Net Income of
Banking Subsidiary	1,339	1,323	1,430

Income tax benefits	197	200	33

Income before Equity in Undistributed Net Income of Subsidiary	1,536	1,523	1,463

Equity in undistributed net income of subsidiary	2,075	1,980	1,787

Net Income	$3,611	$3,503	$3,250

East Penn Financial Corporation
Notes to Consolidated Financial Statements

Note 19 - Parent Company Only Financial Information (Continued)

Statements of Cash Flows

	Years Ended December 31,
	2006	2005	2004
	(In Thousands)
Cash Flows from Operating Activities
Net income	$3,611	$3,503	$3,250
Adjustments to reconcile net income to net cash provided by operating activities:
Undistributed net income of subsidiary	(2,075)	(1,980)	(1,787)
Compensation expense for stock options	19	-	-
Increase (decrease) in other liabilities	3	(3)	-
(Increase) decrease in other assets	(152)	(117)	40

Net Cash Provided by Operating Activities	1,406	1,403	1,503

Cash Flows from Investing Activities
Purchase of available for sale securities	-	-	(143)
Investment in Berkshire Bank	(3)	(287)	(326)

Net Cash Used in Investing Activities	(3)	(287)	(469)

Cash Flows from Financing Activities
Proceeds from the exercise of stock options	6	23	8
Payment of cash dividend	(1,386)	(1,198)	(1,008)

Net Cash Used in Financing Activities	(1,380)	(1,175)	(1,000)

Net Increase (Decrease) in Cash and Cash Equivalents	23	(59)	34

Cash and Cash Equivalents - Beginning	21	80	46

Cash and Cash Equivalents - Ending	$44	$21	$80

East Penn Financial Corporation
Notes to Consolidated Financial Statements

Note 20 - Quarterly Consolidated Financial Data (Unaudited)

The following represents summarized quarterly financial data of the Company which, in the opinion of management, reflects all adjustments necessary for a fair presentation (in thousands, except per share data):

	Three Months Ended
2006	March 31	June 30	September 30	December 31
Interest income	$5,542	$5,742	$6,165	$6,334
Interest expense	(2,246)	(2,410)	(2,780)	(3,039)
Net Interest Income	3,296	3,332	3,385	3,295
Provision for loan losses	(90)	(119)	(90)	(90)
Net gain on sale of credit card portfolio	-	-	-	302
Other expenses, net of other income	(2,158)	(2,152)	(2,174)	(2,193)
Income before Income Taxes	1,048	1,061	1,121	1,314
Income tax expense	(218)	(212)	(221)	(282)
Net Income	$830	$849	$900	$1,032
Earnings per common share:
Basic	$0.13	$0.13	$0.14	$0.16
Diluted	$0.13	$0.13	$0.14	$0.16
	Three Months Ended
2005	March 31	June 30	September 30	December 31
Interest income	$4,550	$4,861	$5,194	$5,421
Interest expense	(1,397)	(1,713)	(2,003)	(2,142)
Net Interest Income	3,153	3,148	3,191	3,279
Provision for loan losses	(126)	(126)	(84)	(84)
Other expenses, net of other income	(1,922)	(1,799)	(1,947)	(2,166)
Income before Income Taxes	1,105	1,223	1,160	1,029
Income tax expense	(255)	(287)	(261)	(211)
Net Income	$850	$936	$899	$818
Earnings per common share:
Basic	$0.13	$0.15	$0.14	$0.13
Diluted	$0.13	$0.15	$0.14	$0.13

INFORMATION ABOUT EAST PENN FINANCIAL
FOR THREE- AND SIX-MONTH PERIODS ENDING JUNE 30, 2007

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
June 30, 2007

CRITICAL ACCOUNTING POLICIES

Disclosure of East Penn Financial’s significant accounting policies is included in Note 1 to the consolidated financial statements of East Penn Financial for the year ended December 31, 2006 beginning on page 132. Some of these policies are particularly sensitive requiring significant judgments, estimates and assumptions to be made by management. Additional information is contained on pages 153, 156 and 157 herein of this report for the provision and allowance for loan losses.

OVERVIEW

Net income for the six months ended June 30, 2007 was $1,690,000 as compared with net income of $1,679,000 for the six months ended June 30, 2006. The $11,000, or 0.7% increase in earnings is attributable to an increase in other income and declines in the provision expense for loan losses and income taxes, which helped to offset the decline in net interest income and the increase in other non-interest expenses that was impacted by incurring merger related expenses. On a basic and dilutive earnings per share basis, net income for the six months ended June 30, 2007 and 2006 was $0.27 per share. Net income as a percentage of average assets on an annualized basis, also known as return on average assets, decreased to 0.77% for the first six months of 2007 from 0.84% for the first six months of 2006 as a result of asset growth of 4.8% since the end of the second quarter of 2006 to the end of the second quarter of 2007. Net income as a percentage of total average stockholders’ equity on an annualized basis, also known as return on average equity, was 13.48% and 14.94% for the first six months of 2007 and 2006, respectively. The decrease in this ratio is attributable to an increase in the amount of stockholders’ equity.

During the first six months of 2007, East Penn Financial’s assets increased $4,099,000, or 0.9%, to $443,551,000 as of June 30, 2007 as compared with $439,452,000 as of December 31, 2006. The increase in assets since the 2006 year end is attributable to loan growth of 4.4%, which was offset by a decline of $4,709,000, or 6.7% in securities available for sale. The decline in securities available for sale was attributable to scheduled investment maturities and amortization. While the cash flow from securities was used to fund loan growth, our prime funding sources included deposits, which increased $5,197,000, or 1.4% from the 2006 year end and securities sold under agreements to repurchase, which grew $3,853,000, or 57.1%. The proceeds of the deposit growth were also used to fund the repayment of $5,000,000 in long-term borrowings since the 2006 year end. The growth in total deposits and securities sold under agreements to repurchase during the first six months of 2007 was higher than their growth during the same period in 2006 as a result of East Penn Bank’s continued focus to offer attractive products at competitive interest rates.

RESULTS OF OPERATIONS

Net Interest Income

For the three months ended June 30, 2007, total interest income increased $695,000, or 12.1%, to $6,437,000 as compared with $5,742,000 for the three months ended June 30, 2006. This increase is due to loan growth, which is East Penn Financial’s highest yielding asset, and increased yields on total interest earning assets.

Total interest expense increased by $732,000, or 30.4%, to $3,142,000 for the three months ended June 30, 2007 from $2,410,000 for the three months ended June 30, 2006. This increase is attributable to deposit growth, higher volume of securities sold under agreements to repurchase and the increased costs associated with attracting and maintaining deposits and securities sold under agreements to repurchase during a period of interest rate uncertainties.

Net interest income decreased by $37,000, or 1.1%, to $3,295,000 for the three months ended June 30, 2007 from $3,332,000 for the three months ended June 30, 2006.

For the six months ended June 30, 2007, total interest income increased $1,493,000, or 13.2%, to $12,777,000, as compared with $11,284,000 for the six months ended June 30, 2006. This increase was attributable to a higher yield from interest earning assets, which increased to 6.46% (on a fully tax equivalent basis) for the first six months of

2007 from 6.26% (on a fully tax equivalent basis) for the first six months of 2006. In addition, average interest-earning assets increased 10.4% to $415,098,000 for the first six months of 2007, from $375,962,000 for the same period in 2006. The growth in average interest-earning assets was primarily attributable to an increase in loans, which were funded from growth in deposits and securities sold under agreements to repurchase.

Total interest expense increased by $1,587,000, or 34.1%, to $6,243,000 for the six months ended June 30 2007, from $4,656,000 for the six months ended June 30, 2006. This increase was attributable to growth in average interest bearing liabilities, which increased $32,366,000, or 9.6% for the first six months of 2007 as compared with the same period in 2006. In addition, the need to increase interest rates to maintain and attract deposits affected cost of funds, which increased to 3.42% for the six months ended June 30, 2007 from 2.80% for the same period in 2006.

The resulting net interest income decreased by $94,000, or 1.4%, to $6,534,000 for the six months ended June 30, 2007 from $6,628,000 for the six months ended June 30, 2006. The increase in interest income was more than offset by an increase in interest expense, which contributed to net interest margin compression as competitive deposit pricing increased funding costs faster then earning asset yields grew. The increase in cost of funds was due to an increase in the interest rates paid on deposits as a means of ensuring that East Penn Bank remained competitive in its market. Increased interest rates not only resulted in deposit growth but effected a change within the composition of East Penn Bank’s deposits, where there was a shifting of funds being invested into deposit products with higher interest rates. While the cost associated with deposits has increased since last year, deposits were and continue to be a more cost effective source of funding asset growth as compared with other types of funding sources, such as borrowings, which East Penn Bank has made efforts to reduce. This strategy has allowed management to better control funding costs and minimize further compression to its net interest spread and margin. For the first six months of 2007, the net interest spread (on a fully tax equivalent basis) decreased 43 basis points to 3.04% from 3.47% for the first six months in 2006, while the net interest margin (on a fully tax equivalent basis) decreased 34 basis points to 3.42% for the six-month period ending June 30, 2007 from 3.76% for the six-month period ending June 30, 2006. However, the success of East Penn Bank’s efforts to manage this compression is evidenced by the one basis point decline in the net interest margin of 3.42% for the second quarter of 2007 as compared with 3.43% for the first quarter of 2007.

Provision for Loan Losses

Provisions for loan losses are charged to operations in order to maintain the allowance for loan losses at a level management considers adequate to absorb credit losses inherent in the loan portfolio. Management assesses the allowance for loan losses on a quarterly basis and makes provisions for loan losses in order to maintain the adequacy of the allowance.

The provision for loan losses was $90,000 for the three months ended June 30, 2007 compared with $119,000 for the three months ended June 30, 2006.

For the six months ended June 30, 2007, the provision for loan losses was $135,000, a decrease of $74,000 compared with $209,000 for the six months ended June 30, 2006. The decrease in the provision is attributable to management’s ongoing efforts to ensure the high quality of the loan portfolio as represented by the level of non-performing assets and loans subject to review or regulatory classification.

The allowance for loans losses represented 0.99% of total loans at June 30, 2007, compared with 1.01% as of December 31, 2006 and 1.03% as of June 30, 2006. Management performs ongoing assessments of the loan loss reserve in relation to loan portfolio growth, credit exposure to individual borrowers, overall trends in the loan portfolio and other relevant factors. Based upon these factors, management believes that as of June 30, 2007, the reserve is reasonable and sufficient to support the increased loan growth in light of the strong asset quality as supported by the ratios reflected in the Asset Quality Ratios table on page 157.

Other Income

For the three months ended June 30, 2007, other income of $662,000 increased $95,000, or 16.8%, from $567,000 for the three months ended June 30, 2006. The increase was due to a $15,000 increase in customer service fees, a $30,000 increase in fee income from mortgage banking activities, a $12,000 increase associated with an increase in the cash surrender value of East Penn Bank’s investment in life insurance and a $38,000 increase in other income which was mostly attributable to fee income associated with the increased volume of letter of credit transactions.

Other income for the six months ended June 30, 2007 increased $30,000, or 2.5%, to $1,240,000 from $1,210,000 for the six months ended June 30, 2006. This increase was attributable to a $21,000 increase in income from mortgage banking activities and a $22,000 increase in income from the investment in life insurance. These increases were offset by a $3,000 decline in customer service fees and a decrease of $10,000 in other income.

Other Expenses

Other expenses, which include salary, occupancy, equipment and all other expenses incidental to the operation of East Penn Financial, increased to $2,946,000 for the second quarter of 2007 from $2,719,000 for the second quarter of 2006. The $227,000, or 8.3%, increase is not only due to East Penn Financial’s continued growth, but is attributable to expense associated with the pending merger with Harleysville National Corporation.

Salaries and employee benefit expenses, which make up the largest component of other expenses, increased $41,000, or 2.9%, to $1,441,000 for the second quarter of 2007 from $1,400,000 for the second quarter in 2006. The increase is primarily attributable to the increased benefit costs.

Occupancy expenses increased $17,000, or 6.2%, to $295,000 for the three months ended June 30, 2007 from $278,000 for the three months ended June 30, 2006. The increase is due to the costs associated with normal expenses incurred to maintain all of East Penn Financial’s branch and office locations.

Equipment expense decreased $4,000, or 1.8%, to $215,000 for the three months ended June 30, 2007 from $219,000 for the three months ended June 30, 2006. This decrease is due to management’s efforts to control operating expenses.

Other operating expenses during the second quarter of 2007 increased $173,000, or 21.0%, to $995,000 from $822,000 during the second quarter of 2006. The increase is primarily associated with incurring $212,000 in expenses during the second quarter of 2007 relating to the impending merger.

Other expenses increased to $5,622,000 for the six months ended June 30, 2007 from $5,520,000 for the six months ended June 30, 2006. The $102,000, or 1.8%, increase is due to the merger related expenses the total of which was offset by East Penn Financial’s ongoing efforts to manage overall efficiencies, particularly in light of the compression of its net interest spread and margin.

For the first six months of 2007, salaries and employee benefit expenses decreased $22,000, or 0.7%, to $2,932,000 from $2,954,000 for the first six months of 2006. The decrease is attributable to attrition, where certain staff positions have not been replaced when employees have left East Penn Bank.

Occupancy expenses increased $39,000, or 6.9%, to $602,000 as of June 30, 2007 from $563,000 as of June 30, 2006. The increase was attributable to a rise in normal occupancy costs.

Equipment expense decreased $15,000, or 3.4%, to $422,000 for the six months ended June 30, 2007 from $437,000 for the six months ended June 30, 2006. This decrease was the result of a reduction in expenses associated with the normal depreciation of fixed assets. In addition, because facilities expansion has slowed as compared with the prior year, there has not been a need to purchase additional fixed assets to equip any new facilities.

Other operating expenses increased $100,000, or 6.4%, to $1,666,000 for the six months ended June 30, 2007 from $1,566,000 for the six months ended June 30, 2006. This increase was attributable to $258,000 in merger related expenses that were incurred during the first six months of 2007. East Penn Financial’s ongoing efforts to improve efficiencies through the elimination or reduction of other operating expenses were a benefit that mitigated the full impact of the merger expenses.

Effective January 1, 2007, The Federal Deposit Insurance Corporation (“FDIC”) created a new risk framework comprised of four risk categories and established assessment rates to coincide with each category. Assessment rates for Risk Category I financial institutions, which includes East Penn Bank, range from 5 to 7 basis points. The FDIC also approved a one-time assessment credit for banks that were in existence on December 31, 1996 and paid a deposit insurance assessment prior to that date. Management believes that the one-time credit will more than offset the new FDIC assessment cost for 2007. It anticipates that the credit will be depleted by the first quarter of 2008. Accordingly, East Penn Financial will begin to recognize the FDIC assessment cost at that time.

Income Taxes

Income tax expense was $129,000 for the three months ended June 30, 2007, a decrease of $83,000, or 39.2%, compared with $212,000 for the three months ended June 30, 2006. The decline in the tax expense was attributable to a decline of $140,000, or 13.2%, in net income before taxes in the second quarter of 2007 as compared with 2006 in addition to an increased level of tax exempt income. The decline is also attributable to a change in the expected effective tax rate between the first and second quarters of 2007.

For the six months ended June 30, 2007, the tax provision was $327,000 compared with $430,000 for the six months ended June 30, 2006. The decrease of $103,000, or 24.0%, was due to a reduction in East Penn Financial’s effective tax rate to 16.2% at June 30, 2007 from 20.4% at June 30, 2006. The effective tax rate continues to be less than the statutory Federal tax rate of 34%. The difference between the statutory and effective tax rates primarily reflects the tax-exempt status of interest income earned from obligations of state and political subdivisions and the appreciation in the cash surrender value of bank owned life insurance.

Net Income

Net income for the three months ended June 30, 2007 was $792,000, a decrease of $57,000, or 6.7%, compared with $849,000 for the three months ended June 30, 2006. The decrease in net income is the result of a decrease of $37,000 in net interest income and an increase of $227,000 in other expenses, partially offset by an increase of $95,000 in other income, a decrease of $29,000 in the provision for loan losses, and a decrease of $83,000 in the income tax provision. While basic earnings per share for the three months ended June 30, 2007 and 2006 was $0.13 per share, diluted earnings per share for the three months ended June 30, 2007 declined to $0.12 per share as compared with $0.13 per share for the three months ended June 30, 2006.

Net income for the six months ended June 30, 2007 was $1,690,000, an increase of $11,000, or 0.7%, compared with $1,679,000 for the six months ended June 30, 2006. The increase in net income was attributable to an increase of $30,000 in other income, a decline of $74,000 in the provision for loan losses and a decrease of $103,000 in the provision for income taxes. These benefited the bottom-line but were offset by a decrease of $94,000 in net interest income and an increase of $102,000 in other expenses. Basic and diluted earnings per share for the six months ended June 30, 2007 and 2006 were each $0.27 per share.

FINANCIAL CONDITION

Securities

East Penn Financial’s securities portfolio is comprised of securities that not only provide interest income, including tax-exempt income, but also provide a source of liquidity, diversify the earning assets portfolio, allow for the management of risk and tax liability, and provide collateral for repurchase agreements and public fund deposits. Policies are in place to address various aspects of managing the portfolio, including but not limited to, concentrations, liquidity, credit quality, interest rate sensitivity and regulatory guidelines. Adherence to these policies is monitored by East Penn Financial’s Asset/Liability Committee on a monthly basis.

As of June 30, 2007 all of the securities in the portfolio were classified as available for sale, with new purchases placed in this category. Securities in the available for sale category are accounted for at fair value with unrealized appreciation or depreciation, net of tax, reported as a separate component of stockholders’ equity. East Penn Financial periodically evaluates the securities portfolio to determine if any decline in the fair values of securities are other than temporary. If such a decline was deemed to be other than temporary, East Penn Financial would write down the security to its fair value through a charge to current period operations. As of June 30, 2007, there were no securities in the portfolio whose values were deemed to be other than temporarily impaired. At the time when East Penn Financial had securities categorized as held to maturity, they were accounted for at amortized cost. East Penn Financial invests in securities for the cash flow and yields they produce and not to profit from trading. East Penn Financial holds no trading securities in its portfolio, and the securities portfolio contained no high risk securities or derivatives as of June 30, 2007.

The securities portfolio at June 30, 2007 was $65,683,000, compared to $70,392,000 at December 31, 2006, a decrease of $4,709,000, or 6.7%. The decrease represents the result of principal repayments. The carrying value of the available for sale portion of the portfolio at June 30, 2007 includes an unrealized loss of ($2,130,000) (reflected as an accumulated other comprehensive loss of ($1,406,000) in stockholders’ equity, net of a deferred income tax liability of ($724,000)). This compares with an unrealized loss at December 31, 2006 of ($1,231,000) (reflected as an accumulated other comprehensive loss of ($812,000) in stockholders’ equity, net of a deferred income tax liability of ($419,000)).

Loans

The loan portfolio comprises the major component of East Penn Financial’s earning assets and generally is the highest yielding asset category. Gross loans receivable, net of unearned fees and origination costs, increased $14,309,000, or 4.4%, to $337,109,000 at June 30, 2007 from $322,800,000 at December 31, 2006. In comparing the second quarter of 2007 with the second quarter of 2006, gross loans increased $25,016,000, or 8.0%. Gross loans represented 89.2% of total deposits at June 30, 2007 as compared with 86.6% at December 31, 2006. Loan growth continued to be significant in commercial lending, consisting of commercial real estate and commercial and industrial loans with a specific focus on municipal/tax-free loans. Outstanding retail loans have grown as well, although to a lesser extent than commercial loans. While residential mortgage lending remains active, it is not as robust as it was in prior years when mortgage interest rates were lower than they are now. East Penn Bank selectively sells mortgage loans into the secondary market in order to effectively manage long-term interest rate risk.

Credit Risk and Loan Quality

East Penn Financial continues to be vigilant in its efforts to minimize credit risk. East Penn Bank’s written lending policy requires underwriting, loan documentation and credit analysis standards to be met prior to the approval and funding of a loan. In accordance with that policy, the internal loan review process monitors the loan portfolio on an ongoing basis. The Credit Administration area prepares an analysis of the allowance for loan losses on a quarterly basis, which is then submitted to the Board of Directors for its assessment as to the adequacy of the allowance.

The allowance for loan losses at June 30, 2007 and December 31, 2006 was $3,343,000 and $3,258,000, respectively, compared to $3,205,000 at June 30, 2006. Although less of a provision for loan losses was recorded during the first six months of 2007 as compared with the same period in 2006, there was an increase in the total allowance since the provision exceeded net charge-offs. The allowance increased in consideration of the growth in the loan portfolio and the shift in the loan mix, where there has been continued growth in commercial loans, which generally carry a higher level of credit risk. At June 30, 2007, the allowance for loan losses represented 0.99% of the gross loan portfolio, compared with 1.01% at December 31, 2006. This compares to 1.03% at June 30, 2006. At June 30, 2007, in consideration of the strong asset quality, management believes that the allowance for loan loss reserve is at an acceptable level given current economic conditions, interest rates and the composition of the loan portfolio.

The following table details the activity, which occurred in the allowance for loan losses over the first six months of 2007 and 2006.

Analysis of Allowance for Loan Losses
(Dollars in thousands)
	Six Months Ended
	6/30/2007	6/30/2006
Balance, beginning of year	$3,258	$3,072
Provision charged to operating expense	135	209
Charge-offs:
Commercial	(26)	0
Real estate	(29)	(45)
Consumer	(65)	(50)
Total charge-offs	(120)	(95)

Recoveries:
Commercial	0	2
Real estate	60	2
Consumer	10	15
Total recoveries	70	19

Net (charge-offs) recoveries	(50)	(76)
	$3,343	$3,205

Net (charge-offs) recoveries to average net loans	(0.02%)	(0.03%)

Note: Bank’s loan portfolio is entirely domestic

East Penn Bank’s lending policy is executed through the assignment of tiered loan limit authorities to individual officers of East Penn Bank, the Officer’s Loan Committee, the Board Loan Committee and the Board of Directors. Although East Penn Bank maintains sound credit policies, certain loans may deteriorate for a variety of reasons. East Penn Bank’s policy is to place all loans on a non-accrual status upon becoming 90 days delinquent in their payments, unless there is a documented and reasonable expectation of the collection of the delinquent amount. Loans are reviewed monthly as to their status, and on a quarterly basis, a Watch List of potentially troubled loans is prepared and presented to the Board of Directors. Management is not aware of any materially potential loan problems that have not been disclosed in this report.

The following table summarizes pertinent asset quality ratios at June 30, 2007 and December 31, 2006.

Asset Quality Ratios	6/30/07	12/31/06
Non-accrual loans/Total loans	0.27%	0.13%
Non-performing assets (1) /Total loans	0.39%	0.13%
Net (charge-offs) recoveries/Average loans	0.02%	(0.07)%
Allowance/Total loans	0.99%	1.01%
Allowance/Non-accrual loans	362.98%	759.44%
Allowance/Non-performing loans (1)	266.59%	752.42%

(1) Non-performing assets of $1,314,000 as of June 30, 2007 and $433,000 as of December 31, 2006 include non accrual loans of $921,000 at June 30, 2007 and $429,000 at December 31, 2006. The increase in non-performing assets at June 30, 2007 is attributable to the addition of one secured commercial credit to non-accrual loans.

East Penn Financial had other real estate owned as acquired through foreclosure on one residential property in the amount of $60,000 as of June 30, 2007 as compared with none as of December 31, 2006. East Penn Financial expects to dispose of the property by year end with no loss.

Loan concentrations are considered to exist when the total amount of loans to any one or a multiple number of borrowers engaged in similar activities or having similar characteristics exceeds 10% of loans outstanding in any one category. The majority of East Penn Bank’s lending is made within its primary market area, which includes Emmaus and other adjacent communities in Lehigh County, Pennsylvania. Two portfolio segments represent possible concentrations: commercial real estate and consumer loans secured by residential real estate. While East Penn Bank does not have a concentration of credit risk with any single borrower, repayments on loans in these portfolios can be negatively influenced by decreases in real estate values. Management mitigates this risk through stringent underwriting policies and procedures.

Bank Owned Life Insurance

During 2000, East Penn Bank invested $4,500,000 in Bank Owned Life Insurance (“BOLI”) for a chosen group of employees, namely officers. In 2001, East Penn Bank made a subsequent BOLI investment, resulting in a total investment of $6,000,000. Under the terms of the BOLI, East Penn Bank is the owner and beneficiary of the policies. Earnings from the BOLI are recognized as other income. The BOLI is profitable from the appreciation of the cash surrender values of the pool of insurance, and provides a tax advantage to East Penn Financial. This profitability is used to offset a portion of current and future employee benefit costs and a Nonqualified Supplemental Executive Retirement Plan for East Penn Financial’s Chief Executive Officer.

East Penn Financial had $7,945,000 and $7,788,000 in BOLI as of June 30, 2007 and December 31, 2006, respectively. Although the BOLI is an asset that may be liquidated, it is East Penn Financial’s intention to hold this pool of insurance because it provides tax-exempt income that lowers East Penn Financial’s tax liability, while enhancing its overall capital position.

Investment in Bank

On September 23, 2003, East Penn Financial purchased 141,300 shares of common stock outstanding for $1,413,000 in a de novo bank, named Berkshire Bank, located in Wyomissing, Berks County, Pennsylvania. On October 22, 2003, East Penn Financial purchased an additional 12,123 shares of common stock for $121,000, which resulted in increasing East Penn Financial’s investment to $1,534,000, or 18.3%, of Berkshire Bank’s outstanding common stock as of December 31, 2003. The aggregate ownership percentage of East Penn Financial and its directors and officers as dictated within the terms of the Stock Subscription and Purchase Agreement between East Penn Financial and Berkshire Bank was 19.9%.

During 2004, Berkshire Bank announced a 5-for-4 stock split, effected in the form of a 25% stock dividend, payable July 22, 2004, which resulted in East Penn Financial receiving an additional 38,355 shares. On September 1, 2004, Berkshire Bank commenced a three-phase common stock offering effective through March 31, 2005. In order to maintain its level of investment in Berkshire Bank, East Penn Financial purchased an additional 57,119 shares. On July 21, 2005, Berkshire Bank announced the payment of a 5-for-4 stock split, effected in the form of a 25% stock dividend, payable August 19, 2005, which resulted in an additional 62,224 shares.

Pursuant to a Plan of Reorganization and a Plan of Merger (the “Plan”) that was approved by Berkshire Bank’s shareholders on April 18, 2006, a holding company named Berkshire Bancorp, Inc. was formed and was effective September 1, 2006. As part of the reorganization, Berkshire Bank became a wholly owned banking subsidiary of Berkshire Bancorp, Inc. The Plan further provided for the one-for-one exchange of shares of common stock of Berkshire Bank for shares of common stock of Berkshire Bancorp, Inc. In accordance with its equivalent 19.9% ownership, East Penn Financial exchanged one-for-one the common stock shares of Berkshire Bank for the common stock shares of Berkshire Bancorp, Inc.

Berkshire Bancorp, Inc. announced a 5-for-4 stock split effected in the form of a stock dividend as of the record date of September 14, 2006, which resulted in the issuance of 77,780 additional shares of common stock. On November 9, 2006, East Penn Financial purchased 256 additional shares at $10 per share in order to maintain its 19.9% aggregate ownership level. This occurred because Berkshire Bancorp, Inc. issued additional stock as a result of the exercise of options by its officers.

Effective March 22, 2007, Berkshire Bancorp, Inc. initiated a two-phase stock offering expected to end August 31, 2007. As part of this offering, shareholders who purchase stock in either phase will receive a warrant for each share purchased. As of June 30, 2007, East Penn Financial had not yet subscribed to purchase additional shares under the stock offering. As a result, its percentage aggregate ownership decreased below 19.9%. At June 30, 2007, East Penn Financial’s total investment in Berkshire Bancorp, Inc. was $2,150,000, represented by 389,157 shares, resulting in a 19.1% aggregate ownership in consideration of the combined ownership of East Penn Financial, its directors and its officers. On September 4, 2007, East Penn Financial purchased an additional 45,614 shares of Berkshire Bancorp, Inc. at $10 per share to increase its aggregate ownership to 19.9%.

While East Penn Financial is considered to be a passive investor, it regards this to be a viable investment. The investment is carried at cost and is included in the other assets category on the consolidated balance sheet. East Penn Financial uses the best information that is available to assess the reasonableness of the value of this asset. The financial condition of Berkshire Bancorp, Inc. and the stability of its stock price have proven to be reliable valuation sources. No indicators of impairment were noted as part of East Penn Financial’s latest evaluation.

Deposits

Deposits are the major source of East Penn Financial’s funds for lending and investment purposes. Total deposits at June 30, 2007 were $377,828,000, an increase of $5,197,000, or 1.4%, from total deposits of $372,631,000 at December 31, 2006. In addition to the $2,873,000 increase in non-interest bearing deposits, the growth of $2,324,000 in interest bearing deposits was influenced by the increase in interest rates. This impacted the cost of deposits, which increased to 3.34% as of June 30, 2007 from 2.86% as of December 31, 2006 and 2.56% as of June 30, 2006.

Securities Sold under Agreements to Repurchase

Securities sold under agreements to repurchase increased $3,853,000, or 57.1%, to $10,602,000 at June 30, 2007 from $6,749,000 at December 31, 2006. The increase was attributable to rate-driven customers who found that they could earn a higher rate of interest on this product as compared with deposits. Securities sold under agreements to repurchase generally mature in one business day and roll over under a continuing contract.

Short-Term Borrowings

There were no short-term borrowings in the form of overnight federal funds purchased as of June 30, 2007 and December 31, 2006. East Penn Bank has a $5,000,000 federal funds line of credit with its main correspondent bank, Atlantic Central Bankers Bank, Camp Hill, Pennsylvania (“ACBB”) as well as a short-term/overnight line of credit of $35 million with the Federal Home Loan Bank of Pittsburgh (“FHLB”), which is part of its overall maximum borrowing capacity of $147,557,000.

Long-Term Debt and Borrowing Capacity

There were $19 million outstanding in fixed rate term loans with the FHLB at June 30, 2007, a reduction of $5 million from the $24 million that was outstanding at December 31, 2006. The $19 million borrowing is comprised of the following fixed rate borrowings (dollars in thousands):

Maturity	Amount	Rate
November 28, 2007	$7,000	3.43%
May 5, 2008	5,000	4.03%
November 28, 2008	7,000	3.78%

Total	$19,000	3.72%	weighted average

East Penn Bank has generally used long-term borrowings to fund growth. This strategy has helped East Penn Bank to manage its cost of funds by allowing it to lock into fixed rates, at a time when interest rates were at their historic lowest levels.

East Penn Bank has a total maximum borrowing capacity for both short and long-term borrowings of approximately $147,557,000 with the FHLB, out of which $19 million represents fixed rate term loans that were outstanding at June 30, 2007, and resulted in an unused borrowing capacity of $128,557,000.

Mandatory Redeemable Capital and Junior Subordinated Debentures

As of June 30, 2007, East Penn Financial had $8,248,000 outstanding in junior subordinated debentures, which were issued on July 31, 2003 to investors as capital trust pass-through securities by East Penn Statutory Trust I (“Trust”), a Connecticut statutory business trust and non-consolidated wholly owned subsidiary of East Penn Financial. The securities have a fixed rate of 6.80% through September 17, 2008. The capital securities are redeemable by East Penn Financial on or after September 17, 2008, at par, or earlier, if the deduction of related interest for federal income taxes is prohibited, classification as Tier I Capital is no longer allowed, or certain other contingencies arise. The capital securities must be redeemed upon final maturity of the subordinated debentures on September 17, 2033. Proceeds totaling $4.3 million were contributed to the capital at East Penn Bank. The remaining proceeds in the amount of $3.9 million were used to invest in Berkshire Bank, a de novo bank, the repurchase of East Penn Financial’s common stock and other business purposes. East Penn Financial chose to utilize the multi-issuer trust preferred alternative, which proved to be a less expensive and more flexible resource of regulatory capital.

Asset/Liability Management

Interest rate risk is the exposure of a bank’s current and future earnings and capital arising from adverse movements in interest rates. An interest sensitive asset or liability is one that experiences changes in cash flows as a direct result of changes in market interest rates. The management of interest rate risk involves analyzing the maturity and repricing of interest sensitive assets and liabilities at specific points in time. The imbalance between interest sensitive assets and liabilities is commonly referred to as the interest rate gap. The interest rate gap is one way of assessing the risk inherent in the existing balance sheet as it relates to potential changes in net interest income.

The guidelines of East Penn Financial’s interest rate risk policy seek to limit the exposure to changes in interest rates that affect the underlying economic value of assets and liabilities, earnings and capital. East Penn Financial manages its balance sheet with the intent of maximizing net interest income, while maintaining an acceptable level of risk to minimize the impact that changing interest rates may have on its net income and changes in the economic value of its equity. The overall interest rate risk position and strategies for the management of interest rate risk are reviewed by senior management and the Asset/ Liability Committee (“ALCO”) of the Board of Directors on an ongoing basis. East Penn Financial utilizes a variety of methodologies and resources to measure its interest rate risk. It also has the ability to effect strategies to manage interest rate risk, which include, but are not limited to, selling newly originated residential mortgage loans, controlling the volume mix of fixed/variable rate commercial loans and securities, increasing/decreasing deposits via interest rate changes, borrowing from the FHLB, and buying/selling securities. Adjustments to the mix of interest sensitive assets and liabilities are made periodically in an effort to give East Penn Financial dependable and steady growth in net interest income, while at the same time, managing the related risks.

Liquidity

Liquidity refers to East Penn Financial’s ability to generate adequate amounts of cash to meet financial obligations to its customers and shareholders in order to fund loans, to respond to deposit outflows and to cover operating expenses. Maintaining a level of liquid funds through asset/liability management seeks to ensure that these needs are met at a reasonable cost. Liquidity is essential to compensate for fluctuations in the balance sheet and provide funds for growth and normal operating expenditures. Sources of funds include scheduled amortization of loans, loan prepayments, scheduled maturities of investments, and cash flows from mortgage-backed securities. Liquidity needs may also be met by converting assets into cash or obtaining sources of additional funding, whether through deposit growth or borrowings under lines of credit with correspondent banks.

Liquidity from asset categories is provided through cash, amounts due from banks, interest-bearing deposits with banks and federal funds sold, which were $17,733,000 at June 30, 2007, compared to $22,954,000 at December 31, 2006. This decrease was due to a decline in overnight federal funds sold, which were used to fund loan growth. Additional asset liquidity sources include principal and interest payments from securities in East Penn Financial’s investment portfolio and cash flows from its amortizing loan portfolio. Longer-term liquidity needs may be met by selling securities available for sale, selling loans or raising additional capital. At June 30, 2007, there was $36,422,000 in liquid securities as compared with $45,328,000 at December 31, 2006. Liquid securities decreased $8,906,000 since year-end as a result of the need to pledge additional securities to collateralize the increase in securities sold under agreements to repurchase and public fund deposits.

Liability liquidity sources include attracting deposits at competitive rates. Deposits at June 30, 2007 were $377,828,000, compared to $372,631,000 at December 31, 2006. In addition, East Penn Bank has available lines of credit with its main correspondent banks, ACBB, for $5,000,000 and the FHLB for $147,557,000, both of which are reliable sources for short and long-term funds.

East Penn Financial’s consolidated financial statements do not reflect various off-balance sheet commitments that are made in the normal course of business, which may involve some liquidity risk. Off-balance sheet arrangements are discussed in detail below.

Management is of the opinion that its liquidity position, at June 30, 2007, is adequate to respond to fluctuations “on” and “off” the balance sheet. In addition, management knows of no trends, demands, commitments, events or uncertainties that may result in, or that are reasonably likely to result in East Penn Financial’s inability to meet anticipated or unexpected liquidity needs.

Contractual Obligations

East Penn Financial has various financial obligations that may require future cash payments. These obligations include the payment of liabilities recorded on the consolidated balance sheet as well as contractual obligations for purchase commitments and operating leases. The following table represents East Penn Financial’s contractual obligations, by type, that are fixed and determined at June 30, 2007.

	CONTRACTUAL OBLIGATIONS

	June 30, 2007
	Less Than			Over
	1 Year	1 – 3 Years	3 – 5 Years	5 Years	Total
	(in thousands)
Time deposits	$135,608	$43,227	$1,485	$150	$180,470
Long-term debt	12,000	7,000	-	-	19,000
Junior subordinated
debentures	-	8,248	-	-	8,248
Nonqualified supplemental
executive retirement plan	110	108	69	207	494
Premises commitments	850	-	-	-	850
Operating leases	255	469	378	780	1,882
Total	$148,823	$59,052	$1,932	$1,137	$210,944

Off-Balance Sheet Arrangements

East Penn Financial’s consolidated financial statements do not reflect various off-balance sheet arrangements that are made in the normal course of business. These commitments consist mainly of loans approved but not yet funded, unused lines of credit and letters of credit made in accordance with the same standards as on-balance sheet instruments. Unused commitments at June 30, 2007 were $85,552,000, which consisted of $60,352,000 in unfunded commitments to existing loans, $5,751,000 to grant new loans, $11,717,000 in unused lines for overdraft privilege and $7,732,000 in letters of credit. Because these instruments have fixed maturity dates, and because many of them will expire without being drawn upon, they do not present a liquidity risk to East Penn Financial. Management believes that any amounts actually drawn upon can be funded in the normal course of operations. East Penn Financial has no investment in or financial relationship with any unconsolidated entities that are reasonably likely to have a material effect on liquidity or the availability of capital resources.

Capital

The following table presents the risk-based and leverage capital amounts and ratios at June 30, 2007 for East Penn Financial and East Penn Bank.

					To be Well Capitalized
			For Capital Adequacy		under Prompt Corrective
	Actual		Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
As of June 30, 2007:
Total capital (to risk-weighted assets):
Company	$38,276	10.7%	>$28,504	>8.0%	N/A	N/A	%
Bank	35,389	10.0	>28,302	>8.0	>$35,378	>10.0
Tier 1 capital (to risk-weighted assets):
Company	34,933	9.8	>14,252	>4.0	N/A	N/A
Bank	32,046	9.1	>14,151	>4.0	> 21,227	> 6.0
Tier 1 capital (to average assets):
Company	34,933	7.8	>17,814	>4.0	N/A	N/A
Bank	32,046	7.2	>17,694	>4.0	> 22,118	> 5.0

These capital ratios continue to remain at levels, which are considered to be “well-capitalized” as defined by regulatory guidelines.

Banking laws and regulations limit the amount of cash dividends that may be paid without prior approval from East Penn Financial’s regulatory agencies. In abidance with such requirements, on January 18, 2007, the Board of Directors authorized and declared a semi-annual cash dividend for 2007 in the amount of $0.12 per share, payable on February 28, 2007 to all shareholders of record as of February 2, 2007. On July 19, 2007, the Board of Directors authorized and declared a cash dividend for the second half of 2007 for $0.12 per share of common stock, payable on August 31, 2007 to all shareholders of record as of August 10, 2007. The payment of this semi-annual cash dividend will reduce retained earnings by $1,513,000.

Restrictions under the Section 202e of the Pennsylvania Banking Code of 1965 are placed on the size of a Bank’s investment in fixed assets as a percentage of equity. Presently, East Penn Bank exceeds the allowable limit of 25% of equity, as defined by the Pennsylvania Department of Banking. East Penn Bank’s fixed assets as a percentage of equity decreased to 34.9% at June 30, 2007 as compared with 40.9% at June 30, 2006. The drop in the ratio was due to the decline in the balance of total fixed assets, which decreased as a result of normal depreciation, and the increase in the total equity from the retention of earnings. Since this ratio exceeds the allowable limit, East Penn Bank generally contacts the Department of Banking to obtain the Department’s approval before acquiring a fixed asset that is of a material dollar amount. Compliance with the allowable fixed asset limit of this section of East Penn Banking Code is expected to occur through normal depreciation adjustments and retention of earnings.

Quantitative and Qualitative Disclosures About Market Risk

In the normal course of conducting business activities, East Penn Financial is exposed to market risk, principally interest rate risk. Interest rate risk arises from market driven fluctuations in interest rates that affect cash flows, income, expense and values of financial instruments. The Asset/Liability Committee, using policies and procedures approved by the Board of Directors, is responsible for managing the interest rate sensitivity position.

No material changes in the market risk strategy occurred during the current period. No material changes have been noted in East Penn Financial’s equity value at risk. A detailed discussion of market risk for the year ended December 31, 2006 is contained in the “Quantitative and Qualitative Disclosure About Market Risk” section of Management’s Discussion at page 123.

EAST PENN FINANCIAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)
	June 30,	December 31,
(In thousands, except share and per share data)	2007	2006
ASSETS
Cash and due from banks	$4,913	$7,785
Interest bearing deposits	2,703	18
Federal funds sold	10,117	15,151
Cash and cash equivalents	17,733	22,954
Securities available for sale	65,683	70,392
Mortgage loans held for sale	135	373
Loans receivable, net of unearned income	337,109	322,800
Less: allowance for loan losses	(3,343)	(3,258)
Total net loans	333,766	319,542

Bank premises and equipment, net	9,415	9,820
Investment in restricted stock	1,992	2,230
Bank owned life insurance	7,945	7,788
Accrued interest receivable and other assets	6,882	6,353

Total assets	$443,551	$439,452

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Deposits:
Noninterest bearing	$48,983	$46,110
Interest bearing	328,845	326,521
Total deposits	377,828	372,631
Securities sold under agreements to repurchase	10,602	6,749
Long-term debt	19,000	24,000
Junior subordinated debentures	8,248	8,248
Accrued interest payable and other liabilities	2,330	2,663

Total liabilities	418,008	414,291

STOCKHOLDERS’ EQUITY
Preferred stock, no par value; authorized
16,000,000 shares; none issued	-	-
Common stock, par value $0.625 per share;
authorized 40,000,000 shares; 2007 issued 6,618,766
shares; outstanding 6,310,474 shares; 2006 issued
6,613,554 shares; outstanding 6,305,262 shares	4,137	4,134
Surplus	9,311	9,272
Retained earnings	15,351	14,417
Accumulated other comprehensive loss	(1,406)	(812)
Less: Treasury stock – at cost, 308,292 shares	(1,850)	(1,850)
Total stockholders’ equity	25,543	25,161

Total liabilities and
stockholders’ equity	$443,551	$439,452

See Notes to Consolidated Financial Statements

EAST PENN FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
Three Months and Six Months Ended June 30, 2007 and 2006
(Unaudited)
	Three Months Ended		Six Months Ended
(In thousands, except per share data)	2007	2006	2007	2006
Interest income
Loans receivable, including fees	$5,458	$4,898	$10,769	$9,561
Securities:
Taxable	342	604	1,093	1,273
Tax-exempt	237	181	479	347
Other	400	59	436	103
Total interest income	6,437	5,742	12,777	11,284

Interest expense
Deposits	2,753	1,917	5,450	3,602
Federal funds purchased and securities
sold under agreements to repurchase	55	70	98	165
Long-term debt	198	287	423	617
Junior subordinated debentures	136	136	272	272
Total interest expense	3,142	2,410	6,243	4,656

Net interest income	3,295	3,332	6,534	6,628

Provision for loan losses	90	119	135	209

Net interest income after
provision for loan losses	3,205	3,213	6,399	6,419

Other income
Customer service fees	398	383	774	777
Mortgage banking activities, net	55	25	89	68
Income from investment in life insurance	80	68	157	135
Other income	129	91	220	230
Total other income	662	567	1,240	1,210

Other expense
Salaries and employee benefits	1,441	1,400	2,932	2,954
Occupancy	295	278	602	563
Equipment	215	219	422	437
Other expenses	995	822	1,666	1,566
Total other expense	2,946	2,719	5,622	5,520

Income before income taxes	921	1,061	2,017	2,109

Income tax expense	129	212	327	430

Net income	$792	$849	$1,690	$1,679

Basic earnings per share	$0.13	$0.13	$0.27	$0.27

Diluted earnings per share	$0.12	$0.13	$0.27	$0.27

Cash dividends per common share	$0.00	$0.00	$0.12	$0.11

See Notes to Consolidated Financial Statements

EAST PENN FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
Six Months Ended
June 30, 2007 and 2006
(Unaudited)

				Accumulated
				Other
(In thousands, except share and per	Common		Retained	Comprehensive	Treasury
share data)	Stock	Surplus	Earnings	Loss	Stock	Total
Balance, December 31, 2005	$4,133	$9,246	$12,192	$(880)	$(1,850)	$22,841
Comprehensive income:
Net income	-	-	1,679	-	-	1,679
Changes in net unrealized losses
on securities available
for sale, net of tax effect	-	-	-	(976)	-	(976)

Total comprehensive income						703

Compensation expense related
to stock options	-	3	-	-	-	3

Cash dividends ($0.11 per share)	-	-	(693)	-	-	(693)

Balance, June 30, 2006	$4,133	$9,249	$13,178	$(1,856)	$(1,850)	$22,854

Balance, December 31, 2006	$4,134	$9,272	$14,417	$(812)	$(1,850)	$25,161
Comprehensive income:
Net income	-	-	1,690	-	-	1,690
Changes in net unrealized losses
on securities available for sale,
net of tax effect	-	-	-	(594)	-	(594)

Total comprehensive income						1,096

Exercise of 5,212 common stock
options	3	39	-	-	-	42

Cash dividends ($0.12 per share)	-	-	(756)	-	-	(756)

Balance, June 30, 2007	$4,137	$9,311	$15,351	$(1,406)	$(1,850)	$25,543

See Notes to Consolidated Financial Statements

EAST PENN FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
Six Months Ended June 30, 2007 and 2006
(Unaudited)

	Six Months Ended
(In thousands)	2007	2006
CASH FLOWS from OPERATING ACTIVITIES
Net income	$1,690	$1,679
Adjustments to reconcile net income to net cash
provided by operating activities:
Provision for loan losses	135	209
Provision for depreciation and amortization	448	431
Compensation expense for stock options	-	3
Net amortization/accretion of securities premiums and discounts	62	77
Net realized loss from sale of available for sale securities	-	38
Net realized gain from sale of held to maturity securities	-	(38)
Proceeds from sale of loans originated for sale	5,899	5,051
Net gain on loans originated for sale	(89)	(68)
Loans originated for sale	(5,572)	(4,297)
Earnings on investment in life insurance	(157)	(135)
Increase in accrued interest receivable
and other assets	(163)	(91)
Increase (decrease) in accrued interest payable
and other liabilities	(333)	368

Net Cash Provided by Operating Activities	1,920	3,227

CASH FLOWS from INVESTING ACTIVITIES
Decrease in interest bearing time deposits	-	500
Purchases of available for sale securities	(2,072)	(6,725)
Proceeds from maturities of and principal repayments
on available for sale securities	5,819	4,747
Proceeds from sale of available for sale securities	-	5,136
Proceeds from maturities of and principal repayments
on held to maturity securities	-	39
Proceeds from sale of held to maturity securities	-	1,037
Net increase in loans	(14,419)	(18,782)
Net decrease in restricted stock	238	419
Purchases of bank premises and equipment	(43)	(1,205)

Net Cash Used in Investing Activities	(10,477)	(14,834)

CASH FLOWS from FINANCING ACTIVITIES
Net increase in deposits	5,197	30,660
Net increase (decrease) in federal funds purchased and
securities sold under agreements to repurchase	3,853	(1,998)
Repayment of long-term borrowings	(5,000)	(10,000)
Proceeds from the exercise of stock options	42	-
Dividends paid	(756)	(693)

Net Cash Provided by (Used in) Financing Activities	3,336	(17,969)

Net Increase (Decrease) in Cash and Cash Equivalents	(5,221)	6,362

Cash and cash equivalents -Beginning	22,954	10,629

Cash and cash equivalents -Ending	$17,733	$16,991

SUPPLEMENTARY CASH FLOW INFORMATION

Interest paid	$6,630	$4,482
Federal income taxes paid	$425	$415

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES

Other real estate acquired in settlement of loans	$60	-

See Notes to Consolidated Financial Statements

1. Basis of Presentation

East Penn Financial Corporation (the “Company”) was incorporated on January 27, 2003 for the purpose of forming a bank holding company. On July 1, 2003, the Company completed the reorganization with East Penn Bank (the “Bank”) and its wholly owned subsidiary, East Penn Mortgage Company, into the holding company form of ownership. In the reorganization, the Bank became a wholly owned banking subsidiary of the Company. On July 31, 2003, the Company formed East Penn Statutory Trust I (the “Trust”), a Connecticut statutory business trust, for the purpose of issuing $8 million in capital pass-through securities to investors. The Trust is a non-consolidated subsidiary as permitted by FIN 46.

The consolidated financial statements include the accounts of the Company, and its wholly owned subsidiary, the Bank. All significant intercompany accounts and transactions have been eliminated.

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and in accordance with instructions for Form 10-Q and S-X Rule 10-01. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for fair presentation have been included.

Operating results for the six-month period ended June 30, 2007, are not necessarily indicative of the results that may be expected for the year ended December 31, 2007. For further information, refer to the consolidated financial statements and footnotes thereto for the year ended December 31, 2006 beginning at page 127.

2. Proposed Plan of Merger with Harleysville National Corporation

On May 16, 2007, East Penn Financial Corporation and Harleysville National Corporation (“HNC”) issued a joint press release announcing the signing of a definitive agreement, dated May 15, 2007, for East Penn Financial Corporation to merge with and into HNC, and East Penn Financial Corporation’s wholly owned subsidiary, East Penn Bank to merge with and into HNC’s wholly owned subsidiary, Harleysville National Bank and Trust Company (“HNB”).

The total value of the transaction under the agreement at the time of its announcement was estimated at $92.7 million or approximately $14.50 per share of East Penn Financial Corporation stock. However, actual value will depend on several factors, including the price of HNC stock, but will not be less than $13.52 per share ($86.3 million) or greater than $15.48 per share ($99.1 million). Subject to the terms and conditions of the merger agreement, each shareholder of East Penn Financial Corporation may elect to receive either cash only or HNC shares only for each share of East Penn Financial Corporation stock. An East Penn Financial Corporation shareholder may receive a combination of both in the aggregate for all East Penn Financial Corporation shares the shareholder owns subject to the election of other shareholders. The amount of final per share consideration is based on a formula that is determined by the average per share value of HNC stock during the twenty day period ending eleven days prior to the closing. The consideration is subject to election and allocation procedures designed to provide that the cash portion is $50,284,000, but in any event, not greater than 60% of the dollar value of the merger consideration. The parties have agreed that the allocation of HNC common stock and cash will be such that the East Penn Financial Corporation shareholders will not recognize gain or loss for Federal income tax purposes on those East Penn Financial Corporation shares that are exchanged for HNC common stock in the merger.

It is anticipated that the acquisition, which is subject to state and federal regulatory approval, approval by the shareholders of East Penn Financial Corporation and other customary conditions to closing, will most likely be completed in the fall of 2007.

As part of the agreement, East Penn Bank will become a division of HNC and will operate under the “East Penn Bank” name and logo. In addition nine of HNC’s existing branches located in and about East Penn Bank’s serving community will also be transferred to the East Penn division. Pursuant to the merger agreement, HNC and East Penn Financial Corporation agreed that Brent L. Peters, Chairman of the Board, President and Chief Executive office of East Penn Financial Corporation, will continue with HNC upon closing of the merger, as an executive officer and President of East Penn Bank division and a member of the HNC and Harleysville National Bank boards of directors.

3. Investment in Bank

On September 23, 2003, the Company made an initial purchase of 141,300 shares of common stock of a de novo bank, named Berkshire Bank, located in Wyomissing, Berks County, Pennsylvania. At the completion of Berkshire’s initial stock offering, the Company purchased an additional 12,123 shares, which resulted in increasing the Company’s investment to $1,534,000 of Berkshire Bank’s outstanding common stock as of December 31, 2003. In consideration of the Company’s and its director’s and officer’s combined ownership of Berkshire Bank common stock, the aggregate percentage ownership was 19.9% as of the 2003 year end, which is in accordance with the terms of a Stock Subscription and Purchase Agreement between the Company and Berkshire Bank. Under this agreement, the Company is also entitled to purchase from Berkshire Bank up to 5% of additional stock at any time beginning on the date of the warrant and for 10 years thereafter at an exercise price of $6.40 per share, which is adjusted in consideration of two 5-for-4 stock splits. The total number of shares that are subject to purchase under all of the Company’s warrants, options or rights shall not exceed 25% of the total number of shares of Berkshire Bank common stock.

In August 2003, the Company entered into an agreement, known as a Crown X agreement that was approved by the Federal Reserve Bank of Philadelphia in September 2003. This agreement imposes certain restrictions where the Company has agreed not to:

  solicit proxies with respect to any voting securities of Berkshire Bank or influence the manner in which any other shareholder of Berkshire Bank votes any voting securities of Berkshire Bank;
  cause any voting securities of Berkshire Bank to be subject to a voting trust;
  cause Berkshire Bank to become a subsidiary of the Company;
  have any designated representative serve or act as an officer, director, employee or agent of Berkshire Bank;
  propose any person for election as a director of Berkshire Bank;
  attempt to influence the dividend policies or practices of Berkshire Bank; the investment, loan or credit decision policies; the pricing of services; personnel decisions or operations activities;
  exercise or seek to exercise any controlling influence over the management of Berkshire Bank;
  enter into any banking or non-banking transactions with Berkshire Bank, except that the Company may establish and maintain deposit accounts with Berkshire Bank, provided the aggregate balance of all such accounts does not exceed $500,000 and that the accounts are maintained on substantially the same terms as those prevailing for comparable accounts of persons unaffiliated with Berkshire Bank.

During 2004, Berkshire Bank announced a 5-for-4 stock split, effected in the form of a 25% stock dividend, payable July 22, 2004, which resulted in the Company receiving an additional 38,355 shares. As part of a three-phase stock offering, which began on September 1, 2004 and was effective through March 31, 2005, the Company purchased an additional 57,119 shares of common stock. On July 21, 2005, Berkshire Bank announced the payment of a 5-for-4 stock split, effected in the form of a 25% stock dividend, payable August 19, 2005, which resulted in an additional 62,224 shares.

Pursuant to a Plan of Reorganization and a Plan of Merger (the “Plan”) that was approved by Berkshire Bank’s shareholders on April 18, 2006, a holding company named Berkshire Bancorp, Inc. was formed and was effective September 1, 2006. As part of the reorganization, Berkshire Bank became a wholly owned banking subsidiary of Berkshire Bancorp, Inc. The Plan further provided for the one-for-one exchange of shares of common stock of Berkshire Bank for shares of common stock of Berkshire Bancorp, Inc. In accordance with its equivalent 19.9% ownership, the Company exchanged one-for-one the common stock shares of Berkshire Bank for the common stock shares of Berkshire Bancorp, Inc. In addition, the Company executed a Crown X agreement that was amended to reflect the Company’s acquisition of Berkshire Bancorp, Inc. common stock. Other than this revision, the Crown X agreement, which was approved by the Federal Reserve Bank of Philadelphia in July 2006, remained substantially unchanged from the original agreement approved by the Federal Reserve Bank in September 2003.

Subsequently, Berkshire Bancorp, Inc. announced a 5-for-4 stock split effected in the form of a stock dividend as of the record date of September 14, 2006, which resulted in the issuance of 77,780 additional shares of common stock. On November 9, 2006, the Company purchased 256 additional shares at $10 per share in order to maintain its 19.9% aggregate ownership level. This occurred because Berkshire Bancorp, Inc. issued additional stock as a result of the exercise of options by its officers.

Effective March 22, 2007, Berkshire Bancorp, Inc. initiated a two-phase stock offering expected to end August 31, 2007. As part of this offering, shareholders who purchase stock in either phase will receive a warrant for each share purchased. As of June 30, 2007, the Company had not yet subscribed to purchase additional shares under the stock offering. As a result, its percentage aggregate ownership decreased below 19.9%. At June 30, 2007, the Company’s total investment in Berkshire Bancorp, Inc. was $2,150,000, represented by 389,157 shares, resulting in a 19.1% aggregate ownership in consideration of the combined ownership of the Company, its directors and its officers.

While the Company is considered to be a passive investor, it regards this to be a viable investment. The investment is carried at cost and is included in the other assets category on the consolidated balance sheet. The Company uses the best information that is available to assess the reasonableness of the value of this asset. The financial condition of Berkshire Bancorp, Inc. and the stability of its stock price have proven to be reliable valuation sources. No indicators of impairment were noted as part of the Company’s latest evaluation.

4. Earnings per Share

     The following table sets forth the computation of basic and diluted earnings per share:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Net income applicable to common stock	$792,000	$849,000	$1,690,000	$1,679,000
Weighted-average common shares outstanding	6,306,568	6,304,262	6,305,918	6,304,262
Effect of dilutive securities, stock options	43,502	18,604	26,067	19,745

Weighted-average common shares outstanding
used to calculate diluted earnings per share	6,350,070	6,322,866	6,331,985	6,324,007
Basic earnings per share	$0.13	$0.13	$0.27	$0.27

Diluted earnings per share	$0.12	$0.13	$0.27	$0.27

5. Comprehensive Income

The components of other comprehensive income (loss) and related tax effects for the three and six months ended June 30, 2007 and 2006 are as follows:

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
(in thousands)	2007	2006	2007	2006
Unrealized holding losses on
available for sale securities	$(1,095)	$(795)	$(900)	$(1,516)
Less reclassification adjustment for
loss included in net income	-	38	-	38

Net unrealized losses	(1,095)	(757)	(900)	(1,478)
Tax effect	(373)	(257)	(306)	(502)

Net of tax amount	$(722)	$(500)	$(594)	$(976)

6. Stock Option Plan

Effective January 1, 2006, the Company adopted the fair value recognition provisions of FASB Statement No. 123R, Share-Based Payment (SFAS 123R), using the modified-prospective transition method. Under this transition method, compensation cost recognized in 2006 included: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006 based on the grant date fair value calculated in accordance with the original provisions of SFAS 123, and (b) compensation cost for all share-based payments granted subsequent to December 31, 2005, based on a grant-date fair value estimated in accordance with the provisions of SFAS 123R. No stock options were granted during the first six months of 2007 and there were no unvested options as of December 31, 2006 or June 30, 2007, which in turn means there was no impact to earnings. This compares with 2006 where 13,000 options to purchase common stock were granted to directors on May 18, 2006. Since the options have a six-month vesting period, the Company had 13,000 stock options that were not fully vested as of June 30, 2006. The related compensation costs totaled $19,000 and were recognized monthly on a straight-line basis through November 18, 2006, which was the end of the six-month vesting period. The Company’s earnings before income taxes for the three and six months ended June 30, 2006 were $3,000 lower due to the adoption of SFAS 123R.

7. Guarantees

The Company does not issue any guarantees that would require liability recognition or disclosure, other than its standby letters of credit. Standby letters of credit that are written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Generally, all letters of credit, when issued, have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as those that are involved in extending loan facilities to customers. The Bank, generally, holds collateral and/or personal guarantees supporting these commitments. The Bank had $7,732,000 in standby letters of credit as of June 30, 2007. Management believes that the proceeds obtained through liquidation of collateral and the enforcement of guarantees would be sufficient to cover the potential amount of future payments required under the corresponding guarantees. The current amount of the liability as of June 30, 2007 for guarantees under standby letters of credit is not material.

8. New Accounting Standards

In July 2006, the FASB issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes”. The interpretation clarifies the accounting for uncertainty in income taxes recognized in a company's financial statements in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes”. Specifically, the pronouncement prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The interpretation also provides guidance on the related derecognition, classification, interest and penalties, accounting for interim periods, disclosure and transition of uncertain tax positions. The interpretation is effective for fiscal years beginning after December 15, 2006. The Company’s consolidated financial statements were not significantly impacted from this new pronouncement.

In September 2006, the FASB issued FASB Statement No. 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements. FASB Statement No. 157 applies to other accounting pronouncements that require or permit fair value measurements. The new guidance is effective for financial statements issued for fiscal years beginning after November 15, 2007, and for interim periods within those fiscal years. The Company is currently evaluating the potential impact, if any, of the adoption of FASB Statement No. 157 on its consolidated financial position, results of operations and cash flows.

In February 2007, the FASB issued FASB Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”. FASB Statement No. 159 permits entities to make an irrevocable election to carry almost any financial instrument at fair value. Upon the effective date (or early adoption) of FASB Statement No. 159, when an entity elects to apply the fair value option to specific items, the entity reports the difference between the items’ carrying value and their fair value as a cumulative-effect adjustment to the opening balance of retained earnings. The Statement is effective as of the beginning of an entity’s fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided that the entity also elects to apply the provisions of FASB Statement No. 157. The choice of early adoption must be made within 120 days of the beginning of the fiscal year of adoption, provided the entity has not yet issued financial statements, including required notes to those financial statements, for any interim period of the fiscal year of adoption. The Company did not adopt FASB Statement No. 159 early and will continue to evaluate the potential impact, if any, of the adoption of the Statement on its consolidated financial condition, results of operations and cash flows.

In March 2007, the FASB ratified Emerging Issues Task Force Issue No. 06-10, “Accounting for Collateral Assignment Split-Dollar Life Insurance Agreements” (“EITF 06-10”). EITF 06-10 provides guidance for determining a liability for the postretirement benefit obligation as well as recognition and measurement of the associated asset on the basis of the terms of the collateral assignment agreement. EITF 06-10 is effective for fiscal years beginning after December 15, 2007. The Company is currently assessing the impact of EITF 06-10 on its consolidated financial position and results of operations.

In April 2007, the FASB directed the FASB Staff to issue FSP No. FIN 39-1, “Amendment of FASB Interpretation No. 39” (“FSP FIN 39-1”). FSP FIN 39-1 modifies FIN No. 39, “Offsetting of Amounts Related to Certain Contracts”, and permits companies to offset cash collateral receivables or payables with net derivative positions under certain circumstances. FSP FIN 39-1 is effective for fiscal years beginning after November 15, 2007, with early adoption permitted. We are evaluating the effect of adopting FSP FIN 39-1 on our consolidated financial statements.

In May 2007, the FASB issued FASB Staff Position (“FSP”) FIN 48-1, “Definition of Settlement in FASB Interpretation No. 48” (“FSP FIN 48-1”). FSP FIN 48-1 provides guidance on how to determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits. FSP FIN 48-1 is effective retroactively to January 1, 2007. The implementation of this standard did not have a material impact on our consolidated financial position or results of operations.

In February 2007, the FASB issued Staff Position (“FSP”) FAS 158-1, “Conforming Amendments to the Illustrations in FASB Statements No. 87, No. 88 and No. 106 and to the Related Staff Implementation Guides”. This FSP makes conforming amendments to other FASB statements and staff implementation guides and provides technical corrections to SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans”. The conforming amendments in this FSP shall be applied upon adoption of SFAS No. 158. We believe our adoption of FSP FAS 158-1 will not have a material impact on our consolidated financial statements or disclosures.

INFORMATION ABOUT EAST PENN FINANCIAL’S DIRECTORS AND EXECUTIVE OFFICERS

Director and Officer Relationships

Directors Gordon K. Schantz and Linn H. Schantz, Jr. (now deceased) were cousins. Brent L. Peters, Chairman, President and Chief Executive Officer of East Penn Financial and Debra K. Peters, Vice President of East Penn Financial, are husband and wife.

Information about Nominees and Continuing Directors

Information, as of September 25, 2007, concerning the twelve members of the Board of Directors appears below.

	Director
Name and Age	Since(1)	Principal Occupation for the Past Five Years and
		Positions Held with East Penn Financial Corporation and Subsidiaries

		Class A – Term Expires in 2008

Gordon K. Schantz (61)	1990	President, The Butz Company, Inc. (a real estate firm); Director, corporation, bank, and East Penn Mortgage Company.

Donald R. Schneck (63)	1990	President, Art Schneck Optical Company; Vice Chairman, corporation and bank; Director, East Penn Mortgage Company.

Konstantinos A. Tantaros (62)	1990	Restaurateur, investor/developer, and owner, Tantaros, Inc. (commercial and residential real estate operations company); Director, corporation, bank, and East Penn Mortgage Company.

Dr. F. Geoffrey Toonder (67)	1990	Retired; Former Chief of Thoracic Surgery, Lehigh Valley Hospital; Director, corporation, bank, and East Penn Mortgage Company.

		Class B –Term Expires in 2009

Dale A. Dries (59)	1990	President and General Manager, Dries Do-It-Center (retail and wholesale supplier of lumber and building materials); Director, corporation, bank, and East Penn Mortgage Company.

Thomas R. Gulla (79)	1990	Retired; Former owner, Gulla’s Automotive Services; Director, corporation, bank, and East Penn Mortgage Company.

Linn H. Schantz, Jr. (deceased) (72)	1990	Retired; Former commercial banker; Director, corporation, bank, and East Penn Mortgage Company.

Donald S. Young (55)	1990	Attorney-at-law; Director, corporation, bank, and East Penn Mortgage Company.

		Class C – Term Expires in 2010

Allen E. Kiefer (63)	2003	Owner, Allen E. Kiefer Investment Services (investment advisor/broker and financial services); former President, Main Street Bancorp, Inc.; Director, corporation, bank, and East Penn Mortgage Company.

Brent L. Peters (60)	1990	Chairman, President and Chief Executive Officer, corporation, and bank; Chairman, East Penn Mortgage Company.

Forrest A. Rohrbach (64)	1990	President and Chief Executive Officer, F.A.R. Industries (construction related company); Treasurer, F.A. Rohrbach, Inc. (construction related company); Vice Chairman and Lead Outside Director, corporation and bank; Vice Chairman, East Penn Mortgage Company.

Peter L. Shaffer (56)	1990	Shaffer & Associates, LLC (accounting and business consulting firm); Director, corporation, bank, and East Penn Mortgage Company.

(1)    Includes service on the Board of Directors of East Penn Bank.

Executive Officers

The following table provides information, as of September 25, 2007, about the corporation’s executive officers.

		Principal Occupation For the Past Five Years and Position
Name	Age	Held with East Penn Financial Corporation and Subsidiaries
Brent L. Peters	60	Chairman, President and Chief Executive Officer, East Penn Financial Corporation and East Penn Bank; and Chairman of East Penn Mortgage Company.

Theresa M. Wasko	54	Treasurer and Chief Financial Officer, East Penn Financial Corporation; Executive Vice President and Chief Financial Officer, East Penn Bank; and Treasurer of East Penn Mortgage Company.

Bruce R. Keil	51	Secretary, East Penn Financial Corporation; and Executive Vice President, Administration, East Penn Bank; and Secretary of East Penn Mortgage Company.

Debra K. Peters	54	Vice President, East Penn Financial Corporation; Executive Vice President, Funding Division, East Penn Bank.

Director Compensation

The following table summarizes the compensation of non-management directors during 2006:

Name	Fees Earned or	Option	All Other	Total
	Paid in Cash	Awards	Compensation	($)
	($)	($) (1)(2)	($)
Dale A. Dries	$18,400	$1,440	--	$19,840
Thomas R. Gulla	$17,300	$1,440	--	$18,740
Allen E. Kiefer	$18,050	$1,440	--	$19,490
Forrest A. Rohrbach	$24,900	$1,440	--	$26,340
Gordon K. Schantz	$18,650	$1,440	--	$20,090
Linn H. Schantz, Jr. (deceased)	$17,800	$1,440	--	$19,240
Donald R. Schneck	$17,067	$1,440	--	$18,507
Peter L. Shaffer	$17,650	$1,440	--	$19,090
Konstantinos A. Tantaros	$15,600	$1,440	--	$17,040
Dr. F. Geoffrey Toonder	$18,500	$1,440	--	$19,940
Donald S. Young	$16,800	$1,440	--	$18,240

(1)	In accordance with the 1999 Independent Directors Stock Option Plan, each of the eleven independent directors of East Penn Financial was granted options to purchase 1,000 shares of common stock on May 18, 2006. The value of each award is equal to the amount recognized by East Penn Financial for financial reporting purposes during 2006 and represents the full grant date fair value of each award. The fair value of all independent option grants is recognized in the year of grant.

(2)	The aggregate number of outstanding option awards held by each independent director at December 31, 2006 is as follows: Mr. Dries: 8,000; Mr. Gulla: 6,000; Mr. Kiefer: 3,000; Mr. Rohrbach: 8,000; Mr. G. Schantz: 8,000; Mr. L. Schantz: 8,000; Mr. Schneck: 8,000; Mr. Shaffer: 8,000; Mr. Tantaros: 8,000; Dr. Toonder: 8,000; and Mr. Young: 8,000. All outstanding options awarded to independent directors were annual grants between 1999 and 2006. All option grants are made under substantially the same terms, with 100% vesting after 6 months from the date of grant and expiring 10 years from the date of grant.

During 2006, East Penn Financial directors earned an annual fee of $12,000. Directors received $150 for each Board meeting of either East Penn Financial or East Penn Bank attended. Each director except for the Chairman of the Board and Vice Chairmen of the Board receive double meeting fees for joint meetings of East Penn Financial and East Penn Bank. For each committee meeting attended, directors received $100. Members of the audit committee received $250 per meeting attended. Committee chairmen received double the standard meeting fee. The Chairman of the Board received an additional $1,000 per quarter which was terminated on September 21, 2006. The Vice Chairmen of the Board receive an additional $250 per quarter. Directors are also reimbursed for any expenses incurred during East Penn Financial or East Penn Bank related conventions.

Further, each year pursuant to the 1999 Independent Directors Stock Option Plan each independent director is awarded options to purchase 1,000 shares of common stock. The exercise price for each grant is based upon the closing price of East Penn Financial’s common stock on the date of grant.

COMPENSATION AND PLAN INFORMATION

Compensation Discussion and Analysis

Overview of Compensation Philosophy

To accomplish East Penn Financial’s and East Penn Bank’s strategic goals and objectives, the Board of Directors of both East Penn Financial and East Penn Bank engages competent persons, who undertake to accomplish these objectives with integrity and cost-effectiveness. The Board of Directors fulfills part of its strategic mission through the compensation of these individuals.

The objective of the compensation policy is to attract and retain highly qualified executives with management skills required to run a publicly traded company and to give them incentive to achieve the performance that enhances the value of East Penn Financial. The Board seeks to establish a fair compensation policy to govern the executive officers' base salaries and incentive plans to attract and motivate competent, dedicated and ambitious executives and managers, whose efforts will augment East Penn Financial 's products and services and will result in enhanced growth and profitability, increased dividends to the shareholders, and subsequent appreciation in the market value of the company's shares.

The entire Board of Directors performs the duties of the Compensation Committee and establishes compensation and other terms and conditions of employment. The typical Remuneration Package consists of a base salary, bonus, 401(k) plan, health benefits and disability and life insurance. Remuneration of the executive management is based upon the individual’s contribution and personal performance.

On occasion, East Penn Financial in the past has utilized the services of Mosteller & Associates, an independent human resources consultant.

Base Salaries

Base salary is designed to attract and retain experienced executives who can manage East Penn Financial and achieve East Penn Financial’s business goals. The Board reviews and annually approves the compensation of East Penn Financial’s executives, including the president and chief executive officer, the secretary, treasurer, and vice presidents. As a guideline in determining base salaries, the Board uses information from peer group financial institutions because of common industry issues and competition for the same executive talent group. The Board also determines increases based on its subjective analysis of the individual's contribution to East Penn Financial's strategic goals and objectives. In determining whether the strategic goals have been achieved, the Board considers numerous factors, including the following: East Penn Financial's performance as measured by earnings, revenues, return on assets, return on equity, market share, total assets and non-performing loans. Although the Board measured the performance and increases in compensation in light of these factors, no direct correlation exists between any specific criteria and an employee's compensation, nor does the Board, in its analysis, attribute specific weight to any such criteria. The Board makes a subjective determination after review of all relevant information.

Variable bonus

After careful analysis of East Penn Financial’s performance, the individual’s performance, and an examination of the competitive practices among East Penn Financial’s peers, the Board may award variable bonuses to East Penn Financial’s executives upon the recommendation of the President and Chief Executive Officer, or in the case of a bonus awarded to the President and CEO, upon recommendation of any member of the Board of Directors. The bonuses are based upon East Penn Financial’s discretion and judgment after considering the individual’s performance, responsibilities, and contributions to East Penn Financial. East Penn Financial does not maintain a formulaic cash bonus plan.

Employment Contract

East Penn Financial does not normally enter into employment contracts as it believes in linking pay to performance. Nevertheless, as one of the founders of East Penn Financial; as President, CEO and Chairman of the Board; given Mr. Peters’ expertise; and given the desire of East Penn Financial to retain Mr. Peters, Mr. Peters’ employment arrangement is unique compared to other executives of East Penn Financial. Mr. Peters’ employment relationship is governed by an employment contract.

Stock Option Plans

The Incentive Stock Option Plan provides incentives through participation in the appreciation of capital stock of East Penn Financial in order to secure, retain and motivate personnel responsible for the operation, management and advancement of East Penn Financial.

The purpose of this Stock Incentive Plan (the "Plan") is to advance the development, growth and financial condition of East Penn Financial by providing incentives through participation in the appreciation of East Penn Financial’s common stock to secure, retain and motivate personnel who may be responsible for the operation and for management of the affairs of East Penn Financial. The Board also believes that stock ownership by executives of East Penn Financial is the principal method to align the interests of the executives with those of the shareholders.

The Board of Directors administers the Incentive Stock Option Plan and those persons who are eligible to receive awards under the Incentive Stock Option Plan are those key officers and other employees of East Penn Financial as determined by the Board.

Split Dollar Life Insurance Policies

East Penn Financial has identified certain executives to whom Split Dollar Life Insurance Plans were granted. The Plan requires that the executive needs to be an employee of East Penn Financial at the time of death in order for the executive’s beneficiary to receive proceeds from the Plan. The Split Dollar Life Insurance Plan is designed to encourage these executives to remain in the service of East Penn Financial.

Insurance Plans

Group health, dental, vision, disability and group life insurance coverage are available to all eligible employees, including the named executive officers. Such plans are standard in the industry and in the geographic area for all industries, as well as necessary to compete for talented employees at all levels of East Penn Financial. In general, the named executive officers participate in these benefits on the same basis as non-executive employees. Health and welfare plans are not tied to East Penn Financial or individual performance. The costs of providing such benefits to all eligible employees are not taken into account when determining specific salaries of the named executive officers and are viewed as a cost of doing business, which will incent the employee to be productive and engaged.

Profit Sharing/401(k) Plan

The Board of Directors of East Penn Financial believes that it is essential for employees to save for retirement and as such have provided all employees a vehicle through which to contribute to their financial security in retirement through a 401(k) plan. East Penn Bank matches 50% of the pre-tax contribution of an eligible employee up to a maximum of 4% of compensation. East Penn Bank may make a discretionary contribution annually to the plan based upon East Penn Financial’s performance. The discretionary contribution is designed to award employees for helping East Penn Financial achieve its performance goals. Contributions are expressed as a percentage of base salary and named executive officers receive the same percentage of salary as a contribution as all other employees. Contributions to the 401(k) are not taken into consideration when determining other levels of compensation.

Supplemental Employee Retirement Plan Agreements

East Penn Financial does not normally award supplemental employee retirement plans (“SERP”) to employees. However, as one of the founders of East Penn Financial; as President, CEO and Chairman of the Board; given Mr. Peters’ expertise; and the desire of East Penn Financial to retain Mr. Peters, Mr. Peters is a participant in a SERP. The SERP provides payments to Mr. Peters on his retirement, early retirement, a change of control, voluntary termination, involuntary termination without cause, disability or death.

Perquisites

East Penn Financial provides a corporation-owned vehicle to the Chief Executive Officer as his position requires frequent travel for bank business. The provision of a corporation vehicle is viewed as a normal benefit in the highly competitive financial services industry.

The Role of the Executive Officers in Setting Compensation

The Board of Directors delegates to the President and Chief Executive Officer the responsibility of conducting annual reviews for the other executive officers. The President and Chief Executive Officer recommends increases based on his subjective analysis of the individual’s contribution to East Penn Financial’s strategic goals and objectives. In determining whether strategic goals have been achieved, the President and Chief Executive Officer considers numerous factors, including the following: East Penn Financial’s performance as measured by earnings, growth, return on assets, return on equity, asset quality, and audit findings. Although the President and Chief Executive Officer measures the performance and increases in compensation in light of these factors, no direct correlation exists between any specific criterion and the employees’ compensation. The President and Chief Executive Officer makes a subjective determination after review of all relevant information, including the above.

The President and Chief Executive Officer does not set or participate in the determination process of his annual base salary.

Independent Consultant

In 2006, East Penn Financial utilized information compiled by Mosteller & Associates, an independent human resources consultant, to provide East Penn Financial with an annual salary and benefits survey. The survey was utilized to assess the current salary ranges. The firm was chosen because it conducts surveys within East Penn Financial’s market area.

Internal Revenue Code Limits on the Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally denies publicly-held corporations a federal income tax deduction for compensation exceeding $1,000,000 paid to the Chief Executive Officer or any of the four other highest paid executive officers, excluding performance-based compensation. The named executive officers’ compensation programs are designed not to exceed this limit.

Executive Compensation

The following table summarizes the total compensation for 2006 for Brent L. Peters, East Penn Financial's Chairman, President and Chief Executive Officer, Theresa M. Wasko, East Penn Financial’s Chief Financial Officer and Debra K. Peters, Vice President. These individuals are referred to as the "Named Executive Officers."

					Change in
					Pension Value
					and Nonqualified
					Deferred
				Option	Compensation	All Other
Name and Principal		Salary	Bonus	Awards	Earnings	Compensation	Total
Position	Year	($)	($)	($)(1)	($)	($)	($)
Brent L. Peters, Chairman,	2006	$210,000	$25,000	$2,880	$101,351	$38,708(2)	$377,939
President and Chief
Executive Officer

Theresa M. Wasko, Chief	2006	$110,014	--	--	--	$4,030	$114,044
Financial Officer and
Treasurer

Debra K. Peters, Vice	2006	$122,320	--	--	--	$4,490	$126,810
President

(1)	East Penn Financial granted Mr. Peters options to purchase 2,000 shares of common stock on May 18, 2006 under the 1999 Stock Incentive Plan. The options vested six months after the date of grant and expire 10 years from the date of grant. The exercise price for the grant was based on the closing price of East Penn Financial’s common stock on the date of grant. The value of the award is equal to the amount recognized by East Penn Financial for financial reporting purposes during 2006 and represents the full grant date fair value of each award. The fair value of all options is recognized in the year of the grant.

(2)	Includes $17,300 in director’s fees earned in 2006.

Grants of Plan-Based Awards Table

The following table summarizes each grant of an award to a Named Executive Officer during 2006 under any plan.

All Other Option
Awards: Number
		of Securities	Exercise or Base
		Underlying	Price Option	Grant Date Fair Value
	Grant	Options	Awards	of Stock and Option
Name	Date	(#)	($/Sh)	Awards
Brent L. Peters	5/18/2006	2,000	$9.00	$2,880
Chairman, President and
Chief Executive Officer

Employment Agreement with Brent L. Peters

East Penn Bank entered into a three-year employment agreement with Brent L. Peters on April 12, 2001. The agreement became effective on January 1, 2001 and was amended on July 21, 2006 to comply with Internal Revenue Code Section 409A. The agreement reflects Mr. Peters' position as President and Chief Executive Officer of the bank. The agreement contains an evergreen renewal provision. Unless previously terminated, or unless notice of intention not to renew is given by either party, the employment agreement renews for an additional year at the end of every contract year, maintaining a three-year employment period.

Pursuant to his employment agreement, Mr. Peters received an annual base salary of $210,000 in 2006. The Board of Directors may increase his salary in future years and may grant cash or stock bonuses. Mr. Peters also receives the following benefits: six weeks of annual vacation; a company automobile; civic and social club memberships; and participation in East Penn Bank's employee benefit plans as allowed by the terms and conditions of the plans. In accordance with the agreement, East Penn Bank also implemented a deferred compensation plan for which Mr. Peters is eligible.

The agreement provides for termination with or without cause. If the agreement terminates for cause, all of Mr. Peters' rights under the agreement cease on the effective date of the termination. If terminated without cause, the agreement provides for the following:

  A severance payment equal to 2.99 times Agreed Compensation, as defined in the employment agreement; and

  Continuation of health and welfare benefits for three years or until Mr. Peters secures similar benefits through other employment, or if health and welfare benefits cannot be continued, payment of an amount equal to the cost to Mr. Peters of obtaining similar benefits.

Under the agreement, Mr. Peters may resign for good reason. If he resigns for good reason, the agreement provides for:

  A severance payment equal to 2.99 times Agreed Compensation; and

  Continuation of health and welfare benefits for three years or until Mr. Peters secures similar benefits through other employment, or if health and welfare benefits cannot be continued, payment of an amount equal to the cost to Mr. Peters of obtaining similar benefits.

If permitted under the plan, Mr. Peters shall receive the additional retirement benefits to which he would have been entitled had his employment continued through the then remaining term of the agreement.

If Mr. Peters resigns his employment within 120 days (or is involuntarily terminated) of any change in control of East Penn Bank, the agreement provides for:

  A severance payment equal to 2.99 times Agreed Compensation; and

  Continuation of health and welfare benefits for three years or until Mr. Peters secures similar benefits through other employment, or if health and welfare benefits cannot be continued, payment of an amount equal to the cost to Mr. Peters of obtaining similar benefits.

If permitted under the plan, Mr. Peters shall receive the additional retirement benefits to which he would have been entitled had his employment continued through the then remaining term of the agreement.

In the event that any of the above payments are determined to be a parachute payment, then Mr. Peters will receive a cash amount such that the after-tax proceeds of such payment (including any income tax or excise tax on such payment) will be equal to the amount of the excise tax imposed upon the parachute payment.

The agreement contains non-competition, non-solicitation and confidentiality provisions that benefit East Penn Bank. The agreement also provides for arbitration of disputes arising under the agreement.

Bonuses

East Penn Bank may award discretionary bonuses to executive named officers. The bonuses are not based upon a formulaic cash bonus plan. Each year, the Board of Directors determines to whom and the amount of any bonuses that will be awarded.

Supplemental Executive Retirement Plan Agreement

East Penn Bank maintains a Supplemental Executive Retirement Plan ("SERP") covering Brent L. Peters. The SERP provides for salary continuation in certain circumstances.

If a change of control occurs or Mr. Peters terminates his employment on or after the retirement age of 62, East Penn Bank will pay Mr. Peters $60,000 per year. The benefit will be paid monthly, commencing on the first day of the month following Mr. Peters' 62nd birthday and continuing for 15 years.

If no change in control occurs and Mr. Peters' employment is terminated before the retirement age of 62 due to voluntary termination by Mr. Peters; non-renewal of his employment agreement; disability; or for reasons other than cause, East Penn Bank pays Mr. Peters an accrued amount of benefit, as of the date of termination. This benefit is paid monthly, commencing on the first day of the month following Mr. Peters' 62nd birthday and continuing for 15 years.

If Mr. Peters dies while he is actively employed at East Penn Bank and before reaching age 62, his beneficiary receives a scheduled death benefit that depends on the plan year in which Mr. Peters dies. If Mr. Peters dies after reaching age 62 or following a change of control, but before receiving any lifetime benefits, his beneficiary receives a designated death benefit. If he has received lifetime benefits, his estate or beneficiary will continue to receive lifetime benefits.

If East Penn Bank terminates Mr. Peters' employment for cause, he forfeits the benefits provided under the SERP. In addition, if Mr. Peters violates the restrictive covenant contained in the SERP, he forfeits his right to any further benefits under the SERP.

401(k) Plan

East Penn Bank maintains and sponsors a defined contribution 401(k) plan. East Penn Bank 401(k) Plan is administered by Investmart, Inc. which provides defined contribution and defined benefit retirement plan services. The Reliance Trust Company serves as the 401(k) plan trustee. The 401(k) plan is subject to the Internal Revenue Code of 1986 and to related IRS regulations. Participants are entitled to various rights and protection under the Employee Retirement Income Security Act of 1974.

Each employee is eligible to participate in the 401(k) plan following the completion of ninety days of service and working a minimum of 250 hours, provided the employee is at least age 21. An eligible employee may elect to contribute portions of salary, wages, bonus and other direct remuneration to the 401(k) plan. Participating employees may contribute a percentage of their gross compensation. These pre-tax contributions may be made up to the maximum amount allowable by law. In 2006, for each dollar contributed by the participant, East Penn Bank matched 50% of the pre-tax contribution up to a maximum of 4% of compensation. Each participant is always 100% vested in their own contributions to the 401(k) plan. At the completion of six years of service, the employer contributions are fully vested for each participant. East Penn Bank incurred expenses of $124,635 for the year ended December 31, 2006 in connection with the match and administration of the 401(k) plan.

Incentive Stock Option Plan

East Penn Financial maintains a 1999 Incentive Stock Option Plan that was originally approved at the 1999 Annual Meeting of East Penn Bank and adopted by East Penn Financial upon reorganization into a holding company in July 2003. The purpose of the Incentive Stock Option Plan is to advance the development, growth and financial condition of East Penn Financial and its subsidiaries. The Incentive Stock Option Plan provides incentives through participation in the appreciation of capital stock of the corporation in order to secure, retain and motivate personnel responsible for the operation and management of East Penn Financial and its subsidiaries.

The Board of Directors administers the Incentive Stock Option Plan. Persons eligible to receive awards under the Incentive Stock Option Plan are those key officers and other employees of East Penn Financial and its subsidiaries as determined by the Board.

At December 31, 2006, there were 150,750 shares reserved for future grants under the Incentive Stock Option Plan.

Outstanding Equity Awards at December 31, 2006 Table

     The following table summarizes unexercised options for the Named Executive Officers at December 31, 2006:

	Option Awards

Name	Number of Securities	Number of Securities	Option Exercise Price	Option Expiration
	Underlying Unexercised	Underlying Unexercised	($)	Date
	Options	Options
	(#)	(#)
	Exercisable (1)	Unexercisable
Brent L. Peters	1,000	--	$5.80	7/12/11
Chairman, President and Chief	3,000	--	$8.371	6/29/14
Executive Officer	1,398	--	$9.13	12/29/14
	2,000	--	$9.00	5/18/16

Theresa M. Wasko	1,000	--	$5.80	7/12/11
Chief Executive Officer and	2,000	--	$8.371	6/29/14
Treasurer	1,000	--	$9.13	12/29/14

Debra K. Peters	1,000	--	$5.80	7/12/11
Vice President	2,000	--	$8.371	6/29/14
	1,000	--	$9.13	12/29/14

(1)	All options were granted under substantially the same terms in accordance with the 1999 Stock Incentive Plan. All options vested 100% six months after the date of grant and expire 10 years from the date of grant. The exercise price for each grant was based upon the closing price of East Penn Financial’s common stock on the date of grant.

Pension Benefits Table

     The following table summarizes the pension benefits which have accumulated under Mr. Peters’ Supplemental Executive Retirement Plan during 2006.

		Present Value of	Payments During Last
		Accumulated Benefit	Fiscal Year
Name	Plan Name	($)	($)
Brent L. Peters	Supplemental Executive	$349,178	-0-
Chairman, President and Chief	Retirement Plan
Executive Officer

Securities Authorized for Issuance under Equity Compensation Plans

The following table discloses as of June 30, 2007 the number of outstanding options, warrants and rights granted by East Penn Financial to participants in equity compensation plans, as well as the number of securities remaining available for future issuance under these plans. The table provides this information separately for equity compensation plans that have and have not been approved by security holders.

	(A)(#)	(B)($)	(C)(#)
	Number of Securities		Number of Securities
	to be Issued Upon	Weighted Average Exercise	Remaining Available
	Exercise of Outstanding	Price of Outstanding Options,	for Future Issuance Under Equity
	Options, Warrants,	Warrants, and Rights	Compensation Plans Excluding
	and Rights		Securities Reflected in Column (A)
Equity Compensation	192,886 (1)	$8.22	246,364
Plans Approved by
Shareholders

Equity Compensation	0	0	0
Plans Not Approved by
Shareholders

Totals	192,886	$8.22	246,364

(1)	Includes shares issued under East Penn Financial Corporation’s 1999 Incentive Stock Option Plan and 1999 Independent Directors Stock Option Plan.

Compensation Committee Interlocks and Insider Participation

The Board of Directors functions as the Compensation Committee. Brent L. Peters, Chairman, President and Chief Executive Officer, is a member of the Board of Directors, but does not participate in his own review or vote on his own salary increases and other compensation.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Employment Agreement

East Penn Financial has entered into an employment agreement with Mr. Peters, whereby Mr. Peters will receive certain payments upon a termination without cause, a termination for good reason, or a termination after a change of control. Pursuant to the agreement, upon a termination for any of the aforementioned reasons, Mr. Peters will receive 2.99 times his Agreed Compensation as defined in the agreement, payable in thirty-six (36) equal monthly installments and for a period of three (3) years from the date of termination of employment, or until he secures substantially similar benefits through other employment, whichever shall first occur, he shall receive a continuation of his employee benefits. If permitted under the plan, Mr. Peters shall receive the additional retirement benefits to which he would have been entitled had his employment continued through the then remaining term of the agreement. In the event, the payment is determined to be a parachute payment, then Mr. Peters shall receive an additional cash amount equal to the gross-up amount necessary such that the after-tax proceeds of such gross-up payment (including any income tax or excise tax on such gross-up payment) will be equal to the amount of the excise tax imposed on the parachute payment.

“Change of Control” is defined in the agreements as

(1)	(A) a merger, consolidation or division involving corporation or bank, (B) a sale, exchange, transfer or other disposition of substantially all of the assets of the corporation or bank, or (C) a purchase by the corporation or bank of substantially all of the assets of another entity, unless after such merger, consolidation, division, sale, exchange, transfer, purchase or disposition a majority of the members of the Board of Directors of the legal entity resulting from or existing after any such transaction and of the Board of Directors of such entity’s parent corporation, if any, are former members of the Board of Directors of corporation; or

(2)	any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than the bank or any “person” who on the date hereof is a director or officer of the bank is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the bank representing thirty five percent (35%) or more of the combined voting power of the corporation’s or bank’s then outstanding securities; or

(3)	during any period of one (1) year during the term of his employment under this Agreement, individuals who at the beginning of such period constitute the Board of Directors of the corporation or bank cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period.

Supplemental Executive Retirement Plan

Mr. Peters participates in a supplemental employment retirement plan, whereby on retirement or a change of control occurs, he will receive an annual benefit of $60,000 commencing on the first day of each month commencing with the month following his 62nd birthday and continuing for 15 years. If he dies, his beneficiary will receive a lump sum payment. If Mr. Peters had died on December 31, 2006, this lump sum payment would have been $294,417.

Disability Plan and Benefits

In the event of the death or disability of a named executive officer, in addition to the benefits listed in the charts below, each named executive officer will receive benefits under East Penn Financial’s retirement plans, disability plan or payments under East Penn Financial’s life insurance plan, as appropriate.

Upon any termination, the named executive officer will receive a payment for his or her unused accrued vacation days and the amount vested in his or her 401(k) plan account.

Brent L. Peters

The following table shows the potential payments upon termination or change of control of East Penn Financial for Brent L. Peters under his Employment Agreement, Supplemental Executive Retirement Plan, and Split Dollar Life Insurance policy. The Chart assumes the triggering events took place on December 31, 2006.

						Termination
				Involuntary		resulting
				Not for		from a
	Voluntary	Early	Normal	Cause	For Cause	Change of
Agreement	Termination	Retirement	Retirement	Termination	Termination	Control	Disability	Death
Supplemental
Executive Retirement
Plan	$349,178	$349,178	$900,000	$349,178	-0-	$900,000	$349,178	$294,417

Employment
Agreement	-0-	-0-	-0-	$700,379	-0-	$700,379	-0-	-0-

Split Dollar Life
Insurance Plan	-0-	-0-	-0-	-0-	-0-	-0-	-0-	$420,000

Stock Incentive Plan	$2,250	$2,250	$2,250	$2,250	$2,250	$2,250	$2,250	$2,250

Debra Peters

The following table shows the potential payments upon termination or change of control of East Penn Financial for Debra Peters under her Split Dollar Life Insurance Plan. The chart assumes the triggering events took place on December 31, 2006.

						Termination
				Involuntary		resulting
				Not for		from a
	Voluntary	Early	Normal	Cause	For Cause	Change of
Agreement	Termination	Retirement	Retirement	Termination	Termination	Control	Disability	Death
Split Dollar Life
Insurance Plan	-0-	-0-	-0-	-0-	-0-	0-	-0-	$245,000

Stock Incentive Plan	$2,250	$2,250	$2,250	$2,250	$2,250	$2,250	$2,250	$2,250

Theresa M. Wasko

The following table shows the potential payments upon termination or change of control of East Penn Financial for Theresa M. Wasko under her Split Dollar Life Insurance Plan. The chart assumes the triggering events took place on December 31, 2006.

						Termination
				Involuntary		resulting
				Not for		from a
	Voluntary	Early	Normal	Cause	For Cause	Change of
Agreement	Termination	Retirement	Retirement	Termination	Termination	Control	Disability	Death
Split Dollar Life
Insurance Plan	-0-	-0-	-0-	-0-	-0-	-0-	-0-	$221,000

Stock Incentive Plan	$2,250	$2,250	$2,250	$2,250	$2,250	$2,250	$2,250	$2,250

TRANSACTIONS WITH DIRECTORS AND EXECUTIVE OFFICERS

Some of East Penn Financial’s directors and executive officers and the companies with which they are associated were customers of and had banking transactions with East Penn Financial’s subsidiary bank during 2006. All loans and loan commitments made to them and to their companies were made in the ordinary course of bank business, on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with other customers of the bank, and did not involve more than a normal risk of collectibility or present other unfavorable features. East Penn Financial’s subsidiary bank anticipates that it will continue to enter into similar transactions in the future.

East Penn Financial has established written policies and procedures for the review and approval of all loans made to related parties. These transactions are reviewed by management and approved by members of the Board of Directors.

SHARE OWNERSHIP

Principal Holders

To the best of our knowledge, no person or entity owned of record or beneficially, on September 25, 2007 more than 5% of the outstanding East Penn Financial Corporation common stock.

Beneficial Ownership of Executive Officers, Directors and Nominees

The following table shows, as of September 25, 2007, the amount and percentage of East Penn Financial Corporation common stock beneficially owned by each director and each executive officer and all directors and executive officers of the corporation as a group.

Beneficial ownership of shares of East Penn Financial Corporation common stock is determined in accordance with SEC Rule 13d-3, which provides that a person should be credited with the ownership of any stock held, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares:

  Voting power, which includes the power to vote or to direct the voting of the stock; or
  Investment power, which includes the power to dispose of or direct the disposition of the stock; or
  The right to acquire beneficial ownership within 60 days.

Unless otherwise indicated in a footnote appearing below the table, all shares reported in the table below are owned directly by the reporting person. The number of shares owned by the directors and executive officers is rounded to the nearest whole share.

Name of Individual	Amount and Nature of		Percent of
Directors and Executive Officers	Beneficial Ownership		Class
Dale A. Dries	112,075	(1)	1.75%
Thomas R. Gulla	163,000	(2)	2.54%
Allen E. Kiefer	4,600	(3)	0.07%
Brent L. Peters, Chairman, President and Chief Executive Officer	145,904	(4)	2.27%
Forrest A. Rohrbach, Vice Chairman and Lead Outside Director	201,047	(5)	3.13%
Gordon K. Schantz	82,644	(6)	1.29%
Linn H. Schantz, Jr. (deceased)	215,542	(7)	3.36%
Donald R. Schneck, Vice Chairman	150,177	(8)	2.34%
Peter L. Shaffer	19,544	(9)	0.30%
Konstantinos A. Tantaros	292,094	(10)	4.55%
Dr. F. Geoffrey Toonder	136,327	(11)	2.12%
Donald S. Young	149,248	(12)	2.32%
Named Executive Officers
Bruce R. Keil	6,651	(13)	0.10%
Debra K. Peters	145,904	(13)	2.27%
Theresa M. Wasko	6,769	(14)	0.11%
All Directors and Executive
Officers as a Group (15 persons including deceased director)	1,685,622		26.25

(1)	Includes 53,610 shares held individually by Mr. Dries; 44,689 shares held jointly by Mr. Dries and his spouse; 5,776 shares held individually by his spouse; and exercisable options representing 8,000 shares.

(2)	Includes 157,000 shares held jointly by Mr. Gulla and his spouse; and exercisable options representing 6,000 shares.

(3)	Includes 1,000 shares held individually by Mr. Kiefer; 600 shares held individually by his spouse; and exercisable options representing 3,000 shares.

(4)	Includes 43,296 shares held individually by Mr. Peters; 35,278 shares held jointly by Mr. Peters and his spouse (Debra K. Peters); 55,932 shares held individually by his spouse; and exercisable options representing 7,398 shares held individually by Mr. Peters and 4,000 shares held individually by Mrs. Peters.

(5)	Includes 170,768 shares held individually by Mr. Rohrbach; 18,128 shares held jointly by Mr. Rohrbach and his spouse; 3,394 shares held individually by his spouse; 757 shares held as custodian for minor children; and exercisable options representing 8,000 shares.

(6)	Includes 74,644 shares held individually by Mr. G. Schantz; and exercisable options representing 8,000 shares.

(7)	Includes 132,000 shares held individually by Mr. L. Schantz; 75,542 shares held individually by his spouse; and exercisable options representing 8,000 shares.

(8)	Includes 127,020 shares held jointly by Mr. Schneck and his spouse; 11,571 shares held in the Art Schneck Optical Company Profit Sharing Plan; 3,586 shares held individually by Mr. Schneck's spouse; and exercisable options representing 8,000 shares.

(9)	Includes 11,200 shares held individually by Mr. Shaffer; 344 shares held by Mr. Shaffer's children; and exercisable options representing 8,000 shares.

(10)	Includes 51,672 shares held individually by Mr. Tantaros; 58,512 shares held jointly with his spouse; 20,000 shares held individually by Mr. Tantaros' spouse; 117,421 shares held by Tantaros, Inc. Trust Fund, a corporation controlled by Mr. Tantaros; 43,489 shares held in the Tantaros, Inc. Profit Sharing Plan; and exercisable options representing 1,000 shares.

(11)	Includes 79,000 shares held individually by Dr. Toonder; 49,327 shares held jointly by Mr. Toonder and his spouse; and exercisable options representing 8,000 shares.

(12)	Includes 27,184 shares held individually by Mr. Young; 102,020 shares held jointly by Mr. Young and his spouse; and 20,044 shares held individually by Mr. Young's spouse.

(13)	Includes 2,651 shares held individually by Mr. Keil; and exercisable options representing 4,000 shares.

(14)	Includes 55,932 shares held individually by Mrs. Peters; 35,278 shares held jointly by Mrs. Peters and her spouse (Brent L. Peters); 43,296 shares held individually by her spouse; and exercisable options representing 4,000 shares held individually by Mrs. Peters and 7,398 shares held individually by Mr. Peters.

(15)	Includes 2,769 shares held individually by Mrs. Wasko; and exercisable options representing 4,000 shares.

ANNEX A

MERGER AGREEMENT, AS AMENDED

MERGER AGREEMENT

     THIS MERGER AGREEMENT (“Agreement”) is made and entered into as of May 15, 2007, by and among HARLEYSVILLE NATIONAL CORPORATION, a Pennsylvania corporation (“HNC”), EAST PENN FINANCIAL CORPORATION, a Pennsylvania corporation (“East Penn Financial”), and EAST PENN BANK, a Pennsylvania bank (“Bank”).

BACKGROUND

     A. East Penn Financial is a registered bank holding company and the sole shareholder of Bank. East Penn Financial has approximately 2,751 shareholders of record as of the date hereof and its common stock is registered with the U.S. Securities and Exchange Commission.

     B. HNC, East Penn Financial and Bank have each determined that it is advisable and in each of their respective best interests, and consistent with and in furtherance of their respective business strategies and goals, that East Penn Financial merge with and into HNC, with HNC as the surviving corporation, upon the terms and subject to the conditions set forth herein (the “Merger”).

     C. Each of the Parties, by signing this Agreement, adopts it as a plan of reorganization as defined in IRC Section 368(a), and intends the Merger to be a reorganization as defined in IRC Section 368(a).

     D. In furtherance of this Agreement, the Boards of Directors of HNC, East Penn Financial and Bank have each duly, as required by law, approved the execution and delivery of this Agreement, and the Directors of East Penn Financial have executed a directors support agreement in connection with this transaction (“Director Support Agreement”).

     NOW, THEREFORE, in consideration of the mutual promises, covenants, representations, warranties, and conditions and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions set forth herein, the Parties, intending to be legally bound hereby, do agree as follows:

ARTICLE I
DEFINITIONS

     Section 1.1 Definitions Whenever used in this Agreement, the following terms, unless the context requires otherwise, shall have the meanings specified below in this Article.

     “Acquisition” means an acquisition of substantially all the assets of, or a stock acquisition merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction in which more than 50% of the voting common stock interests or assets of, East Penn Financial or the Bank, on the one hand, or HNC or HNB on the other hand is acquired by a third party then unaffiliated with the company which is being acquired or whose assets are being acquired.

     “Acquisition Proposal” means any inquiry, proposal or offer, filing of any regulatory application or notice, whether in draft or final form, or disclosure of an intention to do any of the foregoing from any Person relating to any (w) direct or indirect acquisition or purchase of a business that constitutes a substantial portion of the net revenues, net income or net assets of East Penn Financial, (x) direct or indirect acquisition or purchase of East Penn Financial Common Stock after the date of this Agreement by a Person who on the date of this Agreement does not own 10% or more of East Penn Financial’s Common Stock and such Person by reason of such purchase or acquisition first becomes the owner of 10% or more of East Penn Financial’s Common Stock after the date of this Agreement or the direct or indirect acquisition or purchase of 5% or more of East Penn Financial’s Common Stock after the date of this Agreement by a Person who on the date of this Agreement owns 10% or more of East Penn Financial’s Common Stock, (y) tender offer or exchange offer that if consummated would result in any Person beneficially owning 10% or more of any class of equity securities of East Penn Financial or (z) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving East Penn Financial other than the transactions contemplated by this Agreement.

     “Affiliate” means and includes, with respect to the entity in question: (i) any director or executive officer of the entity in question, (ii) any owner of 5% of more of any class of voting securities or interests in such entity, and (iii) any Person that (directly or indirectly) owns or controls, is owned or controlled by, or is under common ownership or control with, such entity.

     “Agreement” means this Merger Agreement, as the same may from time to time be amended or supplemented (as permitted by the terms of this Agreement) by one or more instruments executed by all Parties hereto.

     “Aggregate Converted Share Cash” has the meaning assigned to that term in Section 2.2(i).

     “Applicable Requirements” means and includes, as of the time of reference, all of the following: (i) all material contractual obligations as set forth in the Agreement and any Disclosure Schedules or exhibits thereto; (ii) all applicable material federal, state and local laws and regulations (including without limitation, statutes, rules and regulations) binding upon East Penn Financial, the Bank or any Subsidiary; (iii) all other applicable material requirements of each federal, state or local governmental agency, board, commission, instrumentality or other governmental or quasi-governmental body or office; and (iv) all other applicable material judicial and administrative judgments, orders, stipulations, awards, writs and injunctions.

     “Bank Merger” means a merger of Bank with and into HNB as described in the Bank Plan of Merger.

     “Bank Plan of Merger” means a Bank Plan of Merger in the form attached to this Agreement as Exhibit 1.1, completed as indicated therein, with such additional provisions as shall be mutually agreeable to the parties thereto, and executed by the Bank and HNB.

     “Bank Common Stock” means the shares of common stock of the Bank, par value $0.625 per share, authorized for issuance by the Bank.

     “Bank Financial Statements” shall mean (i) the consolidated quarterly report of condition of the Bank as filed with the Bank’s regulators as of any fiscal quarter end of the Bank, and (ii) interim calendar month-end financial statements of the Bank and its Subsidiaries, stated in the Bank’s customary format as of each interim calendar month end.

     “Bank Share” means any share of the Bank Common Stock, and “Bank Shares” means all of them collectively.

     “Business Day” means any day except for (i) a Saturday or Sunday, and (ii) any other day on which banking institutions in the Commonwealth of Pennsylvania are required or permitted by law or by executive order to be closed.

     “Cash Consideration” has the meaning assigned to that term in Section 2.2.

     “Cash EPF Share Price” has the meaning assigned to that term in Section 2.8.

     “Charter” shall mean the articles of incorporation, certificate of incorporation, articles of association or equivalent charter document of East Penn Financial, the Bank, a Subsidiary or HNC, as applicable.

     “Claim” means any pending or threatened claim, demand, dispute, litigation or proceeding, whether asserted by one or more governmental or judicial agency or body or one or more private Persons.

     “Closing” shall have the meaning ascribed in Section 2.1(c).

     “Closing Date” means the date on which Closing shall be held.

     “Consent” shall mean any consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Person other than a Regulatory Authority, including but not limited to those (if any) referred to on East Penn Financial Disclosure Schedule 3.4 or HNC Disclosure Schedule 4.4.

     “Converted Option Shares” means the number of East Penn Financial Shares represented by the East Penn Financial Options that are exercised between the date of this Agreement and prior to the Effective Time.

     “Determination Date” means the 11th Business Day prior to the Effective Time.

     “East Penn Financial Certificate” means a certificate that immediately prior to the Effective Time represented one or more issued and outstanding shares of East Penn Financial Common Stock.

     “East Penn Financial Common Stock” has the meaning assigned thereto in Section 3.2(a) of this Agreement.

     “East Penn Financial Disclosure Schedule” means a schedule attached hereto, setting forth exceptions to any of the representations, warranties and covenants of East Penn Financial or the Bank contained herein.

     “East Penn Financial Employment Agreements” has the meaning assigned thereto in Section 3.8(a).

     “East Penn Financial Employee Benefit Plans” has the meaning assigned thereto in Section 3.12(a).

     “East Penn Financial Equity Plan” has the meaning assigned thereto in Section 3.13.

     “East Penn Financial ERISA Affiliate” has the meaning assigned thereto in Section 3.12(a).

     “East Penn Financial Option” means the rights and interests represented by each of the East Penn Financial Stock Options, which are convertible upon exercise into an aggregate of 203,248 East Penn Financial Shares.

     “East Penn Financial Proxy Statement” means the Proxy Statement of East Penn Financial on Schedule 14A for its annual meeting in 2007, as heretofore filed with the SEC.

     “East Penn Financial Securities Documents” has the meaning assigned thereto in Section 3.27.

     “East Penn Financial Share” means one (1) share of East Penn Financial Common Stock.

     “East Penn Financial Shareholders Meeting” has the meaning provided in Section 5.6(a) of this Agreement.

     “East Penn Financial Statements” means East Penn Financial’s Form 10-K and Annual Report, including the audited consolidated financial statements of East Penn Financial as of December 31, 2006, as heretofore filed with the SEC.

     “Effective Time” means the effective date and time of the completion of the Merger, as determined pursuant to Section 2.1(b), subject to the terms and conditions of, this Agreement.

     “Election Form” shall have the meaning assigned thereto in Section 2.4(c)(i).

     “Encumbrance” shall mean any claim, lien, pledge, option, encumbrance, security interest, charge, right of first refusal, option, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement, restriction, restrictive covenant or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

     “Environmental Claim” shall mean any Claim alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on, or resulting from the presence, or release into the environment, of any Hazardous Materials.

     “Environmental Laws” shall mean any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (i) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials. The term Environmental Law includes, without limitation, (i) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. 9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. 9601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. 1101, et seq.; the Safe Drinking Water Act, 42 U.S.C. 300f, et seq.; and all

comparable state and local laws, and (ii) any common law (including common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Materials.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

     “Exchange Agent” means the agent designated by HNC (reasonably promptly following execution of this Agreement) to act as the exchange agent for purposes of conducting the election procedures and the exchange procedure described in Article II of this Agreement.

     “Exchange Fund” has the meaning assigned to that term in Section 2.9(a).

     “FDIC” means the Federal Deposit Insurance Corporation.

     “FRB” means the Board of Governors of the Federal Reserve System.

     “GAAP” means those generally accepted accounting principles and practices that are recognized as such by the American Institute of Certified Public Accountants acting through the Financial Accounting Standards Board or through other appropriate boards or committees thereof.

     “Hazardous Materials” includes, without limitation, any flammable explosives, radioactive materials, hazardous materials, asbestos, hazardous wastes, hazardous or toxic substances, or other materials or substances regulated under the Environmental Laws.

     “HMS” means Harleysville Management Services, LLC, an affiliate of HNC.

     “HNB” means HNC’s wholly owned subsidiary, The Harleysville National Bank and Trust Company, a national banking association.

     “HNC Benefit Plans” has the meaning assigned thereto in Section 4.13(a).

     “HNC Certificate” has the meaning assigned thereto in Section 2.9(d).

     “HNC Common Stock” means the common stock, par value $1.00 per share, that HNC is presently authorized to issue, or the equivalent amount of any common stock of HNC or any successor to HNC for which HNC common stock may hereafter be exchanged or into which HNC common stock may be converted.

     “HNC Disclosure Schedule” means a schedule attached hereto setting forth exceptions to any of the representations, warranties and covenants of HNC contained herein.

     “HNC ERISA Affiliate” has the meaning assigned thereto in Section 4.13(a).

     “HNC Group” means HNC and each of its subsidiaries, including without limitation HNB.

     “HNC Securities Documents” has the meaning assigned thereto in Section 4.20.

     “HNC Share” means one (1) share of HNC Common Stock.

     “IRC” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

     “IRS” means the U.S. Internal Revenue Service.

     “Material Adverse Effect” means, with respect to HNC, East Penn Financial or Bank, respectively, any effect that (i) is material and adverse to the financial position, results of operations or business of HNC and its subsidiaries taken as a whole or East Penn Financial and its Subsidiaries taken as a whole, as the case may be, or (ii) would materially impair the ability of any of HNC and its subsidiaries or East Penn Financial or its Subsidiaries, as the case may be, to perform their respective obligations under this Agreement or otherwise materially impede the consummation of the Merger; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes after the date hereof in banking and similar laws of general applicability or interpretations thereof by Governmental Authorities, (b) changes after the date hereof in GAAP or regulatory accounting requirements applicable to banks, federal savings institutions and their holding companies generally, (c) changes after the date hereof in general economic or market conditions affecting banks and their holding companies generally, including changes in interest rates, (d) public disclosure of the Merger contemplated hereby, (e) costs incurred in connection with the Merger including, without limitation, change in control and severance payments, as disclosed herein on the East Penn Financial Disclosure Schedules, investment banking fees, legal fees, accounting fees and printing costs, in each case in accordance with GAAP and (f) any action or omission of HNC or any of its subsidiaries, or East Penn Financial or Bank or any other of the Subsidiaries, as the case may be, taken with the prior consent of the other or as otherwise contemplated by this Agreement in connection with the consummation of the Merger.

     “Merger Consideration” shall have the meaning assigned to that term in Section 2.2.

     “Merger Documents” means this Agreement, the Bank Plan of Merger and all other documents, certificates, instruments and agreements executed (or to be executed) by any of HNC, East Penn Financial, Bank, or HNB in connection with the transactions contemplated by this Agreement.

     “OCC” means the Office of the Comptroller of the Currency of the United States Department of Treasury.

     “Option Cash-Out Price” has the meaning assigned to that term in Section 2.8.

     “Ordinary Course of Business” means the ordinary course of business consistent with past custom or practice.

     “Outside Effective Time” means 11:59 p.m. on March 31, 2008.

     “PADOB” means the Department of Banking of the Commonwealth of Pennsylvania.

     “Party” or “Parties” means East Penn Financial, Bank and HNC, as the case may be.

     “Person” means an individual, partnership, limited liability company, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity or a federal, state, local or foreign government, or a political subdivision thereof, or any agency of such government or subdivision.

     “Prospectus/Proxy Statement” means the prospectus/proxy statement in compliance with the standard proxy rules of the SEC whether or not directly applicable, together with any supplements thereto, to be sent to holders of East Penn Financial Common Stock in connection with East Penn Financial Shareholders Meeting and the approval of the Merger and this Agreement.

     “Regulatory Approvals” means the approval orders or letters, or statements of non-objection, from the Regulatory Authorities that are required in order to consummate the transactions identified or contemplated in connection with the Merger Documents, including, but not limited to, the approvals referred to in East Penn Financial Disclosure Schedule 3.4 or HNC Disclosure Schedule 4.4.

     “Regulatory Filings” means (i) the filings, notices and registrations with applicable regulatory authorities that are required in order to consummate the transactions identified or contemplated in connection with the Merger Documents, (ii) the Securities Filings, (iii) the filings required for Regulatory Approvals, including, and (iv) any other filings referred to in East Penn Financial Disclosure Schedule 3.4 or HNC Disclosure Schedule 4.4.

     “Regulatory Authorities” means, as applicable, the PADOB, the OCC, the FDIC, the FRB and any other federal, state or local government or government agency having or claiming jurisdiction over Bank, any of the Subsidiaries or the transactions contemplated by this Agreement.

     “Resulting Bank” means the banking institution that survives the Bank Merger.

     “SEC” means the U.S. Securities and Exchange Commission.

     “Securities Filings” means HNC’s registration statement on Form S-4 including any pre-effective or post-effective amendments or supplements thereto, as filed with the SEC under the Securities Act with respect to the HNC Common Stock to be issued in connection with the Merger, together with any applicable state “blue sky” securities filings, and the East Penn Financial Proxy Statement including any amendments thereto, as filed with the SEC under the Exchange Act in connection with the East Penn Financial Shareholders Meeting.

     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

     “Special Loan” means each loan classified or properly classifiable as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Credit Risk Assets," "Concerned Loans" or words of similar import.

     “Special REO Property” means each property owned by Bank or any Subsidiary and acquired for debts or leases previously contracted.

     “State Corporation Law” means the Pennsylvania Business Corporation Law, as amended.

     “Stock Consideration” has the meaning assigned to that term in Section 2.2.

     “Subsidiary” shall mean each corporation, partnership, limited partnership, limited liability partnership, limited liability company, business trust or other organization or entity, the majority equity or voting interest in which is owned, directly or indirectly, by East Penn Financial, the Bank or any other Subsidiary, and “Subsidiaries” means them collectively.

     “Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal made by any person or entity, other than HNC, to acquire more than 50% of the combined voting power of the shares of East Penn Financial Common Stock then outstanding or all or substantially all of East Penn Financial’s consolidated assets for consideration consisting of cash and/or securities that is on terms that the Board of Directors of East Penn Financial in good faith concludes, after consultation with its financial advisors and outside counsel, taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, (A) is on terms that the Board of Directors of East Penn Financial in its good faith judgment believes to be more favorable from a financial point of view to its shareholders than the Merger; (B) for which financing, to the extent required, is then fully committed or reasonably determined to be available by the Board of Directors of East Penn Financial and (C) is reasonably capable of being completed.

     “Tax” means any federal, state, local or foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including without limitation, taxes based upon or measured by income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including without limitation, taxes under IRC Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, recapture, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, all of the foregoing together with all interest, penalties, or additions thereto, whether disputed or not, and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

     “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including without limitation, any schedule or attachment thereto, and including without limitation, any amendment thereof.

     “Valuation Date” means the close of business on the last day of the calendar month ended on or immediately preceding the Closing Date.

ARTICLE II
THE MERGER

Section 2.1 The Merger; Closing.

          (a) Subject to the terms and conditions of this agreement, at the Closing, effective as of the Effective Time, the Parties shall effectuate the Merger under the following provisions:

          (i) In accordance with State Corporation Law, (A) East Penn Financial shall merge with and into HNC; (B) the separate existence of East Penn Financial shall cease; and (C) HNC shall be the surviving corporation in the Merger;

          (ii) Each share of East Penn Financial Common Stock issued and outstanding prior to the Effective Time shall be converted into the right to receive Stock Consideration, Cash Consideration or a combination of both, as more fully provided in this Article II; and

          (iii) All of the property (real, personal or mixed), rights, powers, duties, obligations and liabilities of East Penn Financial shall be taken and deemed transferred to and vest in HNC, as the surviving corporation in the Merger, without further act or deed.

          (b) Upon completion of Closing but subject further to the terms hereof, the Parties shall cause Articles of Merger relating to the Merger to be filed with the Secretary of the Commonwealth of Pennsylvania, and the Merger shall become effective at a date and time, which in all events shall be a time of day after the close of trading but before midnight on a Business Day (the “Effective Time”) and, subject to the foregoing and the other provisions of this Agreement, shall be a date and time to be mutually agreed by HNC and East Penn Financial.

          (c) Closing on the Merger (the “Closing”) shall be held on a date and time to be designated by HNC, but no later than ten (10) Business Days after the complete satisfaction or waiver of the conditions set forth in this Agreement (other than conditions that by their nature are to be satisfied at Closing but subject nevertheless to fulfillment or waiver of those conditions), at the offices of HNC at 483 Main Street, Harleysville, Pennsylvania, unless another time or place is agreed to in writing by the Parties. Subject to the terms and conditions of this Agreement, each of the Parties agrees to use all commercially reasonable efforts to cause the Closing to be completed on the earliest practicable date.

          (d) At the Closing, East Penn Financial shall deliver and shall cause Bank and the Subsidiaries to deliver to HNC the following:

          (i) All certificates representing all Bank Shares, and all certificates representing all shares or ownership interests issued by each of the Subsidiaries, duly endorsed in blank, with signatures guaranteed by a bank or trust.

          (ii) All minute books, corporate seals, stock certificate books and other stock records of the Bank and each of the Subsidiaries.

          (iii) All necessary documents required by any banks or other depository institutions for Bank and each of the Subsidiaries to remove the authorized signatories and replace them with the HNC's designees.

          (e) The Bank and HNB shall have taken the additional actions and performed the additional terms and conditions set forth in the Bank Plan of Merger.

          (f) HNC shall deliver the Merger Consideration to the Exchange Agent at the time and in the manner provided in this Agreement.

     Section 2.2 Exchange of and Consideration for East Penn Financial Shares. Upon the Effective Time, all of the East Penn Financial Shares issued and outstanding immediately prior to the Effective Time, shall, at the Effective Time, by reason of the Merger and without any action on the part of the holder thereof, cease to be outstanding and shall be converted into the “Merger Consideration,” which shall be comprised of :

          (i) the “Cash Consideration,” which shall be the sum of $50,284,464.00 (or $14.50 per “Cash Election Share” as defined below assuming 6,305,262 East Penn Financial Shares are outstanding at the Effective Time) plus $7.97 per share for each of the Converted Option Shares (the “Aggregate Converted Share Cash”); plus

          (ii) shares of HNC Common Stock as more fully provided below (the “Stock Consideration”).

Holders of East Penn Financial Shares shall be entitled to receive, for each East Penn Financial Share, either HNC Common Shares only (a “Stock Election Share”) or cash only (a “Cash Election Share”), based on an allocation of the Cash Consideration identified above and the "Stock Consideration" shown below according to the provisions of this Article II, including without limitation Section 2.4:

          (a) If the “Indicated HNC Share Price” (as defined in Section 2.4(b)) is equal to or less than $19.84 and equal to or greater than $14.66, the “Stock Consideration” shall be (I) 2,385,172 shares of HNC Common Stock, plus (II) 0.3782 shares of HNC Common Stock for each of the Converted Option Shares.

FOR EXAMPLE:

Under subsection (a), if the Indicated HNC Share Price is $17.25 and 6,305,262 East Penn Financial Shares are outstanding, an East Penn Financial shareholder will receive 0.8406 shares of HNC Common Stock for each Stock Election Share and $14.50 in cash for each Cash Election Share.

          (b) If the Indicated HNC Share Price is less than $14.66, the “Stock Consideration” shall be (I) that number of HNC Common Shares equal to the result obtained by dividing $34,970,559.00 by the Indicated HNC Share Price, plus (II) for each of the Converted Option Shares, that number of HNC Common Shares equal to the result obtained by dividing $5.55 by the Indicated HNC Share Price.

FOR EXAMPLE:

Under subsection (b), if the Indicated HNC Share Price is $14.50 and 6,305,262 East Penn Financial Shares are outstanding, an East Penn Financial shareholder will receive 0.8500 shares of HNC Common Stock for each Stock Election Share and $14.50 in cash for each Cash Election Share.

          (c) If the Indicated HNC Share Price is greater than $19.84, the “Stock Consideration” shall be (I) that number of HNC Common Shares equal to the result obtained by dividing $47,313,110.00 by the Indicated HNC Share Price, plus (II) for each of the Converted Option Shares, that number of HNC Common Shares equal to the result obtained by dividing $7.51 by the Indicated HNC Share Price.

FOR EXAMPLE:

Under subsection (c), if the Indicated HNC Share Price is $20.00 and 6,305,262 East Penn Financial Shares are outstanding, an East Penn Financial shareholder will receive 0.8337 shares of HNC Common Stock for each Stock Election Share and $14.50 in cash for each Cash Election Share.

Notwithstanding the foregoing, this subsection (c) shall not be applicable, and subsection (a) shall nevertheless apply if the Indicated HNC Share Price is greater than $19.84, if, at the Effective Time, HNC shall have entered into a definitive agreement for an Acquisition of HNC or HNB which, at the Effective Time, has not been terminated.

     Section 2.3 HNC Common Stock. Each share of HNC Common Stock issued and outstanding immediately prior to the Effective Time shall, on and after the Effective Time, continue to be issued and outstanding as an identical share of HNC Common Stock. Each share of HNC Common Stock issued and held in the treasury of HNC immediately prior to the Effective Time, if any, shall, on and after the Effective Time, continue to be issued and held in the treasury of HNC.

     Section 2.4 Allocation of Merger Consideration. This Section shall govern the allocation of the Cash Consideration and Stock Consideration among the holders of East Penn Financial Shares.

          (a) Initial Elections by Holders of East Penn Financial Shares. Each holder of one or more East Penn Financial Shares on the Record Date shall be entitled to preliminarily elect (i) to receive only shares of HNC Common Stock (a “Stock Election”), or (ii) to receive only cash (a “Cash Election”), or (iii) to received a mixture of Stock Consideration and Cash Consideration (a “Mixed Election”), but these elections shall nevertheless be subject to the allocation provisions of this Section 2.4, which shall in all events be controlling.

          (b) Valuation of HNC Common Stock. The value of a share of HNC Common Stock for purposes of calculating the value of the Stock Consideration and making the allocations provided for in this Section shall be the “Indicated HNC Share Price,” which shall be the numeric average of the closing prices for a share of HNC Common Stock, as reported on the NASDAQ Global Market (as reported in The Wall Street Journal or, in the absence thereof, as reported by another authoritative source mutually agreed upon by HNC and East Penn Financial), for each trading day during the period (the “Measurement Period”) commencing with the 30th Business Day prior to the Effective Time and ending with the Determination Date.

          (c) Election Procedures.

          (i) HNC and East Penn Financial shall cause the Exchange Agent to mail an election form and other appropriate and customary transmittal materials, which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing East Penn Financial Shares shall pass, only upon proper delivery of such certificates to the Exchange Agent in such form as HNC and East Penn Financial shall mutually agree (an “Election Form”) to holders of East Penn Financial Common Stock and East Penn Financial Options not more than forty (40) Business Days and not less than twenty (20) Business Days prior to a date and time (the “Election Deadline”) that shall be mutually agreeable to HNC and East Penn Financial, but in any event not less than six (6) Business Days prior to the Closing Date, and shall be designated in the Election Form as the deadline for delivery of such holders’ elections. Each Election Form shall permit the holder (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation) to make a Stock Election, a Cash Election or a Mixed Election. The East Penn Financial Shares for which the holder has duly made a Mixed Election shall be entitled to receive that respective proportion of Stock Consideration and Cash Consideration as shall be determined pursuant to the allocation rules set forth in Section 2.4(e), and shall be deemed to hold Stock Election Shares and Cash Election Shares in corresponding amounts.

          (ii) The Exchange Agent shall use reasonable efforts to make the Election Form available to all persons who become holders of East Penn Financial Common Stock during the period between the record date for the mailing of the Election Form (the “Record Date”) and the Election Deadline. Any holder's election shall have been properly made only if the Exchange Agent shall have received at its designated office, by the Election Deadline, a properly completed and signed Election Form accompanied by the East Penn Financial Certificates to which such Election Form relates, in form acceptable for transfer (or by an appropriate guarantee of delivery of such East Penn Financial Certificates as set forth in such Election Form from a firm which is an "eligible guarantor institution" (as defined in Rule 17Ad-15 under the Exchange Act) provided that such East Penn Financial Certificates are in fact delivered to the Exchange Agent by the time set forth in such guarantee of delivery).

          (iii) If, as to any East Penn Financial Common Stock, the holder either: (i) does not submit a properly completed Election Form before the Election Deadline; (ii) revokes an Election Form prior to the Election Deadline and does not resubmit a properly completed Election Form prior to the Election Deadline; or (iii) fails to perfect his, her or its dissenters' rights pursuant to subsection 2.7 of this Agreement, those shares of East Penn Financial Common Stock shall be designated "No-Election Shares." Nominee record holders who hold East Penn Financial Common Stock on behalf of multiple beneficial owners shall be required to indicate how many of the shares held by them are Stock Election Shares, Cash Election Shares and No-Election Shares, and how many shares held by them are subject to a Mixed Election.

          (d) Effective Election. An Election shall be properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such written notice is actually received by the Exchange Agent at or prior to the Election Deadline. The Exchange Agent shall have reasonable discretion to (i) determine whether any election, modification or revocation is received, (ii) determine whether any election, modification or revocation has been properly made, and (iii) disregard immaterial defects in any Election Form. Good faith determinations made by the Exchange Agent regarding such matters shall be binding and conclusive. Neither HNC, nor East Penn Financial nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

          (e) Allocation. Subject to the other provisions of this Article II, the Exchange Agent shall effect the allocation of the Merger Consideration among the holders of East Penn Financial Common Stock in accordance with their respective Election Forms and the following allocation rules:

          (i) Aggregate Stock Consideration Oversubscribed. If the number of Stock Election Shares would cause the aggregate Stock Consideration to exceed the amount of Stock Consideration prescribed in the applicable subsection of Section 2.2, then:

     (A) All Cash Election Shares and No-Election Shares shall be converted into the right to receive the Cash Consideration;

     (B) The Exchange Agent shall convert, on the pro rata basis described in Section 2.4(e)(iii) below, a sufficient number of Stock Election Shares into Cash Election Shares ("Reallocated Cash Shares") such that the total Stock Consideration shall equal the amount of Stock Consideration prescribed in the applicable subsection of Section 2.2 and such Reallocated Cash Shares shall be converted into the right to receive the Cash Consideration; and

     (C) The Stock Election Shares which are not Reallocated Cash Shares shall be converted into the right to receive the Stock Consideration.

          (ii) Aggregate Stock Consideration Undersubscribed. If the number of Stock Election Shares would cause the aggregate Stock Consideration to be less than the amount of Stock Consideration prescribed in the applicable subsection of Section 2.2, then:

     (A) All Stock Election Shares shall be converted into the right to receive the Stock Consideration;

     (B) No-Election Shares shall be converted into Stock Election Shares to the extent necessary to cause the aggregate Stock Consideration to equal the amount of Stock Consideration prescribed in the applicable subsection of Section 2.2. If less than all of the No-Election Shares need to be converted to Stock Election Shares, then the Exchange Agent shall select which No-Election Shares shall be converted into Stock Election Shares on a pro rata basis in such manner as the Exchange Agent, in its sole discretion, shall determine. All remaining unconverted No-Election Shares shall be treated as Cash Election Shares and shall be converted into the right to receive the Cash Consideration.

     (C) If all of the No-Election Shares are converted to Stock Election Shares under the preceding subsection and the resulting total Stock Consideration would remain less than the amount of Stock Consideration prescribed in the applicable subsection of Section 2.2, then the Exchange Agent shall convert, on a pro rata basis described in subsection 2.4(e)(iii) below, a sufficient number of Cash Election Shares (excluding Dissenting East Penn Financial Shares) into Stock Election Shares ("Reallocated Stock Shares") such that the total Stock Consideration equals the amount of Stock Consideration prescribed in the applicable subsection of Section 2.2, and such Reallocated Stock Shares shall be converted into the right to receive the Stock Consideration; and

     (D) All Cash Election Shares which are not Reallocated Stock Shares shall be converted into the right to receive the Cash Consideration.

          (iii) Pro Rata Reallocations. If the Exchange Agent is required pursuant to subsection 2.4(e)(i)(B) to convert some Stock Election Shares into Reallocated Cash Shares, each holder of Stock Election Shares shall be allocated a pro rata portion of the total Reallocated Cash Shares. If the Exchange Agent is required pursuant to subsection 2.4(e)(ii)(C) to convert some Cash Election Shares into Reallocated Stock Shares, each holder of Cash Election Shares shall be allocated a pro rata portion of the total Reallocated Stock Shares.

          (f) Calculation of and Allocation of Merger Consideration. Not later than three (3) Business Days prior to Closing, HNC shall deliver to East Penn Financial and the Exchange Agent a computation of the relative amounts of Cash Consideration and Stock Consideration comprising the Merger Consideration (subject only to any adjustment that may be required by subsection (g) of this Section), showing the components and calculation thereof in reasonable detail (the “Initial Allocation Computation”). Not later than one (1) Business Day prior to Closing, East Penn Financial and the Exchange Agent shall each notify HNC whether they agree with the Initial Allocation Computation. In the event of a disagreement, the Parties shall resolve any differences and disagreements on or before the completion of Closing. If there is a disagreement, Closing and the Effective Time shall be delayed until such disagreement can be resolved.

          (g) Superseding Allocation to Comply with Tax Requirements. Notwithstanding any other provision of this Agreement, the Initial Allocation Computation shall be further adjusted to meet such requirements as may be necessary to enable the Parties to obtain opinions from their respective special tax advisers in accordance with the provisions of Section 7.4(c) and Section 8.5(c), respectively. The Parties acknowledge and agree that the determination pursuant to Section 7.4(c) and 8.5(c) may be based, among other things, on the closing price of HNC Common Stock at the close of trading on the trading day on which the Effective Time occurs and the resulting amounts of Cash Consideration and Stock Consideration paid to each holder of an East Penn Financial Share pursuant to Section 2.8, and may be affected, among other things, by (i) failure by one or more holders of East Penn Financial Options to accept the cash-out payment referred to in Section 2.8, and (ii) the amounts, if any, that may be payable in cash by HNC to holders of Dissenting East Penn Financial Shares. If the allocation of Cash Consideration and Stock Consideration needs to be adjusted pursuant to this subsection, then, after the close of trading on the date of the Effective Time, but at least five (5) hours prior to the Effective Time, HNC shall deliver to the Exchange Agent and East Penn Financial a computation of the proposed adjustments to the allocations of Cash Consideration and Stock Consideration, showing the components and calculation thereof in reasonable detail (an “Adjusted Allocation Computation”). At least three (3) hours prior to the Effective Time, the Exchange Agent and East Penn Financial shall each notify HNC whether it agrees with the Adjusted Allocation Computation. In the event of an unresolved disagreement between the Parties, the Parties shall delay the Effective Time pursuant to Section 2.4(h).

          (h) Final Determination of Allocations; Re-Establishment of Effective Time in the Event of Non-Agreement. The respective amounts of Cash Consideration and Stock Consideration payable and issuable to each of the holders of East Penn Financial Common Stock pursuant to the Initial Allocation Computation, or if applicable the Adjusted Allocation Computation, shall be calculated by the Exchange Agent in accordance with this Agreement and approved by HNC and East Penn Financial as soon as practicable and no later than two (2) hours before the Effective Time. In the event of a disagreement, HNC, East Penn Financial and the Exchange Agent shall resolve any differences and disagreements prior to the Effective Time. If there are any unresolved differences, the Parties shall, prior to the originally agreed Effective Time, re-establish a new Effective Time which shall be at the earliest practicable time, subject to the other terms and conditions of this Agreement, by which re-established Effective Time they shall have agreed upon the Initial Allocation Computation or Adjusted Allocation Computation, as applicable (whichever is applicable, as so finally agreed, herein referred to as the “Final Allocation”). To the extent that Articles of Merger shall have been filed that, pursuant to applicable law, would have a time other than the Effective Time as it may be established or re-established by the parties, the Parties agree to mutually cooperate to take such actions as may be required under applicable law to make the Merger effective as of the new Effective Time, including, if necessary, the filing of any necessary and appropriate documents with the Pennsylvania Department of State to withdraw the original Effective Time and establish a new Effective Time.

     Section 2.5 Treasury Stock. Each share of East Penn Financial Common Stock issued and held in the treasury of East Penn Financial as of the Effective Time, if any, shall be cancelled, and no cash, stock or other property shall be delivered in exchange therefor.

     Section 2.6 Fractional Shares. No fractional shares of HNC Common Stock and no scrip or certificates therefor shall be issued in connection with the Merger. Any former holder of East Penn Financial Common Stock who would otherwise be entitled to receive a fraction of a share of HNC Common Stock shall receive, in lieu thereof, cash in an amount equal to such fraction of a share multiplied by the Indicated HNC Share Price.

     Section 2.7 Dissenting East Penn Financial Shareholders.

          (a) The outstanding shares of East Penn Financial Common Stock any holders of which have timely perfected any right to demand appraisal for their shares ("Dissenting East Penn Financial Shares") pursuant to the State Corporation Law and have not effectively withdrawn or lost their dissenters' rights under the State Corporation Law, shall not be converted into or represent a right to receive the Cash Consideration or the Stock Consideration under this Agreement, and the holders thereof shall be entitled only to such rights as are granted by the State Corporation Law. Notwithstanding the foregoing, a portion of the Cash Consideration shall be allocated to Dissenting East Penn Financial Shares as if they were Cash Election Shares and shall not be allocated to other East Penn Financial Shares. An additional allocation of Cash Consideration to Dissenting East Penn Financial Shares may be made to the extent (but only to the extent) necessary to comply with Section 2.4(g).

          (b) If any such holder of East Penn Financial Common Stock shall have failed to perfect or effectively shall have withdrawn or lost such right, and if such holder shall have delivered a properly completed Election Form to the Exchange Agent by the Election Deadline, the Dissenting East Penn Financial Shares held by such holder shall be converted into a right to receive Stock Consideration, Cash Consideration or Mixed Consideration in accordance with the applicable provisions of this Agreement and shall be designated as Stock Election Shares and Cash Election Shares accordingly. If any such holder of East Penn Financial Common Stock shall have failed to perfect or effectively shall have withdrawn or lost such right, and if such holder shall not have delivered a properly completed Election

Form to the Exchange Agent by the Election Deadline, the Dissenting East Penn Financial Shares held by such holder shall be designated No-Election Shares and shall be converted on a share by share basis into either the right to receive Stock Consideration or Cash Consideration in accordance with the applicable provisions of this Agreement.

          (c) All payments in respect of Dissenting East Penn Financial Shares, if any, will be made by HNC.

     Section 2.8 East Penn Financial Options. HNC agrees to pay each present holder of an East Penn Financial Option, at the Effective Time (separate from the Merger Consideration), in full release, termination and satisfaction of such holder’s East Penn Financial Option, the “Option Cash-Out Price” (as defined below) for each East Penn Financial Share that is receivable on a full cash exercise of the East Penn Financial Option. The “Option Cash-Out Price” for each East Penn Financial Share shall be an amount equal to the difference between the “Cash EPF Share Price” (determined as provided below) and the per share exercise price for such share pursuant to the applicable East Penn Financial Option.

          (a) If the Indicated HNC Share Price is equal to or less than $19.84 and equal to or greater than $14.66, the “Cash EPF Share Price” shall be that dollar amount equal to the result of dividing (A) the aggregate value of the Merger Consideration (at the Indicated HNC Share Price) under the applicable paragraph of Section 2.2, by (B) the number of East Penn Financial Shares issued and outstanding immediately prior to the Effective Time;

          (b) if the Indicated HNC Share Price is less than $14.66, the “Cash EPF Share Price” shall be $13.52; or

          (c) if the Indicated HNC Share Price is greater than $19.84, the “Cash EPF Share Price” shall be $15.48.

     Section 2.9 Surrender and Exchange of East Penn Financial Stock Certificates.

          (a) Exchange Fund. On or prior to the Closing Date, the Exchange Agent shall have received a deposit from HNC, in trust for the benefit of holders of shares of East Penn Financial Common Stock, sufficient cash and certificates representing shares of HNC Common Stock to make all payments and deliveries to shareholders of East Penn Financial pursuant to this Article II. Any cash and certificates for HNC Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

          (b) Exchange Procedures for Effective Election Forms Submitted by Election Deadline. As soon as reasonably practicable after the Effective Time (and in any case no later than ten (10) Business Days after the Effective Time), HNC shall cause the Exchange Agent to mail the Merger Consideration to shareholders of East Penn Financial who have submitted effective Election Forms prior to the Election Deadline.

          (c) Exchange Procedures in Absence of Effective Election Forms Submitted by Effective Deadline. As soon as reasonably practicable after the Effective Time (and in any case no later than two (2) Business Days thereafter), HNC shall cause the Exchange Agent to mail to each record holder of East Penn Financial Common Stock immediately prior to the Effective Time who has not surrendered East Penn Financial Certificates representing all of the shares of East Penn Financial Common Stock owned by such holder in accordance with Section 2.4(c)(ii), a letter of transmittal which shall specify that delivery of the East Penn Financial Certificates shall be effected, and risk of loss and title to the East Penn Financial Certificates shall pass, only upon delivery of the East Penn Financial Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as HNC may reasonably specify and instructions for effecting the surrender of such East Penn Financial Certificates in exchange for the Cash Consideration and/or the Stock Consideration, as the case may be. Upon surrender of an East Penn Financial Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such East Penn Financial Certificate shall be entitled to receive within two (2) Business Days thereafter and in exchange therefor (i) a certificate representing, in the aggregate, the whole number of shares of HNC Common Stock that such holder has the right to receive pursuant to this Article II and/or (ii) a check in the amount equal to the cash that such holder has the right to receive pursuant to this Article II. No interest will be paid or will accrue on any cash payment pursuant to this Section.

          (d) Each certificate for shares of HNC Common Stock (each, an "HNC Certificate") issued in exchange for East Penn Financial Certificates pursuant to this Section shall be dated the Effective Time and be entitled to dividends, distributions and all other rights and privileges pertaining to such shares of HNC Common Stock from the Effective Time. Until surrendered, each East Penn Financial Certificate shall, from and after the Effective Time, evidence solely the right to receive the Merger Consideration.

          (e) If an East Penn Financial Certificate is exchanged on a date following one or more record dates after the Effective Time for the payment of dividends or any other distribution on shares of HNC Common Stock, HNC shall pay to the holder of such East Penn Financial Certificate cash in an amount equal to dividends payable on the shares of HNC Common Stock issued in exchange therefore and pay or deliver any other distribution to which such shareholder is entitled. No interest shall accrue or be payable in respect of dividends or any other distribution otherwise payable under this subsection upon surrender of East Penn Financial Certificates. Notwithstanding the foregoing, no Party shall be liable to any holder of East Penn Financial Common Stock for any amount paid in good faith to a public official or agency pursuant to any applicable abandoned property, escheat or similar law. Until such time as East Penn Financial Certificates are surrendered to HNC for exchange, HNC shall have the right to withhold dividends or any other distributions on the shares of HNC Common Stock issuable to such shareholder.

          (f) Upon the Effective Time, the stock transfer books for East Penn Financial Common Stock will be closed and no further transfers of East Penn Financial Common Stock will thereafter be made or recognized. All East Penn Financial Certificates surrendered pursuant to this Section will be cancelled.

          (g) If there is a transfer of ownership of East Penn Financial Common Stock that is not registered in the transfer records of East Penn Financial, one or more HNC Certificates evidencing, in the aggregate, the proper number of shares of HNC Common Stock, a check in the proper amount of cash in lieu of any fractional shares, the per share Cash Consideration, and any dividends or other distributions to which such holder is entitled pursuant to subsection (e) of this Section, as applicable and appropriate, may be issued with respect to such East Penn Financial Common Stock to such a transferee if the East Penn Financial Certificate representing such shares of East Penn Financial Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

          (h) If any East Penn Financial Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed East Penn Financial Certificate, upon the making of a sworn affidavit of that fact by the holder thereof in form satisfactory to the Exchange Agent, the Merger Consideration, and any dividends or other distributions to which such holder is entitled pursuant to this Section as may be required pursuant to this Agreement; provided, however, that the Exchange Agent may, in its sole discretion and as a condition precedent to the delivery of the Merger Consideration to which the holder of such East Penn Financial Certificate is entitled as a result of the Merger, require the owner of such lost, stolen or destroyed East Penn Financial Certificate to deliver a bond in such amount as it may direct (but not to exceed $21.75 for each East Penn Financial Share represented by such East Penn Financial Certificate) as indemnity against any claim that may be made against East Penn Financial, HNC or the Exchange Agent or their agents with respect to the East Penn Financial Certificate alleged to have been lost, stolen or destroyed.

     Section 2.10 Anti-Dilution Provisions. If HNC shall, at any time before the Effective Time:

          (a) declare a dividend payable in shares of HNC Common Stock with a record date on or prior to the Effective Time;

          (b) combine the outstanding shares of HNC Common Stock into a smaller number of shares;

          (c) resolve to effect a split or subdivide the outstanding shares of HNC Common Stock with a record date on or prior to the Effective Time; or

          (d) reclassify the shares of HNC Common Stock or otherwise recapitalize or reorganize in any manner affecting the HNC Common Stock;

then, in any such event, the total Stock Consideration to be delivered to East Penn Financial shareholders who are entitled to receive Stock Consideration shall be adjusted so that each such East Penn Financial shareholder shall be entitled to receive such number of shares of HNC Common Stock as such East Penn Financial shareholder would have been entitled to receive as a result of such event if the Effective Time had occurred prior to the happening of such event.

     Section 2.11 Other Matters. Nothing set forth in this Agreement or any exhibit or schedule to this Agreement shall be construed to preclude (except to the extent that it would result in a Material Adverse Effect):

          (a) HNC or any member of the HNC Group from becoming party to any combination with any third party, whether by issuance or exchange of HNC Common Stock or otherwise, unless such transaction would result in a Material Adverse Effect;

          (b) HNC from issuing, or to limit any way the right of HNC to issue or repurchase, prior to or following the Effective Time, HNC Common Stock or other securities;

          (c) HNC from granting employee, director or compensatory options at anytime with respect to HNC Common Stock or other securities;

          (d) Option holders of HNC from exercising options at any time with respect to HNC Common Stock or other securities;

          (e) HNC from entering into any stock split or reverse stock split or issuing any stock dividend or otherwise entering into any reclassification, recapitalization or other reorganization transaction; or

          (f) HNC or any member of the HNC Group from taking, or to limit in any way the right of either of them to take, any other action not expressly and specifically prohibited by the terms of this Agreement, subject nevertheless to the provisions of Section 2.10.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF EAST PENN FINANCIAL AND THE BANK

     In addition to representations and warranties, if any, made elsewhere in this Agreement, East Penn Financial and the Bank represent and warrant to HNC as set forth below, subject to any qualifications set forth in the Disclosure Schedules. Except for the representation and warranty contained in Section 3.16 (as to which a standard of “materiality” for securities law disclosure purposes is applicable), no representation or warranty of East Penn Financial or the Bank contained in this Article III shall be deemed untrue or incorrect for any purpose under this Agreement, and neither East Penn Financial nor the Bank shall be deemed to have breached a representation or warranty, in any case, as a consequence of the existence of any fact, event or circumstance except to the extent such fact, circumstance or event, individually or in the aggregate with all other facts, events or circumstances inconsistent with any representation or warranty set forth in this Article III, has had or would be reasonably likely to have a Material Adverse Effect

     Section 3.1 Organization.

          (a) East Penn Financial is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. East Penn Financial is a bank holding company duly registered under Federal Bank Holding Company Act of 1956, as amended. East Penn Financial has the corporate power and authority to carry on its businesses and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. East Penn Financial is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect, and all such licenses, registrations and qualifications are in full force and effect.

          (b) Bank is a bank duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Bank has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. Bank is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect, and all such licenses, registrations and qualifications are in full force and effect.

          (c) The deposits of Bank are insured by the FDIC to the extent provided in the Federal Deposit Insurance Act.

          (d) East Penn Financial has the Subsidiaries (including without limitation the Bank) shown on East Penn Financial Disclosure Schedule 3.1(d). East Penn Financial has no other subsidiaries.

          (e) The respective minute books of East Penn Financial and Bank accurately record all corporate actions of their respective shareholders and boards of directors, including committees, in each case in accordance with the normal business practice of East Penn Financial and Bank, respectively.

          (f) East Penn Financial has delivered to HNC true and correct copies of the respective Charter and bylaws of East Penn Financial, Bank and each other Subsidiary, each as in effect on the date hereof.

          (g) Neither East Penn Financial, nor Bank, nor any other Subsidiary, conducts business under any fictitious or trade names.

     Section 3.2 Capitalization.

          (a) The authorized capital stock of East Penn Financial consists of 40,000,000 shares of common stock, par value $0.625 per share ("East Penn Financial Common Stock"), of which at the date hereof 308,292 are validly issued and held by East Penn Financial as treasury stock and 6,305,262 shares are validly issued and outstanding, fully paid and nonassessable, and free of preemptive rights; and 16,000,000 shares of preferred stock, with no par value, of which no shares are issued and outstanding as of the date of this Agreement.

          (b) East Penn Financial has not issued nor is East Penn Financial bound by any subscription, option, warrant, call, commitment, agreement or other right of any character relating to the purchase, sale, or issuance of, or right to receive dividends or other distributions on, any shares of East Penn Financial Common Stock or any other security of East Penn Financial or any securities representing the right to vote, purchase or otherwise receive any shares of East Penn Financial Common Stock or any other security of East Penn Financial, except the East Penn Financial Options. East Penn Financial has not issued or granted any stock appreciation rights, phantom stock interests or similar rights or interests measured by the value of any equity security of East Penn Financial. Accordingly, immediately prior to the Effective Time, pursuant to the provisions of this Agreement there will be 6,305,262 East Penn Financial Shares issued and outstanding on a fully diluted basis, with the exception of any East Penn Financial Shares resulting from exercises, after the date of this Agreement, of East Penn Financial Options.

          (c) East Penn Financial owns, directly or indirectly, all of the capital stock of Bank and the other Subsidiaries, free and clear of any Encumbrances, agreements and restrictions of any kind or nature. There are no subscriptions, options, warrants, calls, commitments, agreements, interests or other rights outstanding with respect to the capital stock of Bank or any other Subsidiary. Except for Subsidiaries, East Penn Financial does not possess, directly or indirectly, any equity interest in any corporation, partnership, limited partnership, limited liability company, business trust or other entity, except for (i) equity interests in Bank's investment portfolio, (ii) equity interests held in connection with Bank's commercial loan activities and (iii) as set forth on East Penn Financial Disclosure Schedule 3.2(c).

          (d) To the knowledge of East Penn Financial and except as set forth on East Penn Financial Disclosure Schedule 3.2(d), no person or group is the beneficial owner of 5% or more of the outstanding shares of East Penn Financial Common Stock (the terms "person," "group" and "beneficial owner" are as defined in Section 13(d) of the Exchange Act, and the rules and regulations thereunder).

          (e) The authorized capital stock of the Bank consists of 40,000,000 shares of common stock, par value $.0625 per share, of which at the date hereof 6,604,152 shares are validly issued and outstanding, are all owned by East Penn Financial, and are fully paid and nonassessable and free of preemptive rights; and 16,000,000 shares of preferred stock, par value $0.625 per share, of which no shares are issued and outstanding as of the date of this Agreement.

     Section 3.3 Authority; No Violation.

          (a) East Penn Financial has full corporate power and authority to execute and deliver this Agreement and to consummate the Mergers, subject to all Regulatory Filings and the receipt of all Regulatory Approvals and the approval of this Agreement by East Penn Financial's shareholders. The execution and delivery of this Agreement by East Penn Financial and the consummation by East Penn Financial of the Mergers have been duly and validly approved by the Board of Directors of East Penn Financial and, except for approval by the shareholders of East Penn Financial as required by the State Corporation Law, no other corporate proceedings on the part of East Penn Financial are necessary to consummate the Merger. This Agreement has been duly and validly executed and delivered by East

Penn Financial and constitutes the valid and binding obligation of East Penn Financial, enforceable against East Penn Financial in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

          (b) Subject to receipt of Regulatory Approvals and the approval of East Penn Financial shareholders, and HNC’s compliance with any conditions contained in this Agreement, the execution, delivery and performance of this Agreement, the consummation of the Merger and compliance with any terms or provisions of this Agreement by East Penn Financial and the Bank do not and will not:

          (i) conflict with or result in a breach of any provision of the respective articles of incorporation or bylaws of East Penn Financial, the Bank or any Subsidiary;

          (ii) violate any statute, rule, regulation, judgment, order, writ, decree or injunction applicable to East Penn Financial, the Bank or any Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, or acceleration of, the performance required by, or result in a right of termination or acceleration or the creation of any Encumbrance upon any of the properties or assets of East Penn Financial, the Bank or any Subsidiary under any of the terms or conditions of any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument or obligation to which East Penn Financial, the Bank or any Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except where such termination, acceleration or creation, in the aggregate, would not have a Material Adverse Effect on East Penn Financial.

     Section 3.4 Consents. No consents or approvals of, or filings or registrations with, any public body or authority, and no consents or approvals of any third parties are necessary for East Penn Financial or the Bank to execute, deliver or perform this Agreement, or consummate the Merger, other than East Penn Financial shareholder approval, the Regulatory Filings, the Regulatory Approvals and the Consents (if any) set forth on East Penn Financial Disclosure Schedule 3.4.

     Section 3.5 Financial Statements.

          (a) East Penn Financial has previously delivered to HNC the East Penn Financial Statements, except those pertaining to quarterly periods commencing after December 31, 2006, which it will deliver to HNC within 45 days after the end of the respective quarter. The delivered East Penn Financial Statements fairly present, in all respects, the consolidated financial position, results of operations and cash flows of East Penn Financial as of and for the periods ended on the dates thereof, in accordance with GAAP consistently applied, and, in the case of interim period financial statements, which are subject to normal year-end adjustments and footnotes thereto.

          (b) Except as set forth in East Penn Financial Disclosure Schedule 3.5(b), East Penn Financial did not, as of the date of the East Penn Financial Statements or any subsequent date, have any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, which are not fully reflected or reserved against in the balance sheets included in the East Penn Financial Statements at the date of such balance sheets or which would have been required to be reflected therein in accordance with GAAP consistently applied, or disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material in the aggregate and which are incurred in the Ordinary Course of Business, and subject, in the case of any unaudited statements, to normal recurring audit adjustments and the absence of footnotes.

     Section 3.6 No Material Adverse Change. Neither East Penn Financial nor any Subsidiary has suffered any adverse change in their respective assets (including loan portfolios), liabilities (whether absolute or contingent, fixed or unfixed, accrued or unaccrued), liquidity, net worth, business, property, financial condition, results of operations or any damage destruction or loss, whether or not covered by insurance, since December 31, 2006, which change has had a Material Adverse Effect.

     Section 3.7 Taxes.

          (a) East Penn Financial and Subsidiaries are members of the same affiliated group within the meaning of IRC Section 1504(a) of which East Penn Financial is a common parent. East Penn Financial has filed, and will file, all federal, state and local tax returns required to be filed by, or with respect to, East Penn Financial and Subsidiaries on or prior to the Closing Date, except to the extent that any failure to file or any inaccuracies would not, individually or in the aggregate, have a Material Adverse Effect, and has paid or will pay, or has made or will make, provisions for the payment of all federal, state and local taxes which are shown on such returns to be due for the periods covered thereby from East Penn Financial or any Subsidiary to any applicable taxing authority, on or prior to the Closing Date.

          (b) There are no disputes pending, or claims received in writing, for taxes or assessments upon East Penn Financial or any Subsidiary, nor has East Penn Financial or any Subsidiary been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any federal, state, county or local income tax return for any period.

          (c) Proper and accurate amounts have been withheld by East Penn Financial and each Subsidiary from their employees for all prior periods in compliance with the tax withholding provisions of applicable federal, state and local laws.

     Section 3.8 Contracts.

          (a) Except for those employment agreements, change in control agreements and other contracts or agreements with any employee, officer or director expressly described in East Penn Financial Disclosure Schedule 3.8(a) (“East Penn Financial Employment Agreements”) or any East Penn Financial Employee Benefit Plans, or as disclosed on one or more other East Penn Financial Disclosure Schedules, neither East Penn Financial, nor Bank nor any other Subsidiary is a party to or subject to:

          (i) any employment, consulting, severance, "change-in-control" or termination contract or arrangement with any officer, director, employee, independent contractor, agent or other person, except for "at will" arrangements;

          (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any officer, director, employee, independent contractor, agent or other person;

          (iii) any collective bargaining agreement with any labor union relating to employees;

          (iv) any agreement which by its terms limits the payment of dividends by East Penn Financial or any Subsidiary;

          (v) except in the Ordinary Course of Business, any instrument evidencing or related to indebtedness for borrowed money, whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which East Penn Financial or any Subsidiary is an obligor to any person, other than deposits, repurchase agreements, bankers acceptances and "treasury tax and loan" accounts established in the Ordinary Course of Business, instruments relating to transactions entered into in the customary course of the banking business of Bank, and transactions in "federal funds," or which contains financial covenants or other restrictions, other than those relating to the payment of principal and interest when due, which would be applicable on or after the Closing Date;

          (vi) any contract, other than this Agreement, which restricts or prohibits East Penn Financial or Bank from engaging in any type of business permissible under applicable law;

          (vii) any contract, plan or arrangement which provides for payments or benefits in certain circumstances which, together with other payments or benefits payable to any participant therein or party thereto, might render any portion of any such payments or benefits subject to disallowance of deduction therefor as a result of the application of IRC Section 280G;

          (viii) except in the Ordinary Course of Business, any lease for real property;

          (ix) any contract or arrangement with any broker-dealer or investment adviser;

          (x) any investment advisory contract with any investment company registered under the Investment Company Act of 1940; or

          (xi) any contract or arrangement with, or membership in, any local clearing house or self-regulatory organization.

          (b) (i) Except as otherwise described in East Penn Financial Disclosure Schedule 3.8(b)(i), all of the East Penn Financial Employment Agreements and East Penn Financial Employee Benefit Plans are in full force and effect on the date hereof; and neither East Penn Financial, any Subsidiary nor, to the knowledge of East Penn Financial, any other party to any such contract, plan, arrangement or instrument, has breached any provision of, or is in default under any term of, any such contract, plan, arrangement or instrument and no party to any such contract, plan, arrangement or instrument will have the right to terminate any or all of the provisions thereof as a result of the transactions contemplated by this Agreement.

          (ii) Except as otherwise described in East Penn Financial Disclosure Schedule 3.8(b)(ii), no plan, employment agreement, termination agreement or similar agreement or arrangement to which East Penn Financial or any Subsidiary is a party or by which East Penn Financial or any Subsidiary may be bound:

     (A) contains provisions which permit an employee or an independent contractor to terminate it without cause and continue to accrue future benefits thereunder;

     (B) provides for acceleration in the vesting of benefits thereunder upon the occurrence of a change in ownership or control or merger or other acquisition of East Penn Financial or any Subsidiary; or

     (C) requires East Penn Financial or any Subsidiary to provide a benefit in the form of East Penn Financial Common Stock or determined by reference to the value of East Penn Financial Common Stock.

     Section 3.9 Ownership of Property; Insurance Coverage.

          (a) East Penn Financial and each Subsidiary has, or will have as to property acquired after the date hereof, good, and as to real property, marketable, title to all assets and properties owned or represented as owned by East Penn Financial or such Subsidiary, whether real or personal, tangible or intangible, including securities, assets and properties reflected in the balance sheets contained in the East Penn Financial Statements or acquired subsequent thereto (except to the extent that such securities are held in any fiduciary or agency capacity and except to the extent that such assets and properties have been disposed of for fair value, in the Ordinary Course of Business, or have been disposed of as obsolete since the date of such balance sheets), subject to no Encumbrances, except:

          (i) Those items that secure liabilities for borrowed money and that are described in East Penn Financial Disclosure Schedule 3.9(a) or permitted under Article V hereof;

          (ii) Statutory liens for amounts not yet delinquent or which are being contested in good faith;

          (iii) Liens for current taxes not yet due and payable;

          (iv) Pledges to secure deposits and other liens incurred in the ordinary course of banking business;

          (v) The imperfections of title, easements and Encumbrances, if any, as are not material in character, amount or extent;

          (vi) Dispositions and Encumbrances for adequate consideration in the Ordinary Course of Business. East Penn Financial and each Subsidiary have the right under leases of properties used by East Penn Financial or such Subsidiary in the conduct of their respective businesses to occupy and use all such properties as presently occupied and used by them; and

          (vii) As reflected as a liability in East Penn Financial Statements or the footnotes thereto.

          (b) With respect to all agreements pursuant to which East Penn Financial or any Subsidiary has purchased securities subject to an agreement to resell, if any, East Penn Financial or such Subsidiary has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

          (c) East Penn Financial and each Subsidiary maintain insurance in amounts considered by East Penn Financial to be reasonable for their respective operations, and such insurance is similar in scope and coverage to that maintained by other businesses similarly situated. Neither East Penn Financial nor any Subsidiary has received notice from any insurance carrier that:

          (i) The insurance will be cancelled or that coverage thereunder will be reduced or eliminated; or

          (ii) Premium costs with respect to such insurance will be substantially increased.

          (d) East Penn Financial and each Subsidiary maintain such fidelity bonds and errors and omissions insurance as may be customary or required under applicable laws or regulations.

     Section 3.10 Legal Proceedings. Except as set forth in East Penn Financial Disclosure Schedule 3.10, neither East Penn Financial nor any Subsidiary is a party to any, and there are no pending or, to the knowledge of East Penn Financial, threatened, legal, administrative, arbitration or other proceedings, claims, actions, customer complaints, or governmental investigations or inquiries of any nature (a) against East Penn Financial, Bank or any other Subsidiary, or (b) to which the assets of East Penn Financial, Bank or any other Subsidiary are subject, or (c) challenging the validity or propriety of the Merger or the Bank Merger; except for any proceedings, claims, actions, investigations, or inquiries which, individually or in the aggregate, would not have a Material Adverse Effect.

     Section 3.11 Compliance with Applicable Law.

          (a) East Penn Financial and each Subsidiary hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under, and have complied with, applicable laws, statutes, orders, rules or regulations of any Regulatory Authority relating to them.

          (b) East Penn Financial and each Subsidiary have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file with any Regulatory Authority, and have filed all other reports and statements required to be filed by them, including without limitation any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state or any Regulatory Authority, and have paid all fees and assessments due and payable in connection therewith.

          (c) No Regulatory Authority has initiated any proceeding or, to the knowledge of East Penn Financial, investigation into the business or operations of East Penn Financial or any Subsidiary.

          (d) Neither East Penn Financial nor any Subsidiary has received any notification or communication from any Regulatory Authority:

          (i) Asserting that East Penn Financial or any Subsidiary is not in substantial compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces, unless such assertion has been waived, withdrawn or otherwise resolved;

          (ii) Threatening to revoke any license, franchise, permit or governmental authorization;

          (iii) Requiring or threatening to require East Penn Financial or any Subsidiary, or indicating that East Penn Financial or any Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of East Penn Financial or any Subsidiary, including without limitation any restriction on the payment of dividends; or

          (iv) Directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of East Penn Financial or any Subsidiary (any such notice, communication, memorandum, agreement or order described in this sentence and addressed specifically to East Penn Financial or Bank, herein referred to as a "Regulatory Agreement");

          (e) Neither East Penn Financial nor any Subsidiary has received, consented to, or entered into any Regulatory Agreement.

          (f) There is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any Regulatory Agreement.

          (g) There is no injunction, order, judgment or decree imposed upon East Penn Financial or any Subsidiary or the assets of East Penn Financial or any Subsidiary.

          (h) East Penn Financial and Bank are in compliance with the applicable provisions of the CRA, and, as of the date hereof, Bank has received a CRA rating of "satisfactory" or better from the FDIC. To the knowledge of East Penn Financial, there is no fact or circumstance or set of facts or circumstances which would cause East Penn Financial or Bank to fail to comply with such provisions.

     Section 3.12 ERISA.

          (a) East Penn Financial has delivered to HNC true and complete copies of, and East Penn Financial Disclosure Schedule 3.12 lists, all employee pension benefit plans within the meaning of ERISA Section 3(2), profit sharing plans, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, annual incentive plans, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans) and all other employee benefit plans, policies, agreements and arrangements currently maintained or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of East Penn Financial or any other entity (an "East Penn Financial ERISA Affiliate") that, together with East Penn Financial, is treated as a single employer under IRC Sections 414(b),(c),(m) or (o) (collectively, the "East Penn Financial Employee Benefit Plans"), together with:

          (i) The most recent actuarial reports (if any) and financial reports relating to those East Penn Financial Employee Benefit Plans which constitute "qualified plans" under IRC Section 401(a);

          (ii) The most recent Form 5500 (if any) relating to such East Penn Financial Employee Benefit Plans filed with the IRS; and

          (iii) The most recent IRS determination letters which pertain to any such East Penn Financial Employee Benefit Plans.

          (b) Neither East Penn Financial nor any East Penn Financial ERISA Affiliate, and no pension plan (within the meaning of ERISA Section 3(2) maintained or contributed to by East Penn Financial or any East Penn Financial ERISA Affiliate, has incurred any liability to the Pension Benefit Guaranty Corporation or to the IRS with respect to any pension plan qualified under IRC Section 401(a) which liability has resulted or will result in a Material Adverse Effect with respect to East Penn Financial, except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043(b) (with respect to which the 30 day notice requirement has not been waived) occurred with respect to any such pension plan which could result in a Material Adverse Effect.

           (c) Neither East Penn Financial nor any East Penn Financial ERISA Affiliate has ever contributed to or otherwise incurred any liability with respect to a multi-employer plan (within the meaning of ERISA Section 3(37)).

          (d) Each East Penn Financial Employee Benefit Plan has been maintained, operated and administered in compliance in all respects with its terms and related documents or agreements and the applicable provisions of all laws, including ERISA and the IRC.

          (e) To the knowledge of East Penn Financial, no audit has occurred or is pending or scheduled of any East Penn Financial Employee Benefit Plan by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental authority. In addition, there are no pending or, to the knowledge of East Penn Financial, threatened claims by, on behalf of or with respect to any East Penn Financial Employee Benefit Plan, or by or on behalf of any individual participant or beneficiary of any East Penn Financial Employee Benefit Plan, alleging any violation of ERISA or any other applicable laws, or claiming benefits (other than claims for benefits not in dispute and expected to be granted promptly in the Ordinary Course of Business ), nor to the knowledge of East Penn Financial, is there any basis for such claim.

           (f) With respect to any services which East Penn Financial or any Subsidiary may provide as a record-keeper, administrator, custodian, fiduciary, trustee or otherwise for any plan, program, or arrangement subject to ERISA (other than any East Penn Financial Employee Benefit Plan), East Penn Financial, Bank and each Subsidiary:

            (i) Have correctly computed all contributions, payments or other amounts for which it is responsible;

           (ii) Have not engaged in any prohibited transactions (as defined in ERISA Section 406 for which an exemption does not exist);

           (iii) Have not breached any duty imposed by ERISA: and

           (iv) Have not otherwise incurred any liability to the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, or to any beneficiary, fiduciary or sponsor of any ERISA plan in the performance (or non- performance) of services, other than in the Ordinary Course of Business.

     Section 3.13 Equity Plans and Agreements. Neither East Penn Financial, nor the Bank, nor any other Subsidiary, is party to any plan, agreement or arrangement under or pursuant to or in connection with which any person or entity is entitled to the issuance of any shares of any equity security of East Penn Financial, the Bank or any Subsidiary, or any option or warrant for any of the foregoing, or any other equity interest in East Penn Financial, the Bank or any other Subsidiary, present, contingent, vested, unvested or otherwise, other than the plans, agreements and other arrangements described in East Penn Financial Disclosure Schedule 3.13 (each plan, agreement or arrangement described in East Penn Financial Disclosure Schedule 3.13 is sometimes referred to in this Agreement individually as an “East Penn Financial Equity Plan,” and collectively as “East Penn Financial Equity Plans.” East Penn Financial Disclosure Schedule 3.13 sets forth, itemized by grant date, the number and specific class, series or other types of shares, interests, or other applicable unit to which each participant, director, officer, employee, recipient, transferee, grantee or other person or entity may hereafter be entitled.

     Section 3.14 Environmental Matters.

          (a) Except as set forth on East Penn Financial Disclosure Schedule 3.14, neither East Penn Financial nor any Subsidiary, nor any property owned or operated by East Penn Financial or any Subsidiary, has been or is in violation of or liable under any Environmental Law. There are no actions, suits or proceedings, or demands, claims of notices, including without limitation notices, demand letters or requests for information from any Regulatory Authority, instituted or pending, or to the knowledge of East Penn Financial, threatened, or any investigation pending, relating to the liability of East Penn Financial or any Subsidiary with respect to any property owned or operated by East Penn Financial or any Subsidiary under any Environmental Law.

          (b) No property, now or formerly owned or operated by East Penn Financial or any Subsidiary or on which East Penn Financial or any Subsidiary holds or held a mortgage or other security interest or has foreclosed or taken a deed in lieu of foreclosure, has been listed or proposed for listing on the National Priority List under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended ("CERCLA"), on the Comprehensive Environmental Response Compensation and Liabilities Information System, or any similar state list, or which is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against East Penn Financial or any Subsidiary for response costs, remedial work, investigation, damage to natural resources or for personal injury or property damage claim, including, but not limited to, claims under CERCLA.

     Section 3.15 Brokers, Finders and Financial Advisers. Neither East Penn Financial, any Subsidiary, nor any of their respective officers, directors, employees, independent contractors or agents, has employed any broker, finder, investment banker or financial advisor, or incurred any liability for any fees or commissions to any such person, in connection with the transactions contemplated by this Agreement, except that East Penn Financial has employed Sandler O’Neill & Partners as its financial adviser, pursuant to the engagement letter attached as Exhibit 3.15.

     Section 3.16 Information to be Supplied.

          (a) The information supplied by East Penn Financial for inclusion in the Securities Filings (including the Prospectus/Proxy Statement) will not, at the time the Securities Filings are declared effective pursuant to federal and state laws as applicable, and as of the date the Prospectus/Proxy Statement is mailed to shareholders of East Penn Financial, and up to and including the date of East Penn Financial Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances in which they were made, not misleading.

          (b) The information supplied by East Penn Financial for inclusion in the Regulatory Filings will, at the time each such document is filed with any Regulatory Authority and up to and including the dates of any required Regulatory Approvals or consents, as such Regulatory Filings may be amended by subsequent filings, be accurate in all material respects.

     Section 3.17 Related Party Mergers.

          (a) Except as set forth on East Penn Financial Disclosure Schedule 3.17 or as is expressly disclosed and itemized either in the footnotes to the East Penn Financial Statements, as of the date hereof neither East Penn Financial nor any Subsidiary is a party to any transaction (including any loan or other credit accommodation but excluding deposits in the Ordinary Course of Business) with any Affiliate of East Penn Financial or any Subsidiary, and all such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other "persons" (as defined in Section 13(d) of the Exchange Act, and the rules and regulations thereunder).

          (b) As of the date hereof, no loan or credit accommodation to any East Penn Financial Affiliate is presently in default or, during the three-year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. The loan grade classification accorded such loan or credit accommodation is appropriate. To the knowledge of East Penn Financial, as of the date hereof, principal and interest with respect to any each loan or other credit accommodation will be paid when due.

     Section 3.18 Loans. The Bank holds good and marketable title, free and clear of any and all Encumbrances, to all loans reflected as assets in the East Penn Financial Statements, and all such loans are evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct, and to the extent secured, are secured by valid liens and security interests that are legal, valid and binding obligations of the maker thereof, enforceable in accordance with the respective terms thereof, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws or equitable principles affecting the enforcement of creditors' rights, which have been perfected.

     Section 3.19 Allowance for Loan Losses. The allowance for loan losses reflected in East Penn Financial's and Bank's reports to Regulatory Authorities has been and will be established in compliance with the requirements of all regulatory criteria, and the allowance for loan losses shown in East Penn Financial Statements has been and will be established in accordance with GAAP. East Penn Financial has disclosed to HNC in writing prior to the date hereof the amounts of all loans, leases, advances, credit enhancements, other extensions of credit, commitments and interest-bearing assets of East Penn Financial that East Penn Financial has classified internally as Special Loans, and East Penn Financial shall disclose promptly to HNC after the end of each month after the date hereof the amount of each such classification. East Penn Financial has disclosed to HNC in writing prior to the date hereof the amounts of all overdrafts occurring since December 31, 2006 and East Penn Financial shall disclose promptly to HNC after the end of each month after the date hereof and on the Effective Time the amount of such overdrafts. The OREO and in-substance foreclosures included in any of East Penn Financial's non-performing assets are carried net of reserves at the lower of cost or market value based on current independent appraisals or current management appraisals. Furthermore, true, complete and materially correct copies of reports containing the amounts of all loans, leases, advances, credit enhancements, other extensions of credit, commitments and interest bearing assets of East Penn Financial that East Penn Financial has classified internally as Special Loans and the amounts of all overdrafts occurring since December 31, 2006 are attached hereto on East Penn Financial Disclosure Schedule 3.19 of this Agreement.

     Section 3.20 Investment Securities. None of the investments reflected in the East Penn Financial Statements under the headings "Securities Available for Sale” and "Securities Held to Maturity" and none of the investments made since December 31, 2006, are subject to any restrictions, whether contractual or statutory, that materially impairs the ability of East Penn Financial to freely dispose of the investments at any time, and all of the investments comply with applicable laws, rules and regulations.

     Section 3.21 Fairness Opinion. East Penn Financial has received a written opinion from Sandler O’Neill & Partners with respect to the Merger in the form attached to this Agreement as Exhibit 3.21.

     Section 3.22 Registration Under the Exchange Act and the Securities Act. All issued and outstanding shares of East Penn Financial Common Stock have been duly registered under Section 12 of the Exchange Act and East Penn Financial is subject to the periodic reporting requirements imposed by Section 13 or 15(d) of the Exchange Act.

     Section 3.23 Quality of Representations. No representation made by East Penn Financial or the Bank in this Agreement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

     Section 3.24 Absence of Certain Changes. Since December 31, 2006 there has not been:

          (a) any material transaction by East Penn Financial or any Subsidiary other than in the Ordinary Course of Business;

          (b) Except as may be expressly described on East Penn Financial Disclosure Schedule 3.24(b), any acquisition or disposition of property by East Penn Financial or any Subsidiary of any property or asset, whether real or personal, having a fair market value, singularly or in the aggregate, in an amount greater than $50,000.00, other than acquisitions or dispositions made in the Ordinary Course of Business;

          (c) any Encumbrance on any of the respective properties or assets of East Penn Financial or any Subsidiary, except to secure extensions of credit in the Ordinary Course of Business and in conformity with past practice (pledges of and liens on assets to secure Federal Home Loan Bank or Federal Reserve Bank advances being deemed both in the Ordinary Course of Business);

          (d) any increase in, or commitment to increase, the compensation payable or to become payable to any officer, director, employee, or agent of East Penn Financial or any Subsidiary, or any bonus payment, stock option award, restricted stock award or similar arrangement made to or with any of such officers, directors, employees or agents, other than routine increases made in the Ordinary Course of Business;

          (e) Except as may be expressly described on East Penn Financial Disclosure Schedule 3.24(e), any incurring of, assumption of, by East Penn Financial or any Subsidiary, or taking by any of them of any property subject to, any liability in excess of $50,000.00, except for liabilities incurred or assumed or property taken subsequent to December 31, 2006 in the Ordinary Course of Business;

          (f) Except as may be expressly described on East Penn Financial Disclosure Schedule 3.24(f), any material alteration in the manner of keeping the books, accounts or records of East Penn Financial or any Subsidiary, or in the accounting policies or practices therein reflected;

          (g) any elimination of employee benefits;

          (h) any deferred routine maintenance of real property or leased premises;

          (i) any elimination of a reserve where the liability related to such reserve has remained;

          (j) any failure to depreciate capital assets in accordance with past practice or to eliminate capital assets which are no longer used in its business; or

          (k) any extraordinary reduction or deferral of ordinary or necessary expenses.

     Section 3.25 Absence of Undisclosed Liabilities and Contingencies. Neither East Penn Financial nor any Subsidiary has any obligation or liability except as disclosed in the East Penn Financial Statements. Since December 31, 2006, neither East Penn Financial nor any Subsidiary has incurred or paid any obligation, liability or contingency which would be material to the financial condition or operations of any of them, except for obligations paid in connection with transactions made by them in the Ordinary Course of Business consistent with past practice and applicable law.

     Section 3.26 Reorganization. As of the date hereof, East Penn Financial does not have any reason to believe that the Merger will fail to qualify as a reorganization under IRC Section 368(a). East Penn Financial shall not take any action which would preclude the Merger from qualifying as a reorganization within the meaning of IRC Section 368.

     Section 3.27 Securities Documents. East Penn Financial has delivered to HNC, or there have been filed with and are available on the SEC’s Electronic Data Gathering and Retrieval System, true and complete copies of the following (collectively, the “East Penn Financial Securities Documents”):

          (a) East Penn Financial's annual reports on SEC Form 10-K for the years ended December 31, 2006 and 2005;

          (b) All other reports, registration statements and filings of East Penn Financial filed with the SEC since December 31, 2006; and

          (c) East Penn Financial's proxy materials used, or to be used, in connection with its meetings of shareholders held in 2007.

     Except as publicly disclosed in the East Penn Financial Securities Documents, since December 31, 2006, no event or events have occurred that have had or are reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to East Penn Financial or the Bank. Except as publicly disclosed in the East Penn Financial Securities Documents or any securities filings made with respect to the Merger, East Penn Financial, Bank and each Subsidiary have carried on their respective businesses in all material respects in the Ordinary Course of Business.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF HNC

     In addition to representations and warranties, if any, made elsewhere in this Agreement, HNC represents and warrants to East Penn Financial, as set forth below. Except for the representation and warranty contained in Section 4.17 (as to which a standard of “materiality” for securities law disclosure purposes is applicable), no representation or warranty of HNC contained in this Article IV shall be deemed untrue or incorrect for any purpose under this Agreement, and HNC shall not be deemed to have breached a representation or warranty, in any case, as a consequence of the existence of any fact, event or circumstance except to the extent such fact, circumstance or event, individually or in the aggregate with all other facts, events or circumstances inconsistent with any representation or warranty set forth in this Article IV, has had or would be reasonably likely to have a Material Adverse Effect.

     Section 4.1 Organization.

          (a) HNC is a corporation duly incorporated, organized and subsisting under the laws of the Commonwealth of Pennsylvania. HNC is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended. HNC has the corporate power to carry on its businesses and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. HNC is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes the licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified will not have a Material Adverse Effect, and all the licenses, registrations and qualifications are in full force and effect in all material respects.

          (b) HNC has no Subsidiaries other than those identified in HNC Disclosure Schedule 4.1(b).

          (c) The minute books of HNC accurately record, in all material respects, all material corporate actions of HNC’s shareholders and board of directors, including committees, in each case in accordance with the normal business practice of HNC.

          (d) HNC has delivered to East Penn Financial true and correct copies of the articles of incorporation and bylaws of HNC, as in effect on the date hereof.

     Section 4.2 Capitalization. The authorized capital stock of HNC consists of (a) 75,000,000 shares of common stock, par value $1.00 per share, of which, as of December 31, 2006, 109,767 shares are validly issued and held by HNC as treasury stock and 28,964,483 shares are validly issued and outstanding, fully paid and nonassessable and free of preemptive rights, except as may be defined in HNC's articles of incorporation, and (b) 8,000,000 shares of preferred stock, par value $1.00 per share, of which none are issued and outstanding.

     Section 4.3 Authority; No Violation.

          (a) HNC has full corporate power and authority to execute and deliver this Agreement and to consummate the Mergers. The execution and delivery of this Agreement by HNC and the consummation by HNC of the Mergers have been duly and validly approved by the Board of Directors of HNC by unanimous vote and no other corporate proceedings on the part of HNC are necessary to consummate the Merger. This Agreement has been duly and validly executed and delivered by HNC and, subject to receipt of the required approvals of Regulatory Authorities, described in Section 4.4 hereof, constitutes the valid and binding obligation of HNC, enforceable against HNC in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

          (b) The execution, delivery and performance of this Agreement by HNC do not and will not:

          (i) conflict with or result in a breach of any provision of the respective articles of incorporation, articles of association or bylaws of HNC;

          (ii) violate any statute, rule, regulation, judgment, order, writ, decree or injunction applicable to HNC or its properties or assets; or

          (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, or acceleration of the performance required by, or result in a right of termination or acceleration or the creation of any Encumbrance upon any of the properties or assets of HNC under, any of the terms or conditions of any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument or obligation to which HNC is a party, or by which it or its properties or assets may be bound or affected, except to the extent that the failure to comply, in the aggregate, would not have a Material Adverse Effect.

     Section 4.4 Consents. No consents or approvals of, or filings or registrations with, any public body or authority, and no consents or approvals of any third parties are necessary for HNC to execute, deliver or perform this Agreement or consummate the Merger, other than the Regulatory Filings, Regulatory Approvals and Consents set forth on HNC Disclosure Schedule 4.4.

     Section 4.5 Financial Statements.

          (a) HNC has delivered to East Penn Financial the HNC Financials, except those pertaining to quarterly periods commencing after December 31, 2006, which it will deliver to East Penn Financial within 40 days after the end of the respective quarter. The delivered HNC Financials fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of HNC as of and for the periods ended on the dates thereof, in accordance with GAAP consistently applied, and, in the case of interim period financial statements which are subject to normal year-end adjustments and footnotes thereto.

          (b) To the knowledge of HNC, HNC did not have any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, which are not fully reflected or reserved against in the balance sheets included in the HNC Financials at the date of such balance sheets which would have been required to be reflected therein in accordance with GAAP consistently applied or disclosed in a footnote thereto, except for liabilities and obligations which were incurred in the Ordinary Course of Business, and except for liabilities and obligations which are within the subject matter of a specific representation and warranty herein or which otherwise have not had a Material Adverse Effect.

     Section 4.6. No Material Adverse Change. Neither HNC nor any material subsidiary of HNC has suffered any adverse change in their respective assets (including loan portfolios), liabilities (whether absolute or contingent, fixed or unfixed, accrued or unaccrued), liquidity, net worth, business, property, financial condition, results of operations or any damage destruction or loss, whether or not covered by insurance, since December 31, 2006, which change has had a Material Adverse Effect.

     Section 4.7 Taxes.

          (a) HNC and HNC’s subsidiaries are members of the same affiliated group within the meaning of IRC Section 1504(a) of which HNC is the common parent. HNC has filed, and will file, all material federal, state and local tax returns required to be filed by, or with respect to, HNC and the HNC subsidiaries on or prior to the Closing Date, except (i) as may be disclosed on HNC Disclosure Schedule 4.7, or (ii) to the extent that any failure to file or any inaccuracies would not, individually or in the aggregate, have a Material Adverse Effect, and has paid or will pay, or made or will make, provisions for the payment of all federal, state and local taxes which are shown on such returns to be due for the periods covered thereby from HNC or any subsidiary of HNC to any applicable taxing authority, on or prior to the Closing Date, other than taxes which (i) are not delinquent or are being contested in good faith, (ii) have not been finally determined, or (iii) the failure to pay would not, individually or in the aggregate, have a Material Adverse Effect.

          (b) To the knowledge of HNC, there are no material disputes pending, or claims asserted in writing, for taxes or assessments upon HNC or any subsidiary of HNC, nor has HNC or any subsidiary of HNC been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any federal, state, county or local income tax return for any period.

     Section 4.8 Contracts. Each of the material contracts, to which HNC is a party that relates to or affects the assets or operations of HNC is a valid and binding obligation of HNC and is in full force and effect, except for where the failure to be in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect.

     Section 4.9 Ownership of Property. HNC has good and marketable title to its properties and assets (other than property as to which HNC is lessee), except for (i) such items shown in the HNC consolidated financial statements or notes thereto; (ii) liens on real property for current real estate taxes not yet delinquent, or (iii) such defects in title which would not, individually or in the aggregate, have a Material Adverse Effect on HNC.

     Section 4.10 Financing. At the Effective Time, HNC will have available cash sufficient to pay the amounts required to be paid as Cash Consideration to East Penn Financial shareholders pursuant to this Agreement and shares available and reserved to pay the Stock Consideration, upon Effective Time.

     Section 4.11 Legal Proceedings. Neither HNC nor any subsidiary of HNC is a party to any, and there are no pending or, to the knowledge of HNC, threatened, any legal, administrative, arbitration or other proceedings, claims, actions, customer complaints, or governmental investigations or inquiries (a) against HNC or any of its subsidiaries, or (b) to which the assets of HNC or any of its subsidiaries are subject, or (c) challenging the validity or propriety of the Merger or the Bank Merger; except for any proceedings, claims, actions, investigations, or inquiries which, individually or in the aggregate, would not have a Material Adverse Effect.

     Section 4.12 Compliance with Applicable Law. Except where noncompliance would not have a Material Adverse Effect: (i) HNC and its Subsidiaries are in compliance with all statutes, laws, ordinances, rules, regulations, judgments, orders, decrees, directives, consent agreements, memoranda of understanding, permits, concessions, grants, franchises, licenses, and other governmental authorizations or approvals applicable to them or to any of their properties; and (ii) all permits, concessions, grants, franchises, licenses and other governmental authorizations and approvals necessary for the conduct of the business of HNC or its Subsidiaries as presently conducted have been duly obtained and are in full force and effect and there are no proceedings pending, or to the knowledge of HNC, threatened, which may result in the revocation, cancellation, suspension or material adverse modification of any thereof.

     Section 4.13 ERISA

          (a) HNC has delivered to East Penn Financial true and complete copies of, and HNC Disclosure Schedule 4.13 lists, all employee pension benefit plans within the meaning of ERISA Section 3(2), profit sharing plans, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, annual incentive plans, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans) and all other employee benefit plans, policies, agreements and arrangements currently maintained or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of HNC or any other entity (an "HNC ERISA Affiliate") that, together with HNC, is treated as a single employer under IRC Sections 414(b),(c),(m) or (o) (collectively, the "HNC Benefit Plans"), together with:

          (i) The most recent actuarial reports (if any) and financial reports relating to those HNC Benefit Plans which constitute "qualified plans" under IRC Section 401(a);

          (ii) The most recent Form 5500 (if any) relating to such HNC Benefit Plans filed with the IRS; and

          (iii) The most recent IRS determination letters which pertain to any such HNC Benefit Plans.

          (b) No pension plan (within the meaning of ERISA Section 3(2) maintained or contributed to by HNC or any HNC ERISA Affiliate, has incurred any liability to the Pension Benefit Guaranty Corporation or to the IRS with respect to any pension plan qualified under IRC Section 401(a) which liability has resulted or will result in a Material Adverse Effect with respect to HNC, except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043(b) (with respect to which the 30 day notice requirement has not been waived) occurred with respect to any such pension plan which could result in a Material Adverse Effect.

          (c) Neither HNC nor any HNC ERISA Affiliate has ever contributed to or otherwise incurred any liability with respect to a multi-employer plan (within the meaning of ERISA Section 3(37)).

          (d) Each HNC Benefit Plan has been maintained, operated and administered in compliance in all respects with its terms and related documents or agreements and the applicable provisions of all laws, including ERISA and the IRC.

          (e) To the knowledge of HNC, no audit has occurred or is pending or scheduled of any HNC Benefit Plan by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental authority. In addition, to the knowledge of HNC, there are no pending or threatened claims by, on behalf of or with respect to any HNC Benefit Plan, or by or on behalf of any individual participant or beneficiary of any HNC Benefit Plan, alleging any violation of ERISA or any other applicable laws, or claiming benefits (other than claims for benefits not in dispute and expected to be granted promptly in the Ordinary Course of Business), nor to the knowledge of HNC, is there any basis for such claim.

          (f) With respect to any services which HNC or any subsidiary of HNC may provide as a record-keeper, administrator, custodian, fiduciary, trustee or otherwise for any plan, program, or arrangement subject to ERISA (other than any HNC Benefit Plan), to the knowledge of HNC, HNC and each of its subsidiaries:

          (i) Have correctly computed all contributions, payments or other amounts for which it is responsible;

          (ii) Have not engaged in any prohibited transactions (as defined in ERISA Section 406 for which an exemption does not exist);

          (iii) Have not breached any duty imposed by ERISA; and

          (iv) Have not otherwise incurred any liability to the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, or to any beneficiary, fiduciary or sponsor of any ERISA plan in the performance (or non- performance) of services.

     Section 4.14 Environmental Matters. To HNC’s knowledge, neither HNC, any subsidiary of HNC, nor any property owned or operated by HNC or any subsidiary of HNC, has been or is in violation of or liable under any Environmental Law, except for such violations or liabilities that, individually or in the aggregate, would not have a Material Adverse Effect. To HNC’s knowledge, there are no actions, suits or proceedings, or demands, claims or notices, including without limitation notices, demand letters or requests for information from any Regulatory Authority, instituted or pending, or to the knowledge of HNC, threatened, or any investigation pending, relating to the liability of HNC or any subsidiary of HNC with respect to any property owned or operated by HNC or any subsidiary of HNC under any Environmental Law, except as to any such actions or other matters which would not result in a Material Adverse Effect.

     Section 4.15 Brokers and Finders. Neither HNC nor any subsidiary of HNC, nor any of their respective officers, directors, employees, independent contractors or agents, has employed any broker, finder, investment banker or financial advisor, or incurred any liability for any fees or commissions to any such person, in connection with the Merger, except that HNC has employed Janney Montgomery Scott LLC as its financial adviser pursuant to the engagement letter attached as Exhibit 4.15.

     Section 4.16 Allowance for Loan Losses. To HNC’s knowledge, the allowance for loan losses reflected in HNC's and its subsidiaries’ reports to Regulatory Authorities has been and will be established in accordance with and in compliance with the requirements of all regulatory criteria and the allowance for loan losses shown on the HNC Financial Statements has been and will be established in accordance with GAAP.

     Section 4.17 Information to be Supplied. The information supplied by HNC for inclusion in the Securities Filings (including the Prospectus/Proxy Statement) will not, at the time the Securities Filings are declared effective pursuant to the Securities Act, and as of the date the Prospectus/Proxy Statement is mailed to shareholders of East Penn Financial, and up to and including the date of East Penn Financial Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances in which they were made, not misleading.

     Section 4.18 Reporting Requirements. HNC Common Stock is registered under Section 12 of the Exchange Act and is subject to the periodic reporting requirements imposed by Section 13 or 15(d) of the Exchange Act.

     Section 4.19 HNC Common Stock. The shares of HNC Common Stock to be issued and delivered to East Penn Financial shareholders in accordance with this Agreement, when so issued and delivered, will be validly authorized and issued and fully paid and non-assessable, and no shareholder of HNC shall have any pre-emptive right with respect thereto.

     Section 4.20 Securities Documents. HNC has delivered to East Penn Financial, or there have been filed with and are available on the SEC’s Electronic Data Gathering and Retrieval System, true and complete copies of each of the following (the “HNC Securities Documents”):

          (a) HNC's annual reports on SEC Form 10-K for the years ended December 31, 2006 and 2005;

          (b) All other reports, registration statements and filings of HNC filed with the SEC since December 31, 2006; and

          (c) HNC's proxy materials used, or to be used, in connection with its meetings of shareholders held in 2007.

Except as publicly disclosed in the HNC Securities Documents, since December 31, 2006, no event or events have occurred that have had or are reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to HNC or any material subsidiary of HNC. Except as publicly disclosed in the HNC Securities Documents or any filings made with respect to the Merger, HNC and its subsidiaries have carried on their respective businesses in all material respects in the Ordinary Course of Business.

     Section 4.21 Fairness Opinion. HNC has received a written opinion from Janney Montgomery Scott LLC with respect to the Merger in the form attached to this Agreement as Exhibit 4.21.

     Section 4.22 Reorganization. As of the date hereof, HNC does not have any reason to believe that the Merger will fail to qualify as a reorganization under IRC Section 368(a). HNC shall not take any action which would preclude the Merger from qualifying as a reorganization within the meaning of IRC Section 368(a).

     Section 4.23 Quality of Representations. To the knowledge of HNC, no representation made by HNC in this Agreement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

ARTICLE V
COVENANTS
OF EAST PENN FINANCIAL AND BANK

     Section 5.1 No Rights Triggered. East Penn Financial shall cause Bank and each of the Subsidiaries to take all necessary steps to ensure that the entering into of this Agreement and the consummation of the transactions contemplated hereby and any other action or combination of actions, or any other transactions contemplated hereby, do not and will not result in the grant of any rights to any Person (i) under its Charter or bylaws, or (ii) under any material agreement to which it or any of its Subsidiaries is a party.

     Section 5.2 Conduct of Business. During the period from the date of this Agreement to the Closing Date, the business of East Penn Financial, Bank and the Subsidiaries shall be conducted only in the Ordinary Course of Business and in material compliance with all applicable laws, rules and regulations, and each of them shall use commercially reasonable efforts to preserve its business organization intact, keep available the services of its officers and employees, and maintain its goodwill and existing relations with customers, suppliers, landlords, agents and other business associates. During the period from the date of this Agreement to the Closing Date (except as contemplated by the Merger Documents, as otherwise consented to in writing by HNC, or as required by Applicable Requirements but only with prior written notice to HNC), neither East Penn Financial, nor Bank nor any of the Subsidiaries will:

          (a) Except as set forth in East Penn Financial Disclosure Schedule 5.2(a), acquire any capital assets exceeding $100,000 in amount, either individually or in the aggregate, or form or acquire any new subsidiary, or engage in any new activity or materially expand any existing activities;

          (b) declare, set aside, make or pay any dividend or other distribution in respect of its capital stock, other than semi-annual cash dividends to be payable, on dates in August 2007 and (if the Effective Time has not yet then occurred) February 2008 to be determined by East Penn Financial, to shareholders of record on dates, respectively in July 2007 and January 2008 to be determined by East Penn Financial, in respective amounts not to exceed 12 cents per share in August 2007 and 13 cents per share in February 2008, and otherwise on terms consistent with the historic practices and terms of cash dividends by East Penn Financial;

          (c) (i) except to the extent necessary to honor exercises of presently outstanding East Penn Financial Options, issue, sell or otherwise permit to become outstanding any additional East Penn Financial Shares (including without limitation any that may be held as treasury stock), (ii) issue any stock options, warrants, stock appreciation rights, phantom stock or similar rights relating to or reflecting East Penn Financial Shares or their value, (iii) redeem any presently outstanding East Penn Financial Shares, (iv) take any of such actions with regard to the capital stock of Bank or any of the other Subsidiaries, or (v) attempt, or enter into or negotiate for any agreement, to do any of the foregoing;

          (d) terminate, except for cause, the employment of any officer of Vice President level or above, except in the Ordinary Course of Business, or hire any new officers of Vice President level or above;

          (e) purchase or otherwise acquire, or sell, encumber, or otherwise dispose of, any assets or incur any liabilities other than in the Ordinary Course of Business;

          (f) engage in any transaction or enter into any agreement with any officer, director or shareholder of East Penn Financial or Bank or any of the Subsidiaries or any affiliate of any such officer, director or shareholder;

          (g) amend its Charter or bylaws or equivalent corporate governance documents;

          (h) impose, or suffer the imposition, on any share of stock held by Bank of any Encumbrance or permit any such Encumbrance to exist;

          (i) fail to comply in any material respect with any Applicable Requirements;

          (j) elect any additional officers or directors other than those directors who will be elected at the 2007 annual meeting and those officers to be reappointed at the 2007 annual reorganizational meetings of East Penn Financial and the Bank;

          (k) increase the rate of compensation of any of its directors, officers or employees, or pay or agree to pay any incentive compensation or bonus, except in the Ordinary Course of Business;

          (l) enter into or materially modify (except as may be required by applicable law or changes in group insurance contracts) any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, consulting, bonus, or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust, agreement related thereto, in respect of any of its directors, officers or other employees;

          (m) (i) From the date of this Agreement through the Effective Time, except as otherwise permitted by this Section 5.2, East Penn Financial will not, and will not authorize or permit any of its directors, officers, employees, investment bankers, attorneys, accountants, advisors, agents, Affiliates or representatives (collectively, “Representatives”) to, directly or indirectly, (i) initiate, solicit, encourage or take any action to facilitate, including by way of furnishing information, any Acquisition Proposal or any inquiries with respect to or the making of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to East Penn Financial or afford access to the business, properties, assets, books or records of East Penn Financial to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any third party that is seeking to make, or has made, an Acquisition Proposal or (iii) except in accordance with Section 10.1(e), approve, endorse or recommend or enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to an Acquisition Proposal.

          (ii) Notwithstanding anything herein to the contrary, East Penn Financial and its Board of Directors shall be permitted (i) to comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal provided that the Board of Directors of East Penn Financial shall not withdraw or modify in a manner adverse to HNC its Approval Recommendation except as set forth in subsection (iii) below; (ii) to engage in any discussions or negotiations with, and provide any information to, any person in response to a Superior Proposal by any such person, if and only to the extent that (x) East Penn Financial’s Board of Directors concludes in good faith, after consulting with outside counsel, that failure to do so would reasonably be expected to breach its fiduciary duties to East Penn Financial’s shareholders under applicable law, (y) prior to providing any information or data to any person in connection with a Superior Proposal by any such person, East Penn Financial’s Board of Directors receives from such person an executed confidentiality agreement, which confidentiality terms shall be no less favorable to East Penn Financial than those contained in the Confidentiality Agreement between East Penn Financial and HNC, a copy of which executed confidentiality agreement shall have been provided to HNC for informational purposes and (z) at least 72 hours prior to providing any information or data to any person or entering into discussions or negotiations with any person, East Penn Financial promptly notifies HNC in writing of the name of such person and the material terms and conditions of any such Superior Proposal and (iii) to withdraw, modify, qualify in a manner adverse to HNC, condition or refuse to make its Approval Recommendation (the “Change in East Penn Financial Recommendation”) if East Penn Financial’s Board of Directors concludes in good faith, after consultation with outside counsel and financial advisors, that failure to do so would reasonably be expected to breach its fiduciary duties to East Penn Financial’s shareholders under applicable law.

          (iii) East Penn Financial will promptly, and in any event within 24 hours, notify HNC in writing of the receipt of any Acquisition Proposal or any information related thereto, which notification shall describe the Acquisition Proposal and identify the third party making the same.

          (iv) East Penn Financial agrees that it will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal.

          (n) except as permitted under subsection (m) of this Section, enter into (i) any material agreement, arrangement or commitment not made in the Ordinary Course of Business, other than agreements or memoranda of understanding with Regulatory Authorities in connection with the transactions contemplated by this Agreement, (ii) any agreement, indenture or other instrument relating to the borrowing of money by East Penn Financial or Bank or guarantee by East Penn Financial or Bank of any such obligation, except in the Ordinary Course of Business and except for drawing on currently existing lines of credit, (iii) any agreement, arrangement or commitment relating to the employment of, or severance of, a consultant or the employment, severance, election or retention in office of any present or former director, officer or employee, or (iv) any contract, agreement or understanding with a labor union;

          (o) change its lending, investment or asset-liability management policies in any material respect;

          (p) change its method of accounting in effect at December 31, 2006, except as required by changes in Applicable Requirements or GAAP concurred in by its independent certified public accountants, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the year ended December 31, 2006;

          (q) Except as set forth in East Penn Financial Disclosure Schedule 5.2(q), establish or make any commitment relating to the establishment of any new branch or office facility;

          (r) waive any claims or rights noted with a value in excess of $25,000;

          (s) take any action materially inconsistent with, or omit to take any action required by, the representations, warranties and covenants contained in this Agreement;

          (t) except strictly as may be required by the Regulatory Authorities, modify their reserve practices with respect to loans, Special Loans or Special REO Properties or fail to comply with any provision of this Agreement explicitly addressing Special Loans or Special REO Properties; or

          (u) agree to do any of the foregoing.

     Section 5.3 Approvals of Third Parties. East Penn Financial and the Bank shall use their commercially reasonable efforts to cooperate with each other in the effort to secure at the earliest reasonably practicable date all necessary Regulatory Approvals and Consents that may be required in order to permit the consummation of the transactions contemplated by this Agreement.

     Section 5.4 Transitional Matters

          (a) From the date of this Agreement through the Closing Date, East Penn Financial and the Bank shall provide HNC all reasonable assistance requested by them in order to effect the Closing, including, but without limitation, the provision of all information and documents that are reasonably necessary for the Regulatory Filings, the applications for Regulatory Approvals and the Securities Filings to be made by HNC. East Penn Financial shall also use reasonable efforts to cause to be duly and timely filed the Securities Filings to be made by East Penn Financial. East Penn Financial and the Bank shall cooperate fully with HNC in preparing and filing the Regulatory Filings, the Securities Filings and any amendments and supplements thereto.

          (b) During the period from the date of this Agreement through the Closing Date, East Penn Financial and the Bank shall furnish or make available to HNC a copy of (i) each filing made with any Regulatory Authority or any federal or state securities regulatory agency, (ii) each state or local income tax or franchise tax return filed by or for Bank or any of the Subsidiaries with any state or local taxing authority and (iii) interim monthly financial statements related to East Penn Financial, Bank and each of the Subsidiaries in the form currently utilized.

          (c) During the period between the date of this Agreement and the Closing Date: (i) HNC shall have reasonable access to officers and employees of East Penn Financial and Bank at their respective offices for informational meetings regarding human resource matters and the procedures, policies and operations that HNC plans to implement from and after the Closing Date; and (ii) East Penn Financial and the Bank shall cooperate with HNC in arranging for meetings between HNC and the employees of East Penn Financial and Bank at the reasonable request of HNC.

          (d) During the period between the date of this Agreement and the Closing Date, East Penn Financial and the Bank will notify HNC of all regular and special meetings of the Boards of Directors and Executive Committees of East Penn Financial and Bank, and HNC or its representative will be permitted to attend all such meetings in person or by telephone, except to the extent the exclusion of HNC and its representatives may be required for the Board of Directors to exercise its duty under Pennsylvania law or otherwise as required under applicable law. In the event that HNC or its representative is unable to attend such meetings, East Penn Financial or Bank shall advise HNC of the matters conducted at such meeting as soon as practical. Notwithstanding the foregoing, all Board discussions and action concerning this Agreement or the Merger may be held at East Penn Financial’s discretion in a confidential session.

          (e) During the period between the date of this Agreement and the Effective Time, East Penn Financial and the Bank shall notify HNC in writing of any material regulatory, financial, operational or other developments affecting East Penn Financial and/or Bank, and/or their respective businesses.

          (f) HNC, East Penn Financial and the Bank shall cooperate with each other in the preparation and filing, as soon as practicable, of the Regulatory Filings, the Prospectus/Proxy Statement, and all other documents necessary to obtain any other approvals and consents required to effect Effective Time.

          (g) HNC and East Penn Financial shall consult upon the form and substance of any press release related to this Agreement and the Merger, but nothing contained herein shall prohibit either Party, following reasonable notification to the other Party, from making any disclosure which its counsel deems necessary under Applicable Requirements.

          (h) HNC, on the one hand, and East Penn Financial and Bank, on the other hand, shall cooperate with each other, and if mutually agreed in the interest of an orderly, cost effective consolidation of operations, terminate any contract or arrangement East Penn Financial or any Subsidiary may have with an outside service bureau or other vendor of services and substitute a contract or arrangement between HNC or any subsidiary of HNC (as HNC shall elect) and East Penn Financial for the provision of similar services to East Penn Financial or any Subsidiary on terms and conditions mutually acceptable to East Penn Financial and HNC. Except as otherwise provided in this Agreement, nothing in this subsection shall be construed as obligating East Penn Financial to terminate any contract or arrangement.

          (i) HNC and East Penn Financial shall, subject to applicable legal requirements, cooperate with each other, and if mutually agreed in the interest of an orderly, cost-effective consolidation of operations, terminate any in-house back office, support, processing or other operational activities or services of East Penn Financial or any Subsidiary, including without limitation accounting, loan processing and deposit services, and substitute a contract or arrangement between HNC or any subsidiary of HNC (as HNC shall select) and East Penn Financial for the provision of similar services to East Penn Financial or any Subsidiary on terms and conditions mutually acceptable to East Penn Financial and HNC. Except as otherwise provided in this Agreement, nothing in this subsection shall be construed as obligating East Penn Financial to terminate any activity or service prior to the Effective Time.

          (j) HNC and East Penn Financial shall each use reasonable best efforts and cooperate with each other to cause the Effective Time to occur on or before the Outside Effective Time; however, nothing herein shall be construed as committing either Party to close the transaction contemplated by this Agreement on or before such date.

     Section 5.5 Tax Matters

          (a) From the date of this Agreement and until the Closing Date, East Penn Financial shall cause each of its Subsidiaries to prepare, or cause to be prepared, in a manner consistent with prior Tax Returns (except to the extent counsel for any of them determines there is no reasonable basis in law therefor), and shall file, or cause to be filed, any Tax Returns (including amendments thereto) required to be filed (taking into account any permitted exceptions) under federal, state, county, local or any foreign laws by or on behalf of East Penn Financial, the Bank and each Subsidiary.

          (b) Prior to the Closing Date, East Penn Financial and Bank shall make or cause to be made available for HNC’s inspection, as reasonably requested, copies of the federal, state, county, local and foreign Tax Returns, reports and estimates for periods prior to the Closing Date for the East Penn Financial, the Bank and each of the Subsidiaries.

          (c) After the Closing Date, HNC and East Penn Financial will provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return, amended return, determining a liability for Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Without limiting the scope of the foregoing, HNC and East Penn Financial shall each make available to the other, as reasonably requested, all information, records or documents relating to federal, state, county, local or foreign Tax matters of HNC, East Penn Financial, the Bank and each of the Subsidiaries for all taxable periods prior to or including the Closing Date and shall preserve all such information, records and documents until the expiration of any applicable Tax statute of limitations or extensions thereof.

     Section 5.6 East Penn Financial Shareholders Meeting; Bank Shareholder.

          (a) East Penn Financial shall take, in accordance with applicable law and the East Penn Financial articles of incorporation and the East Penn Financial bylaws, all action necessary to duly call, give notice of, convene and hold as soon as reasonably practicable after the date on which the Registration Statement becomes effective a special meeting of its shareholders (including any adjournment or postponement, the “East Penn Financial Shareholders Meeting”) to consider and vote upon the approval of this Agreement and any other matters required to be approved by East Penn Financial’s shareholders for consummation of the Merger unless this Agreement shall have been terminated in accordance with its terms. Subject to the right of East Penn Financial and its Board of Directors to take any action permitted by Section 5.2(m)(ii) with respect to a Superior Proposal, East Penn Financial shall, through its Board of Directors, recommend to its shareholders, in the East Penn Financial Proxy Statement and otherwise, approval of this Agreement and the transactions contemplated hereby and shall take all reasonable lawful action to solicit such approval by its shareholders (the “Approval Recommendation”).

          (b) As sole shareholder of the Bank, East Penn Financial agrees to vote to approve and adopt this Agreement and the other Merger Documents and approve the transactions contemplated hereby and thereby.

     Section 5.7 Due Diligence Review. During the period prior to the Effective Time, HNC may continue its reasonable due diligence review and investigation with regard to Bank and the Subsidiaries. East Penn Financial, Bank and the Subsidiaries and their respective representatives, employees, directors, officers, consultants and similar parties shall assist HNC in conducting such review and investigation and furnish or make available such information and documents as may be reasonably requested by HNC. During the course of such review and investigation, HNC may undertake such investigation and review as it deems appropriate, including, but not limited to, review of all corporate documentation and correspondence of Bank and the Subsidiaries, including board and board committee minutes (but excluding any matters in connection with the Merger or the decision process of the East Penn Financial board in connection with the Merger), consultation with the independent auditors and banking regulators of East Penn Financial and Bank (to the extent permitted by the governing Regulatory Authority), an inspection of any real property related to the transaction, and inspection of any buildings and building systems associated with the business of East Penn Financial, the Bank and any of the Subsidiaries, whether such are owned or leased by East Penn Financial or Bank.

     Section 5.8 Regulatory Approval. East Penn Financial and Bank will use diligent efforts to complete and file, and to cooperate with HNC and HNB in completing and filing, all applications they are required to file with applicable regulators, and to pursue all Regulatory Approvals they are required to obtain for the transaction contemplated herein.

     Section 5.10 Phase I Audit. East Penn Financial shall permit HNC, if HNC elects to do so, at its own cost and expense, to cause a "phase I environmental audit" (together with any additional tests, studies or investigations recommended in such audit) to be performed at any physical location owned or occupied by East Penn Financial or any Subsidiary. HNC must complete such audit no later than ten (10) days prior to the Effective Time or its right to do so shall be waived.

     Section 5.11 East Penn Financial Options. East Penn Financial shall use its best efforts to cause each of the present the holders of each of the East Penn Financial Options to accept, at the Effective Time, a cash payment in full liquidation of all of the East Penn Financial Options, with the goal that (i) no East Penn Financial Options shall be exercised after the date of this Agreement and (ii) no East Penn Financial Options shall be outstanding at the Effective Time.

     Section 5.12 Tax Opinion. East Penn Financial shall use reasonable diligence to obtain the tax opinion described in Section 8.5(c) on a timely basis. To the extent that East Penn Financial is not able to obtain such an opinion, East Penn Financial shall consult promptly in detail with HNC with regard to the specific reasons why it cannot obtain the opinion and HNC shall have a reasonable opportunity prior to Closing to take such actions as may be reasonably necessary to address any such reasons.

ARTICLE VI
COVENANTS
OF HNC

     Section 6.1 Approvals of Third Parties. HNC shall use commercially reasonable efforts to prepare, file and publish all applications, notices and registrations required by applicable law as soon as practicable and shall in any event prepare, publish and file such applications, notices and registrations not later than one hundred twenty (120) days after the date of this Agreement, and shall use reasonable efforts to secure at the earliest practicable date all Regulatory Approvals and shall otherwise use commercially reasonable efforts to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions of this Agreement. HNC will afford East Penn Financial, Bank and their counsel a reasonable opportunity to review all such applications, notices and registrations before filing with Regulatory Authorities and will not file any such applications, notices or registrations if, promptly after their receipt, East Penn Financial, Bank or their counsel reasonably object thereto.

     Section 6.2 Benefits for Bank Employees.

          (a) Except as otherwise provided in this Agreement, HNC will honor all East Penn Financial Employment Agreements set forth on East Penn Financial Disclosure Schedule 3.8(a).

          (b) HNC will endeavor to continue the employment of all current Bank employees in positions that will contribute to the successful performance of the combined organization. During the period prior to the Effective Time, HNC will cooperate with East Penn Financial to identify the roles that Bank's current employees will be expected to play with HNC after the Effective Time. If prior to the Effective Time or within one year after the Effective Time, HNC elects to displace an employee or eliminate a position, or does not offer the employee comparable employment (i.e. a position of substantially similar job description or responsibilities at substantially the same salary level), then HNC will make severance payment of two (2) weeks of compensation for each year of the employee’s combined service with the Bank and HNC (subject to applicable taxes and withholding requirements), with a minimum of four (4) weeks up to a maximum of twenty-six (26) weeks. Terminated Bank employees will have the right to continue coverage under the group health plans of HNC or HNB in accordance with Code Section 4980(f). During the severance payment term or until the employee is enrolled in another health plan, whichever occurs first, HNC will continue to pay the employer’s share of medical benefits that it pays for its employees generally, provided that any coverage period required under IRC 4980B shall run concurrently with the period that HNC pays the employer’s share of health coverage under this Section.

          (c) Bank’s employees will, immediately upon Effective Time, be eligible for all HNC Benefit Plans that are generally available to HNC employees upon the terms of the HNC Benefit Plans applicable from time to time. HNC shall, and shall cause HNB, to waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees to the extent such conditions were satisfied under any corresponding East Penn Financial Employee Benefit Plans. To the extent allowed under each applicable plan, but in any event only to the extent that East Penn Financial shall have provided to HNC prior to the Effective Time detailed, verifiable information on the amounts to be credited to each employee, HNC will provide credit under such plans for any deductibles incurred by Bank’s employees during the portion of the calendar year prior to the commencement of their participation in HNC’s plans. Those of Bank’s employees that continue to be employed by HNC after Effective Time will be given full credit for years of service with Bank for purposes of eligibility and vesting, but not for purposes of calculating benefit amounts, under HNC’s applicable employee benefit plans.

          (d) Except (i) as expressly provided in this Agreement or (ii) as expressly provided in any East Penn Financial Employment Agreements set forth on East Penn Financial Disclosure Schedule 3.8(a) (but subject, nevertheless, to any rights HNC has after the Effective Time as employer under any of the East Penn Financial Employment Agreements), and (iii) as expressly provided in the employment agreement to be entered into between HNC and Brent L. Peters pursuant to Section 7.11(b), HNC shall have no obligation to provide to any directors, officers or employees of East Penn Financial, Bank or any Subsidiary any benefits of any sort other than, as to employees of East Penn Financial and the Bank, HNC’s normal and customary benefits for HNC’s employees.

          (e) Notwithstanding any other provision of this Agreement, at or promptly after the Effective Time, HNC shall have the right to freeze, merge or terminate the existing 401(k) plan and where applicable transfer its assets into HNC’s existing 401(k) plan.

          (f) Employees of East Penn Financial and Bank shall not be deemed third party beneficiaries of the commitments set forth in this Section 6.2.

     Section 6.3 Post-Closing Business Strategies for East Penn Bank Division of HNB. Upon the Effective Time and for three (3) years thereafter, HNC and HNB shall:

          (a) Operate the Bank as a division of HNB with the name “East Penn Bank” and utilize the Bank’s logo as it is on the date of this Agreement (or as changed hereafter by the Bank prior to the Effective Time with the prior written approval of HNC).

          (b) Transfer nine (9) existing HNB branches located in Lehigh, Carbon, Monroe and Northampton Counties into, and administer and operate them within, HNB’s East Penn Bank division, under the “East Penn Bank” name and signage, and under the authority of that division’s management team.

          (c) Retain autonomous loan authority levels for the “East Penn Bank” division subject to HNC’s loan policies, credit quality administration and OCC rules and regulations.

          (d) Integrally involve the “East Penn Bank” division and its management in HNC’s and HNB’s marketing efforts, including a regional marketing presence for “East Penn Bank.”

          (e) Retain the “East Penn Bank” division’s ability to make community contributions consistent with the Bank’s historical levels within overall HNC company-wide budget parameters.

          (f) Retain an advisory board of directors for the “East Penn Bank” division composed of at least five individuals of the East Penn Financial board of directors prior to the Effective Time who elected in writing, at or prior to the Effective Time, to serve after the Effective Time (the “East Penn Bank Division Board”), for which the annual director retainer will be $8,000, plus $150 per meeting attended up to a maximum of $1,200.00 in meeting fees per individual. The East Penn Bank Division Board will choose its own chairman and shall hold at least eight (8) meetings annually.

          (g) Appoint at the Effective Time and maintain Brent L. Peters as a member of the board of directors of HNC and HNB.

If Brent Peters’ employment with HNC is terminated within the three (3) year period for any “Permitted Reason” (as defined below), HNC and HNB shall continue to comply with the provisions of subsection (f) of this Section for the full three (3) years, but shall not be obligated to continue any of the other foregoing strategies. For purposes of this Agreement, “Permitted Reason” means (i) termination by HNC of Brent Peters’ employment with HNC for “cause” as defined in his employment agreement with HNC, or (ii) termination of his employment with HNC by Brent Peters for reasons other than “good reason” as defined in his employment agreement with HNC, or (iii) termination of Brent Peters’ employment with HNC due to his death or total disability. The commitments set forth in this Section 6.3 shall survive the Effective Time as reflected in a formal resolution of the HNC Board to be reflected in the minutes of HNC as the survivor of the Merger. The members of the East Penn Bank Division Board who were formerly East Penn Financial directors shall be deemed to be third party beneficiaries of the commitments set forth in this Section 6.3.

     Section 6.4 Tax Opinion. HNC shall use reasonable diligence to obtain the tax opinion described in Section 7.4(c) on a timely basis. To the extent that HNC is not able to obtain such an opinion, HNC shall consult promptly in detail with East Penn Financial with regard to the specific reasons why it cannot obtain the opinion and East Penn Financial shall have a reasonable opportunity prior to Closing to take such actions as may be reasonably necessary to address any such reasons.

ARTICLE VII
CONDITIONS
TO OBLIGATIONS OF HNC

     The obligations of HNC under this Agreement (including without limitation, its obligation to consummate the Closing) are subject to satisfaction of the following conditions at or prior to the Closing Date, which conditions may be waived in the discretion of HNC:

     Section 7.1 Representations, Warranties and Covenants. The representations and warranties of East Penn Financial and the Bank contained in this Agreement shall be true and correct in all material respects on the date of this Agreement and on the Closing Date with the same effect as though made at such time (unless such representations and warranties speak as of a different date), except to the extent (i) waived by HNC hereunder or (ii) such representation or warranty is no longer true due to action or inaction of East Penn Financial or Bank that was consented to in writing by HNC. East Penn Financial, Bank, and each Subsidiary shall have performed in all material respects all obligations and agreements, and shall have materially complied with all terms, covenants and conditions contained in this Agreement to be performed or complied with by them prior to or at the Closing Date.

     Section 7.2 Officer’s Certification. HNC shall have received a certification signed by the Presidents of East Penn Financial and the Bank solely in their capacity as such officers and without personal liability, dated the Closing Date, to the effect that (a) all of the representations and warranties made by East Penn Financial and the Bank under this Agreement and the information contained in the Exhibits and Schedules and other documents delivered by East Penn Financial and the Bank pursuant to this Agreement are true and correct in all material respects on the date of this Agreement and on the Closing Date with the same effect as though made at such time (unless such representations and warranties speak as of a different date), except to the extent (i) waived in writing by HNC hereunder or (ii) such representation or warranty is no longer true due to action or inaction of East Penn Financial, Bank or applicable Subsidiary that was consented to in writing by HNC; and (b) East Penn Financial, Bank, and each Subsidiary have performed in all material respects all obligations and agreements, and have materially complied with all terms, covenants and conditions, contained in this Agreement to be performed or complied with by them prior to or at the Closing Date.

     Section 7.3 Litigation; Other Prohibitions. There shall be no pending or threatened claim, action, litigation or proceeding, judicial or administrative, or governmental action against East Penn Financial, Bank, any Subsidiary or any Person within the HNC Group for the purpose of enjoining or preventing the Merger or otherwise preventing the consummation of the Closing or otherwise claiming that this Agreement or the Merger or the consummation of the Closing is illegal or unauthorized. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits Effective Time. No statute, rule or regulation shall have been enacted, entered, promulgated or enforced by any governmental authority that prohibits, restricts or makes illegal the consummation of the transactions contemplated by this Agreement.

     Section 7.4 Opinions of Counsel and Related Matters.

          (a) HNC shall have received an opinion from legal counsel for East Penn Financial, Bank and each Subsidiary in accordance with Exhibit 7.4(a) to this Agreement.

          (b) HNC shall have received subsistence certificates from (i) the Department of State of the state in which East Penn Financial has been formed, with respect to East Penn Financial (ii) from the PADOB (and a certificate of deposit insurance from the FDIC) with respect to the Bank, and (iii) from the Department of State of each state in which a Subsidiary is formed, with respect to each of the Subsidiaries, all of which shall be dated within five (5) days prior the Closing Date.

          (c) HNC shall have received an opinion from its counsel, dated the Closing Date, to the effect that (i) the Merger constitutes a reorganization under IRC Section 368(a), and (ii) any gain realized in the Merger will be recognized only to the extent of cash or other property (other than HNC Common Stock) received in the Merger, including cash received in lieu of fractional share interests; in rendering their opinion, such counsel may make reasonable assumptions and require and rely upon representations of either or both Parties or their agents or third parties, including without limitation those contained in certificates of officers of East Penn Financial, HNC and others.

     Section 7.5 Regulatory Approvals and Consents. All Regulatory Approvals required to consummate the Merger shall have been obtained, including the receipt of any necessary Regulatory Approval to operate the main and branch offices of East Penn Financial as offices of the Surviving Bank, and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements that the HNC Board reasonably determines in good faith would, individually or in the aggregate, materially and adversely affect the economic or business benefits to HNC of the Merger, the business or financial condition of HNC on a consolidated basis, or the business presently operated by East Penn Financial, the Bank and each Subsidiary as it is to be acquired by HNC. Any landlord Consent which requires an increase in rents or an extension of the lease term shall be deemed to materially and adversely affect the lease which is the subject of such Consent. Without limiting the foregoing, East Penn Financial and Bank shall have received all consents and authorizations of landlords and other persons that are necessary to permit the Merger to be consummated without the violation of any lease or other material agreement to which East Penn Financial or Bank is a party or by which any of its properties are bound, except where failure to obtain such consent or authorization would be reasonably expected not to have a Material Adverse Effect. All statutory and regulatory waiting periods relating to the Merger shall have expired.

     Section 7.6 Additional Actions. At and after the Effective Time, East Penn Financial, Bank, each Subsidiary and each of their officers and directors shall execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of full, unconditional ownership and control of Bank and each Subsidiary and their respective rights, properties and assets in HNC, and otherwise to carry out the purposes of this Agreement.

     Section 7.7 Shareholder Approval. East Penn Financial and East Penn Financial’s shareholders, and Bank and each Subsidiary shall have taken all necessary action on behalf of East Penn Financial, the Bank and each Subsidiary to approve all of the transactions to be completed hereunder in connection with or to consummate Closing.

     Section 7.8 No Material Adverse Change. No change in the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent or otherwise), operations, liquidity, income, or financial condition of East Penn Financial, Bank or any of the Subsidiary shall have occurred since the date of this Agreement, which has had, or would reasonably be likely to have, a Material Adverse Effect.

     Section 7.9 Satisfaction with Phase 1 Results. The results of any Phase 1 environmental audit conducted by HNC shall be acceptable in all respects to HNC.

     Section 7.10 Other Cooperation. HNC shall have received such other certificates, documents or instruments from East Penn Financial or its officers or others as HNC shall have reasonably requested in connection with accounting or income tax treatment of the Merger, or related securities law compliance.

     Section 7.11 Employment Related Agreements with Brent L. Peters. The following shall have occurred with respect to certain employment related agreements between or among East Penn Financial, Bank and Brent L. Peters:

               (a) Brent L. Peters’ employment agreement with East Penn Financial and the Bank shall have been terminated in accordance with the provisions of the Termination of Employment Agreement attached to this Agreement as Exhibit 7.11(a).

               (b) Brent L. Peters shall have executed an Employment Agreement with HMS in the form attached to this Agreement as Exhibit 7.11(b), effective at the Effective Time.

     Section 7.12 Execution of Other Agreements. In connection with and at the time of execution of this Agreement:

               (a) Each director of East Penn Financial and each director of the Bank shall have delivered to HNC an executed Director Support Agreement in the form attached hereto as Exhibit 7.12(a).

               (b) Brent L. Peters shall have delivered to East Penn Financial, Bank and HNC an Inducement Agreement with respect to his existing Employment Agreement and Supplemental Executive Retirement Plan with East Penn Financial and Bank, in the form attached hereto as Exhibit 7.12(b).

     Section 7.13 Execution of Affiliate Agreements. HNC shall have received from each director and executive officer of East Penn Financial an executed counterpart of an affiliate's agreement, in the form attached hereto as Exhibit 7.13.

     Section 7.14 Securities Filings. The Securities Filings shall be effective under applicable federal and state securities laws, and no proceedings shall be pending or threatened to suspend the effectiveness of any Securities Filings or to prohibit the issuance of the HNC Common Stock to East Penn Financial shareholders; and all approvals deemed necessary by HNC's counsel from state securities or "blue sky" authorities with respect to the transactions contemplated by this Agreement shall have been obtained. HNC Common Stock to be issued to East Penn Financial shareholders shall be approved and listed on the NASDAQ Global Stock Market.

     Section 7.15 East Penn Financial and Bank Authorizations. All action required to be taken by, or on the part of, East Penn Financial, Bank and each Subsidiary to authorize the execution, delivery and performance of this Agreement, and the Effective Time, shall have been duly and validly taken by East Penn Financial and Bank, respectively, and HNC shall have received certified copies of the resolutions evidencing such authorizations.

     Section 7.16 Agreement on Allocation. The Parties and the Exchange Agent shall have agreed upon the Final Allocation.

ARTICLE VIII
CONDITIONS
TO OBLIGATIONS OF EAST PENN FINANCIAL AND BANK

     The obligations of East Penn Financial, Bank, and each Subsidiary under this Agreement (including, without limitation its obligation to consummate the Closing) are subject to satisfaction of the following conditions at or prior to the Closing Date, which conditions may be waived in the discretion of East Penn Financial:

     Section 8.1 Representations, Warranties and Covenants of HNC. The representations and warranties of HNC contained in this Agreement shall be true and correct on the date of this Agreement and on the Closing Date with the same effect as though made at such time (unless such representations and warranties speak as of a different date), except to the extent (i) waived hereunder by East Penn Financial, or (ii) such representation or warranty is no longer true due to action or inaction of HNC that was consented to in writing by East Penn Financial. HNC shall have performed in all material respects all obligations and agreements, and shall have materially complied with all terms, covenants and conditions, contained in this Agreement to be performed or complied with by it prior to or at the Closing Date.

     Section 8.2 Officer’s Certification. East Penn Financial shall have received a certification signed by the President of HNC, solely in her capacity as such officer and without personal liability, dated the Closing Date, to the effect that (a) all of the representations and warranties made by HNC under this Agreement and the information contained in the Exhibits and Schedules and other documents delivered by HNC pursuant to this Agreement are true and correct in all material respects on the date of this Agreement and on the Closing Date with the same effect as though made at such time (unless such representations and warranties speak as of a different date), except to the extent (i) waived in writing by East Penn Financial hereunder or (ii) such representation or warranty is no longer true due to action or inaction of HNC or any of HNC’s subsidiaries that was consented to in writing by East Penn Financial; and (b) HNC has performed in all material respects all obligations and agreements, and have materially complied with all terms, covenants and conditions, contained in this Agreement to be performed or complied with by HNC prior to or at the Closing Date.

     Section 8.3 Litigation. There shall be no pending or threatened claim, action, litigation or proceeding, judicial or administrative, or governmental action against East Penn Financial, Bank, any Subsidiary or HNC or any Person within the HNC Group for the purpose of enjoining or preventing the Merger or otherwise preventing the consummation of the Closing or otherwise claiming that this Agreement or the Merger or the consummation of the Closing is illegal or unauthorized. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits Effective Time. No statute, rule or regulation shall have been enacted, entered, promulgated or enforced by any governmental authority that prohibits, restricts or makes illegal the consummation of the transactions contemplated by this Agreement.

     Section 8.4 Regulatory Approvals. All Regulatory Approvals shall have been obtained, shall not contain any conditions that are not acceptable to East Penn Financial in its reasonable discretion and shall be in full force and effect, and all statutory or regulatory waiting periods in connection with such Regulatory Approvals, if any, shall have expired.

     Section 8.5 Opinions of Counsel and Related Matters.

          (a) East Penn Financial shall have received an opinion of legal counsel to HNC in accordance with Exhibit 8.5(a) to this Agreement.

          (b) East Penn Financial shall have received a subsistence certificate from the Department of State of the state in which HNC has been formed, with respect to HNC, dated within five (5) days prior the Closing Date.

          (c) East Penn Financial shall have received an opinion, satisfactory to East Penn Financial in its sole discretion, from its tax adviser with respect to the status of the Merger as a reorganization under IRC Section 368(a) and any gain or loss that may be recognized by East Penn Financial shareholders in connection with the Merger.

     Section 8.6 Shareholder Approval. This Agreement and the Merger shall have been duly approved by the requisite vote of the holders of outstanding shares of East Penn Financial Common Stock as required by law and the East Penn Financial articles of incorporation and bylaws.

     Section 8.7 Securities Filings. The Securities Filings shall be effective under applicable federal and state securities laws, and no proceedings shall be pending or threatened to suspend the effectiveness of any Securities Filings or to prohibit the issuance of the HNC Common Stock to East Penn Financial shareholders; and all approvals deemed necessary by East Penn Financial's counsel from state securities or "blue sky" authorities with respect to the transactions contemplated by this Agreement shall have been obtained. HNC Common Stock to be issued to East Penn Financial shareholders shall be approved and listed on the NASDAQ Global Stock Market.

     Section 8.8 No Material Adverse Change. No change in the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent or otherwise), operations, liquidity, income, or financial condition of HNC or any material subsidiary of HNC shall have occurred since the date of this Agreement, which has had, or would reasonably be likely to have, a Material Adverse Effect.

     Section 8.9 Deposit of Merger Consideration. East Penn Financial shall have received confirmation from the Exchange Agent that, pursuant to Section 2.9(a), a sufficient amount of Merger Consideration has been deposited in the Exchange Fund.

     Section 8.10 Agreement on Allocation. The Parties and the Exchange Agent shall have agreed upon the Final Allocation.

     Section 8.11 Other Cooperation. East Penn Financial shall have received such other certificates, documents or instruments from HNC or its officers or others as East Penn Financial shall have reasonably requested in connection with income tax treatment of the Merger or related securities law compliance.

ARTICLE IX
SURVIVAL; INDEMNIFICATION

     Section 9.1 Survival. All representations and warranties contained in this Agreement or in any exhibit, Disclosure Schedule or other instrument delivered pursuant to this Agreement shall terminate upon the Effective Time. Any other covenants, agreements and indemnities contained in this Agreement or in any exhibit, Disclosure Schedule or other instrument delivered pursuant to this Agreement which, by their nature, are intended to be performed in whole or part after the Effective Time, shall survive the Closing, the Effective Time or any termination of this Agreement, as the case may be. Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its affiliates of any defense at law or in equity that otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder. Without limiting the foregoing, Article II, Section 6.2, Section 6.3 and Article IX specifically shall survive the Effective Time.

     Section 9.2 Indemnification by East Penn Financial. So long as the Effective Time shall not have occurred, and for three (3) years from the date of termination of this Agreement, East Penn Financial, for itself and its successors (the “Indemnifying Party”), hereby agrees to indemnify and to defend and hold harmless HNC, its subsidiaries and affiliates, and any of their respective successors or assigns and their officers, directors, shareholders, managers, members and employees (each, an “HNC Indemnified Party” and collectively, “HNC Indemnified Parties”), from and against all claims, damages (including without limitation punitive and exemplary damages), losses, liabilities, costs and expenses (including, without limitation, settlement costs and any legal, accounting or other expenses for investigating or defending any actions or threatened actions) (collectively, the “Losses”) arising out of, relating to, resulting from or incurred in connection with any Claim of any third party based in whole or part on an allegation that the entry by East Penn Financial or the Bank into this Agreement violates such third party’s rights. Notwithstanding any other provision of this Agreement, the provisions of this indemnification shall not survive the Effective Time.

     Section 9.3 Indemnification by HNC; Insurance.

     (a) From and after the Effective Time, HNC (the “Indemnifying Party”) shall indemnify and hold harmless each present and former director, officer and employee of East Penn Financial or a Subsidiary, as applicable, (the “East Penn Financial Indemnified Parties”) against any costs or expenses, including reasonable attorneys’ fees, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that, prior to the Effective Time, he or she was a director, officer, employee, fiduciary or agent of East Penn Financial or any Subsidiary or is or was serving at the request of East Penn Financial or any of the East Penn Financial Subsidiaries as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, including without limitation matters related to the negotiation, execution and performance of this Agreement or consummation of the Merger, to the fullest extent that such East Penn Financial Indemnified Parties would be mandatorily entitled under the East Penn Financial Charter and the East Penn Financial bylaws or equivalent documents of any Subsidiary, as applicable.

     (b) From and after the Effective Time through the tenth (10th) anniversary of the Effective Time, HNC (the “Indemnifying Party”) shall indemnify and hold harmless each Person that is a shareholder of East Penn Financial at the Effective Time (also included individually in the definition of an East Penn Financial Indemnified Party and collectively in the definition of East Penn Financial Indemnified Parties) against any taxes, costs or expenses, including reasonable attorneys’ fees, interest, judgments, penalties, fines, losses, claims, damages or liabilities incurred, resulting from the failure of the Merger to qualify as a reorganization under IRC Section 368(a). The shareholders of East Penn Financial as of the Effective Time shall be deemed to be third party beneficiaries of the provisions of this subsection (b) and the other provisions of this Article IX applicable thereto, and shall have all right of enforceability thereof, but as a condition thereto shall also be bound by provisions of Section 9.4 applicable to an Indemnified Party or Indemnified Parties.

     (c) Prior to the Effective Time, HNC shall cause the persons serving as directors and officers of East Penn Financial immediately prior to the Effective Time to be covered by the directors’ and officers’ liability insurance policy maintained by East Penn Financial for a period of six years after the Effective Time, provided that HNC may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not materially less advantageous than such policy or single premium tail coverage with policy limits equal to East Penn Financial’s existing coverage limits, with respect to acts or omissions occurring prior to the Effective Time that were committed by such directors and officers in their capacities as such, provided that in no event shall HNC be required to expend for any one year an amount in excess of 150% of the annual premium currently paid by East Penn Financial for such insurance (the “Insurance Amount”), and further provided that if HNC is unable to maintain or obtain the insurance called for by this subsection as a result of the preceding provision, HNC shall use its commercially reasonable best efforts to obtain the most advantageous coverage as is available for the Insurance Amount.

     (d) The provisions of this Section are intended to be for the benefit of and shall be enforceable by each of the Indemnified Parties and its successors and his or her personal representatives and heirs, and shall survive the Effective Date.

     Section 9.4 Conditions to Indemnification. Any HNC Indemnified Party wishing to claim indemnification under Section 9.2, and any East Penn Financial Indemnified Party wishing to claim indemnification under Section 9.3 (in this Agreement, an “Indemnified Party”) upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the the applicable “Indemnifying Party” (either HNC, in the case of an East Penn Financial Indemnifying Party, or East Penn Financial in the case of an HNC Indemnified Party), but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not actually prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation, whether arising before or after the Effective Time, (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Party and advises the Indemnified Party that there are issues that raise conflicts of interest between the Indemnifying Party and the Indemnified Party, the Indemnified Party may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Party, which may not exceed one firm in any jurisdiction, (ii) the Indemnified Party will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent which shall not be unreasonably withheld and (iv) the Indemnifying Party shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

ARTICLE X
TERMINATION

     Section 10.1 Termination of Agreement. This Agreement may be terminated on or at any time prior to the Closing Date:

          (a) By the mutual written consent of the Parties;

          (b) By HNC or East Penn Financial:

          (i) If there shall have been any material breach of any representation, warranty or obligation of the other Party and such breach cannot be, or shall not have been, remedied within 30 days after receipt by such Party of written notice specifying the nature of such breach and requesting that it be remedied; provided, that, if such breach cannot reasonably be cured within such 30-day period but may reasonably be cured within 60 days, and such cure is being diligently pursued, no such termination shall occur prior to the expiration of such 60-day period;

          (ii) If the Closing Date and the Effective Time shall not have occurred prior to the Outside Effective Time (except that if the Closing Date or Effective Time shall not have occurred prior to the Outside Effective Time because of a breach of this Agreement by a Party, such breaching Party shall not be entitled to terminate this Agreement in accordance with this provision);

          (iii) If any Regulatory Authority whose approval or consent is required for consummation of the Merger or the Bank Merger shall issue a definitive written denial of such approval or consent and the time period for appeals and requests for reconsideration has run; or

          (iv) If East Penn Financial Shareholders vote but fail to approve the Merger at East Penn Financial Shareholders Meeting.

          (c) By HNC if East Penn Financial, Bank or any Subsidiary enters into any term sheet, letter of intent, agreement or similar type agreement with a view to being acquired by, or effecting a business combination with, any other Person; or any agreement to merge, consolidate, to combine or to sell a material portion of its assets or to be acquired in any other manner by any other Person or to acquire a material amount of assets or a material equity position in any other Person, whether financial or otherwise.

          (d) By HNC if East Penn Financial withdraws, changes, or modifies its recommendation to its shareholders in any manner adverse to HNC regarding this Agreement or the Merger.

          (e) At any time prior to the date of mailing of the Prospectus/Proxy Statement to East Penn Financial shareholders, by East Penn Financial in order to enter concurrently into a Superior Proposal; provided, however, that this Agreement may be terminated by East Penn Financial pursuant to this Section 10.1(e) only after the fifth Business Day following East Penn Financial’s provision of written notice to HNC advising HNC, that the East Penn Financial Board of Directors is prepared to accept such Superior Proposal (it being agreed that the delivery of such notice shall not entitle HNC to terminate this Agreement pursuant to Section 10.1(c)) and only if (i) during such five-Business Day period, East Penn Financial has caused its financial and legal advisors to negotiate with HNC in good faith to make such adjustments in the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal, (ii) East Penn Financial’s Board of Directors has considered such adjustments in the terms and conditions of this Agreement resulting from such negotiations and has concluded in good faith, based upon consultation with its financial and legal advisers, that such Acquisition Proposal remains a Superior Proposal even after giving effect to the adjustments proposed by HNC and further provided that such termination shall not be effective until East Penn Financial has paid the Termination Fee to HNC.

          (f) By East Penn Financial if it determines by a vote of the majority of the members of its Board of Directors, and notifies HNC, at any time during the five (5) day period commencing two (2) Business Days after the Determination Date and if both of the following conditions are satisfied:

          (i) The Indicated HNC Share Price shall be less than the product of 0.825 and the Starting Price; and

          (ii) (x) the number obtained by dividing the Indicated HNC Share Price by the Starting Price (such number being referred to herein as the “HNC Ratio”) shall be less than (y) the result obtained by subtracting 0.175 from quotient (the “Index Ratio”) obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date;

If East Penn Financial elects to terminate this Agreement pursuant to this Section 10.1(f), it shall give notice to HNC within the aforementioned five (5) day period.

For purposes of this Section 10.1(f), the following terms shall have the meaning indicated below:

“Index Group” means the seventeen (17) financial institution companies listed below, the common stock of all of which shall be publicly traded and as to which there shall not have been a publicly announced proposal since the Starting Date and before the Determination Date for any such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror’s market capitalization. In the event that any such company is removed from the Index Group, the weights (which shall be determined based upon the market capitalization of the outstanding shares of common stock) shall be redistributed proportionately for purposes of determining the Index Price. The seventeen (17) financial institution companies and the weights attributed to them are as follows:

Name	Ticker	Factor
Arrow Financial Corp.	AROW	3.2%
Community Bank System Inc.	CBU	8.5%
F.N.B. Corp.	FNB	13.9%
Financial Institutions Inc.	FISI	3.0%
Lakeland Bancorp	LBAI	4.0%
National Penn Bancshares Inc.	NPBC	12.2%
NBT Bancorp Inc.	NBTB	10.2%
Omega Financial Corp.	OMEF	4.9%
Pennsylvania Commerce Bancorp	COBH	2.2%
S&T Bancorp Inc.	STBA	11.1%
Sandy Spring Bancorp Inc.	SASR	7.0%
Sun Bancorp Inc.	SNBC	5.3%
Tompkins Trustco Inc.	TMP	5.2%
Univest Corp. of Pennsylvania	UVSP	4.1%
Yardville National Bancorp	YANB	5.2%

“Index Price” on a given date, means the weighted average (weighted in accordance with the Weighting Factors above, which were calculated with reference to the market capitalizations of the outstanding shares of common stock of the companies listed above) based upon the closing prices on such date of the common stock of the companies comprising the Index Group.

“Starting Date” means the trading day on the NASDAQ Global Market immediately preceding the day on which the Parties publicly announced the signing of this agreement.

“Starting Price” means the closing price of HNC Common Stock on the Starting Date, subject to adjustment pursuant to Section 2.10 and round to the nearest whole cent.

If any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 10.1(f).

FOR EXAMPLE:

If the Starting Price is $16.73, the Indicated HNC Share Price must fall to $13.80 or below on the Determination Date to satisfy the condition in paragraph (i) of this subsection. To determine whether the condition in paragraph (ii) of this subsection is satisfied, assume that:

HNC Ratio =	Indicated HNC Share		$ 12.00		0.7172743
	Price	=		=
	Starting Price		$ 16.73

Then in this example 0.7172743 is the number referred to in clause (x) of paragraph (ii) of this subsection.

Assume further that the Index Price on the Starting Date is $16.00 and the Index Price on the Determination Date is $15.00

The Index	$ 15.00	=	0.9375
Ratio =	$ 16.00

Then: [Index Ratio] - [0.175] = 0.7625

Then in this example 0.7625 is the number referred to in clause (y) of paragraph (ii) of this subsection.

In this example, because 0.7172743 is less than 0.7625, the condition in paragraph (ii) of this subsection is also satisfied. In this example, because the conditions in both paragraph (i) and paragraph (ii) would be satisfied, East Penn Financial would have a termination right under this subsection (f).

     (g) By HNC if it determines by a vote of the majority of the members of its Board of Directors, and notifies East Penn Financial, at any time during the five (5) day period commencing two (2) Business Days after the Determination Date and if the Indicated HNC Share Price is less than $11.50. If HNC terminates this Agreement pursuant to this Section 10.l(g), HNC shall be responsible for all reasonable out-of-pocket expenses incurred by East Penn Financial in connection with this Merger including but not limited to advisory fees, investment banker fees, attorneys fees, professional fees, application fees, and printing and mailing expenses to be paid within two (2) Business Days of the date of HNC's notice of termination pursuant to this Section.

Notwithstanding anything to the contrary contained in this Agreement, no Party hereto shall have the right to terminate this Agreement on account of its own breach.

     Section 10.2 Waiver of Right to Terminate. Any Party may, at its election, waive its right to terminate this Agreement under the foregoing provisions of this Article X.

     Section 10.3 Effect of Termination. Except as otherwise provided in this Agreement, in the event of termination of this Agreement, each Party shall be responsible for its own expenses and neither Party shall be liable in damages to the other unless termination results from the breach or default of this Agreement by one of the Parties, in which event liability will be limited to the non-breaching Party’s out-of-pocket expenses relating to this Agreement and the Merger, including without limitation all reasonable out-of-pocket expenses incurred by it in connection with this Merger including but not limited to advisory fees, investment banker fees, attorneys fees, professional fees, application fees, and printing and mailing expenses. Notwithstanding the foregoing, East Penn Financial and Bank hereby agree that if this Agreement is terminated by HNC as a result of East Penn Financial entering into an agreement to sell or actually selling or transferring any Bank Shares to any Person other than the HNC prior to this Agreement being terminated in accordance with this Article X, then East Penn Financial and Bank shall be jointly and severally liable to pay to HNC the Termination Fee provided in Section 10.4 of this Agreement, reduced by the amount of any expenses of HNC that shall have been paid by East Penn Financial or Bank under this Section.

     Section 10.4 Termination Fee in Certain Cases. If this Agreement is terminated by HNC in accordance with Section 10.1(c) or (d), or by East Penn Financial pursuant to Section 10.1(e), then in any such event East Penn Financial shall immediately pay HNC a fee equal to four and one-half percent (4.5%) times the dollar amount of the total Merger Consideration calculated as of the date of termination of this Agreement as if such termination date were the Determination Date (the “Termination Fee”), in total satisfaction of any obligation to pay any damages. If HNC terminates this Agreement in accordance with Section 10.1(b)(i) and such termination is due to either (i) a knowing breach of a representation or warranty by East Penn Financial or the Bank and such breach has had or would be reasonably likely to have a Material Adverse Effect, or (ii) a knowing, material breach by East Penn Financial or the Bank of any other obligation under this Agreement, HNC and if, within eighteen (18) months after such termination, an Acquisition of East Penn Financial or the Bank occurs, East Penn Financial shall immediately pay HNC the Termination Fee, reduced by the amount of any expenses of HNC that shall have been paid by East Penn Financial or Bank under Section 10.3. East Penn Financial and the Bank agree that the amount of losses HNC would incur in such event are not reasonably capable of estimation, that the Termination Fee is a reasonable estimation and liquidation thereof under the circumstances, and that HNC would not enter into this Agreement without this provision. In the event a court would otherwise determine that the Termination Fee would be unenforceable in whole or part on the grounds that it is excessive, the amount of the Termination Fee shall be reduced to the maximum amount consistent with enforceability of this provision, and this provision shall otherwise be reformed and construed so that it shall be enforceable as nearly consistent as possible with its original intent.

ARTICLE XI

MISCELLANEOUS

     Section 11.1 Access to Information

          (a) Prior to the Closing Date, East Penn Financial and the Bank shall permit HNC and HNC’s representatives (including, without limitation, its attorneys, accountants and structural and environmental experts) to have access during regular business hours, upon prior reasonable notice, to such officers, employees and agents of East Penn Financial and Bank as HNC or HNC’s representatives deem reasonably necessary or appropriate for purpose of conducting HNC’s ongoing due diligence.

          (b) HNC and East Penn Financial and the Bank shall provide each other promptly with information as to any significant developments in the performance of this Agreement or in any document or agreement delivered in connection with this Agreement and shall promptly notify the other if either discovers that any of its representations and warranties contained in this Agreement or in any document delivered in connection with this Agreement was or were not true and correct in all material respects or becomes or became untrue or incorrect in any material respect or any covenant has been breached or is expected to be breached with the passage of time.

          (c) Any due diligence investigations and any information obtained by either Party shall not limit or adversely affect the enforceability by that Party of any representations and warranties made by the other Party or Parties hereunder.

     Section 11.2 Severability. The terms and provisions to this Agreement are expressly made subject to Applicable Requirements. In the event any provision of this Agreement would otherwise be determined by a court of competent jurisdiction to be in violation of any Applicable Requirement, such provision shall be of no force or effect, and this Agreement shall be interpreted and construed as though such superseded provision were not contained in this Agreement, in order to achieve its general intent as otherwise expressed in this Agreement.

     Section 11.3 Payment of Costs. Except as is otherwise specifically provided in this Agreement, whether or not the Closing takes place or whether this Agreement is terminated, each Party shall pay its own costs and expenses in connection with this Agreement and the transactions contemplated hereby, including, but not by way of limitation, all regulatory fees, attorneys’ fees, investment banking fees, accounting fees and other expenses.

     Section 11.4 Notices. All notices, demands, and other such communications hereunder shall be in writing and shall be deemed to have been duly given upon delivery if delivered in person, or the next day if sent via overnight delivery by Federal Express or similar overnight courier service, fees prepaid, or the day of transmission if delivered by facsimile transmission (followed by telephone communication and hard copy) or otherwise actually delivered, addressed as follows:

If to East Penn Financial or the Bank to:

East Penn Financial Corporation
22 South 2nd Street
P.O. Box 869
Emmaus, PA 18049
Attn: Brent L. Peters, President & CEO
Telecopier: (610) 966-5168

With a copy to:
Bybel Rutledge LLP
1017 Mumma Road
Suite 302
Lemoyne, PA 17043
Attn: Nicholas Bybel, Jr.
Telecopier: (717) 731-8205

If to HNC, to:
Harleysville National Corporation
483 Main Street
Harleysville, PA 19438
Attn: Corporate Secretary
Telecopier: (215) 256-1931

With a copy to:
Stradley Ronon Stevens & Young, LLP
30 Valley Stream Parkway
Malvern, PA 19355-1481
Attn: David F. Scranton, Esquire
Telecopier: (610) 640-1965

The persons or addresses to which deliveries shall be made may change from time to time by notice given pursuant to the provisions of this Section.

     Section 11.5 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon each Party and its successors. Neither Party may assign any of its rights or obligations hereunder to any other Person, without the prior written consent of the other Party.

     Section 11.6 Third-Party Beneficiaries. Except as specifically set forth in this Agreement, each Party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the Parties hereto. This Agreement shall be expressly the obligation of any successor to any Party, and each Party shall require any successor to such Party to assume the obligations of such Party hereunder.

     Section 11.7 Confidentiality

          (a) HNC shall cause all materials and other information (other than information which is a matter of public knowledge by no violation of this Section or is provided in other sources readily available to the public) pertaining to East Penn Financial and the Bank obtained by HNC, its legal counsel and other authorized representatives in connection with the negotiation and performance of this Agreement to be held in confidence, not to be disclosed or disseminated to any Person not an employee or authorized representative of HNC without the prior written consent of East Penn Financial (except as may be required by law or as may be necessary to obtain the Regulatory Approvals), and shall cause all copies of all such materials and other information to be returned to East Penn Financial or destroyed promptly upon any termination of this Agreement without the Closing having been held. HNC shall cause its representatives and agents to comply with the provisions of this Section. Notwithstanding anything contained herein to the contrary, the obligation of HNC to maintain confidentiality with respect to any matter related to the business of East Penn Financial and Bank shall terminate effective as of the Effective Time.

          (b) East Penn Financial, Bank and each Subsidiary shall cause all materials and other information (other than information which is a matter of public knowledge by no violation of this Section or is provided in other sources readily available to the public) pertaining to HNC obtained by East Penn Financial, Bank, their counsel or other authorized representatives to he held in confidence, not to be disclosed or disseminated to any Person not an employee or authorized representative of East Penn Financial or Bank without the prior written consent of HNC (except as may be required by law), and shall cause all copies of all such materials and other information to be returned to HNC or destroyed promptly upon any termination of this Agreement without the Closing having been held or upon the consummation of the Closing. East Penn Financial and the Bank shall each use its best efforts to cause its representatives, affiliates and agents to comply with the provisions of this Section.

     Section 11.8 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument.

     Section 11.9 Governing Law. The laws of the Commonwealth of Pennsylvania, (without regard to its conflicts of law principles or rules of choice of law) and federal law to the extent it pre-empts state law, shall govern the validity and interpretation hereof and the performance of the Parties of their respective duties and obligations hereunder.

     Section 11.10 Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, except as otherwise provided at herein, each of the Parties agrees that the other Party shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

     Section 11.11 Entire Agreement; Amendments. This Agreement (together with the Exhibits and Schedules referenced herein) embodies the entire understanding of the Parties, and there are no further or other agreements or understandings, written or oral, in effect between the Parties relating to the subject matter hereof. This instrument and the agreements contained herein may be amended or modified only by an instrument of equal formality signed by the Parties or their duly authorized agents.

     Section 11.12 Interpretations. The section headings of this Agreement are for convenience of reference only and do not form a part of this Agreement and do not in any way modify, interpret or construe the intentions of the Parties. References in this Agreement to sections, schedules and exhibits are to sections of, and schedules and exhibits to, this Agreement unless otherwise indicated. Words in the singular include the plural and in the plural include the singular. Any references to this Agreement shall be deemed to mean this Agreement including all schedules and exhibits hereto. All words used in this Agreement will be construed as being of such gender or number as the circumstances require. A Person will be deemed to have “knowledge” of a particular fact or other matters if he is actually aware of such fact or other matter. For purposes of this Agreement, the phrases “knowledge of” a Party, “to a Party’s knowledge” or “to the best of a Party’s knowledge” shall refer to the knowledge (as defined above) of all officers, directors and key employees of such Party, and any similar references to the Bank shall refer to the knowledge (as defined above) of all officers, directors and key employees of both the Bank and East Penn Financial.

     IN WITNESS WHEREOF, the undersigned have duly executed this Merger Agreement as of the date first written above.

Attest:	HARLEYSVILLE NATIONAL CORPORATION

/s/ Fred C. Reim	By:	/s/ Demetra M. Takes
(Signature)	(Signature)
Print Name: Fred C. Reim	Print Name: Demetra M. Takes
Title: Regional President	Title: Interim President & CEO

Attest:	EAST PENN FINANCIAL CORPORATION

/s/ Theresa M. Wasko	By:	/s/ Brent L. Peters
(Signature)	(Signature)
Print Name: Theresa M. Wasko	Print Name: Brent L. Peters
Title: Treasurer & CFO	Title: Chairman, President, CEO

Attest:	EAST PENN BANK

/s/ Theresa M. Wasko	By:	/s/ Brent L. Peters
(Signature)	(Signature)
Print Name: Theresa M. Wasko	Print Name: Brent L. Peters
Title: Treasurer & CFO	Title: Chairman, President, CEO

List of Exhibits and Schedules
EXHIBITS
Exhibit	Title/Contents
1.1	Bank Plan of Merger
3.15	Sandler Engagement Letter
3.21	Sandler Fairness Opinion
4.15	Janney Engagement Letter
4.21	Janney Fairness Opinion
7.4(a)	Form of closing opinion of counsel to East Penn Financial and East Penn Bank
7.11(a)	Form of Termination of Employment Agreement of Brent L. Peters
7.11(b)	Form of Employment Agreement for Brent L. Peters
7.12(a)	Form of Director Support Agreement
7.12(b)	Form of Inducement Agreement of Brent L. Peters
7.13	Form of Affiliates Agreement
8.5(a)	Form of closing opinion of counsel to HNC

EAST PENN FINANCIAL DISCLOSURE SCHEDULES
Schedule	Title/Contents
3.1(d)	East Penn Financial Subsidiaries
3.2(c)	Equity Interests in Entities other than Subsidiaries
3.2(d)	Beneficial owners of 5% or more of the outstanding shares of East Penn Financial Common Stock
3.4	Regulatory Filings, Regulatory Approvals and Consents
3.5(b)	Certain Liabilities, Obligations and Contingencies
3.8(a)	East Penn Financial Employment Agreements
3.8(b)	Post-Termination Benefits, Benefit Accelerations and Equity Benefits
3.8(b)(i)	Extent to which East Penn Financial Employment Agreements and East Penn Financial Employee Benefit Plans are not in full force and effect
3.8(b)(ii)	Certain termination and benefit rights under East Penn Financial Employment Agreements and East Penn Financial Employee Benefit Plans
3.9(a)	Encumbrances securing certain liabilities for borrowed money
3.10	Legal Proceedings
3.12	East Penn Financial Employee Benefit Plans
3.13	East Penn Financial Equity Plans
3.14	Certain environmental matters
3.17	Affiliate transactions
3.19	Classified Assets and Credits; Overdrafts
3.24(b)	Acquisitions and dispositions since December 31, 2006
3.24(e)	Liabilities over $50,000 occurred outside the ordinary course of business since December 31, 2006
3.24(f)	Material alterations in books, accounts and records
5.2(a)	Exceptions to covenant limiting acquisitions and new activities
5.2(q)	Exceptions to covenant limiting new branches and office facilities

HNC DISCLOSURE SCHEDULES
Schedule	Title/Contents
4.1(g)	HNC Subsidiaries
4.4	Regulatory Filings, Regulatory Approvals and Consents
4.7	Certain tax matters
4.13	HNC Benefit Plans

AMENDMENT NO. 1 TO MERGER AGREEMENT

     THIS AMENDMENT NO. 1 TO MERGER AGREEMENT, dated as of August 29 2007 (this “Amendment”), amends, supplements and modifies that certain Merger Agreement (the “Merger Agreement”) dated as of May 15, 2007, and is made by and among HARLEYSVILLE NATIONAL CORPORATION, a Pennsylvania corporation (“HNC”), EAST PENN FINANCIAL CORPORATION, a Pennsylvania corporation (“East Penn Financial”), EAST PENN BANK, a Pennsylvania bank (“Bank”) and HNC-EPF, LLC, a Pennsylvania limited liability company (“LLC”).

BACKGROUND

     A. All capitalized terms used in this Amendment that are not otherwise defined shall have the same respective meanings as assigned to those terms in the Merger Agreement.

     B. The Parties are party to the Merger Agreement, pursuant to which, inter alia, East Penn Financial is to merge with and into HNC, with HNC as the surviving corporation, upon the terms and subject to the conditions set forth herein (the “Merger”).

     C. The Boards of Directors of HNC, East Penn Financial and Bank, and HNC as the sole member of LLC, have each duly, as required by law, approved the execution and delivery of this Amendment.

     NOW, THEREFORE, in consideration of the mutual promises, covenants, representations, warranties, and conditions and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions set forth herein, the Parties, intending to be legally bound hereby, do agree as follows:

     1. Addition of LLC as Party to Merger Agreement. LLC is hereby added as a party to the Merger Agreement, with the same effect as if originally a party thereto.

     2. Amendments to Merger Agreement. The Merger Agreement is hereby amended and modified as follows:

     (a) Section 1.1 ("Definitions") is hereby amended and modified by adding the following definition:

     "LLC" means HNC-EPF, LLC, a Pennsylvania single-member limited liability company that is wholly owned by HNC and will be treated as a disregarded entity for income tax purposes.

     (b) The definition of "Party" and "Parties" in Section 1.1 of the Merger Agreement is hereby amended and modified to read in full as follows:

     "Partv" or "Parties" means East Penn Financial, Bank, HNC and LLC, as the case may be.

     (c) Subsection (a)(i) of Section 2.1 is hereby amended and modified to read in full as shown below:

     “Section 2.1 The Merger; Closing.

          (a) Subject to the terms and conditions of this Agreement, at the Closing, effective as of the Effective Time, the Parties shall effectuate the Merger under the following provisions:

          (i) In accordance with the applicable Commonwealth of Pennsylvania statutes necessary to effect the following, the following events shall occur simultaneously: (A) East Penn Financial shall merge with and into LLC; (B) the separate legal existence of East Penn Financial shall cease for all purposes; (C) LLC shall be the surviving entity in the Merger; and (D) all of the assets and liabilities of East Penn Financial shall become the assets and liabilities of LLC;”

     (d) Subsections (e) and (f) of Section 2.1 are hereby amended and modified to read in full as follows:

          (e) HNC shall deliver the Merger Consideration to the Exchange Agent at the time and in the manner provided in this Agreement.

          (f) Immediately after the Effective Time:

          (i) The Bank and HNB shall have taken the additional actions and performed the additional terms and conditions set forth in the Bank Plan of Merger and the Bank Merger shall become effective.

          (ii) HNC shall cause LLC to be dissolved and all of its assets and liabilities distributed to and assumed by HNC.

     (e) A new Section 6.5 is added to the Merger Agreement to read in full as follows:

     Section 6.5 Ownership of LLC. HNC at all times prior to the Effective Time shall be the sole owner of LLC. LLC shall be classified as a business entity that is disregarded as an entity for Federal income tax purposes under the IRC.

     (f) Exhibit 8.5(a) to the Agreement is hereby amended to read in full as shown on Exhibit 8.5(a) to this Amendment.

     (g) The definition of "Index Group" in Subsection (f) of Section 10.1 of the Merger Agreement is hereby amended and modified to read in full as follows:

"Index Group” means the fourteen (14) financial institution companies listed below, the common stock of all of which shall be publicly traded and as to which there shall not have been a publicly announced proposal since the Starting Date and before the Determination Date for any such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization. In the event that any such company is removed from the Index Group, the weights (which shall be determined based upon the market capitalization of the outstanding shares of common stock) shall be redistributed proportionately for purposes of determining the Index Price. The fourteen (14) financial institution companies and the weights attributed to them are as follows:

Name	Ticker	Factor
Arrow Financial Corp.	AROW	3.4%
Community Bank System Inc.	CBU	9.1%
F.N.B. Corp.	FNB	14.8%
Financial Institutions Inc.	FISI	3.3%
Lakeland Bancorp	LBAI	4.3%
National Penn Bancshares Inc.	NPBC	12.5%
NBT Bancorp Inc.	NBTB	11.3%
Omega Financial Corp.	OMEF	5.0%
Pennsylvania Commerce Bancorp	COBH	2.5%
S&T Bancorp Inc.	STBA	11.7%
Sandy Spring Bancorp Inc.	SASR	7.3%
Sun Bancorp Inc.	SNBC	5.3%
Tompkins Trustco Inc.	TMP	5.2%
Univest Corp. of Pennsylvania	UVSP	4.3%

     2. Reaffirmation of Merger Agreement as Amended. The Merger Agreement remains in full force and effect as amended and modified and supplemented by this Amendment. This Amendment shall be an amendment and modification as contemplated by Section 11.11 of the Merger Agreement.

     3. Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument.

     4. Governing Law. The laws of the Commonwealth of Pennsylvania, (without regard to its conflicts of law principles or rules of choice of law) and federal law to the extent it pre-empts state law, shall govern the validity and interpretation hereof and the performance of the Parties of their respective duties and obligations hereunder.

     5. Entire Agreement; Amendments. The Merger Agreement and this Amendment (together with the Exhibits, Annexes and Schedules referenced herein) together embody the entire understanding of the Parties, and there are no further or other agreements or understandings, written or oral, in effect between the Parties relating to the subject matter hereof. This instrument and the agreements contained herein may be amended or modified only by an instrument of equal formality signed by the Parties or their duly authorized agents.

     6. Interpretations. The section headings of this Amendment are for convenience of reference only and do not form a part of this Amendment and do not in any way modify, interpret or construe the intentions of the Parties. References in this Amendment to sections, schedules and exhibits are to sections of, and schedules and exhibits to, this Amendment unless otherwise indicated. Words in the singular include the plural and in the plural include the singular. Any references to this Amendment shall be deemed to mean this Amendment including all schedules, annexes and exhibits hereto. All words used in this Amendment will be construed as being of such gender or number as the circumstances require. A Person will be deemed to have “knowledge” of a particular fact or other matters if he is actually aware of such fact or other matter. For purposes of this Amendment, the phrases “knowledge of” a Party, “to a Party’s knowledge” or “to the best of a Party’s knowledge” shall refer to the knowledge (as defined above) of all officers, directors and key employees of such Party, and any similar references to the Bank shall refer to the knowledge (as defined above) of all officers, directors and key employees of both the Bank and East Penn Financial.

     IN WITNESS WHEREOF, the undersigned have duly executed this Merger Agreement as of the date first written above.

Attest:	HARLEYSVILLE NATIONAL CORPORATION

/s/ Jo Ann M. Bynon	By:	/s/ Paul D. Geraghty
(Signature)	(Signature)
Print Name: Jo Ann M. Byon	Print Name: Paul D. Geraghty
Title: Sr. VP & Corporate Secretary	Title: President and CEO

Attest:	EAST PENN FINANCIAL CORPORATION

/s/ Theresa M. Wasko	By:	/s/ Brent L. Peters
(Signature)	(Signature)
Print Name: Theresa M. Wasko	Print Name: Brent L. Peters
Title: Treasurer & CFO	Title: Chairman, President, CEO

Attest:	EAST PENN BANK

/s/ Theresa M. Wasko	By:	/s/ Brent L. Peters
(Signature)	(Signature)
Print Name: Theresa M. Wasko	Print Name: Brent L. Peters
Title: Treasurer & CFO	Title: Chairman, President, CEO

Attest:	HNC-EPF, LLC, a Pennsylvania limited liability company
By its sole member, Harleysville National Corporation

/s/ Jo Ann M. Bynon	By:	/s/ Paul D. Geraghty
(Signature)	(Signature)
Print Name: Jo Ann M. Bynon	Print Name: Paul D. Geraghty
Title: Sr. VP & Secretary	Title: President and CEO

ANNEX B

OPINION OF SANDLER O’NEILL & PARTNERS

[Letterhead of Sandler O’Neill & Partners]

May 15, 2007

Board of Directors
East Penn Financial Corporation
731 Chestnut Street
Emmaus, PA 18049

Ladies and Gentlemen:

     East Penn Financial Corporation (“East Penn”), East Penn Bank (the “Bank”) and Harleysville National Corporation (“HNC”) have entered into a Merger Agreement, dated as of May 15, 2007 (the “Agreement”), pursuant to which East Penn will merge with and into HNC, with HNC as the surviving entity (the “Merger”). Under the terms of the Agreement, upon consummation of the Merger, each share of East Penn common stock, par value $0.625 per share, issued and outstanding immediately prior to the Merger (the “East Penn Common Stock”), other than certain shares specified in the Agreement, will be converted into the Merger Consideration. The Merger Consideration shall be comprised of the following: (a) cash in the sum of $50,284,464 plus $7.97 per share (the “Cash Consideration”) for each of those outstanding East Penn options converted between the signing of the Agreement and the closing of the Merger (the “Converted Option Shares”) (or $14.50 per share for each share electing to receive the Cash Consideration, assuming 6,305,262 shares of East Penn Common Stock are outstanding at the Effective Time) and (b) that number of shares of HNC common stock, $1.00 par value per share, (the “HNC Common Stock”) equal to the following: if the HNC Share Price is equal to or less than $19.84 but equal to or greater than $14.66, the Stock Consideration will be 2,385,172 shares of HNC Common Stock, plus 0.3782 shares of HNC Common Stock for each Converted Option Share (or 0.8406 shares of HNC Common Stock for each share electing to receive the Stock Consideration). The Stock Consideration is subject to certain adjustments as determined by the HNC Share Price. The terms of the Merger are more fully described in the Agreement. Capitalized terms used herein without definition shall have the meanings given to such terms in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of East Penn Common Stock.

     Sandler O'Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of East Penn that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of HNC that have deemed relevant; (iv) internal financial projections for East Penn for the year ending December 31, 2007 prepared by and reviewed with management of East Penn and growth and performance projections for the years ending December 31, 2008 and 2009 as provided by and reviewed with senior management of East Penn; (v) internal financial projections for HNC for the year ending December 31, 2007 as prepared by and reviewed with senior management of HNC and growth and performance projections for the years ending December 31, 2008 and 2009 as provided by and reviewed with senior management of HNC; (vi) the pro forma financial impact of the Merger on HNC based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by the senior managements of East Penn and HNC; (vii) the publicly reported historical price and trading activity for East Penn's and HNC's respective common stock, including a comparison of certain financial and stock market information for East Penn and HNC with similar publicly available information for certain other companies the securities of which are publicly traded; (viii) the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available; (ix) the current market environment generally and the banking environment in particular; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of East Penn the business, financial condition, results of operations and prospects of East Penn and held similar discussions with certain members of senior management of HNC regarding the business, financial condition, results of operations and prospects of HNC.

     In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by East Penn and HNC or their respective representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of the respective managements of East Penn and HNC that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of East Penn and HNC or any of their respective subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of East Penn and HNC nor have we reviewed any individual credit files relating to East Penn and HNC. We have assumed, with your consent, that the respective allowances for loan losses for both East Penn and HNC are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

     With respect to the internal projections for East Penn and HNC and the projections of transaction costs, purchase accounting adjustments and expected cost savings prepared by and/or reviewed with the managements of East Penn and HNC and used by Sandler O'Neill in its analyses, East Penn's and HNC's management confirmed to us that they reflected the best currently available estimates and judgments of management of the future financial performance of East Penn and HNC and we assumed that such performance would be achieved. We express no opinion as to such financial projections and estimates or the assumptions on which they are based. We have also assumed that there has been no material change in East Penn's and HNC's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that East Penn and HNC will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements, that the conditions precedent in the agreements are not waived and that the Merger will qualify as a tax-free reorganization for federal income tax purposes. Finally, we express no opinion as to any legal, accounting or tax matter relating to the Merger and the other transactions contemplated by the Agreement.

     Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of HNC’s common stock will be when issued to East Penn's shareholders pursuant to the Agreement or the prices at which East Penn's and HNC's common stock may trade at any time.

     We have acted as East Penn's financial advisor in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion. East Penn has also agreed to indemnify us against certain liabilities arising out of our engagement.

     In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to East Penn and HNC and their affiliates. We may also actively trade the equity or debt securities of East Penn and HNC or their affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     Our opinion is directed to the Board of Directors of East Penn in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of East Penn as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger or the form of consideration such shareholder should elect in the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to holders of East Penn Common Stock and does not address the underlying business decision of East Penn to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for East Penn or the effect of any other transaction in which East Penn might engage. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O'Neill's prior written consent, such consent not to be unreasonably withheld or except as otherwise agreed in the previously executed engagement letter between East Penn and Sandler O'Neill.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the holders of East Penn Common Stock from a financial point of view.

Very truly yours,

/s/ Sandler O’Neill & Partners, L.P.

ANNEX C

BANK PLAN OF MERGER

     THIS BANK PLAN OF MERGER ("Plan of Merger") dated ___________, 200__, is by and between EAST PENN BANK, a Pennsylvania bank ("East Penn Bank"), and THE HARLEYSVILLE NATIONAL BANK AND TRUST COMPANY, a national banking association ("HNB").

Background:

     1. HNB is a national banking association and a wholly owned subsidiary of Harleysville National Corporation, a Pennsylvania corporation ("HNC"). The authorized capital stock of HNB consists of (i) 30,000,000 shares of common stock, par value $1.00 per share ("HNB Common Stock"), of which at the date hereof _____ shares are issued and outstanding; and (ii) _____ shares of preferred stock, par value $_____ per share, of which no shares are issued and outstanding.

     2. East Penn Bank is a Pennsylvania bank and a wholly owned Subsidiary of East Penn Financial Inc., a Pennsylvania corporation ("East Penn Financial"). The authorized capital stock of East Penn Bank consists of (i) 40,000,000 shares of common stock, par value $0.625 per share ("East Penn Bank Common Stock"), of which at the date hereof 6,604,152 shares are issued and outstanding; and (ii) 16,000,000 shares of preferred stock, par value $0.625 per share, of which no shares are issued and outstanding.

     3. The respective Boards of Directors of HNB and East Penn Bank deem the merger of East Penn Bank with and into HNB, pursuant to the terms and conditions set forth or referred to in this Agreement, to be desirable and in the best interests of the respective corporations and their respective shareholders.

     4. The respective Boards of Directors of HNB and East Penn Bank have adopted resolutions approving this Plan of Merger. The respective Boards of Directors of HNC and East Penn Financial have adopted resolutions approving an Agreement and Plan of Merger dated May 15, 2007, as amended by Amendment No. 1 to Merger Agreement dated August 29, 2007 (as so amended, the "Agreement") among HNC, East Penn Financial and East Penn Bank, providing for a merger of East Penn Financial with and into a wholly owned subsidiary HNC, with HNC’s subsidiary being the survivor, immediately after which the subsidiary will dissolve and liquidate into HNC (the “Holding Company Merger”). This Plan of Merger is being executed by HNB and East Penn Bank pursuant to the Agreement.

Agreements:

     In consideration of the premises and of the mutual covenants and agreements contained in this Plan of Merger, and in accordance with the applicable laws and regulations of the United States of America, HNB and East Penn Bank, intending to be legally bound hereby, agree:

ARTICLE I
MERGER

     Subject to the terms and conditions of this Plan of Merger and in accordance with the applicable laws and regulations of the United States of America on the “Effective Time” (as that term is defined in Article IV hereof): (i) East Penn Bank shall merge with and into HNB; (ii) the separate existence of East Penn Bank shall cease; and (iii) HNB shall be the surviving corporation (such transaction referred to in this Plan of Merger as the "Merger" and HNB, as the surviving corporation in the Merger, referred to in this Plan of Merger as the "Surviving Bank"). HNB will have its home office at Harleysville, Montgomery County, Pennsylvania and its branch offices at the present locations of each of the existing authorized branch offices of HNB and East Penn Bank.

ARTICLE II
CHARTER AND BYLAWS

     On and after the Effective Time, the Charter and Bylaws of HNB, as in effect immediately prior to the Effective Time, shall automatically be and remain the Charter and Bylaws of the Surviving Bank, until altered, amended or repealed.

ARTICLE III
CONVERSION OF SHARES

     4.1 Stock of HNB.

     Each share of HNB Common Stock issued and outstanding immediately prior to the Effective Time shall, on and after the Effective Time, continue to be issued and outstanding as a share of common stock of the Surviving Bank.

     4.2 Stock of East Penn Bank.

     Each share of East Penn Bank Common Stock issued and outstanding immediately prior to the Effective Time, and each share of East Penn Bank Common Stock issued and held in the treasury of East Penn Bank as of the Effective Time, if any, shall, on the Effective Time, be cancelled, and no cash, stock or other property shall be delivered in exchange therefor.

ARTICLE IV
EFFECTIVE DATE OF THE MERGER

     The Merger shall be effective on a date (the “Effective Time”) which shall be the later of (i) the date on which all filings with government agencies as may be required under applicable laws and regulations for the Merger to become effective have been made and all regulatory approvals therefor shall have been received and first become effective, and (ii) immediately after the “Effective Time” of the Holding Company Merger.

ARTICLE V
EFFECT OF THE MERGER

     6.1 Separate Existence.

     On the Effective Time: the separate existence of East Penn Bank shall cease, and all of the property (real, personal and mixed), rights, powers, duties and obligations of East Penn Bank shall be taken and deemed to be transferred to and vested in the Surviving Bank, without further act or deed, as provided by applicable laws and regulations.

     6.2 Deposit Accounts.

     After the Effective Time, (i) each deposit account liability of HNB and each deposit account liability of East Penn Bank shall be and become, automatically and by operation of law, the equivalent deposit account liability of the Surviving Bank, and (ii) the Surviving Bank will continue to issue deposit accounts on the same basis as HNB had immediately prior to the Effective Time.

ARTICLE VI
CONDITIONS PRECEDENT

     The obligations of HNB and East Penn Bank to effect the Merger shall be subject to satisfaction, unless duly waived by the party permitted to do so, of the conditions precedent set forth in the Agreement.

ARTICLE VII
TERMINATION

     This Plan of Merger shall terminate upon any termination of the Agreement in accordance with its terms; provided, however, that any such termination of this Plan of Merger shall not relieve any party hereto from liability on account of a breach by such party of any of the terms hereof or thereof.

ARTICLE VIII
AMENDMENT

     Subject to applicable law, this Plan of Merger may be amended, by action of the respective Boards of Directors of the parties hereto, at any time prior to consummation of the Merger, but only by an instrument in writing signed by duly authorized officers on behalf of East Penn Bank and HNB.

ARTICLE IX
MISCELLANEOUS

     10.1 Extensions; Waivers.

     Each party, by a written instrument signed by a duly authorized officer, may extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive compliance with any of the covenants, or performance of any of the obligations, of the other party contained in this Plan of Merger.

     10.2 Notices.

     Any notice or other communication required or permitted under this Plan of Merger shall be given, and shall be effective, in accordance with the notice provisions of the Agreement.

     10.3 Captions.

     The headings of the several Articles and Sections in this Plan of Merger are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Plan of Merger.

     10.4 Counterparts.

     For the convenience of the parties hereto, this Plan of Merger may be executed in several counterparts, each of which shall be deemed the original, but all of which together shall constitute one and the same instrument.

     10.5 Governing Law.

     This Plan of Merger shall be governed by and construed in accordance with the federal laws of the United States of America, and by Pennsylvania law in the absence of controlling Federal law.

     IN WITNESS WHEREOF, HNB and East Penn Bank have caused this Plan of Merger to be executed by their duly authorized officers and their corporate seals to be hereunto affixed on the date first written above.

Attest:	EAST PENN BANK

______________________________________	By: __________________________________
(Signature)	(Signature)
Print Name: ________________________________	Print Name: ________________________________
Title: _______________________________	Title: _______________________________

Attest:	THE HARLEYSVILLE NATIONAL BANK AND TRUST
COMPANY

______________________________________	By: __________________________________
(Signature)	(Signature)
Print Name: ________________________________	Print Name: ________________________________
Title: _______________________________	Title: _______________________________

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a bylaw by shareholders, providing for the elimination of a director's liability for monetary damages for any action taken or any failure to take any action (except liability pursuant to any criminal statute or for payment of taxes) unless:

(1)	the director has breached or failed to perform the duties of his office; and

(2)	the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

The Amended and Restated Articles of Incorporation of Harleysville provide for:

•	indemnification of any and all persons whom Harleysville shall have power to indemnify to the fullest extent permitted by applicable law;

•	indemnification from and against any and all expenses, liabilities or other matters for which indemnification is permitted by applicable law; and

•

continuation of such indemnification to persons who have ceased to be a director, officer, employee or agent of Harleysville and shall inure to the benefit of the heirs, executors and administrators of such person.

In addition, the Amended and Restated Bylaws of Harleysville provide for:

•	indemnification of directors, officers, employees and agents of Harleysville and its subsidiaries; and

•	the elimination of a director's liability for monetary damages, to the fullest extent permitted by Pennsylvania law.

Directors and officers are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by Harleysville.

Item 21. Exhibits and Financial Statement Schedules

No.	Document
2.1	Merger Agreement dated as of May 15, 2007, by and among Harleysville National Corporation, East Penn Financial Corporation, East Penn Bank and HNC-EPF, LLC, as amended (included as Annex A to the proxy statement/prospectus). Schedules are omitted; Harleysville National Corporation agrees to furnish copies of Schedules to the Securities and Exchange Commission upon request.

3.1	Harleysville National Corporation Amended and Restated Articles of Incorporation. (Incorporated by reference to Exhibit 3.1 to Harleysville’s Registration Statement No. 333-111709 on Form S-4, as filed January 5, 2004.)

3.2	Harleysville National Corporation Amended and Restated By-laws (Incorporated by reference to Exhibit 3.1 to Harleysville’s Current Report on Form 8-K, filed with the Commission on August 16, 2007.)

5.1	Opinion of Stradley Ronon Stevens & Young, LLP re: Validity of Securities Registered (including consent)

8.1	Tax Matters Opinion of Blank Rome LLP (including consent)

10.1	Harleysville National Corporation 1993 Stock Incentive Plan**. (Incorporated by Reference to Exhibit 4.3 of Registrant's Registration Statement No. 33-57790 on Form S-8, filed on October 1, 1993.)

10.2	Harleysville National Corporation Stock Bonus Plan.*** (Incorporated by reference to Exhibit 99A of Registrant’s Registration Statement No. 333-17813 on Form S-8, filed with the Commission on December 13, 1996.)

10.3	Supplemental Executive Retirement Plan.* (Incorporated by reference to Exhibit 10.3 of Registrant’s Annual Report in Form 10-K for the year ended December 31, 1997, filed with the Commission on March 27, 1998.)

10.4	Walter E. Daller, Jr., Chairman and former President and Chief Executive Officer’s Employment Agreement dated October 26, 1998.* (Incorporated by reference to Registrant’s Current Report on Form 8-K, filed with the Commission on March 25, 1999.)

10.5	Consulting Agreement and General Release dated November 12, 2004 between Walter E. Daller, Jr., Harleysville National Corporation and Harleysville National Bank and Trust Company.* (Incorporated by reference to Registrant’s Current Report on Form 8-K, filed with the Commission on November 16, 2004.)

10.6	Amendment to Supplemental Executive Retirement Benefit Agreement dated March 14, 2005 by and among Harleysville Management Services, LLC and Walter E. Daller, Jr.* (Incorporated by reference to Registrant’s Current Report on Form 8- K, filed with the Commission on March 14, 2005.)

10.7	Employment Agreement dated October 26, 1998 by and among Harleysville National Corporation, Harleysville National Bank and Trust Company and Demetra M. Takes, President and Chief Executive Officer of Harleysville National Bank and Trust Company.* (Incorporated by reference to Registrant’s Current Report on Form 8-K, filed with the Commission on March 25, 1999.)

10.8	Amendment to Supplemental Executive Retirement Benefit Agreement dated March 14, 2005 by and among Harleysville Management Services, LLC and Demetra M. Takes, President and Chief Executive Officer of Harleysville National Bank and Trust Company.* (Incorporated by reference to Registrant’s Current Report on Form 8-K, filed with the Commission on March 14, 2005.)

10.9	Harleysville National Corporation 1998 Stock Incentive Plan.** (Incorporated by reference to Registrant’s Registration Statement No. 333-79971 on Form S-8, filed with the Commission on June 4, 1999.)

10.10	Harleysville National Corporation 1998 Independent Directors Stock Option Plan, as amended and restated effective February 8, 2001.** (Incorporated by reference to Appendix “A” of Registrant’s Definitive Proxy Statement, filed with the Commission on March 9, 2001.)

10.11	Supplemental Executive Retirement Benefit Agreement dated February 23, 2004 between Michael B. High, Executive Vice President and former Chief Financial Officer, and Harleysville Management Services, LLC.* (Incorporated by reference to Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on May 10, 2004.)

10.12	Employment Agreement effective April 1, 2005 between Michael B. High, Executive Vice President and Chief Operating Officer of the Corporation, and Harleysville Management Services, LLC.* (Incorporated by reference to Registrant’s Current Report on Form 8-K, filed with the Commission on November 16, 2004.)

10.13	Amendment to Supplemental Executive Retirement Benefit Agreement dated March 14, 2005 by and among Harleysville Management Services, LLC and Michael B. High, Executive Vice President and Chief Operating Officer of the Corporation.* (Incorporated by reference to Registrant’s Current Report on Form 8-K, filed with the Commission on March 14, 2005.)

10.14	Employment Agreement dated March 9, 2004 between Mikkalya Murray, Executive Vice President and Harleysville Management Services, LLC.* (Incorporated by reference to Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on May 10, 2004.)

10.15	Amendment to Supplemental Executive Retirement Benefit Agreement dated March 14, 2005 by and among Harleysville Management Services, LLC and Mikkalya Murray, Executive Vice President.* (Incorporated by reference to Registrant’s Current Report on Form 8-K, filed with the Commission on March 14, 2005.)

10.16	Harleysville National Corporation 2004 Omnibus Stock Incentive Plan, as amended and restated effective November 9, 2006.** (Incorporated by reference to Registrant’s Current Report on Form 8-K, filed with the Commission on November 15, 2006).

10.17	Employment Agreement dated August 23, 2004 between James F. McGowan, Jr., Executive Vice President & Chief Credit Officer and Harleysville Management Services, LLC.* (Incorporated by reference to Registrant’s Current Report on Form 8-K, filed with the Commission on August 25, 2004.)

10.18	Supplemental Executive Retirement Benefit Agreement dated August 23, 2004 between James F. McGowan, Jr., Executive Vice President & Chief Credit Officer, and Harleysville Management Services, LLC.* (Incorporated by reference to Registrant’s Current Report on Form 8-K, filed with the Commission on August 25, 2004.)

10.19	Amendment to Supplemental Executive Retirement Benefit Agreement dated March 14, 2005 by and among Harleysville Management Services, LLC and James F. McGowan, Jr., Executive Vice President & Chief Credit Officer.* (Incorporated by reference to Registrant’s Current Report on Form 8-K, filed with the Commission on March 14, 2005.)

10.20	Employment Agreement dated September 27, 2004 between John Eisele, Executive Vice President & President of Millennium Wealth Management and Private Banking, and Harleysville Management Services, LLC.* (Incorporated by reference to Registrant’s Current Report on Form 8-K, filed with the Commission on September 29, 2004.)

10.21	Supplemental Executive Retirement Benefit Agreement dated September 27, 2004 between John Eisele, Executive Vice President & President of Millennium Wealth Management and Private Banking, and Harleysville Management Services,
LLC.* (Incorporated by reference to Registrant’s Current Report on Form 8-K, filed with the Commission on September 29, 2004.)

10.22	Amendment to Supplemental Executive Retirement Benefit Agreement dated March 14, 2005 by and among Harleysville Management Services, LLC and John Eisele, Executive Vice President & President of Millennium Wealth Management and Private Banking.* (Incorporated by reference to Registrant’s Current Report on Form 8-K, filed with the Commission on March 14, 2005.)

10.23	Separation Agreement and Mutual Release dated June 15, 2007 and effective July 19, 2007 between John Eisele, former Executive Vice President & President of Millennium Wealth Management and Private Banking, Harleysville Management Services, LLC., Harleysville National Bank and Trust Company and Harleysville National Corporation.* (Incorporated by reference to Registrant’s Current Report on Form 8-K, filed with the Commission on July 19, 2007.)

10.24	Employment Agreement effective January 1, 2005 between Gregg J. Wagner, the former President and Chief Executive Officer of the Corporation, and Harleysville Management Services, LLC.* (Incorporated by reference to Registrant’s Current Report on Form 8-K, filed with the Commission on November 16, 2004.)

10.25	Amendment to Supplemental Executive Retirement Benefit Agreement dated March 14, 2005 by and among Harleysville Management Services, LLC and Gregg J. Wagner, the former President and Chief Executive Officer of the Corporation.* (Incorporated by reference to Registrant’s Current Report on Form 8-K, filed with the Commission on March 14, 2005.)

10.26	Complete Settlement Agreement and General Release dated November 29, 2006 and effective December 8, 2006 between Gregg J. Wagner and Harleysville National Corporation, Harleysville National Bank and Trust Company and Harleysville Management Services, LLC .* (Incorporated by reference to Registrant’s Current Report on Form 8-K, filed with the Commission on December 13, 2006.

10.27	Employment Agreement dated May 18, 2005, between George S. Rapp, Senior Vice President and Chief Financial Officer, and Harleysville Management Services, LLC.* (Incorporated by reference to Registrant’s Current Report on Form 8-K, filed with the Commission on May 20, 2005.)

10.28	Amended and Restated Declaration of Trust for HNC Statutory Trust III by and among Wilmington Trust Company, as Institutional Trustee and Delaware Trustee, Harleysville National Corporation, as Sponsor, and the Administrators named therein, dated as of September 28, 2005. (Incorporated by reference to Registrant’s Quarterly Report on Form 10-Q/A, filed with the Commission on November, 9, 2005.)

10.29	Indenture between Harleysville National Corporation, as Issuer, and Wilmington Trust Company, as Trustee, for Fixed/Floating Rate Junior Subordinated Debt Securities, dated as of September 28, 2005. (Incorporated by reference to Registrant’s Quarterly Report on Form 10-Q/A, filed with the Commission on November, 9, 2005.)

10.30	Guarantee Agreement between Harleysville National Corporation and Wilmington Trust Company, dated as of September 28, 2005. (Incorporated by reference to Registrant’s Quarterly Report on Form 10-Q/A, filed with the Commission on November, 9, 2005.)

10.31	Employment Agreement effective July 12, 2006 between Lewis C. Cyr, Chief Lending Officer of the Corporation, and Harleysville Management Services, LLC.* (Incorporated by reference to Registrant’s Current Report on Form 8-K, filed with the Commission on July 12, 2006.)

10.32	Employment Agreement dated July 12, 2007 between Paul D. Geraghty, President and Chief Executive Officer of the Corporation and Harleysville Management Services, LLC* (Incorporated by reference to Registrant’s Current Report on Form 8-K filed with the Commission on July 12, 2007)

21.1	Subsidiaries of Harleysville (incorporated by reference to Harleysville's Annual Report on Form 10-K for the year ended December 31, 2006).

23.1	Consent of Grant Thornton LLP

23.2	Consent of Stradley Ronon Stevens & Young, LLP (contained in Exhibit 5.1)

23.3	Consent of Sandler O'Neill & Partners

23.4	Consent of Beard Miller Company LLP

23.5	Consent of Bybel Rutledge LLP

23.6	Consent of Blank Rome LLP

99.1	Bank Plan of Merger by and between East Penn Bank and Harleysville National Bank (included as Annex C to the proxy statement/prospectus).

99.2	Opinion of Sandler O’Neill & Partners (included as Annex B to the proxy statement/prospectus).

99.3	Rule 438 Consent for Brent L. Peters

99.4	Form of Proxy for Special Meeting of Shareholders of East Penn Financial Corporation.

* Management contract or compensatory plan arrangement.

** Shareholder approved compensatory plan pursuant to which the Registrant’s Common Stock may be issued to employees of the Corporation.

***Non-shareholder approved compensatory plan pursuant to which the Registrant’s Common Stock may be issued to employees of the Corporation.

Item 22. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any fact or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

   (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the bylaws of the registrant, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

[THE REST OF THIS PAGE LEFT BLANK INTENTIONALLY]

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Harleysville, Pennsylvania, on September 26, 2007.

HARLEYSVILLE NATIONAL CORPORATION

By:	/s/ Paul D. Geraghty
Paul D. Geraghty, President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	CAPACITY	DATE

/s/ Paul D. Geraghty	President and Chief Executive Officer and	September 26, 2007
Paul D. Geraghty	Director (Principal Executive Officer)

/s/ George S. Rapp	Chief Financial Officer and Treasurer	September 26, 2007
George S. Rapp	(Principal Financial and Accounting Officer)

/s/ Walter E. Daller, Jr.	Chairman and Director	September 26, 2007
Walter E. Daller, Jr.

/s/ Walter R. Bateman, II	Director	September 26, 2007
Walter R. Bateman, II

/s/ LeeAnn Bergey	Director	September 26, 2007
LeeAnn Bergey

/s/ Harold A. Herr	Director	September 26, 2007
Harold A. Herr

/s/ Thomas C. Leamer	Director	September 26, 2007
Thomas C. Leamer, Ph.D.

/s/ Stephanie S. Mitchell	Director	September 26, 2007
Stephanie S. Mitchell

/s/ A. Ross Myers	Director	September 26, 2007
A. Ross Myers

/s/ Demetra M. Takes	Director	September 26, 2007
Demetra M. Takes

/s/ James A. Wimmer	Director	September 26, 2007
James A. Wimmer